Form 10-K, Exhibit 13
period 1995-12-31
1ST SOURCE CORP
filed 1996-03-29
CIK 34782

Management's Discussion and Analysis of
Financial Condition and Results of Operations

About Our Business

  1st Source Corporation (1st Source) is an Indiana-based, bank holding company with $1.80 billion in total assets, $1.44 billion in total deposits and $152.6 million in total shareholders' equity. 1st Source's principal subsidiary is 1st Source Bank with its main office in South Bend, Indiana.
The assets of the bank account for 97 percent of the total consolidated assets of 1st Source. 1st Source Bank has 33 banking centers in St. Joseph, Marshall, Elkhart, Kosciusko, LaPorte, Starke and Porter counties and is the largest independent bank in both assets and deposits headquartered in its principal market area.
  The bank offers a broad range of commercial banking, personal banking and trust services. In addition, 1st Source Bank also provides highly specialized financing services for: automobile fleets in the rental and leasing industries; privately-held used aircraft; heavy duty trucks and construction equipment. These services are marketed nationwide.
  1st Source opened a new full-service banking center in Portage, Indiana during the fourth quarter of 1995. This facility enables 1st Source to expand its services into Porter County, a growing suburban Chicago market. 1st Source also opened a Porter County banking center in Valparaiso in January, 1996, and plans on opening a banking center in Chesterton in early 1996.
  This section of the Annual Report provides a narrative discussion and analysis of 1st Source's financial condition and results of operations for the last three years. All tables, graphs, financial statements and notes to the consolidated financial statements should be considered an integral part of this analysis.


           Average Loans    Average Assets
           (In Millions)    (In Millions)

1991            791             1,215
1992            894             1,330
1993            987             1,440
1994          1,067             1,547
1995          1,172             1,687


            Average Deposits    Average Common Equity
              (In Millions)         (In Millions)

1991             1,012                   91
1992             1,091                  101
1993             1,169                  115
1994             1,256                  127
1995             1,354                  143

Consolidated Selected Financial Data
(Dollars in thousands, except per share amounts)
                             1995         1994         1993         1992         1991

Interest income            $135,115     $112,942     $104,104     $106,319     $110,780
Interest expense             64,946       47,709       44,578       50,227       60,547
Net interest income          70,169       65,233       59,526       56,092       50,233

Provision for loan losses     2,757        4,197        3,533        3,724        5,006
Net interest income after
provision for loan losses    67,412       61,036       55,993       52,368       45,227
Other income                 19,492       14,874       14,301       12,216       11,571
Other expense                54,861       49,577       46,428       43,674       39,010

Income before income taxes   32,043       26,333       23,866       20,910       17,788
Income taxes                 11,001        7,868        7,144        6,296        5,172
Income before cumulative
effect of accounting change  21,042       18,465       16,722       14,614       12,616
Cumulative effect of
accounting change <F1>            -            -            -         (696)           -
Net income                 $ 21,042     $ 18,465     $ 16,722     $ 13,918     $ 12,616

Average assets           $1,686,560   $1,546,965   $1,440,018   $1,329,980   $1,215,362
Average long-term debt       23,302       27,248       20,865       14,188       13,187
Average common equity       142,667      127,451      115,186      101,143       91,359
Net income per
common share <F2>              1.64         1.44         1.31         1.10         1.00
Cash dividends per
common share <F2>              .286         .254         .219         .185         .164
Return on average
common equity                 14.44%       14.21%       14.52%       13.76%       13.81%
Return on average
total assets                   1.25%        1.19%        1.16%        1.05%        1.04%

<F1> Amount represents an after-tax charge for the cumulative effect of a change in the method of accounting for employee postretirement benefits as required by SFAS 106. Without the charge, net income for 1992 would have been $14.6 million, or $1.16 per share.

<F2> The computation of per share data gives retroactive recognition to a 5% stock dividend declared January 22, 1996; a three-for-two stock split declared July 18, 1995; a 5% stock dividend declared
     January 23, 1995; a 5% stock dividend declared January 24, 1994; a three-for-two stock split declared January 25, 1993; and a five-for-four stock split declared January 28, 1992.


Management's Discussion and Analysis of
Financial Condition and Results of Operations - Continued

   Net income in 1995 was $21,042,000, up from $18,465,000 in 1994 and
$16,722,000 in 1993. Net income per share was $1.64 in 1995, $1.44 in
1994 and $1.31 in 1993 after giving retroactive recognition to a 5% stock dividend declared January 22, 1996 and a three-for-two stock split declared July 18, 1995.
  Return on average total assets was 1.25% in 1995, compared to 1.19% in 1994 and 1.16% in 1993. Return on average common equity was 14.44% in 1995 versus 14.21% in 1994 and 14.52% in 1993.
  Net income in 1995 was favorably affected by strong increases in net interest income and other income, a lower provision for loan losses due to net loan recoveries, and reduced FDIC insurance premiums. These were partially offset by increases in salaries, employee benefits and other expenses. The full-year inclusion of Trustcorp Mortgage Company in the 1995 operating results was the major reason for the significant increases in other income, salaries and other expenses.
  Dividends declared on common stock in 1995 amounted to $.29 per share, compared to $.25 in 1994 and $.22 in 1993. The level of earnings reinvested and dividend payouts are based on management's assessment of future growth opportunities and the level of capital necessary to support them.
    The quarterly results of operations for the years ended December 31, 1995 and 1994 are summarized below.


Quarterly Results of Operations
(Dollars in thousands, except per share amounts)
                                            Three Months Ended
                                   March 31   June 30   Sept. 30  Dec. 31
   1995
Interest income                     $31,362   $33,860   $34,771   $35,122
Net interest income                  17,054    17,569    17,763    17,783
Provision for loan losses               960       181     1,059       557
Investment securities and other
investment gains (losses)             (153)         8      (15)       330
Income before income taxes            7,386     7,653     8,362     8,642
Net income                            4,854     5,112     5,433     5,643
Net income per common share <F1>        .38       .40       .42       .44

   1994
Interest income                     $25,698   $27,870   $29,230   $30,144
Net interest income                  15,291    16,454    16,724    16,764
Provision for loan losses               897     1,746     1,259       295
Investment securities and other
investment gains (losses)                33       187        55      (392)
Income before income taxes            6,284     6,550     7,046     6,453
Net income                            4,336     4,524     4,811     4,794
Net income per common share <F1>        .34       .35       .37       .38

<F1>    The computation of per share data gives retroactive recognition to a 5% stock dividend declared January 22, 1996; a three-for-two stock split declared July 18, 1995; and a 5% stock dividend declared January 23, 1995.


Balance Sheet Composition and Management

  Changes in interest income and interest expense are affected by the allocation of funds throughout the Statement of Financial Condition. The following sections discuss the sources from which 1st Source obtains funds and the manner in which management has chosen to invest these funds.

Source of Funds
  Core Deposits - 1st Source's major source of investable funds is provided by stable core consumer deposits. These core deposits consist of all interest bearing and noninterest bearing deposits, excluding certificates of deposit of $100,000 and over. In 1995, average core deposits equaled
71.59% of average total assets, compared to 73.00% in 1994 and 72.58% in 1993. The effective cost rate of core deposits in 1995 was 3.91%, compared to 3.22% in 1994 and 3.37% in 1993.
  Average demand deposits (noninterest bearing core deposits) increased
6.78% in 1995, compared to an increase of 8.69% in 1994. They represented 14.35% of total core deposits in 1995 compared to 14.37% in 1994 and 14.28% in 1993.
  Purchased Funds - 1st Source's purchased funds are used to supplement core deposits in providing the necessary funding for investments and loans. Purchased funds include certificates of deposit of $100,000 and over, federal funds, securities sold under agreements to repurchase, commercial paper and other short-term borrowings. Purchased funds are market-driven, as these funds are raised from local customers seeking short-term investments. Purchased funds are also used to balance rate sensitivity. During 1995, 1st Source's reliance on purchased funds increased to 16.74% of average total assets from 15.32% in 1994.
  Loan Securitization - During 1994, 1st Source securitized $60,000,000 of aircraft loans. Loan securitizations, as an alternative source of funds, will better enable 1st Source to meet our customers' credit needs. Loan growth, therefore, particularly in our Transportation and Equipment Financing
Group, will not necessarily be constrained by deposit growth.
  Shareholders' Equity - Management continues to emphasize profitable asset growth and retention of equity in the business. Average shareholders' equity increased to 8.46% of average total assets compared to 8.24% in 1994. Shareholders' equity was 8.48% of total assets at year-end 1995, compared to 8.15% at year-end 1994. The increase in this year-end ratio reflects the market value appreciation, net of tax, of securities available-for-sale in accordance with SFAS 115 (See Notes A and D to the consolidated financial statements). Excluding the market value adjustment, shareholders' equity as a percentage of total assets decreased to 8.46% at year-end 1995 from 8.60% at year-end 1994.

Investment of Funds
  Investment Securities - Investment securities increased 13.29% in
1995, following a 2.85% decrease in 1994. Investments in municipal securities increased and the market value of the available-for-sale securities increased significantly due to the general decline in interest rates (see
Note D).
  Loans and Leases - Average loans, net of unearned discount, increased
9.91% in 1995, following an 8.08% increase in 1994. Loans, net of unearned discount, at December 31, 1995, were $1,259,415,000 and were 70.00% of total assets, compared to $1,100,713,000 or 69.53% of total assets at December 31, 1994.
  Transportation and equipment loans at year-end 1995 increased 27.87% from year-end 1994. The higher outstandings reflect considerable growth in aircraft and construction equipment financing.
  The 8.08% increase in real estate loans at year-end 1995 over year-end
1994 was the result of consistent growth in commercial real estate lending. Commercial loans and installment loans reflected good market penetration during 1995, by attaining growth of 7.25% and 9.95%, respectively.
  Liquidity and Interest Rate Sensitivity - Asset and liability management includes the management of interest rate sensitivity and the maintenance of an adequate liquidity position. The purpose of interest rate sensitivity management is to stabilize net interest income during periods of changing interest rates. The purpose of liquidity management is to match the sources and uses of funds to anticipated customers' deposits, withdrawals and borrowing requirements and to provide for the cash flow needs of 1st Source.
  1st Source's principal source of liquidity is its investment portfolio. At December 31, 1995, securities maturing within one year amounted to $41.3 million. This represents 10.42% of the investment portfolio, compared to 6.34% at year-end 1994. Other potential sources of funds are loan repayments and securitizations. The liquidity of 1st Source is also enhanced by a significant concentration of core deposits and locally purchased $100,000 and over certificates of deposit which provide a relatively stable funding base.

Maturities of Investment Securities at December 31, 1995
(Dollars in thousands)
                U.S. Treasury  States and Political     Other
                 and Agencies      Subdivisions       Securities          Total
                Amount   Yield    Amount   Yield    Amount   Yield   Amount   Yield
0 - 1 Year     $ 35,041  5.75%   $  5,915  6.71%   $    353  5.79%   $ 41,309  5.89%
1 - 5 Years      84,336  5.83      44,333  7.68         833  7.13     129,502  6.47
5 - 10 Years     31,750  6.18      66,281  8.61       1,086  8.49      99,117  7.83
Over 10 Years    88,531  6.19      23,790  8.47      14,126  7.21     126,447  6.73

Total          $239,658  6.00%   $140,319  8.21%   $ 16,398  7.26%   $396,375  6.83%


Weighted average yields on tax-exempt obligations have been computed by adjusting tax-exempt income to a fully taxable equivalent basis, excluding the effect of the tax preference interest expense adjustment.


                           Composition of Average Assets
                                   (In Millions)
                    1991      1992      1993      1994      1995
Loans (Net of
Unearned Discount
and Loss Reserve)   777.0     876.3     966.1   1,043.1   1,146.4

Investments         343.9     350.5     353.2     368.1     396.2

Other Earning
Assets                2.3       0.4       0.2       1.0       1.1

Other Assets         92.2     102.8     120.5     134.8     142.9

Total Average
Assets            1,215.4   1,330.0   1,440.0   1,547.0   1,686.6



                          Composition of Average Liabilities
                                and Shareholders' Equity
                                     (In Millions)
                     1991      1992      1993      1994      1995

Noninterest
Bearing Deposits    108.7     125.2     149.3     162.2     173.2

Interest Bearing
Core Deposits       765.8     847.8     895.8     967.1   1,034.3

Purchased Funds
& Long-Term Debt    226.4     231.5     255.8     264.3     305.6

Other Liabilities    23.1      23.7      23.9      25.9      30.8

Shareholder Equity   91.4     101.8     115.2     127.5     142.7

Total Liabilities
& Shareholders'
Equity            1,215.4   1,330.0   1,440.0   1,547.0   1,686.6



 Interest rate sensitivity analysis measures the responsiveness of net interest income to changes in the level of market interest rates. The Asset/Liability Management Committee of 1st Source monitors and manages the relationship of earning assets to interest bearing liabilities and interest rate forecasts.
  1st Source has set an acceptable gap range for one year of 95% to 115% depending on the direction and velocity of anticipated interest rate changes. At December 31, 1995, the balance sheet was rate sensitive by $26.0 million more assets than liabilities scheduled to reprice within one year or 103%.

Rate Sensitivity Analysis at December 31, 1995
(Dollars in thousands)
                                                              Total
                             0 - 3      3 - 6      6 - 12     Within     Beyond
                             Months     Months     Months     1 Year     1 Year     Total
Earning Assets:
 Net loans                  $558,393   $ 88,274   $135,462   $782,129   $477,286  $1,259,415
 Investment securities        38,246     33,948     43,220    115,414    280,961     396,375
 Interest bearing deposits
 with other banks              2,946          -          -      2,946          -       2,946
Total Earning Assets        $599,585   $122,222   $178,682   $900,489   $758,247  $1,658,736

Interest Bearing Liabilities:
 Interest bearing deposits  $469,523   $118,031   $159,694   $747,248   $504,456  $1,251,704
 Short-term borrowings       114,269      1,746          -    116,015     36,964     152,979
 Long-term debt               11,195          -          -     11,195     10,624      21,819
Total Interest Bearing
Liabilities                 $594,987   $119,777   $159,694   $874,458   $552,044  $1,426,502

Rate Sensitivity Gap        $  4,598   $  2,445   $ 18,988   $ 26,031   $206,203  $  232,234


Earning Results
  Net interest income, the difference between income from earning assets and the interest cost of funding those assets, is 1st Source's primary source of earnings. Net interest income, on a fully taxable equivalent basis, increased 7.26% in 1995, following a 9.18% increase in 1994.
  Net interest margin, the ratio of net interest income to average earning assets, is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 4.71% in 1995 compared to 4.80% in 1994 and 4.71% in 1993.
  The yield on earning assets in 1995 was 8.85%, compared to 8.13% in 1994 and 8.04% in 1993. Average earning assets in 1995 increased 9.32%, following a 7.13% increase in 1994. The effective rate on interest bearing liabilities was 4.85% for 1995, compared to 3.87% for 1994 and 1993.
  Other Income - Supplementing the growth in net interest income was an increase in other income of 31.05% over 1994. This was due primarily to a full year of operating results of Trustcorp Mortgage Company compared to only the fourth quarter in 1994. In addition, 1st Source experienced growth in trust fees, service charges on deposit accounts, income derived from the aircraft loan securitization and revenues generated from operating leases. Other income in 1994 increased 4.01% over 1993 for the same reasons as in 1995, offset by a reduction in income attributed to mortgage loan sales and servicing and investment securities losses taken during 1994.
  Trust fees in 1995 were $6,639,000, compared to $6,125,000 in 1994 and $5,803,000 in 1993. Trust fees increased 8.39% in 1995, following a 5.55% increase in 1994.


Selected Statistical Information
Distribution of Assets, Liabilities and Shareholders' Equity
Interest Rates and Interest Differential
(Dollars in thousands)

Year ended December 31,                                  1995
                                                        Interest
                                             Average    Income/     Yield/
ASSETS                                       Balance    Expense     Rate
 Interest bearing deposits              $    1,062     $     30     2.79%
 Investment securities:
  Taxable                                  244,567       15,184     6.21
  Tax exempt <F1>                          129,409       11,285     8.72
 Net loans <F2><F3>                      1,172,438      111,115     9.48
 Other investments                          22,227        1,307     5.88
Total earning assets                     1,569,703      138,921     8.85
 Cash and due from banks                    72,647
 Reserve for loan losses                  (26,081)
 Other assets                               70,291
Total                                   $1,686,560
LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest bearing deposits              $1,181,219       56,185     4.76
 Short-term borrowings                     135,373        6,938     5.13
 Long-term debt                             23,302        1,823     7.82
Total interest bearing liabilities       1,339,894       64,946     4.85
 Noninterest bearing deposits              173,234
 Other liabilities                          30,765
 Shareholders' equity                      142,667
Total                                   $1,686,560
Net interest income                                    $ 73,975
Net yield on earning assets on a
   taxable equivalent basis                                         4.71%



                  1994                                 1993
                  Interest                            Interest
       Average    Income/      Yield/     Average     Income/      Yield/
       Balance    Expense      Rate       Balance     Expense      Rate

   $      971    $     14      1.42%    $      148     $      4    2.70%
      256,404      14,667      5.72        252,644       14,593    5.78
      103,872      10,077      9.70         91,447        9,603    0.50
    1,066,752      91,523      8.58        986,958       83,275    8.44
        7,893         399      5.05          9,160          277    3.02
    1,435,892     116,680      8.13      1,340,357      107,752    8.04
       74,240                               70,137
     (23,685)                              (20,859)
       60,518                               50,383
   $1,546,965                           $1,440,018

   $1,094,197      42,012      3.84     $1,020,205       39,753    3.90
      109,944       3,788      3.45        110,598        3,251    2.94
       27,248       1,909      7.01         20,865        1,574    7.54
    1,231,389      47,709      3.87      1,151,668       44,578    3.87
      162,233                              149,268
       25,892                               23,896
      127,451                              115,186
   $1,546,965                           $1,440,018
                 $ 68,971                              $ 63,174

                               4.80%                               4.71%

<F1> Interest income includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $3,635 in 1995, $3,512 in 1994 and $3,372 in 1993.

<F2> Loan income includes fees on loans of $2,739 in 1995, $3,111 in 1994 and
     $3,415 in 1993. Loan income also includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $171 in 1995, $226 in 1994 and $276 in 1993.

<F3> For purposes of this computation, nonaccruing loans are included in the daily average loan balance outstanding.

  Service charges on deposit accounts increased by 5.99% resulting in $4,934,000 of income for 1995. The $4,655,000 recorded in 1994 was an increase of 6.79% over the $4,359,000 of service charges on deposit accounts generated in 1993.
  1st Source recognized income from aircraft loan servicing of $628,000 in 1995, compared to $159,000 in 1994, resulting from the $60 million securitization in the fourth quarter of 1994. Revenues generated from operating leases increased to $574,000 in 1995, a 24.78% increase over 1994. The $460,000 recorded in 1994 was a twelve-fold increase over the $39,000 generated during 1993.
  1st Source had gains on the sale of mortgage loans of $783,000 in 1995 compared to losses of $178,000 in 1994. The losses in 1994 were a result of rising interest rates, coupled with the keen competitiveness of the mortgage banking industry. In addition, fees for servicing mortgages grew from $735,000 in 1994 to $1,380,000 in 1995. As of year end 1995,
Trustcorp Mortgage Company's mortgage servicing portfolio stands at $1.23 billion, up from $1.18 billion one year ago.
  Other Expense - Cost control and better utilization of resources continues to be the focus at 1st Source. Other expense increased 10.66% during 1995. This compares to an increase of 6.78% in 1994.
The increase in other expense during 1995 is primarily due to the full-year inclusion of Trustcorp Mortgage Company, compared to only the fourth quarter in 1994. Excluding the effect of Trustcorp Mortgage
Company on other expense for 1995 and 1994, total other expense increased only 4.30% in 1995 and 4.40% in 1994.
  Salaries and employee benefits comprised approximately 59% of total other expense in 1995, compared to 57% in 1994. Salaries and employee benefits increased 14.89% in 1995, following a 3.20% increase in 1994.
Salaries and wages increased 12.10% in 1995 and 6.25% in 1994.
Excluding the effect of Trustcorp Mortgage Company, salaries and wages increased only 4.22% during 1995. The number of full-time equivalent employees stood at 811, 805 and 732 at the end of 1995, 1994 and 1993, respectively. Employee benefits increased 25.50% in 1995 following a 6.95% decrease in 1994. The dramatic increase in employee benefits had primarily two causes, in addition to the impact of Trustcorp Mortgage
Company. Additional provisions were made to fund our stock incentive reserves during 1995 due to the significant 40% increase in the market price of 1st Source common stock during 1995. Also, group insurance expense increased 24.50% in 1995, following a 3.20% decrease in 1994.
  Occupancy expense in 1995 increased 8.41% from 1994, following a .61% increase in 1994. Excluding Trustcorp Mortgage Company, occupancy expenses increased only 1.02% during 1995.
  Furniture and equipment expense increased in 1995 by 7.62%, following a 17.65% increase in 1994. Besides Trustcorp Mortgage Company, increases in 1995 occurred in depreciation, repair and corporate aircraft expenses.
  Insurance expense fell dramatically from 1994 as the FDIC reduced the premium assessment to .04 cents from .23 cents per $100 of assessable deposits. This action resulted in a decrease in insurance expense of 36.48% for 1995, following an increase of 5.05% in 1994. An increase in FDIC insurance premiums, correlating to deposit growth, was the primary reason for the increase in 1994.
  Business development and marketing expense declined 22.94% in 1995 following an increase of 46.64% in 1994. The decline in 1995 and increase in 1994 were the result of appreciated stock valued at $2.3 million, with a cost basis of $1 million, being donated to the 1st Source Foundation in 1994. This action enabled 1st Source to capitalize on a tax deduction based on the appreciated value of the donated stock, which expired December 31, 1994. Furthermore, current and future earnings will be enhanced since the donation prefunded several years of future Foundation contributions.
  A significant increase of 33.57% occurred in other expenses during 1995, compared to a 6.55% increase in 1994. Costs of $423,000 were expensed relating to the refinancing of holding company debt (Note G).
This action will benefit future earnings through lower interest expense. In 1995 1st Source also experienced increases in other real estate expenses, professional fees and communications expense.
  Finally, other expense increased in 1995 due to the full-year inclusion of Trustcorp Mortgage Company's other expenses, including the full-year amortization of goodwill relating to the Trustcorp acquisition.
  Income Taxes - Federal income taxes were $8,068,000 in 1995, or
27.72% of income after state taxes, compared to $5,442,000 or 22.76% in 1994 and $5,030,000 or 23.12% in 1993. The increased percentage of federal income taxes in 1995 was the result of an increase in taxable income and a 1994 contribution of appreciated stock which resulted in favorable tax treatment for that year. State income taxes were $2,933,000 in 1995, compared to $2,426,000 in 1994 and $2,114,000 in 1993.

Credit Experience
  Provision for Loan Losses - The ability of a bank to identify and assess the risk factors affecting its loan portfolio is crucial for profitability. Management follows a credit policy that balances the risk and return on loans and monitors potential credit problems to ensure that they are adequately managed and reserved.
  The reserve for loan losses is maintained to cover losses that may be incurred in the normal course of lending. The provision made to this reserve is determined by management based on the risk factors affecting the loan portfolio, including general economic conditions, changes to the portfolio mix, and past loan loss experience.
  The provision for loan losses for 1995 was $2,757,000, compared to $4,197,000 in 1994 and $3,533,000 in 1993. Net recoveries of $845,000 were recorded in 1995, compared to net charge-offs of $1,237,000 and $324,000 in 1994 and 1993, respectively.
  The reserve for loan losses at December 31, 1995, totaled $27,470,000 and was 2.18% of loans, compared to $23,868,000 or 2.17% of loans at December 31, 1994, and $22,350,000 or 2.19% of loans at December 31,
1993. It is management's opinion that the reserve for loan losses is adequate to absorb anticipated losses in the loan portfolio as of December 31, 1995.
  Nonperforming Assets - 1st Source's policy is to discontinue the accrual of interest on loans on which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection. When a loan is placed on nonaccrual status, any current year accrued interest is reversed and prior year accruals are charged to the reserve for loan losses. Nonperforming assets amounted to $6,584,000 at December 31, 1995, compared to $4,700,000 at
December 31, 1994 and $5,288,000 at December 31, 1993.

Nonperforming Assets at December 31
(Dollars in thousands)
                               1995     1994     1993     1992     1991

Loans past due over 90 days   $  274   $  477   $  494   $  354   $  657
Nonaccrual loans               4,893    3,314    3,175    4,024    4,530
Restructured loans                 -      133      667    3,185      425

Total Nonperforming Loans      5,167    3,924    4,336    7,563    5,612

Other real estate              1,359      763      794      950    1,015
Other assets                      58       13      158    1,079    1,659

Total Nonperforming Assets    $6,584   $4,700   $5,288   $9,592   $8,286
Nonperforming assets to loans,
net of unearned discount         .52%     .43%     .52%    1.00%    1.00%


     Leverage Capital Ratio
         (As a percent)

1991         7.67
1992         7.43
1993         8.09
1994         8.33
1995         8.44

     Book Value Per Common Share

1991         7.70
1992         8.62
1993         9.75
1994        10.94
1995        12.22

Book value is not necessarily indicative of the value of 1st Source common stock.




          Common Stock Price Range
               (In Dollars)
                   1994
           1st       2nd       3rd       4th

High      15.00     15.75     16.00     16.00
Low       13.50     13.50     15.00     14.00
Quarter
 ending   13.75     15.50     15.75     16.00


          Common Stock Price Range
               (In Dollars)
                   1995
           1st       2nd       3rd       4th

High      17.50     19.25     22.50     22.75
Low       15.50     17.25     18.00     20.75
Quarter
 ending   17.25     18.50     21.50     22.50


     Cash Dividends Per Common Share

1991           0.164
1992           0.185
1993           0.219
1994           0.254
1995           0.286


Capital Resources
  1st Source manages its capital resources to serve its customers, protect its depositors, support growth and provide a fair return to shareholders. As of December 31, 1995, there were 1,104 holders of record of 1st Source common stock. At December 31, 1995, 1st Source Bank was "well capitalized" under the capital definitions prescribed in the FDIC
Improvement Act of 1991.
  The following table reflects 1st Source's various capital ratios at year-end:

                                     1st Source Ratio   Minimum Requirements
                                                         Well      Adequately
                                       1995     1994  Capitalized  Capitalized
Tier 1 Capital Ratio <F1>             11.43%   11.69%    6.00%        4.00%
Total Risk-Based Capital Ratio <F2>   13.03%   14.07%   10.00%        8.00%
Leverage Capital Ratio <F3>            8.44%    8.33%    5.00%        4.00%


<F1>  Shareholders' equity less certain intangibles before the net unrealized appreciation or depreciation of securities available-for-sale; computed as a percentage of risk-adjusted assets.

<F2>  Tier 1 capital plus qualifying loan loss reserve and subordinated debt; computed as a percentage of risk-adjusted assets.

<F3>  Tier 1 capital; computed as a percentage of fourth quarter average total assets less certain intangibles.

 1st Source's common stock is traded on the Nasdaq Stock Market under the National Market symbol "SRCE." High and low stock prices and cash dividends paid for the last two years by quarter were:

                     1995 Sales Price  Cash     1994 Sales Price   Cash
                                     Dividends                   Dividends
Common Stock Prices     High    Low    Paid        High    Low     Paid
Quarter Ended:
March 31              $17.50  $15.50  $.070      $15.00  $13.50   $.060
June 30                19.25   17.25   .070       15.75   13.50    .060
September 30           22.50   18.00   .070       16.00   15.00    .067
December 31            22.75   20.75   .076       16.00   14.00    .067

The above information gives retroactive recognition to a 5% stock dividend declared January 22, 1996, and a three-for-two stock split declared July 18, 1995. At December 31, 1995, the total market capitalization of 1st Source was approximately $280.4 million.


 Effects of Inflation - The results of operations can also be affected by inflation, although it is difficult to measure the precise impact on the various types of income and expense. Interest rates, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincide with changes in the consumer price index nor other measures of inflation. Additionally, increases in interest rates, such as those on consumer deposits, lag behind increases in overall rates. This, in turn, affects the composition of sources of funds by reducing core deposit growth and increasing the need for purchased funds. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.


Consolidated Statements of Financial Condition

                                                          December 31
                                                       1995       1994
                                                    (Dollars in thousands)
ASSETS
Cash and due from banks (Note C)                     $   94,517     $   79,226
Interest bearing deposits with other banks                2,946          3,494
Federal funds sold                                            -          2,800
Investment securities, available-for-sale
 (amortized cost of $270,621 and
 $260,246 at December 31, 1995 and
 1994, respectively) (Note D)                           270,290        245,753
Investment securities, held-to-maturity
 (fair value of $132,383 and $105,263
 at December 31, 1995 and 1994,
 respectively) (Note D)                                 126,085        104,132
Loans, net of unearned discount (Notes E, F and N):
 Transportation and equipment                           457,930        358,128
 Commercial, financial and agricultural                 314,421        293,171
 Real estate                                            408,028        377,532
 Installment                                             79,036         71,882
Total Loans                                           1,259,415      1,100,713
 Less, Reserve for loan losses                          (27,470)       (23,868)
Net Loans                                             1,231,945      1,076,845
Premises and equipment (Note L):
 Land                                                     4,132          3,421
 Buildings and improvements                              19,808         18,737
 Furniture and equipment                                 16,872         15,080
 Construction in progress                                 1,029            634
Total Premises and Equipment                             41,841         37,872
 Less, Accumulated depreciation                         (18,458)       (16,566)
Net Premises and Equipment                               23,383         21,306
Other assets (Notes K and P)                             50,091         49,471
Total Assets                                         $1,799,257     $1,583,027


                                                          December 31
                                                       1995       1994
                                                    (Dollars in thousands)
LIABILITIES
Deposits:
 Noninterest bearing                                 $  190,045     $  187,003
 Interest bearing                                     1,251,704      1,114,334
Total Deposits                                        1,441,749      1,301,337
Short-term borrowings (Note C):
 Federal funds purchased and securities
 sold under agreements to repurchase                    101,166         76,403
 Other                                                   51,813         24,162
Total Short-Term Borrowings                             152,979        100,565
Other liabilities                                        30,109         23,959
Long-term debt (Note G)                                  21,819         28,084
Total Liabilities                                     1,646,656      1,453,945
Commitments and contingencies (Notes L, M and O)
SHAREHOLDERS' EQUITY (Notes D, H and I):
Common stock; no par value:
 Authorized 15,000,000 shares; issued
 12,319,238 shares in 1995 and 7,824,738 shares
 in 1994, less unearned shares                            5,429          5,170
Capital surplus                                          56,337         45,788
Retained earnings                                        96,952         90,444
Cost of common stock in treasury (1995 - 345,984
shares and 1994 - 160,831 shares)                        (6,497)        (4,036)
Net unrealized appreciation (depreciation)
of securities available-for-sale                            380         (8,284)
Total Shareholders' Equity                              152,601        129,082
Total Liabilities and Shareholders' Equity           $1,799,257     $1,583,027

The accompanying notes are a part of the consolidated financial statements.


Consolidated Statements of Income

                                                  Year Ended December 31
                                               1995        1994        1993
                                  (Dollars in thousands, except per share data)
Interest income:
 Loans                                     $  110,944  $   91,297  $   82,999
 Investment securities:
   Taxable                                     15,184      14,667      14,593
   Tax-exempt                                   7,650       6,565       6,231
 Total Investment Securities                   22,834      21,232      20,824
 Other                                          1,337         413         281
Total Interest Income                         135,115     112,942     104,104
Interest expense:
 Deposits                                      56,185      42,012      39,753
 Short-term borrowings                          6,938       3,788       3,251
 Long-term debt                                 1,823       1,909       1,574
Total Interest Expense                         64,946      47,709      44,578
Net Interest Income                            70,169      65,233      59,526
Provision for loan losses (Note F)              2,757       4,197       3,533
Net Interest Income After
   Provision for Loan Losses                   67,412      61,036      55,993
Other income:
 Trust fees                                     6,639       6,125       5,803
 Service charges on deposit accounts            4,934       4,655       4,359
 Mortgage servicing fees and
   mortgage loan sale income                    2,163         557         862
 Commission, securitization,
   rental and other income                      5,586       3,654       2,837
 Investment securities and other
   investment gains (losses)                      170        (117)        440
Total Other Income                             19,492      14,874      14,301
Other expense:
 Salaries and employee benefits                32,567      28,346      27,466
 Net occupancy expense                          3,765       3,473       3,452
 Furniture and equipment expense                5,114       4,752       4,039
 Insurance expense                              2,034       3,202       3,048
 Business development and marketing expense     2,338       3,034       2,069
 Other expense                                  9,043       6,770       6,354
Total Other Expense                            54,861      49,577      46,428
Income Before Income Taxes                     32,043      26,333      23,866
Income taxes (Note K)                          11,001       7,868       7,144
Net Income                                 $   21,042  $   18,465  $   16,722
Net Income Per Common Share (Note A)       $     1.64  $     1.44  $     1.31

The accompanying notes are a part of the consolidated financial statements.


Consolidated Statements of Shareholders' Equity

                                                                                  Net Unrealized
                                                                                   Appreciation
                                                                          Cost of (Depreciation)
                                                                          Common   of Securities
                                              Common   Capital Retained    Stock    Available-
                                       Total   Stock   Surplus Earnings in Treasury  For-Sale
                                            (Dollars in thousands, except per share data)

Balance at January 1, 1993           $107,797  $4,924  $36,986  $68,324  $(2,437)  $    -
Net income                             16,722       -        -   16,722        -        -
Cost of 3,269 shares of common
stock acquired for treasury               (81)      -        -        -      (81)       -
Cash dividends ($.22 per share)        (2,755)      -        -   (2,755)       -        -
Three-for-two common stock
split ($10 paid in cash in lieu
of fractional shares) (Note H)            (10)      -        -      (10)       -        -
Contribution of common stock
to employee benefit plan                  706       -        -      442      264        -
Net unrealized appreciation of
securities available-for-sale (Note D)  2,515       -        -        -        -    2,515
Other                                     645       -        -      219      426        -
Balance at December 31, 1993          125,539   4,924   36,986   82,942   (1,828)   2,515

Net income                             18,465       -        -   18,465        -        -
Cost of 179,452 shares of common
stock acquired for treasury            (4,479)      -        -        -   (4,479)       -
Cash dividends ($.25 per share)        (3,204)      -        -   (3,204)       -        -
5% common stock dividend ($12
paid in cash in lieu of fractional
shares) (Note H)                          (12)    246    8,802   (9,060)       -        -
Acquisition of Trustcorp
Mortgage Company (Note P)               2,352       -        -      760    1,592        -
Contribution of common stock
to employee benefit plan                  767       -        -      406      361        -
Net unrealized depreciation of
securities available-for-sale (Note D)(10,799)      -        -        -        -  (10,799)
Other                                     453       -        -       135     318        -
Balance at December 31, 1994          129,082   5,170   45,788    90,444  (4,036)  (8,284)

Net income                             21,042       -        -    21,042       -        -
Cost of 146,575 shares of common
stock acquired for treasury            (3,363)      -        -         -  (3,363)       -
Cash dividends ($.29 per share)        (3,594)      -        -    (3,594)      -        -
5% common stock dividend ($13
paid in cash in lieu of fractional
shares) (Note H)                          (13)    259   10,549   (10,821)      -        -
Three-for-two common stock
split ($5 paid in cash in lieu
of fractional shares) (Note H)             (5)      -        -        (5)      -        -
Net unrealized appreciation of
securities available-for-sale (Note D)  8,664       -        -         -       -    8,664
Other                                     788       -        -      (114)    902        -
Balance at December 31, 1995         $152,601  $5,429  $56,337   $96,952 $(6,497)  $  380

The accompanying notes are a part of the consolidated financial statements.


Consolidated Statements of Cash Flows
                                                 Year Ended December 31
                                                1995       1994     1993
                                                 (Dollars in thousands)
Operating Activities:
 Net income                                  $ 21,042   $ 18,465   $ 16,722
 Adjustments to reconcile net income to net
 cash provided by operating activities:
   Provision for loan losses                    2,757      4,197      3,533
   Depreciation of premises and equipment       2,617      2,070      1,775
   Amortization of investment security pre-
   miums and accretion of discounts, net          957      1,219      1,136
   Deferred income taxes                       (2,661)      (616)    (1,414)
   Realized and unrealized investment
   securities (gains) losses                     (170)       117       (440)
   (Increase) decrease in interest receivable  (2,120)    (1,585)     1,180
   Increase (decrease) in interest payable      3,946      1,831       (366)
   Other                                        1,250        559        864
Net Cash Provided by Operating Activities      27,618     26,257     22,990
Investing Activities:
 Proceeds from sales and maturities
   of investment securities                   111,307     47,482    126,134
 Purchase of investment securities           (144,422)   (56,076)  (140,563)
 Net (increase) decrease in
   short-term investments                       3,348     (4,004)        (5)
 Loans sold or participated to others          49,560    146,243     91,159
 Net increase in loans made to customers
 and principal collections on loans          (202,620)  (211,532)  (153,032)
 Principal payments received under leases       5,014      3,980        982
 Purchase of assets to be leased               (9,406)    (6,473)    (1,066)
 Purchase of premises and equipment            (5,271)    (4,007)    (1,547)
 Cash paid in acquisitions                          -     (2,516)         -
 Other                                            577        404        985
Net Cash Used in Investing Activities        (191,913)   (86,499)   (76,953)
Financing Activities:
 Net increase (decrease) in demand deposits,
 NOW accounts and savings accounts            (23,310)     5,624     73,961
 Net increase (decrease) in
   certificates of deposit                    163,722    116,350    (49,485)
 Net increase (decrease) in
   short-term borrowings                       52,414    (54,377)    33,827
 Proceeds from long-term debt                  10,000      7,200     10,267
 Payments on long-term debt                   (16,265)    (5,009)    (1,162)
 Acquisition of treasury stock                 (3,363)    (4,479)       (81)
 Cash dividends                                (3,594)    (3,204)    (2,755)
 Other                                            (18)       (12)       (10)
Net Cash Provided by Financing Activities     179,586     62,093     64,562
Increase in Cash and Cash Equivalents          15,291      1,851     10,599
Cash and cash equivalents, beginning of year   79,226     77,375     66,776
Cash and Cash Equivalents, End of Year       $ 94,517   $ 79,226   $ 77,375

The accompanying notes are a part of the consolidated financial statements.


Notes to Consolidated Financial Statements

December 31, 1995, 1994 and 1993

Note A - Accounting Policies

  The principal line of business of 1st Source Corporation ("1st Source") and subsidiaries is banking and closely related activities.
  Principles of Consolidation - The financial statements consolidate
1st Source and its subsidiaries (principally 1st Source Bank). Included in the consolidated financial statements, effective September 30, 1994, is Trustcorp Mortgage Company (see Note P). All significant intercompany balances and transactions have been eliminated. For purposes of the parent company only financial information presented in Note Q, investments in subsidiaries are carried at 1st Source's equity in the underlying net assets.
  Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
  Investment Securities - Securities that may be sold as part of 1st Source's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on securities available-for-sale are reported net of related deferred income taxes as a separate component of shareholders' equity. Securities that 1st Source has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Trading securities are carried at fair market value with unrealized holding gains and losses included in earnings. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.
  Revenue Recognition - Interest on loans is included in interest income on the accrual method over the terms of the loans based upon principal balances outstanding.
  The accrual of interest on loans is discontinued when an impaired loan, as defined by 1st Source, becomes contractually delinquent for 90 days.
When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the reserve for loan losses. Management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal and accrued interest.
  Certain loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized to interest income generally over the contractual life of the related loan or commitment.
  Reserve for Loan Losses - 1st Source adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for
Impairment of a Loan," as amended by SFAS No. 118, effective January 1,
1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that 1st Source will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS No. 114 had no impact on the provision for loan losses as reported.
  The provision for loan losses charged to expense is based upon the actual net loan losses incurred as determined on a basis consistent with SFAS No. 114, plus an amount for such other factors which, in management's judgment, deserve recognition in estimating possible loan losses. Loans are charged against the reserve for loan losses when deemed uncollectible.
  Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed generally by the straight-line method.
  Trust Fees - Trust fees are recognized on the accrual basis.
  Servicing Rights - The costs of purchasing the rights to service mortgage loans originated by others are deferred and amortized as reductions of mortgage servicing fee income over the estimated servicing period in proportion to the estimated servicing income to be received.
Gains and losses on the sale of mortgage servicing rights are recognized as noninterest income in the period in which such rights are sold on a servicing released basis.
  In May 1995, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards ("SFAS") No. 122,
"Accounting for Mortgage Servicing Rights." SFAS 122 amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain
Mortgage Banking Activities," to require that mortgage banking enterprises recognize as separate assets the rights to service mortgage loans for others, however those mortgage servicing rights are acquired.
SFAS 122 also requires that mortgage banking enterprises assess capitalized mortgage servicing rights based on the fair value of those rights on a disaggregated basis. SFAS 122 applies to fiscal years beginning after December 15, 1995. 1st Source has yet to determine the impact of adopting this pronouncement effective January 1, 1996.
  Income Taxes - Deferred income taxes are determined under the liability method of Statement of Financial Accounting Standards No. 109 for differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. The net deferred tax assets are comprised of the tax effect of net temporary differences related princi-pally to differing methods of accounting for loan losses.
  1st Source and its subsidiaries file consolidated federal and state income tax returns. Each subsidiary provides for income taxes on a separate return basis at the consolidated statutory income tax rate, and remits to 1st Source amounts determined to be currently payable.
  Net Income Per Common Share - Net income per common share is based on the weighted average number of common and common equivalent shares outstanding. The average number of common shares used in the computation were 12,826,863 shares, 12,780,588 shares and 12,741,493 shares for the years ended December 31, 1995, 1994 and 1993, respec-tively.
  The computation of the average number of common shares and all per share data give retroactive recognition to a three-for-two stock split declared July 18, 1995 and a 5% common stock dividend declared on January 22, 1996 payable to shareholders of record on February 5, 1996.
  Funds Held in Trust for Investors and Mortgagors - As of December 31, 1995 and 1994, serviced loans which were owned by investors or held for sale aggregated $1.23 billion and $1.18 billion, respectively. Funds held in trust for the payment of principal, interest, taxes and insurance premiums applicable to mortgage loans being serviced are not included in the consolidated statements of financial condition and aggregated approximately $13.3 million at December 31, 1995 and $12.8 million at December 31, 1994.
  Cash Flow Information - For purposes of the consolidated and parent company only statements of cash flows, 1st Source considers cash and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 1995, 1994 and 1993, for interest and for income taxes was $61,000,000 and $12,881,000, $45,878,000 and $9,555,000 and
$44,944,000 and $8,831,000, respectively.
  1st Source assumed approximately $22 million of short-term borrowings and other liabilities in connection with the acquisition of Trustcorp
Mortgage Company in 1994 (see Note P), which are non-cash financing activities.
  Reclassifications - Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform with the 1995 presentation. These reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.

Note B - Fair Values of Financial Instruments

  Fair value disclosures of financial instruments are made to comply with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." Below is a summary of the fair values of 1st Source's financial instruments as of December 31, 1995 and 1994.
  The following methods and assumptions were used by 1st Source in esti-mating the fair value of its financial instruments:
  Cash and Cash Equivalents - The carrying values reported in the consolidated statements of financial condition for cash and due from banks, interest bearing deposits with other banks and federal funds sold approximate their fair values.
  Investment Securities - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated based on quoted market prices of comparable investments.
  Loans - For variable rate loans that reprice frequently and with no significant change in credit risk and for loans held for sale, fair values are based on carrying values. The fair values for certain real estate loans (e.g. one-to-four single family residential mortgage loans) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of all other loans (e.g. commercial loans, transportation and equipment loans, and installment loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
  Deposits - The fair values for all deposits other than time deposits are equal to the amounts payable on demand (the carrying value). Fair values of variable rate time deposits are equal to their carrying values. Fair values for fixed rate time deposits are estimated using discounted cash flow analy-ses using interest rates currently being offered for deposits with similar remaining maturities.
  Short-Term Borrowings - The carrying values of federal funds purchased, securities sold under repurchase agreements and other short-term borrowings approximate their fair values.
  Long-Term Debt - The fair values of 1st Source's long-term debt are estimated using discounted cash flow analyses, based on 1st Source's current estimated incremental borrowing rates for similar types of borrowing arrangements.
  Guarantees and Loan Commitments - Contract and fair values for certain of 1st Source's off-balance-sheet financial instruments (guarantees and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.
  Limitations - Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of 1st Source's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other such factors.
  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, 1st Source has a substantial annual trust department net fee income. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates.


Note B - Fair Values of Financial Instruments

                             Carrying               Carrying
                            or Contract   Fair     or Contract    Fair
                              Value       Value      Value        Value
                                    1995                   1994
                                        (Dollars in thousands)
Assets:
Cash and due from banks    $   94,517  $   94,517  $   79,226  $   79,226
Interest bearing deposits
   with other banks             2,946       2,946       3,494       3,494
Federal funds sold                  -           -       2,800       2,800
Investment securities,
   available-for-sale         270,290     270,290     245,753     245,753
Investment securities,
   held-to-maturity           126,085     132,383     104,132     105,263
Loans, net of reserve
   for loan losses          1,231,945   1,250,437   1,076,845   1,073,309

Liabilities:
Deposits                    1,441,749   1,452,153   1,301,337   1,301,114
Short-term borrowings         152,979     152,979     100,565     100,565
Long-term debt                 21,819      21,920      28,084      28,096
Off-Balance-Sheet
   Instruments<F1>               (193)       (193)       (133)       (133)

<F1>   Represents estimated cash outflows required to currently settle the obligations at current market rates.

  Other significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, premises and equipment and other assets. In addition, for investment and mortgage-backed securities, the income tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value esti-mates and have not been considered in many of the estimates. Also, the fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Note C - Restrictions on Cash and Due from Banks

  1st Source Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995, was approximately $12,911,000.
Under available line of credit arrangements, 1st Source may borrow up to $3,000,000. At December 31, 1995, there were no outstanding borrowings under these lines, which were assigned to support commercial paper borrowings.

Note D - Investment Securities

  The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1995, are as follows:

                                            Available-For-Sale
                                           Gross       Gross     Estimated
                                         Unrealized  Unrealized  Aggregate
                               Amortized  Holding     Holding      Fair
                                 Cost      Gains      Losses      Value
                                           (Dollars in thousands)
Equity Securities:
 Marketable securities         $    806    $  192    $   (21)  $      977
 Other equity securities          1,383         -          -        1,383
Total equity securities           2,189       192        (21)       2,360
Debt Securities:
 United States Treasury and
 agency securities              120,459       544       (122)     120,881
 Obligations of states and
 political subdivisions          20,262       139        (20)      20,381
 Debt securities issued
 by foreign governments           2,060       970          -        3,030
 Mortgage-backed securities     125,510       701     (1,848)     124,363
 Other debt securities            1,731       104          -        1,835
Total debt securities           270,022     2,458     (1,990)     270,490
Total Investment Securities    $272,211    $2,650    $(2,011)    $272,850

                                             Held-To-Maturity
                                           Gross       Gross     Estimated
                                         Unrealized  Unrealized  Aggregate
                               Amortized  Holding     Holding      Fair
                                  Cost     Gains      Losses      Value
                                           (Dollars in thousands)
Equity Securities:
 Other equity securities       $  6,147    $  107    $   (40)    $  6,214
Debt Securities:
 Obligations of states and
 political subdivisions         119,938     6,283        (52)     126,169
Total Investment Securities    $126,085    $6,390    $   (92)    $132,383

Note D - Investment Securities - Continued

  The amortized cost and estimated aggregate fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1995, by contractual maturity (except for mortgage-backed securities), are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Available-For-Sale      Held-To-Maturity
                                                 Estimated            Estimated
                                                 Aggregate            Aggregate
                                      Amortized    Fair     Amortized    Fair
                                        Cost      Value       Cost      Value
                                           (Dollars in thousands)
Due in one year or less               $ 38,178   $ 38,243   $  3,065   $  3,050
Due after one year through five years   93,867     94,268     34,736     35,901
Due after five years through ten years   9,157      9,306     59,961     63,770
Due after ten years                      3,310      4,310     22,176     23,448
                                       144,512    146,127    119,938    126,169
Mortgage-backed securities             125,510    124,363          -          -
Total                                 $270,022   $270,490   $119,938   $126,169

Note D - Investment Securities - Continued

 The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1994, are as follows:

                                            Available-For-Sale
                                           Gross      Gross     Estimated
                                         Unrealized Unrealized  Aggregate
                               Amortized  Holding    Holding      Fair
                                  Cost      Gains     Losses     Value
                                           (Dollars in thousands)
Equity Securities:
 Marketable securities         $     469   $  46   $   (144)   $     371
 Other equity securities           1,518       -          -        1,518
Total equity securities            1,987      46       (144)       1,889
Debt Securities:
 United States Treasury and
 agency securities                74,765       -     (2,771)      71,994
 Obligations of states and
 political subdivisions           10,577      74       (247)      10,404
 Debt securities issued
 by foreign governments            2,020     565          -        2,585
 Corporate securities                 52       -          -           52
 Mortgage-backed securities      170,374     113    (11,526)     158,961
 Other debt securities             2,061       -        (38)       2,023
Total debt securities            259,849     752    (14,582)     246,019
Total Investment Securities    $ 261,836   $ 798   $(14,726)   $ 247,908

                                               Held-To-Maturity
                                           Gross      Gross     Estimated
                                         Unrealized Unrealized  Aggregate
                               Amortized  Holding    Holding      Fair
                                  Cost      Gain      Gain       Value
                                           (Dollars in thousands)
Equity Securities:
 Other equity securities       $   6,068   $   49  $    (22)   $   6,095
Debt Securities:
 Obligations of states and
 political subdivisions           98,064    2,873    (1,769)      99,168
 Commercial paper                  4,997        -         -        4,997
Total debt securities            103,061    2,873    (1,769)     104,165
Total Investment Securities    $ 109,129   $2,922   $(1,791)   $ 110,260

Note D - Investment Securities - Concluded

  Other equity securities classified as held-to-maturity at December 31, 1995 and 1994, include securities, such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such equity securities are considered to approximate cost.
  Debt securities issued by foreign governments (classified as available-for-sale) with an amortized cost of $1,590,000 and estimated aggregate fair values of $2,560,000 and $2,155,000 at December 31, 1995 and 1994,
respectively, and commercial paper (classified as held-to-maturity) with an amortized cost and estimated aggregate fair value of $4,997,000 at December 31, 1994, are included in the above debt securities, but are classified as loans in the accompanying 1995 and 1994 consolidated state-ments of financial condition. 1st Source had no trading securities as of December 31, 1995 and 1994.
  The following represents the segregation of cash flows between securities available-for-sale and held-to-maturity:

                               1995                         1994
                       Available-  Held-To-         Available-  Held-To-
                       For-Sale    Maturity  Total  For-Sale    Maturity  Total
                                     (Dollars in thousands)
Purchase of securities  $105,175   $39,247  $144,422  $33,936  $22,140   $56,076
Proceeds from sales
of securities             33,491       591    34,082   19,143        -    19,143
Proceeds from ma-
turities and prepay-
ments of securities       60,879    16,346    77,225   21,935    6,404    28,339

  Gross gains of $514,367 and $187,859 and gross losses of $396,500 and $574,454, were realized during 1995 and 1994, respectively, on the sales of securities available-for-sale. Gross gains of $23,800 and gross losses of $166 were realized during 1995 on the sales of securities held-to-maturity. These securities were sold due to a downgrade in their respective ratings. Proceeds from sales of investments in debt securities during 1993 were $3,696,000 and gross gains of $369,000 were realized on those sales.
At December 31, 1995 and 1994, investment securities with carrying values of $173,379,000 and $139,955,000, respectively, were pledged as collateral to secure government, public and trust deposits and for other purposes.
  The mortgage-backed securities held by 1st Source consist primarily of FNMA, GNMA and FHLMC pass-through certificates which are guaranteed by those respective agencies of the United States government.

Note E - Loans to Related Parties

  1st Source and its subsidiaries have extended loans to officers and directors of 1st Source and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $16,078,000 and $12,598,000 at December 31, 1995 and 1994, respectively. During 1995, $9,717,000 of new loans were made and repayments and other reductions totaled $6,237,000.

Note F - Reserve for Loan Losses

Changes in the reserve for loan losses for each of the three years ended December 31 were as follows:

                              1995           1994           1993
                                    (Dollars in thousands)
Balance, beginning
of year                    $   23,868     $   22,350     $   19,141
Provision for loan
losses                          2,757          4,197          3,533
Net recoveries (charge-
offs), net of charge-offs
of $1,990 in 1995, and
recoveries of $820 in
1994 and $1,697 in 1993           845         (1,237)          (324)
Recaptured reserve
due to loan
securitization                      -         (1,442)             -
Balance, end of year       $   27,470     $   23,868     $   22,350

  At December 31, 1995 and 1994, loans amounting to $4,893,000 and $3,447,000, respectively, substantially all of which are collateralized, are considered to be non-accrual or restructured loans. Interest income for the years ended December 31, 1995, 1994 and 1993, would have increased by apporoximately $383,000, $251,000 and $237,000, respectively, if these loans earned interest at their full contract rate.
  As of December 31, 1995, impaired loans totaled $6,381,000, of which $5,253,000 had corresponding specific reserves for loan losses totaling $1,240,000. The remaining $1,128,000 of impaired loans had no specific reserves for loan losses associated with them. The vast majority of the impaired loans are non-accrual loans; interest is not recognized on non-accrual loans subsequent to the date the loan is placed in non-accrual status.
Interest on the remainder of the impaired loans is recognized on an accrual basis. For 1995, the average recorded investment in impaired loans was $6,515,000 and interest income recognized on impiared loans totaled $284,000.

Note G - Long-Term Debt

Details of long-term debt are as follows:

                             December 31
                          1995          1994
                        (Dollars in thousands)
Term loan (7.4%)        $  10,000    $       -
Subordinated capital
notes (5.35% - 5.83%)       5,345        5,345
Term loan (6.69%)           5,700        7,200
Federal Home Loan Bank
borrowings                    267        5,267
Other                         507          441
Subordinated capital
debentures (9.0%)               -        9,831
Total Long-Term Debt    $  21,819    $  28,084

  Maturities of long-term debt at December 31, 1995 are as follows (in thousands):

 1996                         $  2,946
 1997                            2,821
 1998                              691
 1999                            1,999
 2000                              102
 Thereafter                     13,260
 Total                         $21,819

Note G - Long-Term Debt - Concluded

  Proceeds from the $10.0 million term loan were used to redeem the 9.0% subordinated capital debentures, payable October 1, 1999, at a redemption price percentage of 102% of the principal amount. Interest at a fixed rate of 7.4%, is payable quarterly, with principal due at maturity, October 1, 2002. The Term Loan Agreement dated October 2, 1995, contains, among other provisions, a make-whole provision for early extinguishment of debt, and certain covenants relating to existence and mergers, capital structure and financial requirements.
  The subordinated capital notes were issued in conjunction with a 1992 acquisition and include $1,980,000 due June 18, 1999, and $3,095,000 due June 18, 2002. During 1995 these notes were refinanced at the Applicable Federal Rate. The interest rate on these notes is adjusted monthly and was 5.83% at December 31, 1995. The balance of the subordinated capital notes consists of a $270,000, 5.35% note due June 18, 1997. The notes are callable in whole or in part by 1st Source at par value. The notes are unsecured and are subordinated to the claims of depositors and other creditors of 1st Source Bank.
  Proceeds from the original $7.2 million term loan were used to finance the acquisition of Trustcorp Mortgage Company (see Note P). The term loan, with a balance of $5,700,000 at December 31, 1995, is payable in periodic principal installments with final payment expected June 1, 1998. The interest rate varies based on certain provisions contained in the Standby Term Loan Agreement dated September 28, 1994. At December 31, 1995, the interest rate was 6.6937% and interest is payable monthly.
  The Federal Home Loan Bank borrowings represent a source of funding for certain residential mortgage activities. Two fixed rate notes of $165,000 with an interest rate of 5.54% due October 8, 2003, and $102,000 with an interest rate of 5.24% due October 10, 2000, comprise the balance at December 31, 1995. The notes are collateralized by various federal agency securities.

Note H - Common Stock

  1st Source and its subsidiaries have various key employee incentive plans. The plans call for long-term awards payable in restricted forfeitable common stock of 1st Source. The risk of forfeiture is removed over a period of time subject to company performance. At December 31, 1995, 105,958 shares of restricted forfeitable common stock were issued and un-earned.
  1st Source's incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan") and certain stock option agreements which became effective March 1, 1988, and January 1, 1992. An aggregate of 1,590,964 shares of common stock have been reserved for issuance under the above plans.
  Options under these stock option plans may be granted at prices not less than the fair market value of 1st Source common stock on the date of grant. Options granted under the 1992 Plan are fully vested, are exercisable beginning no earlier than twelve months from the date of grant and expire ten years from the date of grant. Options granted under the stock option agreements effective March 1, 1988, and January 1, 1992, vest in equal annual installments of 20% beginning on the date of grant and are exercisable for ten years after vesting. Under all of the plans above, if a recipient's employment with 1st Source were to terminate for reasons other than retirement, death or disability, unexercised options shall expire immediately. In the event of a change in control, where 1st Source is not the surviving entity, all outstanding options shall become fully vested and exercisable.
  The following is a summary of the activity with respect to 1st Source's stock option plans for the years ended December 31, 1995 and 1994:

                      Number of     Price
                       Shares       Range
Options outstanding,
January 1, 1994       500,930   $4.25 - $15.12

Options granted        56,727            14.97

Options outstanding,
December 31, 1994     557,657   4.25  -  15.12

Options exercised      (2,001)           13.68

Options outstanding,
December 31, 1995     555,656   4.25  -  15.12

Options exercisable,
December 31, 1995     493,840   4.25  -  15.12

  As of December 31, 1995 and 1994, 1,033,307 shares were reserved for the future granting of options under the 1992 Plan.
  1st Source also maintains an Employee Stock Purchase Plan which provides for the purchase, at fair market value, of 1st Source common stock by eligible employees of 1st Source and its subsidiaries. 413,437 shares of 1st Source common stock have been reserved for issuance under the Employee Stock Purchase Plan of which 34,346 shares have been issued at December 31, 1995.
  In October, 1995, Statement of Financial Accounting Standards ("SFAS")
No. 123, "Accounting for Stock-based Compensation," was issued. This Statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the statement of income, or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to the financial statements beginning in 1996. 1st Source expects to adopt SFAS 123 on a disclosure basis only. As such, implementation of SFAS 123 is not expected to impact 1st Source's consolidated statement of financial condition or statement of income.

Note I - Preferred Stock

  As of December 31, 1995, 1st Source has 10,000,000 shares of authorized but unissued preferred stock. The Board of Directors of 1st Source is authorized to determine the terms, preferences, limitations, voting rights and number of shares of each series it elects to issue.

Note J - Employee Benefit Plans

  1st Source maintains a defined contribution money purchase pension plan covering the majority of its employees. Contributions to the plan are based on 2% of participants' eligible compensation. For the years ended December 31, 1995, 1994 and 1993, total pension expense for this plan amounted to $359,000, $358,000, and $347,000, respectively.
  1st Source also maintains a defined contribution profit sharing and savings plan covering the majority of its employees. The plan allows eligible employees to make contributions by salary reduction pursuant to
Section 401(k) of the Internal Revenue Code. 1st Source is required under the plan to match 100% of participant contributions up to 4% of compensation and one-half of any additional participant contributions up to 6% of compensation provided that 1st Source is profitable for the respective plan year. 1st Source may also make discretionary contributions to the plan, depending on its profitability. Contribution expense for this plan for the years ended December 31, 1995, 1994 and 1993, amounted to $1,066,000, $982,000, and $925,000, respectively.

  Trustcorp Mortgage Company contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. The contributions, which in part are based on amounts of compensation deferred by the participants in the plan, were $37,000 in 1995 and $47,000 in 1994. In addition, Trustcorp Mortgage Company made discretionary contributions of $120,000 in 1995 and $75,000 in 1994.
  In addition to the pension and profit sharing plans, 1st Source provides certain health care and life insurance benefits for substantially all of their retired employees. All of 1st Source's full-time employees become eligible for these retiree benefits upon reaching age 55 with 20 years of credited service. Generally, the medical plan pays a stated percentage of eligible medical expenses reduced for any deductibles and payments made by government programs and other group coverage. The lifetime maximum benefit payable under the medical plan is $15,000 and $3,000 for life insurance.
  The following table sets forth 1st Source's accumulated postretirement benefit obligation, which is unfunded, reconciled to the accrued postretirement benefit cost recognized in the consolidated statements of financial condition at December 31, 1995 and 1994:

                                 1995           1994
Accumulated postretirement
benefit obligation:
 Retirees                   $     534,100    $   565,000
 Fully eligible active
 plan participants                183,600        153,700
 Other active participants        507,100        357,400
                                1,224,800      1,076,100
Unrecognized net gain              18,900        110,100
Accrued postretirement
benefit cost                $   1,243,700    $ 1,186,200

  The components of net periodic postretirement benefit cost for 1995, 1994 and 1993 were as follows:

                            1995        1994        1993
Service cost of
benefits earned          $  26,700   $  29,500   $  18,900
Interest cost on
accumulated post-
retirement benefit
obligation                  86,800      82,400      73,900
Net periodic
postretirement
benefit cost             $ 113,500   $ 111,900   $  92,800

  For measuring the expected postretirement benefit obligation, a 9.1% annual rate of increase for participants under age 65 and a 7.6% annual rate of increase for participants over age 65 in the per capita claims cost was assumed for 1995 (9.8% and 7.8%, respectively, were assumed for 1994).
This rate was assumed to decrease each year to 5.6% for both participants under age 65 and participants over age 65 in 2021 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 8.5% at December 31, 1995 and 1994, respectively.
  If the health care cost trend rate were increased 1%, the accumulated postretirement benefit obligation as of December 31, 1995, would have increased by 5.2%. The effect of this change on the aggregate of service and interest cost for 1995 would be an increase of 5.7%.

Note K - Income Taxes

Income taxes are comprised of the following:

                    1995       1994       1993
                      (Dollars in thousands)
Current:
 Federal          $10,173    $ 5,927    $ 6,193
 State              3,489      2,557      2,365
Total Current      13,662      8,484      8,558
Deferred:
 Federal           (2,105)      (485)    (1,163)
 State               (556)      (131)      (251)
Total Deferred     (2,661)      (616)    (1,414)
Total Provision   $11,001    $ 7,868    $ 7,144

  1st Source adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. 1st Source had previously accounted for income taxes under Statement of Financial Accounting Standards No. 96. The adoption of this new statement had no effect on 1st Source's 1993 financial condition or results of operations. Deferred tax assets and liabilities as of December 31, 1995 and 1994 consisted of the following:

                          1995          1994
                        (Dollars in thousands)
Deferred tax assets:
 Reserve for loan losses             $ 11,763    $ 10,877
 Net unrealized depreciation
 of securities available-for-sale           -       5,644
 Accruals for employee benefits         2,350       2,126
 Purchased and excess servicing           274         199
 Deferred mortgage loan fees              288         321
 Mortgage loans - Section 475             467      (1,085)
 Asset securitization                   1,394         721
 Other                                    791       1,474
Total                                $ 17,327    $ 20,277

Deferred tax liabilities:
 Differing bases in assets
 related to acquisitions             $  2,062    $  2,593
 Net unrealized appre-
 ciation of securities
 available-for-sale                       259           -
 Discounts accreted on
 investment securities                     98          65
 Other                                  1,141         610
Total                                $  3,560    $  3,268

  The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35%) to income before income taxes are as follows:

                                             Year Ended December 31
                                   1995              1994             1993
                                    Percent of       Percent of       Percent of
                                       Pretax           Pretax           Pretax
                               Amount  Income   Amount  Income   Amount  Income
                                             (Dollars in thousands)
Statutory federal income tax   $11,215  35.0%   $ 9,217  35.0%   $ 8,353  35.0%
Increase (decrease) in income
taxes resulting from:
 Tax-exempt interest income     (2,790) (8.7)    (2,427) (9.2)    (2,338) (9.8)
 State taxes, net of federal
 income tax benefit              1,906   5.9      1,577   6.0      1,374   5.8
 Interest expense incurred to
 carry tax-exempt securities       325   1.0        205    .8        189    .8
 Contribution of appreciated
 investment securities               -     -       (466) (1.8)       (45)  (.2)
 Other                             345   1.1       (238)  (.9)      (389) (1.7)
Total                          $11,001  34.3%   $ 7,868  29.9%   $ 7,144  29.9%


Note L - Leases

  1st Source and its subsidiaries lease certain office premises and equipment under operating leases. The headquarters building is leased for a remaining term of 16 years with options to renew for up to 15 additional years. Approximately 25% of the facility is subleased to other tenants.
  At December 31, 1995, future minimum rental commitments for all noncancellable operating leases, reduced by future minimum rentals from subleases of $3,814,000, aggregate $18,185,000. Annual rental commitments and sublease rentals for noncancellable operating leases for the five years succeeding December 31, 1995, are as follows:

                    Rental      Sublease
                  Commitments   Rentals
                  (Dollars in thousands)
 1996                $1,661      $410
 1997                 1,452       351
 1998                 1,187       314
 1999                 1,133       313
 2000                 1,103       311

  Rental expense of office premises and equipment and related sublease income were as follows:

                            Year Ended December 31
                          1995       1994       1993
                            (Dollars in thousands)
Gross rental expense     $2,314     $2,276     $2,188
Sublease rental income   (1,841)    (1,840)    (1,406)
Net Rental Expense       $  473     $  436     $  782

Note M - Financial Instruments with Off-Balance-Sheet Risk

  1st Source and its subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These off-balance-sheet financial instru-ments include standby letters of credit and loan commitments to originate, purchase and sell. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.
  1st Source's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the dollar amount of those instruments. 1st Source uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet instruments.
  Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
  Trustcorp Mortgage Company grants mortgage loan commitments to borrowers, subject to normal loan underwriting standards. The interest rate risk associated with these loan commitments is managed by entering into contracts for future deliveries of loans or other financial instruments.
  Letters of credit are conditional commitments issued by 1st Source to guarantee the performance of a customer to a third party. The credit risk involved and collateral obtained in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.
  As of December 31, 1995 and 1994, 1st Source and its subsidiaries had commitments outstanding to originate and purchase loans aggregating
$187 million and $122 million, respectively. Outstanding commitments to sell loans aggregated $56 million at December 31, 1995 and $19 million at December 31, 1994. Commercial and standby letters of credit totaled $15 million and $13 million at December 31, 1995 and 1994, respectively.
  Trustcorp Mortgage Company is involved as a counterparty to interest rate swap agreements which involve the exchange of fixed and variable rate interest payments between Trustcorp and its warehouse lender
("counterparty") based on a common notional amount and maturity date.
The notional amount is the basis for calculating payment streams and is never exchanged. The actual market or credit exposure of this type of financial instrument is significantly less than the notional amount. The primary risk associated with the swaps is the inability of the counterparty to meet the terms of the contracts. Trustcorp does not expect the counterparty to fail to meet its obligation. During 1995, Trustcorp was a counterparty to swap agreements ranging in notional amounts from $20 million to $50 million, with average maturities of 8 to 17 days. There were no interest rate swap agreements outstandings as of December 31, 1995 and 1994.

Note N - Concentrations of Credit Risk

  Most of 1st Source's commercial, real estate and installment loan activity is with customers located in north-central Indiana and southwest lower Michigan. 1st Source's transportation and equipment loan activity is with customers located throughout the United States. Included in loans as of December 31, 1995 and 1994, are business loans to companies in the following industries:

                                                            Percentage
                                                              of Total
                                               Amount      Business Loans
                                                1995      1994     1995   1994
                                                     (Dollars in thousands)
Air transportation and aircraft dealers       $137,664   $94,999   15.1%  12.0%
Truck and automobile leasing                   109,939    91,611   12.1   11.6
Construction equipment and contractors          53,403    38,995    5.9    4.9
Real estate operators, managers and developers  46,993    40,655    5.2    5.1
Van conversion, manufactured housing
and recreational vehicle industries             37,197    41,179    4.1    5.2

  Generally, these loans are collateralized by assets of the borrower. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrower. 1st Source requires collateral on substantially all borrowings in these categories, which is typically the item being financed.

Note O - Commitments and Contingent Liabilities

1st Source and its subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on 1st Source's consolidated financial position or results of operations.
  The consolidated financial statements do not reflect various commitments and contingent liabilities, such as guarantees and liability for assets held in trust, which arise in the normal course of business.

Note P - Acquisitions

  On September 30, 1994, 1st Source Corporation purchased the remaining shares of the outstanding common stock of Mortgage
Acquisition Company, the parent company of Trustcorp Mortgage
Company, a South Bend based full service mortgage banker (collectively "Trustcorp Mortgage Company" or "Trustcorp"). 1st Source Corporation previously owned 30% of the outstanding common stock of Trustcorp.
Trustcorp maintains mortgage origination offices in South Bend, Elkhart and Indianapolis, Indiana, and Columbus, Ohio, and at the date of acquisition had a mortgage loan servicing portfolio in excess of $1 billion. Trustcorp Mortgage Company became a wholly-owned subsidiary of 1st Source Corporation.
  The total purchase price aggregated $5.5 million. The shareholders of Trustcorp Mortgage Company received approximately $2.6 million in cash, $500,000 in guaranteed notes maturing in one to two years and 91,504 shares of 1st Source Corporation common stock with a market value of approximately $2.4 million.
  The acquisition was accounted for as a purchase and, accordingly, the net assets acquired and operations of Trustcorp are included in 1st Source's consolidated financial statements since the date of acquisition. The acquired net assets of Trustcorp Mortgage Company consisted of $17 million of mortgage loans held for sale, $5.2 million of mortgage servicing rights and $1.9 million of other assets. Liabilities assumed consisted of $20.5 million of borrowings and $1.1 million of other liabilities. A premium in excess of book value of $3.6 million was paid in the transaction and allocated to purchased mortgage servicing rights ($2.2 million) and goodwill ($1.4 million). The effect of this transaction was not material to 1st Source's 1994 consolidated financial position or results of operations.


Note Q - 1st Source Corporation (Parent Company Only) Financial Information

STATEMENTS OF FINANCIAL CONDITION
                                                            December 31
                                                         1995       1994
ASSETS                                                (Dollars in thousands)
Cash                                                   $      1    $      3
Short-term investments with bank subsidiary               5,255       5,080
Investment securities, available-for-sale
(amortized cost of $11,923 and $12,228
at December 31, 1995 and 1994, respectively)             12,152      11,941
Investments in:
 Bank subsidiaries                                      142,168     117,271
 Non-bank subsidiaries                                    8,488       5,333
Loan receivable, non-bank subsidiary                        300         670
Premises and equipment, net                               2,880       3,005
Other assets                                              4,796       6,117
Total Assets                                           $176,040    $149,420
LIABILITIES
Commercial paper borrowings                            $  4,850    $  1,269
Other liabilities                                         2,382       1,597
Long-term debt                                           16,207      17,472
Total Liabilities                                        23,439      20,338
Shareholders' Equity                                    152,601     129,082
Total Liabilities and Shareholders' Equity             $176,040    $149,420

Note Q - 1st Source Corporation (Parent Company Only)
Financial Information - Continued

STATEMENTS OF INCOME
                                               Year Ended December 31
                                             1995       1994     1993
                                               (Dollars in thousands)
Income:
 Dividends from:
   Bank subsidiaries                          $ 4,851     $ 4,948     $  5,483
   Non-bank subsidiary                              -            -         870
 Rental income from subsidiaries                2,199        2,140       2,040
 Other                                          1,497        2,136       1,828
Total Income                                    8,547        9,224      10,221
Expenses:
 Interest on long-term debt                     1,379        1,044         942
 Interest on commercial paper and
 other short-term borrowings                      261           52          91
 Rent expense                                   1,076        1,109       1,214
 Other                                          2,493        1,878       1,952
Total Expenses                                  5,209        4,083       4,199
Income Before Income Tax Credits and
Equity in Undistributed Income of Subsidiaries  3,338        5,141       6,022
Income tax credits                                709          120         275
Income Before Equity in Undistributed
Income of Subsidiaries                          4,047        5,261       6,297
Equity in undistributed income
   (loss) of subsidiaries:
 Bank subsidiaries                             16,540       13,168      10,673
 Non-bank subsidiaries                            455           36       (248)
Net Income                                    $21,042      $18,465     $16,722

Note Q - 1st Source Corporation (Parent Company Only)
Financial Information - Concluded

STATEMENTS OF CASH FLOWS
                                               Year Ended December 31
                                             1995       1994     1993
                                               (Dollars in thousands)
OPERATING ACTIVITIES:
Net income                                 $ 21,042    $ 18,465    $ 16,722
Adjustments to reconcile net income to
net cash provided by operating activities:
 Equity in undistributed income
   of subsidiaries                          (16,995)    (13,204)    (10,425)
 Depreciation of premises and equipment         174         131         121
 Realized and unrealized investment
 securities (gains) losses                     (418)       (180)         43
 Other                                        2,737        (182)        888
Net Cash Provided by Operating Activities     6,540       5,030       7,349
INVESTING ACTIVITIES:
 Proceeds from sales and maturities
 of investment securities                     3,601       1,935         400
 Purchase of investment securities           (2,930)     (2,725)     (9,099)
 Decrease (increase) in loan to
   non-bank subsidiary                          370        (670)          -
 Purchase of preferred stock of
   non-bank subsidiary                       (2,700)          -           -
 Purchase of premises and equipment, net        (49)        173        (492)
 Cash paid in acquisition                         -      (2,603)          -
 Decrease (increase) in short-term
   investments with bank subsidiary            (175)        724       4,220
Net Cash Used in Investing Activities        (1,883)     (3,166)     (4,971)
FINANCING ACTIVITIES:
 Net increase (decrease) in commercial
 paper and other short-term borrowings        3,581      (1,360)        497
 Issuance of long-term debt                  10,000       7,200           -
 Payments on long-term debt                 (11,265)         (9)        (28)
 Acquisition of treasury stock               (3,363)     (4,479)        (81)
 Cash dividends                              (3,594)     (3,204)     (2,755)
 Other                                          (18)        (12)        (10)
Net Cash Used in Financing Activities        (4,659)     (1,864)     (2,377)
Increase (Decrease) in Cash
   and Cash Equivalents                          (2)          -           1
Cash and cash equivalents, beginning of year      3           3           2
Cash and Cash Equivalents, End of Year       $    1      $    3      $    3

REPORT OF INDEPENDENT ACCOUNTANTS

Coopers & Lybrand L.L.P.
211 West Washington Street
South Bend, Indiana 46601

219/234-4021





To the Shareholders and Board of Directors of 1st Source Corporation:

  We have audited the accompanying consolidated statements of financial condition of 1st Source Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1st Source Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                    /s/ Coopers & Lybrand L.L.P.

South Bend, Indiana
January 22, 1996


SHAREHOLDERS' INFORMATION

  1st Source Corporation common stock is traded on the Over-The-Counter market and is listed on the Nasdaq Stock Market under the symbol "SRCE."
1st Source is also listed on the National Market System tables in many daily papers under the symbol "1stSrc."
  High and low common stock prices, cash dividends paid for 1995 and book value were:

                                          Cash
                                        Dividends
Quarter Ended          High*     Low*     Paid*

March 31              $17.50    $15.50   $.070
June 30                19.25     17.25    .070
September 31           22.50     18.00    .070
December 31            22.75     20.75    .076

Book value per common share at December 31, 1995: $12.22*

* Adjusted for a 3-for-2 stock split declared July 18, 1995, and a five percent stock dividend declared January 22, 1996.

Annual Meeting of Shareholders

  The Annual Meeting of Shareholders has been called for 9:00 a.m., EST, Tuesday, April 23, 1996, at 1st Source Center, 100 N. Michigan Street, South Bend, Indiana. All shareholders are invited to attend the meeting.

Common Stock Listing

The Nasdaq Stock Market National
Market Symbol: "SRCE"
CUSIP #336901 10 3

Transfer Agent, Registrar and Dividend Disbursing Agent

1st Source Bank
Post Office Box 1602
South Bend, IN 46634

Independent Auditors

Coopers & Lybrand L.L.P.
211 West Washington Street
South Bend, IN 46601

Sharholder Inquiries

1st Source Corporation
Larry E. Lentych
Chief Financial Officer
Post Office Box 1602
South Bend, IN 46634
(219) 235-2702

Form 10-K Inquiries

  A copy of 1st Source Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, as required to be filed with the Securities and Exchange Commission, is available upon request.

Market Makers (as of January 31, 1996)

  The following firms make a market in the common shares of 1st Source
Corporation:

The Chicago Corporation
City Securities Corporation
Edward D. Jones & Company
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
NatCity Investments
Roney and Company
Stifel, Nicolaus & Company, Incorporated