Form 10-K405, Exhibit 13
period 1996-12-31
1ST SOURCE CORP
filed 1997-02-28
CIK 34782

Management's Discussion and Analysis of
Financial Condition and Results of Operations
-------------------------------------------------------------------------------

About Our Business

      1st Source Corporation (1st Source) is an Indiana-based, bank holding company with $2.08 billion in total assets, $1.63 billion in total deposits and $171.8 million in total shareholders' equity. 1st Source's principal subsidiary is 1st Source Bank with its main office in South Bend, Indiana. The assets of the bank account for 96% of the total consolidated assets of 1st Source. 1st Source Bank has 42 banking centers in 10 counties and is one of the largest independent banks in both assets and deposits headquartered in its principal market area of Northern Indiana and Southwestern Michigan.
      The bank offers a broad range of commercial banking, personal banking and trust services. In addition, 1st Source Corporation also provides highly specialized financing services for automobile fleets in the rental and leasing industries; privately-owned aircraft used by businesses and individuals; and heavy duty trucks and construction equipment. These services are marketed nationwide.
      1st Source Bank opened ten new branches in 1996, including two in the State of Michigan. This is the largest one-year physical growth in the company's history and increases the number of branches by 30%. Additionally, offices for Trustcorp Mortgage were opened near Chicago and St. Louis. Plans are for continued expansion in 1997.
      This section of the Annual Report provides a narrative discussion and analysis of 1st Source's financial condition and results of operations for the last three years. All tables, graphs, financial statements and notes to the consolidated financial statements should be considered an integral part of this analysis.
      1st Source cautions that any forward looking statements contained in this report, or by any report incorporating reference to this report, or made by management of 1st Source involve risks and uncertainties and are subject to change based on various factors. Actual results could differ materially from those expressed or implied.

                       Average Loans (In Millions)

                              [BAR GRAPH]

             92        93          94          95          96
            (894)     (987)     (1,067)     (1,172)     (1,352)

                      Average Deposits (In Millions)

                              [BAR GRAPH]

             92         93          94          95          96
          (1,091)     (1,169)     (1,256)     (1,354)     (1,524)

                      Average Assets (In Millions)

                              [BAR GRAPH]

             92         93          94          95          96
          (1,330)     (1,440)     (1,547)     (1,687)     (1,895)


                   Average Shareholders' Equity (In Millions)

                              [BAR GRAPH]

             92         93          94          95          96
           (101)       (115)      (127)       (143)       (161)

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Selected Consolidated Financial Data
(Dollars in thousands, except per share amounts)
                                               1996              1995              1994              1993             1992
-------------------------------------------------------------------------------------------------------------------------------
Interest income                             $  148,820        $  135,115        $  112,942        $  104,104       $  106,319
-------------------------------------------------------------------------------------------------------------------------------
Interest expense                                73,429            64,946            47,709            44,578           50,227
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                             75,391            70,169            65,233            59,526           56,092
-------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                        4,649             2,757             4,197             3,533            3,724
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after
provision for loan losses                       70,742            67,412            61,036            55,993           52,368
-------------------------------------------------------------------------------------------------------------------------------
Other income                                    25,479            19,492            14,874            14,301           12,216
-------------------------------------------------------------------------------------------------------------------------------
Other expense                                   60,622            54,861            49,577            46,428           43,674
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      35,599            32,043            26,333            23,866           20,910
-------------------------------------------------------------------------------------------------------------------------------
Income taxes                                    12,396            11,001             7,868             7,144            6,296
-------------------------------------------------------------------------------------------------------------------------------
Income before cumulative
effect of accounting change                     23,203            21,042            18,465            16,722           14,614
-------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of
accounting change<F1>                               --                --                --                --             (696)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                  $   23,203        $   21,042        $   18,465        $   16,722       $   13,918
===============================================================================================================================
===============================================================================================================================
Average assets                              $1,895,214        $1,686,560        $1,546,965        $1,440,018       $1,329,980
-------------------------------------------------------------------------------------------------------------------------------
Average long-term debt                          19,876            23,302            27,248            20,865           14,188
-------------------------------------------------------------------------------------------------------------------------------
Average equity                                 161,324           142,667           127,451           115,186          101,143
-------------------------------------------------------------------------------------------------------------------------------
Net income per
common share<F2>                                  1.45              1.31              1.16              1.05              .88
-------------------------------------------------------------------------------------------------------------------------------
Cash dividends per
common share<F2>                                  .264              .229              .203              .175             .148
-------------------------------------------------------------------------------------------------------------------------------
Return on average equity                         14.38%            14.75%            14.49%            14.52%           13.76%
-------------------------------------------------------------------------------------------------------------------------------
Return on average
total assets                                      1.22%             1.25%             1.19%             1.16%            1.05%
===============================================================================================================================

<F1>  Amount represents an after-tax charge for the cumulative effect of a change in the method of accounting for employee postretirement benefits as required by SFAS No. 106. Without the charge, net income for 1992 would have been $14.6 million, or $0.93 per share.

<F2>  The computation of per share data gives retroactive recognition to a five-for-four stock split declared January 21, 1997; a 5% stock dividend declared January 22, 1996; a three-for-two stock split declared July 18, 1995; a 5% stock dividend declared January 23, 1995; a 5% stock dividend declared January 24, 1994; and a three-for-two stock split declared January 25, 1993.

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

Results of Operations

      Net income in 1996 was $23.2 million, up from $21.0 million in 1995 and $18.5 million in 1994. Net income per share was $1.45 in 1996, $1.31 in 1995 and $1.16 in 1994 after giving retroactive recognition to stock splits and stock dividends.
      Return on average total assets was 1.22% in 1996, compared to 1.25% in 1995 and 1.19% in 1994. Return on average equity was 14.38% in 1996 versus 14.75% in 1995 and 14.49% in 1994.
      Net income in 1996 was favorably affected by a strong increase in other income and reduced FDIC insurance premiums, partially offset by a higher provision for loan losses due to increased loan outstandings. In addition, expense increases occurred in salaries, occupancy, supplies and communication, marketing and leased equipment depreciation. Most of these expense increases, except leased equipment depreciation, were directly or indirectly the result of our branch expansion program.
      Dividends declared on common stock in 1996 amounted to $.26 per share, compared to $.23 in 1995 and $.20 in 1994. The level of earnings reinvested and dividend payouts are based on management's assessment of future growth opportunities and the level of capital necessary to support them.
      The quarterly results of operations for the years ended December 31, 1996 and 1995 are summarized below.

Quarterly Results of Operations
(Dollars in thousands, except per share amounts)
                                                                 Three Months Ended
                                                                 ------------------
                                              March 31           June 30          Sept. 30           Dec. 31
--------------------------------------------------------------------------------------------------------------
1996
--------------------------------------------------------------------------------------------------------------
Interest income                                $35,231           $36,881           $38,041           $38,667
--------------------------------------------------------------------------------------------------------------
Net interest income                             17,836            18,788            19,260            19,507
--------------------------------------------------------------------------------------------------------------
Provision for loan losses                        1,209             1,193             1,431               816
--------------------------------------------------------------------------------------------------------------
Investment securities and other
investment gains                                    38                89                --               104
--------------------------------------------------------------------------------------------------------------
Income before income taxes                       8,205             8,853             9,281             9,260
--------------------------------------------------------------------------------------------------------------
Net income                                       5,366             5,781             6,023             6,033
--------------------------------------------------------------------------------------------------------------
Net income per common share<F1>                    .34               .36               .37               .38
==============================================================================================================
1995
Interest income                                $31,362           $33,860           $34,771           $35,122
--------------------------------------------------------------------------------------------------------------
Net interest income                             17,054            17,569            17,763            17,783
--------------------------------------------------------------------------------------------------------------
Provision for loan losses                          960               181             1,059               557
--------------------------------------------------------------------------------------------------------------
Investment securities and other
investment gains (losses)                         (153)                8               (15)              330
--------------------------------------------------------------------------------------------------------------
Income before income taxes                       7,386             7,653             8,362             8,642
--------------------------------------------------------------------------------------------------------------
Net income                                       4,854             5,112             5,433             5,643
--------------------------------------------------------------------------------------------------------------
Net income per common share<F1>                    .30               .32               .34               .35
==============================================================================================================

<F1> The computation of per share data gives retroactive recognition to a five-for-four stock split declared January 21, 1997; a 5% stock dividend declared January 22, 1996, and a three-for-two stock split declared July 18, 1995.


Balance Sheet Composition and
Management

      Changes in interest income and interest expense are affected by the allocation of funds throughout the Statement of Financial Condition. The following sections discuss the sources from which 1st Source obtains funds and the manner in which management has chosen to invest these funds.

Source of Funds
      Core Deposits -- 1st Source's major source of investable funds is provided by stable core deposits consisting of all interest bearing and noninterest bearing deposits, excluding certificates of deposit of $100,000 and over. In 1996, average core deposits equaled 68.32% of average total assets, compared to 71.59% in 1995 and 73.00% in 1994. The effective cost rate of core deposits in 1996 was 3.98%, compared to 3.91% in 1995 and 3.22% in 1994.
      Average demand deposits (noninterest bearing core deposits) increased 7.83% in 1996, compared to an increase of 6.78% in 1995. They represented 14.43% of total core deposits in 1996 compared to 14.35% in 1995 and 14.37% in 1994.

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Source of Funds -- Concluded
      Purchased Funds -- 1st Source's purchased funds are used to supplement core deposits and include certificates of deposit of $100,000 and over, federal funds, securities sold under agreements to repurchase, commercial paper and other short-term borrowings. Purchased funds are raised primarily in our local market from customers seeking short-term investments and are used to balance the bank's interest rate sensitivity. During 1996, 1st Source's reliance on purchased funds increased to 20.33% of average total assets from 16.74% in 1995.
      Loan Securitization -- During 1996, 1st Source securitized $58 million of aircraft loans.
      Shareholders' Equity -- Management continues to emphasize profitable asset growth and retention of equity in the business. Average shareholders' equity increased to 8.51% of average total assets compared to 8.46% in 1995. Shareholders' equity was 8.26% of total assets at year-end 1996, compared to 8.48% at year-end 1995.

Investment of Funds
      Investment Securities -- Investment securities increased 6.74% in 1996, following a 13.29% increase in 1995. Investments in municipal securities increased and the market value of the available-for-sale securities increased due to the general decline in interest rates (see Note D of Notes to Consolidated Financial Statements).
      Loans and Leases -- Average loans, net of unearned discount, increased 15.32% in 1996, following a 9.91% increase in 1995. Loans, net of unearned discount, at December 31, 1996, were $1.46 billion and were 69.99% of total assets, compared to $1.26 billion or 70.00% of total assets at December 31, 1995.
      Transportation and equipment loans at year-end 1996 increased 22.52% from year-end 1995. The higher outstandings reflect considerable growth in construction equipment, auto rental franchises and truck and automobile leasing company financings. Aircraft financing increased 10.74% over 1995, despite the $58 million securitization.
      Excluding the purchase of $21.5 million in commercial paper, commercial loan growth was flat for 1996.
      The 11.53% growth in real estate loans is attributed, primarily, to a 23.76% increase in commercial real estate lending.
      The 15.42% growth in installment loans reflects our increased direct consumer lending as the result of greater marketing efforts coupled with the new retail banking centers.
      Liquidity and Interest Rate Sensitivity -- Asset and liability management includes the management of interest rate sensitivity and the maintenance of an adequate liquidity position. The purpose of interest rate sensitivity management is to stabilize net interest income during periods of changing interest rates. The purpose of liquidity management is to match the sources and uses of funds to anticipated customers' deposits, withdrawals and borrowing requirements and to provide for the cash flow needs of 1st Source.
      1st Source's principal source of liquidity is its investment portfolio. At December 31, 1996, securities maturing within one year amounted to $78.0 million. This represents 18.43% of the investment portfolio, compared to 10.42% at year-end 1995. Other potential sources of funds are loan repayments and securitizations. The liquidity of 1st Source is also enhanced by a significant concentration of core deposits and locally purchased $100,000 and over certificates of deposit which provide a relatively stable funding base.
      Interest rate sensitivity analysis measures the responsiveness of net interest income to changes in the level of market interest rates. The Asset/Liability Management Committee of 1st Source monitors and manages the relationship of earning assets to interest bearing liabilities and interest rate forecasts. At December 31, 1996, the balance sheet was rate sensitive by $119.0 million more liabilities than assets scheduled to reprice within one year or 89%.

Earning Results
      Net interest income, the difference between income from earning assets and the interest cost of funding those assets, is 1st Source's primary source of earnings. Net interest income, on a fully taxable equivalent basis, increased 7.01% in 1996, following a 7.26% increase in 1995.
      Net interest margin, the ratio of net interest income to average earning assets, is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 4.48% in 1996 compared to 4.71% in 1995 and 4.80% in 1994.
      The yield on earning assets in 1996 was 8.64%, compared to 8.85% in 1995 and 8.13% in 1994. Average earning assets in 1996 increased 12.57%, following a 9.32% increase in 1995. The effective rate on interest bearing liabilities was 4.85% for both 1996 and 1995, and 3.87% in 1994.
      Other Income -- Supplementing the growth in net interest income was an increase in other income of 30.72% over 1995. The factors influencing the growth were the recognition of originated mortgage servicing rights in accordance with SFAS No. 122, income derived from the aircraft loan securitizations and revenues generated from operating leases. Other income in 1995 increased 31.05% over 1994 due primarily to a full year of operating results of Trustcorp Mortgage Company compared to only the fourth quarter in 1994. In addition,

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

Maturities of Investment Securities at December 31, 1996
(Dollars in thousands)
                                  U.S. Treasury          States and Political            Other
                                  and Agencies               Subdivisions             Securities                   Total
================================================================================================================================
                              Amount        Yield        Amount       Yield       Amount       Yield        Amount       Yield
================================================================================================================================
0 - 1 Year                   $ 62,893        5.72%     $ 15,095        6.15%     $    --          --%     $ 77,988        5.80%
--------------------------------------------------------------------------------------------------------------------------------
1 - 5 Years                   105,762        5.80        53,030        7.55        1,429        7.22       160,221        6.39
--------------------------------------------------------------------------------------------------------------------------------
5 - 10 Years                   15,993        6.23        67,862        8.44        2,987        7.55        86,842        8.00
--------------------------------------------------------------------------------------------------------------------------------
Over 10 Years                  68,786        6.14        14,057        7.94       15,202        6.35        98,045        6.43
--------------------------------------------------------------------------------------------------------------------------------
Total                        $253,434        5.90%     $150,044        7.85%     $19,618        6.57%     $423,096        6.62%
================================================================================================================================
================================================================================================================================

  Weighted average yields on tax-exempt obligations have been computed by adjusting tax-exempt income to a fully taxable equivalent basis, excluding the effect of the tax preference interest expense adjustment.

             Composition of Average Assets (In Millions)


                           [BAR GRAPH]

        1,330.0    1,440.0    1,547.0    1,686.6    1,895.2

          92         93         94         95         96


                  Composition of Average Liabilities
                and Shareholders' Equity (In Millions)

                           [BAR GRAPH]

       1,330.0    1,440.0    1,547.0    1,686.6    1,895.2

          92         93         94         95         96


1st Source experienced growth in trust fees, service charges on deposit accounts, securitization income and rental income from operating leases.
      Trust fees in 1996 were $6.73 million, compared to $6.64 million in 1995 and $6.13 million in 1994. Trust fees increased 1.40% in 1996, following an 8.39% increase in 1995.

            Service charges on deposit accounts decreased by 2.13% resulting in $4.83 million of income for 1996. The $4.93 million recorded in 1995 was an increase of 5.99% over the $4.66 million of service charges on deposit accounts generated in 1994.
      1st Source recognized income from aircraft loan servicing of $1.10 million in 1996, compared to $628,000 in 1995. The increase resulted from $118 million of

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Rate Sensitivity Analysis at December 31, 1996
(Dollars in thousands)
                                                                               Total
                                   0 - 3          3 - 6          6 - 12        Within         Beyond
                                   Months         Months         Months        1 Year         1 Year          Total
-----------------------------------------------------------------------------------------------------------------------
Earning Assets:
   Net loans                     $ 576,471       $ 95,337       $142,791     $  814,599       $640,964     $1,455,563
-----------------------------------------------------------------------------------------------------------------------
   Investment securities            52,903         31,810         61,161        145,874        277,222        423,096
-----------------------------------------------------------------------------------------------------------------------
   Interest bearing deposits
   with other banks                    600              -              -            600              -            600
=======================================================================================================================
Total Earning Assets             $ 629,974       $127,147       $203,952     $  961,073       $918,186     $1,879,259
=======================================================================================================================
=======================================================================================================================
Interest Bearing Liabilities:
   Interest bearing deposits     $ 568,039       $149,125       $196,360     $  913,524       $513,174     $1,426,698
-----------------------------------------------------------------------------------------------------------------------
   Short-term borrowings           156,306          1,850            190        158,346         66,517        224,863
-----------------------------------------------------------------------------------------------------------------------
   Long-term debt                    7,933              -            270          8,203         10,393         18,596
=======================================================================================================================
Total Interest Bearing
Liabilities                      $ 732,278       $150,975       $196,820     $1,080,073       $590,084     $1,670,157
=======================================================================================================================
=======================================================================================================================
Rate Sensitivity Gap             $(102,304)      $(23,828)      $  7,132     $ (119,000)      $328,102     $  209,102
-----------------------------------------------------------------------------------------------------------------------

securitized loans at the end of 1996, compared to $60 million at the end of 1995. Revenues generated from operating leases increased to $2.74 million in 1996, nearly a fivefold increase over 1995. The $574,000 recorded in 1995 was an increase of 24.78% over 1994.
      As a result of adopting SFAS No. 122 during 1996 (see Note A of Notes to Consolidated Financial Statements), 1st Source recognized additional income of $1.4 million, net of certain adjustments, including amortization. Gains of $863,000 were recognized on the sale of mortgage loans and servicing in 1996 compared to gains of $783,000 in 1995. In addition, fees for servicing mortgages grew from $1.38 million in 1995 to $1.63 million in 1996. As of year end 1996, Trustcorp Mortgage Company's mortgage servicing portfolio aggregates $1.28 billion, as compared to $1.19 billion one year ago.
      Other Expense -- During 1996, the acquisition and implementation of improved technologies and the opening of ten new branches increased our operating expenses. Cost control across all business units and better utilization of resources continues to be a major focus at 1st Source. Other expense increased 10.50% during 1996. This compares to an increase of 10.66% in 1995.
      The increase in other expense during 1995 is primarily due to the full-year inclusion of Trustcorp Mortgage Company, compared to only the fourth quarter in 1994. Excluding the effect of Trustcorp Mortgage Company on other expense for 1995 and 1994, total other expense increased only 4.30% in 1995.
      Salaries and employee benefits comprised approximately 59% of total other expense in 1996 and 1995. Salaries and employee benefits increased 10.72% in 1996, following a 14.89% increase in 1995. Salaries and wages increased
12.67% in 1996 and 12.10% in 1995. Excluding the effect of Trustcorp Mortgage Company, salaries and wages increased only 4.22% during 1995. The number of full-time equivalent employees stood at 895, 811 and 805 at the end of 1996, 1995 and 1994, respectively. Employee benefits increased 4.08% in 1996, following a 25.50% increase in 1995. The reduced increase in employee benefits had primarily two causes, in addition to the impact of Trustcorp Mortgage Company. Additional provisions were made to fund our stock incentive reserves during 1995 due to the significant 40% increase in the market price of 1st Source common stock during that year. Also, group insurance expense increased 11.62% in 1996, following a 24.50% increase in 1995.
      Occupancy expense in 1996 increased 24.73% from 1995, following an 8.41% increase in 1995. The greater increase in occupancy expenses in 1996 is attributed to reduced rental income and the branch expansion. Excluding Trustcorp Mortgage Company, occupancy expenses increased only 1.02% during 1995.
      Furniture and equipment expense increased in 1996 by 14.84%, following a 7.62% increase in 1995. Increases in 1996 occurred in depreciation, repair and outside computer processing expenses. In addition, equipment and furniture expenses relating, primarily, to the branch expansion contributed to the increase.
      Insurance expense fell dramatically for 1996 as the FDIC continued to reduce the premium assessment to zero per $100 of assessable deposits. During 70092 the premium assessment was reduced to 4 from 23 per $100 of assessable deposits. These actions resulted in a decrease in insurance expense of 76.25% for 1996, following a decrease of 36.48% in 1995.
            Business development and marketing expense increased 10.65% in 1996, following a decline of 22.94% in 1995.

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

Selected Statistical Information
Distribution of Assets, Liabilities and Shareholders' Equity
Interest Rates and Interest Differential
(Dollars in thousands)
Year ended December 31,                                                               1996
--------------------------------------------------------------------------------------------------------------
                                                                                 Interest
                                                                Average           Income/              Yield/
ASSETS                                                          Balance           Expense               Rate
--------------------------------------------------------------------------------------------------------------
   Interest bearing deposits                                  $    3,101          $    154              4.97%
--------------------------------------------------------------------------------------------------------------
   Investment securities:
      Taxable                                                    250,054            15,120              6.05
--------------------------------------------------------------------------------------------------------------
      Tax exempt<F1>                                             146,176            11,787              8.06
--------------------------------------------------------------------------------------------------------------
   Net loans<F2> & <F3>                                        1,352,068           124,684              9.22
--------------------------------------------------------------------------------------------------------------
   Other investments                                              15,656               841              5.37
--------------------------------------------------------------------------------------------------------------
Total earning assets                                           1,767,055           152,586              8.64
==============================================================================================================
   Cash and due from banks                                        75,378
--------------------------------------------------------------------------------------------------------------
   Reserve for loan losses                                       (28,482)
--------------------------------------------------------------------------------------------------------------
   Other assets                                                   81,263
--------------------------------------------------------------------------------------------------------------
Total                                                         $1,895,214
==============================================================================================================
==============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
   Interest bearing deposits                                  $1,337,345            64,214              4.80
--------------------------------------------------------------------------------------------------------------
   Short-term borrowings                                         156,003             7,843              5.03
--------------------------------------------------------------------------------------------------------------
   Long-term debt                                                 19,876             1,372              6.89
--------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                             1,513,224            73,429              4.85
==============================================================================================================
   Noninterest bearing deposits                                  186,804
--------------------------------------------------------------------------------------------------------------
   Other liabilities                                              33,862
--------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                          161,324
--------------------------------------------------------------------------------------------------------------
Total                                                         $1,895,214
==============================================================================================================
==============================================================================================================
Net interest income                                                               $ 79,157
==============================================================================================================
Net yield on earning assets
on a taxable equivalent basis                                                                           4.48%
==============================================================================================================

<F1> Interest income includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $3,635 in 1996, $3,635 in 1995 and $3,512 in 1994.

<F2> Loan income includes fees on loans of $3,136 in 1996, $2,739 in 1995 and $3,111 in 1994. Loan income also includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $131 in 1996, $171 in 1995 and $226 in 1994.

<F3> For purposes of this computation, nonaccruing loans are included in the daily average loan balance outstanding.

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------


                              1995                                                        1994
--------------------------------------------------------------------------------------------------------------------
                            Interest                                                    Interest
          Average            Income/            Yield/                Average            Income/            Yield/
          Balance            Expense             Rate                 Balance            Expense             Rate
--------------------------------------------------------------------------------------------------------------------
        $    1,062          $     30              2.79%             $      971          $     14              1.42%
--------------------------------------------------------------------------------------------------------------------

           244,567            15,184              6.21                 256,404            14,667              5.72
--------------------------------------------------------------------------------------------------------------------
           129,409            11,285              8.72                 103,872            10,077              9.70
--------------------------------------------------------------------------------------------------------------------
         1,172,438           111,115              9.48               1,066,752            91,523              8.58
--------------------------------------------------------------------------------------------------------------------
            22,227             1,307              5.88                   7,893               399              5.05
--------------------------------------------------------------------------------------------------------------------
         1,569,703           138,921              8.85               1,435,892           116,680              8.13
====================================================================================================================
            72,647                                                      74,240
--------------------------------------------------------------------------------------------------------------------
           (26,081)                                                    (23,685)
--------------------------------------------------------------------------------------------------------------------
            70,291                                                      60,518
--------------------------------------------------------------------------------------------------------------------
        $1,686,560                                                  $1,546,965
====================================================================================================================
====================================================================================================================

        $1,181,219            56,185              4.76              $1,094,197            42,012              3.84
--------------------------------------------------------------------------------------------------------------------
           135,373             6,938              5.13                 109,944             3,788              3.45
--------------------------------------------------------------------------------------------------------------------
            23,302             1,823              7.82                  27,248             1,909              7.01
--------------------------------------------------------------------------------------------------------------------
         1,339,894            64,946              4.85               1,231,389            47,709              3.87
====================================================================================================================
           173,234                                                     162,233
--------------------------------------------------------------------------------------------------------------------
            30,765                                                      25,892
--------------------------------------------------------------------------------------------------------------------
           142,667                                                     127,451
--------------------------------------------------------------------------------------------------------------------
        $1,686,560                                                  $1,546,965
====================================================================================================================
====================================================================================================================
                            $ 73,975                                                    $ 68,971
====================================================================================================================

                                                  4.71%                                                       4.80%
====================================================================================================================

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

      The decline in 1995 was the result of appreciated stock valued at $2.3 million, with a cost basis of $1 million, being donated to the 1st Source Foundation in 1994. Current and future earnings have and will be enhanced since the donation prefunded several years of future Foundation contributions.
      An increase of 20.81% occurred in other expenses during 1996, compared to a 33.57% increase in 1995. During 1996, 1st Source experienced increases in depreciation on equipment leased to customers under operating leases and communications expense. In 1995, increases were recorded in other real estate expenses, professional fees and communications expense. In addition, costs of $423,000 were expensed, in 1995, relating to the refinancing of holding company debt (see Note G of Notes to Consolidated Financial Statements). This action has and will benefit future earnings through lower interest expense.
      Finally, other expense increased in 1995 due to the full-year inclusion of Trustcorp Mortgage Company's other expenses, including the full-year amortization of goodwill relating to the Trustcorp acquisition.
      Income Taxes -- Federal income taxes were $9.13 million in 1996, or 28.24% of income after state taxes, compared to $8.07 million or 27.72% in 1995 and $5.44 million or 22.76% in 1994. The lower percentage of federal income taxes in 1994 was the result of less taxable income and the contribution of appreciated stock which resulted in favorable tax treatment for that year. State income taxes were $3.27 million in 1996, compared to $2.93 million in 1995 and $2.43 million in 1994.

Credit Experience
      Provision for Loan Losses -- The ability of a bank to identify and assess the risk factors affecting its loan portfolio is crucial for profitability. Management follows a credit policy that balances the risk and return on loans and monitors potential credit problems to ensure that they are adequately managed and reserved.
      The reserve for loan losses is maintained to cover losses that may be incurred in the normal course of lending. The provision made to the reserve is determined by management based on the risk factors affecting the loan portfolio, including general economic conditions, changes to the portfolio mix, and past loan loss experience.
      The provision for loan losses for 1996 was $4.65 million, compared to $2.76 million in 1995 and $4.20 million in 1994. Net charge-offs of $1.78 million were recorded in 1996, compared to net recoveries of $845,000 in 1995 and net charge-offs of $1.24 million in 1994.
      The reserve for loan losses at December 31, 1996, totaled $29.52 million and was 2.03% of loans, compared to $27.47 million or 2.18% of loans at December 31, 1995, and $23.87 million or 2.17% of loans at December 31, 1994. It is management's opinion that the reserve for loan losses is adequate to absorb anticipated losses in the loan portfolio as of December 31, 1996.
      Nonperforming Assets -- 1st Source's policy is to discontinue the accrual of interest on loans on which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection. When a loan is placed on nonaccrual status, any current year accrued interest not collected is reversed and prior year accruals are charged to the reserve for loan losses. Nonperforming assets amounted to $7.77 million at December 31, 1996, compared to $6.58 million at December 31, 1995 and $4.70 million at December 31, 1994.

Nonperforming Assets at December 31
(Dollars in thousands)
                                                 1996              1995              1994              1993             1992
-------------------------------------------------------------------------------------------------------------------------------
Loans past due over 90 days                     $  557            $  274            $  477            $  494           $  354
-------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                 6,678             4,893             3,314             3,175            4,024
-------------------------------------------------------------------------------------------------------------------------------
Restructured loans                                   -                 -               133               667            3,185
===============================================================================================================================
Total Nonperforming Loans                        7,235             5,167             3,924             4,336            7,563
-------------------------------------------------------------------------------------------------------------------------------
Other real estate                                  445             1,359               763               794              950
-------------------------------------------------------------------------------------------------------------------------------
Other assets                                        93                58                13               158            1,079
===============================================================================================================================
Total Nonperforming Assets                      $7,773            $6,584            $4,700            $5,288           $9,592
===============================================================================================================================
===============================================================================================================================
Nonperforming assets to loans,
net of unearned discount                           .53%              .52%              .43%              .52%            1.00%
===============================================================================================================================

Capital Resources
      1st Source manages its capital resources to serve its customers, protect its depositors, support growth and provide a fair return to shareholders. As of December 31, 1996, there were 1,125 holders of record of 1st Source common stock.
            1st Source's common stock is traded on the Nasdaq Stock Market under the National Market symbol "SRCE." High and low stock prices and cash dividends paid for the last two years by quarter were:

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

                              1996 Sales Price         Cash                   1995 Sales Price         Cash
                              ----------------       Dividends                ----------------       Dividends
Common Stock Prices           High        Low          Paid                   High         Low          Paid
================================================================================================================
Quarter Ended:
March 31                     $18 1/4     $16 1/2       $.064                 $14         $12 1/2       $.056
----------------------------------------------------------------------------------------------------------------
June 30                       18 1/2      17 1/4        .064                  15 1/2      13 3/4        .056
----------------------------------------------------------------------------------------------------------------
September 30                  18 1/2      16 1/2        .064                  18          14 1/2        .056
----------------------------------------------------------------------------------------------------------------
December 31                   20 1/2      18            .072                  18 1/4      16 1/2        .061
================================================================================================================

The above information gives retroactive recognition to a five-for-four stock split declared January 21, 1997; a 5% stock dividend declared
January 22, 1996, and a three-for-two stock split declared July 18, 1995. At December 31, 1996, the total market capitalization of 1st Source was approximately $305.7 million.

             Leverage Capital Ratio (As a Percent)

                         [BAR GRAPH]

      92         93          94          95          96
    (7.43)     (8.09)      (8.33)      (8.44)      (8.48)

               Book Value Per Common Share<F*>

                         [BAR GRAPH]

      92         93          94          95          96
    (6.90)     (7.96)      (8.22)      (9.80)      (11.02)

[FN]
<F*> Book value is not necessarily indicative of the value of
     1st Source common stock.

                         Common Stock Price Range (in Dollars)

                                     [BAR GRAPH]


                          1995                               1996
            1st      2nd       3rd      4th       1st     2nd     3rd      4th
            ---      ---       ---      ---       ---     ---     ---      ---
High       14       15 1/2    18       18 1/4    18 1/4  18 1/2  18 1/2   20 1/2
Low        12 1/2   13 3/4    14 1/2   16 1/2    16 1/2  17 1/4  16 1/2   18
Quarter
ending     13 3/4   14 3/4    17 1/4   18        17 1/4  17 1/2  18       19 1/2


               Cash Dividends Per Common Share

                         [BAR GRAPH]

      92         93          94          95          96
    (.148)     (.175)      (.203)      (.229)      (.264)

            Effects of Inflation -- The results of operations can also be affected by inflation, although it is difficult to measure the precise impact on the various types of income and expense. Interest rates, in particular, are significantly affected by infiation, but neither the timing nor the magnitude of the changes coincide with changes in the consumer price index nor other measures of inflation.

Additionally, increases in interest rates, such as those on consumer deposits, lag behind increases in overall rates. This, in turn, affects the composition of sources of funds by reducing core deposit growth and increasing the need for purchased funds. Another significant effect of infiation is on other expenses, which tend to rise during periods of general inflation.

Consolidated Statements of Financial Condition
--------------------------------------------------------------------------------------------
                                                                        December 31
                                                                  1996              1995
--------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
ASSETS
Cash and due from banks                                       $  137,588        $   94,517
--------------------------------------------------------------------------------------------
Interest bearing deposits with other banks                           600             2,946
--------------------------------------------------------------------------------------------
Investment securities, available-for-sale
   (amortized cost of $303,177 and
   $270,621 at December 31, 1996 and
   1995, respectively)                                           302,602           270,290
--------------------------------------------------------------------------------------------
Investment securities, held-to-maturity
   (fair value of $125,218 and $132,383
   at December 31, 1996 and 1995,
   respectively)                                                 120,494           126,085
--------------------------------------------------------------------------------------------
Loans held for sale                                              102,362            80,093
--------------------------------------------------------------------------------------------
Loans, net of unearned discount:
   Transportation and equipment                                  561,042           457,930
--------------------------------------------------------------------------------------------
   Real estate                                                   365,747           327,935
--------------------------------------------------------------------------------------------
   Commercial, financial and agricultural                        335,192           314,421
--------------------------------------------------------------------------------------------
   Installment                                                    91,220            79,036
--------------------------------------------------------------------------------------------
Total Loans                                                    1,455,563         1,259,415
--------------------------------------------------------------------------------------------
    Less, Reserve for loan losses                                (29,516)          (27,470)
--------------------------------------------------------------------------------------------
Net Loans                                                      1,426,047         1,231,945
--------------------------------------------------------------------------------------------
Premises and equipment:
   Land                                                            4,167             4,132
--------------------------------------------------------------------------------------------
   Buildings and improvements                                     23,089            19,808
--------------------------------------------------------------------------------------------
   Furniture and equipment                                        20,307            16,872
--------------------------------------------------------------------------------------------
   Construction in progress                                        1,074             1,029
--------------------------------------------------------------------------------------------
Total Premises and Equipment                                      48,637            41,841
--------------------------------------------------------------------------------------------
    Less, Accumulated depreciation                                20,857            18,458
--------------------------------------------------------------------------------------------
Net Premises and Equipment                                        27,780            23,383
--------------------------------------------------------------------------------------------
Other assets                                                      64,656            50,091
--------------------------------------------------------------------------------------------
Total Assets                                                  $2,079,767        $1,799,257
============================================================================================
============================================================================================
The accompanying notes are a part of the consolidated financial statements.

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

                                                                       December 31
                                                                 1996              1995
--------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
LIABILITIES
Deposits:
   Noninterest bearing                                        $  207,280        $  190,045
--------------------------------------------------------------------------------------------
   Interest bearing                                            1,426,698         1,251,704
--------------------------------------------------------------------------------------------
Total Deposits                                                 1,633,978         1,441,749
--------------------------------------------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities
   sold under agreements to repurchase                           112,580           101,166
--------------------------------------------------------------------------------------------
   Other                                                         112,283            51,813
--------------------------------------------------------------------------------------------
Total Short-Term Borrowings                                      224,863           152,979
--------------------------------------------------------------------------------------------
Other liabilities                                                 30,497            30,109
--------------------------------------------------------------------------------------------
Long-term debt                                                    18,596            21,819
--------------------------------------------------------------------------------------------
Total Liabilities                                              1,907,934         1,646,656
============================================================================================

Commitments and contingencies (Notes L, M and P)

SHAREHOLDERS' EQUITY
Common stock; no par value:
   Authorized 40,000,000 shares; issued 12,936,120 shares in
   1996 and 12,319,238 shares in 1995, less unearned shares        5,700             5,429
--------------------------------------------------------------------------------------------
Capital surplus                                                   69,947            56,337
--------------------------------------------------------------------------------------------
Retained earnings                                                102,399            96,952
--------------------------------------------------------------------------------------------
Cost of common stock in treasury (1996 -- 345,622
shares and 1995 -- 345,984 shares)                                (6,670)           (6,497)
--------------------------------------------------------------------------------------------
Net unrealized appreciation
of securities available-for-sale                                     457               380
--------------------------------------------------------------------------------------------
Total Shareholders' Equity                                       171,833           152,601
--------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                    $2,079,767        $1,799,257
============================================================================================
============================================================================================

Consolidated Statement of Income
1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

                                                                            Year Ended December 31
                                                                            ----------------------
                                                                    1996              1995              1994
--------------------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands, except per share data)
Interest income:
   Loans                                                        $124,553          $110,944          $ 91,297
--------------------------------------------------------------------------------------------------------------
   Investment securities:
      Taxable                                                     15,121            15,184            14,667
--------------------------------------------------------------------------------------------------------------
      Tax-exempt                                                   8,152             7,650             6,565
--------------------------------------------------------------------------------------------------------------
   Total Investment securities                                    23,273            22,834            21,232
--------------------------------------------------------------------------------------------------------------
   Other                                                             994             1,337               413
--------------------------------------------------------------------------------------------------------------
Total Interest Income                                            148,820           135,115           112,942
--------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                       64,214            56,185            42,012
--------------------------------------------------------------------------------------------------------------
   Short-term borrowings                                           7,843             6,938             3,788
--------------------------------------------------------------------------------------------------------------
   Long-term debt                                                  1,372             1,823             1,909
--------------------------------------------------------------------------------------------------------------
Total Interest Expense                                            73,429            64,946            47,709
--------------------------------------------------------------------------------------------------------------
Net Interest Income                                               75,391            70,169            65,233
--------------------------------------------------------------------------------------------------------------
Provision for loan losses                                          4,649             2,757             4,197
--------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses               70,742            67,412            61,036
--------------------------------------------------------------------------------------------------------------
Other income:
   Trust fees                                                      6,732             6,639             6,125
--------------------------------------------------------------------------------------------------------------
   Service charges on deposit accounts                             4,829             4,934             4,655
--------------------------------------------------------------------------------------------------------------
   Mortgage servicing fees and mortgage loan sale income           4,309             2,163               557
--------------------------------------------------------------------------------------------------------------
   Commission, securitization, rental and other income             9,378             5,586             3,654
--------------------------------------------------------------------------------------------------------------
   Investment securities and other investment gains (losses)         231               170              (117)
--------------------------------------------------------------------------------------------------------------
Total Other Income                                                25,479            19,492            14,874
--------------------------------------------------------------------------------------------------------------
Other expense:
   Salaries and employee benefits                                 36,058            32,567            28,346
--------------------------------------------------------------------------------------------------------------
   Net occupancy expense                                           4,696             3,765             3,473
--------------------------------------------------------------------------------------------------------------
   Furniture and equipment expense                                 5,873             5,114             4,752
--------------------------------------------------------------------------------------------------------------
   Insurance expense                                                 483             2,034             3,202
--------------------------------------------------------------------------------------------------------------
   Business development and marketing expense                      2,587             2,338             3,034
--------------------------------------------------------------------------------------------------------------
   Other expense                                                  10,925             9,043             6,770
--------------------------------------------------------------------------------------------------------------
Total Other Expense                                               60,622            54,861            49,577
--------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                        35,599            32,043            26,333
--------------------------------------------------------------------------------------------------------------
Income taxes                                                      12,396            11,001             7,868
--------------------------------------------------------------------------------------------------------------
Net Income                                                      $ 23,203          $ 21,042          $ 18,465
==============================================================================================================
==============================================================================================================
Net Income Per Common Share                                     $   1.45          $   1.31          $   1.16
==============================================================================================================
==============================================================================================================
The accompanying notes are a part of the consolidated financial statements.

                                Consolidated Statements of Shareholders' Equity
                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

                                                                                                                     Net
                                                                                                                  Unrealized
                                                                                                                  Appreciation
                                                                                                   Cost of       (Depreciation)
                                                                                                    Common       of Securities
                                                         Common       Capital        Retained       Stock         Available-
                                          Total          Stock        Surplus        Earnings     in Treasury      For-Sale
-------------------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands, except per share data)
Balance at January 1, 1994              $125,539         $4,924        $36,986       $ 82,942       $(1,828)       $  2,515
===============================================================================================================================
Net income                                18,465              -              -         18,465              -              -
-------------------------------------------------------------------------------------------------------------------------------
Cost of 179,452 shares of com-
mon stock acquired for treasury           (4,479)             -              -              -         (4,479)
-------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.20 per share)           (3,204)             -              -         (3,204)             -              -
-------------------------------------------------------------------------------------------------------------------------------
5% common stock dividend ($12
paid in cash in lieu of fractional
shares)                                      (12)           246          8,802         (9,060)             -              -
-------------------------------------------------------------------------------------------------------------------------------
Acquisition of Trustcorp
Mortgage Company                           2,352              -              -            760          1,592              -
-------------------------------------------------------------------------------------------------------------------------------
Contribution of common stock
to employee benefit plan                     767              -              -            406            361              -
-------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized
appreciation (depreciation)              (10,799)             -              -              -              -        (10,799)
-------------------------------------------------------------------------------------------------------------------------------
Other                                        453              -              -            135            318              -
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994             129,082          5,170         45,788         90,444         (4,036)        (8,284)
===============================================================================================================================
Net income                                21,042              -              -         21,042              -              -
-------------------------------------------------------------------------------------------------------------------------------
Cost of 146,575 shares of com-
mon stock acquired for treasury           (3,363)             -              -              -         (3,363)             -
-------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.23 per share)           (3,594)             -              -         (3,594)             -              -
-------------------------------------------------------------------------------------------------------------------------------
5% common stock dividend ($13
paid in cash in lieu of fractional
shares)                                      (13)           259         10,549        (10,821)             -              -
-------------------------------------------------------------------------------------------------------------------------------
Three-for-two common stock
split ($5 paid in cash in lieu
of fractional shares)                         (5)             -              -             (5)             -              -
-------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized
appreciation (depreciation)                8,664              -              -              -              -          8,664
-------------------------------------------------------------------------------------------------------------------------------
Other                                        788              -              -           (114)           902              -
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995             152,601          5,429         56,337         96,952         (6,497)           380
===============================================================================================================================
Net income                                23,203              -              -         23,203              -              -
-------------------------------------------------------------------------------------------------------------------------------
Cost of 67,267 shares of com-
mon stock acquired for treasury           (1,488)             -              -              -         (1,488)             -
-------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.26 per share)           (4,123)             -              -         (4,123)             -              -
-------------------------------------------------------------------------------------------------------------------------------
5% common stock dividend ($12
paid in cash in lieu of fractional
shares)                                      (11)           271         13,610        (13,892)             -              -
-------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized
appreciation (depreciation)                   77              -              -              -              -             77
-------------------------------------------------------------------------------------------------------------------------------
Other                                      1,574              -              -            258          1,316              -
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996            $171,833         $5,700        $69,947       $102,398       $ (6,669)      $    457
===============================================================================================================================
===============================================================================================================================
The accompanying notes are a part of the consolidated financial statements.

Consolidated Statement of Cash Flows
1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
                                                                                           Year Ended December 31
                                                                                           ----------------------
                                                                                   1996              1995              1994
-------------------------------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands)
Operating Activities:
   Net income                                                                    $  23,203         $  21,042        $  18,465
-------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net
   cash provided by operating activities:
      Provision for loan losses                                                      4,649             2,757            4,197
-------------------------------------------------------------------------------------------------------------------------------
      Depreciation of premises and equipment                                         4,363             2,617            2,070
-------------------------------------------------------------------------------------------------------------------------------
      Amortization of investment security pre-
      miums and accretion of discounts, net                                            739               957            1,219
-------------------------------------------------------------------------------------------------------------------------------
      Deferred income taxes                                                         (1,147)           (2,661)            (616)
-------------------------------------------------------------------------------------------------------------------------------
      Realized investment securities (gains) losses                                   (231)             (170)             117
-------------------------------------------------------------------------------------------------------------------------------
      Increase in interest receivable                                                 (573)           (2,120)          (1,585)
-------------------------------------------------------------------------------------------------------------------------------
      Increase in interest payable                                                     120             3,946            1,831
-------------------------------------------------------------------------------------------------------------------------------
      Other                                                                        (11,053)            1,250              559
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                           20,070            27,618           26,257
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
   Proceeds from sales and maturities of investment securities                     116,813           111,307           47,482
-------------------------------------------------------------------------------------------------------------------------------
   Purchase of investment securities                                              (144,286)         (144,422)         (56,076)
-------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in short-term investments                                 2,346             3,348           (4,004)
-------------------------------------------------------------------------------------------------------------------------------
   Loans sold or participated to others                                            156,727            49,560          146,243
-------------------------------------------------------------------------------------------------------------------------------
   Net increase in loans made to customers
   and principal collections on loans                                             (350,120)         (202,620)        (211,532)
-------------------------------------------------------------------------------------------------------------------------------
   Net increase in leased assets                                                    (4,984)           (4,392)          (2,493)
-------------------------------------------------------------------------------------------------------------------------------
   Purchase of premises and equipment                                               (6,646)           (5,271)          (4,007)
-------------------------------------------------------------------------------------------------------------------------------
   Cash paid in acquisition                                                              -                 -           (2,516)
-------------------------------------------------------------------------------------------------------------------------------
   Other                                                                            (2,115)              577              404
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                             (232,265)         (191,913)         (86,499)
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Net increase (decrease) in demand deposits,
   NOW accounts and savings accounts                                                57,688           (23,310)           5,624
-------------------------------------------------------------------------------------------------------------------------------
   Net increase in certificates of deposit                                         134,540           163,722          116,350
-------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in short-term borrowings                                 71,884            52,414          (54,377)
-------------------------------------------------------------------------------------------------------------------------------
   Proceeds from issuance of long-term debt                                            123            10,000            7,200
-------------------------------------------------------------------------------------------------------------------------------
   Payments on long-term debt                                                       (3,346)          (16,265)          (5,009)
-------------------------------------------------------------------------------------------------------------------------------
   Acquisition of treasury stock                                                    (1,488)           (3,363)          (4,479)
-------------------------------------------------------------------------------------------------------------------------------
   Cash dividends                                                                   (4,123)           (3,594)          (3,204)
-------------------------------------------------------------------------------------------------------------------------------
   Other                                                                               (12)              (18)             (12)
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                          255,266           179,586           62,093
-------------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                               43,071            15,291            1,851
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                                        94,517            79,226           77,375
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                           $ 137,588         $  94,517        $  79,226
===============================================================================================================================
===============================================================================================================================
The accompanying notes are a part of the consolidated financial statements.

                                     Notes to Consolidated Financial Statements
                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note A -- Accounting Policies
      The principal line of business of 1st Source Corporation ("1st Source") and subsidiaries is banking and closely related activities.
      Principles of Consolidation -- The financial statements consolidate
1st Source and its subsidiaries (principally 1st Source Bank and Trustcorp Mortgage Company). All significant intercompany balances and transactions have been eliminated. For purposes of the parent company only financial information presented in Note R, investments in subsidiaries are carried at 1st Source's equity in the underlying net assets.
      Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period.
Actual results could differ from those estimates.
      Investment Securities -- Securities that may be sold as part of 1st Source's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on securities available-for-sale are reported net of related deferred income taxes as a separate component of shareholders' equity. Securities that 1st Source has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Trading securities are carried at fair market value with unrealized holding gains and losses included in earnings. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.
      Loans -- Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held for sale are carried at the lower of cost or market determined on an aggregate basis.
      In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Stan-dards ("SFAS") No. 125, "Accounting for
Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The adoption of the Statement will not affect the accounting for asset securitizations entered into through December 31, 1996.
      It is anticipated that for future asset securitizations, the Statement will require 1st Source to recognize the value of servicing assets and other retained interests at the date of the securitization.
      Revenue Recognition -- Interest on loans is included in interest income on the accrual method over the terms of the loans based upon principal balances outstanding.
      The accrual of interest on loans is discontinued when a loan becomes contractually delinquent for 90 days, except for installment credits where payments are being received regularly and mortgage loans, which are placed on non-accrual at the time the loan is placed in foreclosure. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the reserve for loan losses. Management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal and accrued interest.
      Certain loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized to interest income generally over the contractual life of the related loan or commitment.
      Reserve for Loan Losses -- A loan is considered impaired, based on current information and events, if it is probable that 1st Source will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.
      The provision for loan losses charged to expense is based upon the actual net loan losses incurred as determined by credit loss experience, the evaluation of potential losses in the portfolio, the evaluation of impaired loans, plus an amount for such other factors which, in management's judgment, deserve recognition in estimating possible loan losses. Loans are charged against the reserve for loan losses when deemed uncollectible.
      Premises and Equipment -- Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed generally by the straight-line method.
      Effective January 1, 1996, 1st Source adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 had no impact on 1st Source's consolidated financial position and results of operations.
      Leased Assets -- 1st Source finances various types of equipment and automobiles under leases principally classified as operating leases. The assets are grouped with Other assets on the balance sheet and are being depreciated on a straight-line method over the life of the lease.
      Trust Fees -- Trust fees are recognized on the accrual basis.
      Servicing Rights -- The costs of purchasing the rights to service mortgage loans originated by others are deferred and amortized as reductions of mortgage servicing fee income over the estimated servicing period in pro portion to the estimated servicing income to be received. Gains and losses on the sale of mortgage servicing rights are recognized as non-interest income in the period in which such rights are sold on a servicing released basis.

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note A -- Accounting Policies -- Continued

      Effective January 1, 1996, 1st Source adopted SFAS No. 122,
"Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and requires companies that intend to sell originated or purchased loans and retain the related servicing rights, to allocate a portion of the total costs of the loans to servicing rights, based on estimated fair value. Fair value is estimated based on market prices, when available, or the present value of future net servicing income, adjusted for such factors as discount and prepayment rates. As of December 31, 1996, $8.5 million of mortgage servicing rights had been capitalized. As of that date, they had a fair value of $20.2 million.
1st Source's pretax income was increased by approximately $1.4 million, net of certain adjustments, including amortization, as a result of adopting
SFAS No. 122.
      Mortgage servicing rights are being amortized using a method which approximates the effective yield method and for the year ended December 31, 1996, $2.68 million of amortization expense has been recognized.
      SFAS No. 122 also requires 1st Source to assess its capitalized servicing rights for impairment based on their current fair value. 1st Source disaggregates its servicing portfolio based on loan type and interest rate, the predominant risk characteristics of the underlying loans. There was no valuation allowance associated with capitalized servicing rights at December 31, 1996.
      Income Taxes -- Deferred income taxes are determined under the liability method. The net deferred tax assets are comprised of the tax effect of net temporary differences related principally to differing methods of accounting for loan losses.
      Net Income Per Common Share -- Net income per common share is based on the weighted average number of common and common equivalent shares outstanding. The average number of common shares used in the computation were 15,997,519 shares, 16,033,579 shares and 15,975,735 shares for the years ended December 31, 1996, 1995 and 1994, respectively.
      The computation of the average number of common shares and all per share data give retroactive recognition to a five-for-four stock split declared January 21, 1997, payable to shareholders of record on February 5, 1997.
      Funds Held in Trust for Investors and Mortgagors -- As of December 31, 1996 and 1995, serviced loans which were owned by investors aggregated $1.28 billion and $1.19 billion, respectively. Funds held in trust for the payment of principal, interest, taxes and insurance premiums applicable to mortgage loans being serviced for others are not included in the consolidated statements of financial condition as they are on deposit in other banks, and aggregated approximately $18.0 million at December 31, 1996 and $13.1 million at December 31, 1995.
      Cash Flow Information -- For purposes of the consolidated and parent company only statements of cash flows, 1st Source considers cash and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 1996, 1995 and 1994, for interest and for income taxes was $73.3 million and $14.9 million, $61.0 million and $12.9 million and $45.9 million and $9.6 million, respectively.
      1st Source assumed approximately $22 million of short-term borrowings and other liabilities in connection with the acquisition of Trustcorp
Mortgage Company in 1994 (see Note Q), which are noncash investing and financing activities.
      Off-Balance Sheet Financial Investments -- 1st Source Bank and Trustcorp Mortgage Company enter into interest rate swap agreements as part of their interest rate risk management strategies. These instruments are accounted for under the accrual basis of accounting, whereby the income or expense is recorded as a component of interest income. If a swap is terminated, the resulting gain or loss is deferred and amortized over the remaining life of the off-balance sheet investment product.
      Reclassifications -- Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation. These reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.

-------------------------------------------------------------------------------
Note B -- Fair Values of Financial Instruments

      Below is a summary of the fair values of 1st Source's financial instruments as of December 31, 1996 and 1995.
      The following methods and assumptions were used by 1st Source in estimating the fair value of its financial instruments:
      Cash and Cash Equivalents -- The carrying values reported in the consolidated statements of financial condition for cash and due from banks and interest bearing deposits with other banks approximate their fair values.
      Investment Securities -- Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated based on quoted market prices of comparable investments.
      Loans -- For variable rate loans that reprice frequently and with no significant change in credit risk and for loans held for sale, fair values are based on carrying values. The fair values for certain real estate loans (e.g. one-to-four single family residential mortgage loans) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of all other loans (e.g. commercial loans, transportation and equipment loans,

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note B -- Fair Values of Financial Instruments -- Concluded

and installment loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
      Deposits -- The fair values for all deposits other than time deposits are equal to the amounts payable on demand (the carrying value). Fair values of variable rate time deposits are equal to their carrying values. Fair values for fixed rate time deposits are estimated using discounted cash flow analyses using interest rates currently being offered for deposits with similar remaining maturities.
      Short-Term Borrowings -- The carrying values of federal funds pu rchased, securities sold under repurchase agreements and other short-term borrowings approximate their fair values.
      Long-Term Debt -- The fair values of 1st Source's long-term debt are estimated using discounted cash flow analyses, based on 1st Source's current estimated incremental borrowing rates for similar types of borrowing arrangements.
      Guarantees and Loan Commitments -- Contract and fair values for certain of 1st Source's off-balance-sheet financial instruments (guarantees and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.
      Limitations -- Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of 1st Source's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other such factors.
      These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates are based on existing on and off-bal-ance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, 1st Source has a substantial annual trust department net fee income. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates.
            Other significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, premises and equipment and other assets. In addition, for investment and mortgage-backed securities, the income tax ramifications related to the realization of unreal ized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates. Also, the fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                                                               Carrying                           Carrying
                                                              or Contract          Fair          or Contract           Fair
                                                                 Value             Value             Value             Value
                                                              -----------------------------------------------------------------
                                                                           1996                                 1995
-------------------------------------------------------------------------------------------------------------------------------
Assets:                                                                             (Dollars in thousands)
Cash and due from banks                                       $  137,588        $  137,588        $   94,517       $   94,517
-------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits with other banks                           600               600             2,946            2,946
-------------------------------------------------------------------------------------------------------------------------------
Investment securities, available-for-sale                        302,602           302,602           270,290          270,290
-------------------------------------------------------------------------------------------------------------------------------
Investment securities, held-to-maturity                          120,494           125,218           126,085          132,383
-------------------------------------------------------------------------------------------------------------------------------
Loans, net of reserve for loan losses                          1,426,047         1,444,917         1,231,945        1,250,437
-------------------------------------------------------------------------------------------------------------------------------
Liabilities:
Deposits                                                       1,633,978         1,640,996         1,441,749        1,452,153
-------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                            224,863           224,863           152,979          152,979
-------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                    18,596            18,526            21,819           21,920
-------------------------------------------------------------------------------------------------------------------------------
Off-Balance-Sheet Instruments<F*>                                   (240)             (240)             (193)            (193)
===============================================================================================================================

<F*>Represents estimated cash outflows required to currently settle the obligations at current market rates.

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note C -- Restrictions on Cash and Due from Banks

      1st Source Bank is required to maintain reserve balances with the
Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1996, was approximately $11.5 million.
      Under available line of credit agreements, 1st Source may borrow up to $3 million. At December 31, 1996, there were no outstanding borrowings under these lines, which were assigned to support commercial paper borrowings.
-------------------------------------------------------------------------------

Note D -- Investment Securities

      The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1996, are as follows:

                                                                                      Available-For-Sale
                                                                                      ------------------
                                                                                    Gross            Gross           Estimated
                                                                                 Unrealized        Unrealized        Aggregate
                                                                Amortized          Holding           Holding           Fair
                                                                  Cost              Gains            Losses            Value
-------------------------------------------------------------------------------------------------------------------------------
Equity Securities:                                                                         (Dollars in thousands)
   Marketable securities                                        $  1,071            $  549          $  (132)         $  1,488
-------------------------------------------------------------------------------------------------------------------------------
   Other equity securities                                         1,335                 -                -             1,335
-------------------------------------------------------------------------------------------------------------------------------
Total equity securities                                            2,406               549             (132)            2,823
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities:
   United States Treasury and agency securities                  162,639               272             (313)          162,598
-------------------------------------------------------------------------------------------------------------------------------
   Obligations of states and political subdivisions               36,398               206              (63)           36,541
-------------------------------------------------------------------------------------------------------------------------------
   Debt securities issued by foreign governments                   2,115             1,343                -             3,458
-------------------------------------------------------------------------------------------------------------------------------
   Corporate securities                                            4,613                 7                -             4,620
-------------------------------------------------------------------------------------------------------------------------------
   Mortgage-backed securities                                     95,250               387           (1,566)           94,071
-------------------------------------------------------------------------------------------------------------------------------
   Other debt securities                                           1,346                78                -             1,424
-------------------------------------------------------------------------------------------------------------------------------
Total debt securities                                            302,361             2,293           (1,942)          302,712
-------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                     $304,767            $2,842          $(2,074)         $305,535
===============================================================================================================================
===============================================================================================================================

                                                                                      Held-To-Maturity
                                                                                      ----------------
                                                                                    Gross            Gross           Estimated
                                                                                 Unrealized        Unrealized        Aggregate
                                                                Amortized          Holding           Holding           Fair
                                                                  Cost              Gains            Losses            Value
-------------------------------------------------------------------------------------------------------------------------------
Equity Securities:                                                                         (Dollars in thousands)
   Other equity securities                                      $  6,992            $    -            $   -          $  6,992
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities:
   Obligations of states and political subdivisions              113,502             4,769              (45)          118,226
-------------------------------------------------------------------------------------------------------------------------------
   Commercial paper                                               21,488                 -                -            21,488
-------------------------------------------------------------------------------------------------------------------------------
Total debt securities                                            134,990             4,769              (45)          139,714
-------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                     $141,982            $4,769            $ (45)         $146,706
===============================================================================================================================
===============================================================================================================================

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note D -- Investment Securities -- Continued

      The amortized cost and estimated aggregate fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1996, by contractual maturity (except for mortgage-backed securities), are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Available-For-Sale               Held-To-Maturity
                                                                     ------------------               ----------------
                                                                                Estimated                          Estimated
                                                                                Aggregate                          Aggregate
                                                                Amortized          Fair            Amortized          Fair
                                                                  Cost             Value              Cost            Value
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
Due in one year or less                                         $ 70,585          $ 70,740          $ 26,495         $ 26,530
-------------------------------------------------------------------------------------------------------------------------------
Due after one year through five years                            115,553           115,522            38,907           40,099
-------------------------------------------------------------------------------------------------------------------------------
Due after five years through ten years                            12,173            12,212            57,976           61,071
-------------------------------------------------------------------------------------------------------------------------------
Due after ten years                                                8,800            10,167            11,612           12,014
-------------------------------------------------------------------------------------------------------------------------------
                                                                 207,111           208,641           134,990          139,714
-------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                        95,250            94,071                 -                -
-------------------------------------------------------------------------------------------------------------------------------
Total                                                           $302,361          $302,712          $134,990         $139,714
===============================================================================================================================
===============================================================================================================================

  The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1995, are as follows:

                                                                                      Available-For-Sale
                                                                                      ------------------
                                                                                    Gross             Gross          Estimated
                                                                                 Unrealized        Unrealized        Aggregate
                                                                Amortized          Holding           Holding           Fair
                                                                  Cost              Gains            Losses            Value
-------------------------------------------------------------------------------------------------------------------------------
Equity Securities:                                                                         (Dollars in thousands)
   Marketable securities                                        $    806            $  192          $   (21)         $    977
-------------------------------------------------------------------------------------------------------------------------------
   Other equity securities                                         1,383                 -                -             1,383
-------------------------------------------------------------------------------------------------------------------------------
Total equity securities                                            2,189               192              (21)            2,360
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities:
   United States Treasury and agency securities                  120,459               544             (122)          120,881
-------------------------------------------------------------------------------------------------------------------------------
   Obligations of states and political subdivisions               20,262               139              (20)           20,381
-------------------------------------------------------------------------------------------------------------------------------
   Debt securities issued by foreign governments                   2,060               970                -             3,030
-------------------------------------------------------------------------------------------------------------------------------
   Mortgage-backed securities                                    125,510               701           (1,848)          124,363
-------------------------------------------------------------------------------------------------------------------------------
   Other debt securities                                           1,731               104                -             1,835
-------------------------------------------------------------------------------------------------------------------------------
Total debt securities                                            270,022             2,458           (1,990)          270,490
-------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                     $272,211            $2,650          $(2,011)         $272,850
===============================================================================================================================
===============================================================================================================================

                                                                                       Held-To-Maturity
                                                                                       ----------------
                                                                                    Gross             Gross          Estimated
                                                                                 Unrealized        Unrealized        Aggregate
                                                                Amortized          Holding           Holding            Fair
                                                                  Cost              Gains             Losses           Value
-------------------------------------------------------------------------------------------------------------------------------
Equity Securities:                                                       (Dollars in thousands)
   Other equity securities                                      $  6,147            $  107            $ (40)         $  6,214
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities:
   Obligations of states and political subdivisions              119,938             6,283              (52)          126,169
-------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                     $126,085            $6,390            $ (92)         $132,383
===============================================================================================================================
===============================================================================================================================

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note D -- Investment Securities -- Concluded

       Other equity securities classified as held-to-maturity at December 31, 1996 and 1995, include securities such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such equity securities are considered to approximate cost. Debt securities issued by foreign governments (classified as available-for-sale) with an amortized cost of $1.59 million and estimated aggregate fair values of $2.93 million and $2.56 million at December 31, 1996 and 1995, respectively, and commercial paper (classified as held-to-maturity) with an amortized cost and estimated aggregate fair value of $21.5 million at December 31,1996, are included in the above debt securi ties, but are classified as loans in the accompanying 1996 and 1995 consol idated statements of financial condition. 1st Source had no trading securities as of December 31, 1996 and 1995. The following represents the segregation of cash flows between securities available-for-sale and held-to-maturity:

                                     1996                              1995                                 1994
                     ----------------------------------------------------------------------------------------------------------
                     Available-    Held-To-              Available-   Held-To-               Available-   Held To-
                      For-Sale     Maturity    Total      For-Sale    Maturity     Total      For Sale    Maturity     Total
-------------------------------------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
Purchase of
 securities           $143,146      $1,140    $144,286    $105,175     $39,247    $144,422     $33,936     $22,140     $56,076
-------------------------------------------------------------------------------------------------------------------------------
Proceeds from
 sales of
 securities                207           -         207      33,491         591      34,082      19,143           -      19,143
-------------------------------------------------------------------------------------------------------------------------------
Proceeds from
 maturities and
 prepayments
 of securities         110,233       6,373     116,606      60,879      16,346      77,225      21,935       6,404      28,339
===============================================================================================================================
===============================================================================================================================

      Gross gains of $7 and $514,367 and gross losses of $1 and $396,500, were realized during 1996 and 1995, respectively, on the sales of securities available-for-sale. Gross gains of $23,800 and gross losses of $166 were realized during 1995 on the sales of securities held-to-maturity. These securities were sold due to a downgrade in their respective ratings.
      At December 31, 1996 and 1995, investment securities with carrying values of $240.5 million and $173.4 million, respectively, were pledged as collateral to secure government, public and trust deposits and for other purposes.
      The mortgage-backed securities held by 1st Source consist primarily of FNMA, GNMA and FHLMC pass-through certificates which are guaranteed by those respective agencies of the United States government.
-------------------------------------------------------------------------------

Note E -- Loans to Related Parties
            1st Source and its subsidiaries have extended loans to officers and directors of 1st Source and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $14.27 million and $16.08 million at December 31, 1996 and 1995, respectively. During 1996, $9.19 million of new loans were made and repayments and other reductions totaled $11.03 million.
-------------------------------------------------------------------------------

Note F -- Reserve for Loan Losses
      Changes in the reserve for loan losses for each of the three years ended December 31 were as follows:

                                                                  1996              1995              1994
--------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Balance, beginning
of year                                                          $27,470           $23,868           $22,350
--------------------------------------------------------------------------------------------------------------
Provision for loan
losses                                                             4,649             2,757             4,197
--------------------------------------------------------------------------------------------------------------
Net (charge-offs) recoveries,
net of recoveries of $1,507
in 1996, and charge-offs
of $1,990 in 1995 and
recoveries of $820 in 1994                                        (1,779)              845            (1,237)
--------------------------------------------------------------------------------------------------------------
Recaptured reserve
due to loan
securitization                                                      (824)                -            (1,442)
--------------------------------------------------------------------------------------------------------------
Balance, end of year                                             $29,516           $27,470           $23,868
==============================================================================================================
==============================================================================================================

      At December 31, 1996 and 1995, loans amounting to $6.68 million and $4.89 million, respectively, substantially all of which are collateralized, are considered to be non-accrual or restructured loans. Interest income for the years ended December 31, 1996, 1995 and 1994, would have increased by approximately $533,000, $383,000 and $251,000, respectively, if these loans earned interest at their full contract rate.
      As of December 31, 1996 and 1995, impaired loans totaled $8.13 million and $6.38 million, respectively, of which $5.78 and $5.25 million had corresponding specific reserves for loan losses totaling $1.52 million and $1.24 million, respectively. The remaining balances of impaired loans had no specific reserves for loan losses associated with them. The vast majority of the impaired loans are non-accrual loans; interest is not recognized on non-accrual loans subsequent to the date the loan is placed in non-accrual status. While a loan is classified as nonaccrual and the future collectibility of the recorded

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note F -- Reserve for Loan Losses -- Concluded

loan balance is doubtful, collections on interest and principal are generally applied as a reduction to principal outstanding. Interest on the remainder of the impaired loans is recognized on the accrual basis. For 1996 and 1995, the average recorded investment in impaired loans was $9.41 million and $6.52 million, respectively, and interest income recognized on impaired loans totaled $464,000 and $284,000, respectively.
-------------------------------------------------------------------------------

Note G -- Long-Term Debt
      Details of long-term debt are as follows:

                                                        December 31
                                                  1996              1995
--------------------------------------------------------------------------
                                                 (Dollars in thousands)
Term loan (7.4%)                               $10,000           $10,000
--------------------------------------------------------------------------
Subordinated capital
notes (5.35% - 6.21%)                            5,345             5,345
--------------------------------------------------------------------------
Term loan (6.225%)                               2,800             5,700
--------------------------------------------------------------------------
Federal Home Loan Bank
borrowings (5.45% - 6.98%)                         390               267
--------------------------------------------------------------------------
Other                                               61               507
--------------------------------------------------------------------------
Total Long-Term Debt                           $18,596           $21,819
==========================================================================
==========================================================================
       Annual maturities of long-term debt at December 31, 1996 are as follows
(dollars in thousands):
         1997                                           $ 2,821
--------------------------------------------------------------------------
         1998                                               291
--------------------------------------------------------------------------
         1999                                             1,999
--------------------------------------------------------------------------
         2000                                                 -
--------------------------------------------------------------------------
         2001                                                 -
--------------------------------------------------------------------------
         Thereafter                                      13,485
--------------------------------------------------------------------------
         Total                                          $18,596
==========================================================================
==========================================================================

      Proceeds from the $10.0 million term loan were used in 1995 to redeem 9% subordinated capital debentures, payable October 1, 1999, at a redemption price percentage of 102% of the principal amount. Interest at a fixed rate of 7.4%, is payable quarterly, with principal due at maturity, October 1, 2002. The Term Loan Agreement contains, among other provisions, a make-whole provision for early extinguishment of debt, and certain covenants relating to existence and mergers, capital structure and financial requirements.
      The subordinated capital notes were issued in conjunction with a 1992 acquisition and include $1.98 million due June 18, 1999, and $3.095 million due June 18, 2002. During 1995 these notes were refinanced at the Applicable Federal Rate. The interest rate on these notes is adjusted monthly and was 6.21% at December 31, 1996. The balance of the subordinated capital notes consists of a $270,000, 5.35% note due June 18, 1997. The notes are callable in whole or in part by 1st Source at par value. The notes are unsecured and are subordinated to the claims of depositors and other creditors of
1st Source Bank.
      Proceeds from the original $7.2 million term loan were used to finance the acquisition of Trustcorp Mortgage Company (see Note Q). The term loan, with a balance of $2.8 million at December 31, 1996, is payable in periodic principal installments with final payment expected June 1, 1998. The interest rate varies based on certain provisions contained in the Standby Term Loan Agreement dated September 28, 1994. At December 31, 1996, the interest rate was 6.225% and interest is payable monthly.
      At December 31, 1996, the Federal Home Loan Bank borrowings aggregating $390,000 represent a source of funding for certain residential mortgage activities and consist of three fixed rate notes of $165,000 with an interest rate of 5.54% due October 8, 2003, $50,000 with an interest rate of 6.98% due July 18, 2006, and $175,000 with an interest rate of 6.54% due November 15, 2016. The notes are collateralized by various federal agency securities.
--------------------------------------------------------------------------

Note H -- Common Stock
      Effective January 1, 1996, 1st Source adopted SFAS No. 123 "Accounting for Stock-Based Compensation" on a disclosure basis only. The disclosure requirements include reporting the proforma effect on net income and earnings per share of compensation expense that is attributable to the fair value of stock options and other stock-based compensation that have been issued to employees under the Stock Option Plans and the Employee Stock Purchase Plan. 1st Source will continue to apply APB No. 25 in accounting for these plans. The Special Long-Term Incentive Award Plan, the Restricted Stock Award Plan and the Executive Incentive Award Plan are already being accounted for as compensatory plans in accordance with the provisions of SFAS No. 123. Compensation cost that has been charged against income for these plans was $1.52 million, $1.93 million and $1.17 million for the years ended
December 31, 1996, 1995 and 1994, respectively.

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note H -- Common Stock -- Continued

Stock Option Plans

      1st Source's incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan") and certain stock option agreements which became effective March 1, 1988, and January 1, 1992. As of December 31, 1996, an aggregate of 1,978,972 shares of common stock are reserved for issuance under the above plans. Under the 1992 Plan, the exercise price of each option equals the market price of 1st Source stock on the date of grant and an option's term is 10 years. Options under the 1992 Plan generally vest in one to five years from date of grant. Options are granted on a discretionary basis by the Executive Compensation Committee (the "Committee") of the 1st Source Board of Directors.
      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: dividend yield of 1.54%; expected volatility of 24.25%; risk-free interest rate of 6.60%; and expected life of 8.43 years.
      The following is a summary of the activity with respect to 1st Source's stock option plans for the years ended December 31, 1996 and 1995:

                                                                Weighted-
                                                                 Average
                                             Number of           Exercise
                                               Shares             Price
--------------------------------------------------------------------------
 Options outstanding,
 January 1, 1995                               697,079           $  8.42
--------------------------------------------------------------------------
 Options granted                                     -                 -
--------------------------------------------------------------------------
 Options exercised                              (2,501)            10.94
--------------------------------------------------------------------------
 Options outstanding,
 December 31, 1995                             694,578              8.42
==========================================================================
==========================================================================
 Options exercisable,
 December 31, 1995                             608,760              8.29
==========================================================================
 Options granted                               146,633             16.60
--------------------------------------------------------------------------
 Options exercised                              (7,232)            10.94
--------------------------------------------------------------------------
 Options outstanding,
 December 31, 1996                             833,979              9.83
==========================================================================
==========================================================================
 Options exercisable,
 December 31, 1996                             675,330              8.34
==========================================================================

      The following table summarizes information about stock options outstanding at December 31, 1996:

                          Options Outstanding
                          -------------------
                                              Weighted-
                                               Average           Weighted-
     Range of                Number           Remaining          Average
     Exercise             Outstanding        Contractual         Exercise
      Prices              at 12/31/96        Life (Years)         Price
      ------              -----------        ------------         -----
$ 3.00 to $  9.99           360,794              5.54            $ 5.86
 10.00 to   14.99           326,552              7.09             11.17
 15.00 to   16.60           146,633              9.58             16.60


                  Options Exercisable
                  -------------------
                                            Weighted-
   Range of               Number             Average
   Exercise             Exercisable         Exercise
    Prices              at 12/31/96          Price
    ------              -----------          -----
$ 3.00 to $9.99           357,538            $ 5.83
 10.00 to 14.99           317,792             11.15
 15.00 to 16.60              -                  -

Employee Stock Purchase Plan

      1st Source also has an employee stock purchase plan for substantially all employees with at least two years of service on the effective date of an offering under the plan. Eligible employees may elect to purchase any dollar amount of stock so long as such amount does not exceed 25% of their base rate of pay and the aggregate stock accrual rate for all offerings does not exceed $25,000 in any calendar year. Payment for the stock is made through payroll deductions over the offering period, and employees may discontinue the deductions at any time and exercise the option to take the funds out of the program. The most recent offering began June 1, 1995, and runs through May 31, 1997, with $415,817 in stock value to be purchased at $15.11 per share. The fair value of the employees' purchase rights for the 1995 offerings was estimated using the Black-Scholes model with the following assumptions: dividend yield of 1.48%; expected volatility of 18.03%; risk-free interest rate of 5.80%; and, expected life of two years.

      Proforma net income and earnings per share, reported as if compensation expense had been recognized under the fair value provisions of SFAS No. 123 for the stock option and employee stock purchase plans are as follows:

                                                1996              1995
                                                ----              ----
Net income (000s):
      As reported                              $23,203           $21,042
      Pro forma                                $23,049           $20,984

Earnings per share:
      As reported                               $1.45             $1.31
      Pro forma                                 $1.44             $1.31

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note H -- Common Stock -- Concluded

Executive Incentive Plan

      1st Source has an Executive Inventive Plan which is administered by the Committee. Awards under the plan include "Book Value" shares of common stock. These shares are awarded annually based on weighted performance criteria and vest over a period of five years. The Plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. Grants under the plan for 1996 and 1995 are summarized below:

                                                 1996              1995
                                                 ----              ----
Number of shares                                39,873            43,401
Weighted-average
grant-date fair value                           $ 9.78            $ 8.75

Special Long-Term Incentive Award
      During February 1996 and March 1991, 1st Source granted special long-term incentive awards, including 1st Source common stock, to participants in the Executive Incentive Plan. Shares granted under the plan vest over a period of ten years. The first 10% was vested at the time of the plan. Subsequent vesting requires (i) the participant to remain an employee of 1st Source and (ii) that 1st Source be profitable on an annual basis based on the determination of the Committee. Grants under the plan for 1996 are summarized below:

                                                              1996
                                                              ----
 Number of Shares                                            23,205

 Weighted-average grant-date
 fair value                                                  $17.90

Restricted Stock Award Plan
      1st Source also has a restricted stock award plan for key employees. Awards under the plan are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares granted under the plan vest over a five to ten-year period, and vesting is based upon meeting certain criteria, including continued employment by 1st Source. Grants under the plan for 1996 and 1995 ar summarized below:

                                                1996              1995
                                                ----              ----
Number of Shares                               1,828             1,889
Weighted-average
grant-date fair value                         $17.90            $12.82

-------------------------------------------------------------------------------
Note I -- Preferred Stock
      As of December 31, 1996, 1st Source has 10 million shares of authorized but unissued preferred stock. The Board of Directors of 1st Source is authorized to determine the terms, preferences, limitations, voting rights and number of shares of each series it elects to issue.

-------------------------------------------------------------------------------
Note J -- Employee Benefit Plans
      1st Source maintains a defined contribution money purchase pension plan covering the majority of its employees. Contributions to the plan are based on 2% of participants' eligible compensation. For the years ended December
31, 1996, 1995 and 1994, total pension expense for this plan amounted to $422,000, $359,000, and $358,000, respectively.
      1st Source also maintains a defined contribution profit sharing and savings plan covering the majority of its employees. The plan allows eligible employees to make contributions by salary reduction pursuant to Section
401(k) of the Internal Revenue Code. 1st Source is required under the plan to match 100% of participant contributions up to 4% of compensation and one-half of any additional participant contributions up to 6% of compensation provided that 1st Source is profitable for the respective plan year. 1st Source may also make discretionary contributions to the plan, depending on its profit ability. Contribution expense for this plan for the years ended December 31, 1996, 1995 and 1994, amounted to $1.21 million, $1.07 million, and $982,000, respectively.
      Trustcorp Mortgage Company contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. The contributions, which in part are based on amounts of compensation deferred by the participants in the plan, were $40,000 in 1996 and $37,000 in 1995. In addition, Trustcorp Mortgage Company made discretionary contributions of $100,000 in 1996 and $80,000 in 1995.
      In addition to the pension and profit sharing plans, 1st Source provides certain health care and life insurance benefits for substantially all of their retired employees. All of 1st Source's full-time employees become eligible for these retiree benefits upon reaching age 55 with 20 years of credited service. Generally, the medical plan pays a stated percentage of eligible medical expenses reduced for any deductibles and payments made by government programs and other group coverage. The lifetime maximum benefit payable under the medical plan is $15,000 and $3,000 for life insurance.
      The following table sets forth 1st Source's accumulated postretirement benefit obligation, which is unfunded, reconciled to the accrued postretirement benefit cost recognized in the consolidated statements of financial condition at December 31, 1996 and 1995:

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note J -- Employee Benefit Plan -- Concluded

                                                     1996              1995
-------------------------------------------------------------------------------
 Accumulated postretirement benefit obligation:
 Retirees                                         $  451,700        $  534,100
-------------------------------------------------------------------------------
 Fully eligible active
 plan participants                                   188,600           183,600
-------------------------------------------------------------------------------
 Other active participants                           542,600           507,100
-------------------------------------------------------------------------------
                                                   1,182,900         1,224,800
 Unrecognized net gain                                68,400            18,900
-------------------------------------------------------------------------------
 Accrued postretirement
 benefit cost                                     $1,251,300        $1,243,700
===============================================================================
===============================================================================

      The components of net periodic postretirement benefit cost for 1996, 1995 and 1994 were as follows:


                                  1996              1995              1994
-----------------------------------------------------------------------------
Service cost of
benefits earned                 $ 35,300          $ 26,700          $ 29,500
-----------------------------------------------------------------------------
Interest cost on
accumulated post-
retirement benefit
obligation                        81,900            86,800            82,400
-----------------------------------------------------------------------------
Net periodic post-
retirement benefit
cost                            $117,200          $113,500          $111,900
=============================================================================
=============================================================================

      For measuring the expected postretirement benefit obligation, a 8.4% annual rate of increase for participants under age 65 and a 7.4% annual rate of increase for participants over age 65 in the per capita claims cost was assumed for 1996 (9.1% and 7.6%, respectively, were assumed for 1995). This rate was assumed to decrease each year to 5.6% for both participants under age 65 and participants over age 65 in 2021 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0% at December 31, 1996 and 1995, respectively.
      If the health care cost trend rate were increased 1%, the accumulated postretirement benefit obligation as of December 31, 1996, would have increased by 5.8%. The effect of this change on the aggregate of service and interest cost for 1996 would be an increase of 6.3%.
-------------------------------------------------------------------------------
Note K -- Income Taxes
 Income tax expense is comprised of the following:

                                    1996               1995              1994
-------------------------------------------------------------------------------
Current:                                       (Dollars in thousands)
   Federal                         $10,036           $10,173            $5,927
-------------------------------------------------------------------------------
   State                             3,507             3,489             2,557
-------------------------------------------------------------------------------
Total Current                       13,543            13,662             8,484
-------------------------------------------------------------------------------
Deferred:
   Federal                            (906)           (2,105)             (485)
-------------------------------------------------------------------------------
   State                              (241)             (556)             (131)
-------------------------------------------------------------------------------
Total Deferred                      (1,147)           (2,661)             (616)
-------------------------------------------------------------------------------
Total Provision                    $12,396           $11,001            $7,868
===============================================================================
===============================================================================

      Deferred tax assets and liabilities as of December 31, 1996 and 1995 consisted of the following:
                                                       1996             1995
-------------------------------------------------------------------------------
 Deferred tax assets:                                  (Dollars in thousands)
   Reserve for loan losses                           $12,577           $11,763
-------------------------------------------------------------------------------
   Asset securitization                                2,399             1,394
-------------------------------------------------------------------------------
   Accruals for employee benefits                      2,273             2,350
-------------------------------------------------------------------------------
   Purchased and excess servicing                      1,021               274
-------------------------------------------------------------------------------
   Deferred mortgage loan fees                           251               288
-------------------------------------------------------------------------------
   Mortgage loans - Section 475                           86               467
-------------------------------------------------------------------------------
   Other                                                 878               752
-------------------------------------------------------------------------------
 Total                                               $19,485           $17,288
===============================================================================
===============================================================================


                                                      1996              1995
-------------------------------------------------------------------------------
 Deferred tax liabilities:
   Differing depreciable
   bases in premises and
   leased equipment                                  $1,495            $  901
-------------------------------------------------------------------------------
   Differing bases in assets
   related to acquisitions                            1,695             2,062
-------------------------------------------------------------------------------
   Originated mortgage
   servicing rights                                     567                 -
-------------------------------------------------------------------------------
   Net unrealized appre-
   ciation of securities
   available-for-sale                                   311               259
-------------------------------------------------------------------------------
   Discounts accreted on
   investment securities                                118                98
-------------------------------------------------------------------------------
   Other                                                385               201
-------------------------------------------------------------------------------
Total                                                $4,571            $3,521
===============================================================================
===============================================================================

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note K -- Income Taxes -- Continued

      The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes are as follows:

                                                                           Year Ended December 31
                                                                           ----------------------
                                                              1996                       1995                       1994
                                                     ----------------------------------------------------------------------------
                                                                Percent of                 Percent of                 Percent of
                                                                  Pretax                     Pretax                     Pretax
                                                     Amount       Income        Amount       Income        Amount       Income
---------------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in thousands)
Statutory federal income tax                         $12,460        35.0%       $11,215        35.0%       $ 9,217        35.0%
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in income
taxes resulting from:
   Tax-exempt interest income                         (2,922)       (8.2)        (2,790)       (8.7)        (2,427)       (9.2)
---------------------------------------------------------------------------------------------------------------------------------
   State taxes, net of federal
   income tax benefit                                  2,123         5.9          1,906         5.9          1,577         6.0
---------------------------------------------------------------------------------------------------------------------------------
   Interest expense incurred to
   carry tax-exempt securities                           376         1.1            325         1.0            205          .8
---------------------------------------------------------------------------------------------------------------------------------
   Contribution of appreciated
   investment securities                                   -           -              -           -           (466)       (1.8)
---------------------------------------------------------------------------------------------------------------------------------
   Other                                                 359         1.0            345         1.1           (238)        (.9)
---------------------------------------------------------------------------------------------------------------------------------
Total                                                $12,396        34.8%       $11,001        34.3%       $ 7,868        29.9%
=================================================================================================================================
=================================================================================================================================

------------------------------------------------------------------------------

Note L -- Leases
      1st Source and its subsidiaries lease certain office premises and equipment under operating leases. The headquarters building is leased for a remaining term of 15 years with options to renew for up to 15 additional years. Approximately 30% of the facility is subleased to other tenants.
      At December 31, 1996, future minimum rental commitments for all noncancellable operating leases, reduced by future minimum rentals from subleases of $3.8 million, aggregate $18.2 million. Annual rental commitments and sublease rentals for noncancellable operating leases for the five years succeeding December 31, 1996, are as follows:

                                                Rental             Sublease
                                              Commitments           Rentals
-----------------------------------------------------------------------------
                                                 (Dollars in thousands)
   1997                                         $1,804              $837
-----------------------------------------------------------------------------
   1998                                          1,524               692
-----------------------------------------------------------------------------
   1999                                          1,466               486
-----------------------------------------------------------------------------
   2000                                          1,376               485
-----------------------------------------------------------------------------
   2001                                          1,187               424
-----------------------------------------------------------------------------
   Thereafter                                   12,502               259
-----------------------------------------------------------------------------

      Rental expense of office premises and equipment and related sublease income were as follows:

                                        Year Ended December 31
                                        ----------------------
                                1996              1995              1994
-----------------------------------------------------------------------------
                                          (Dollars in thousands)
Gross rental expense           $2,203           $ 2,314           $ 2,276
-----------------------------------------------------------------------------
Sublease rental income           (677)           (1,841)           (1,840)
-----------------------------------------------------------------------------
Net Rental Expense             $1,526           $   473           $   436
=============================================================================
=============================================================================

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------
Note M -- Financial Instruments with Off-Balance-Sheet Risk


      1st Source and its subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These off-balance-sheet financial instruments include commitments to originate, purchase and sell loans, standby letters of credit and interest rate swaps. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.
      1st Source's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the dollar amount of those instruments.
1st Source uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet instruments.
       Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
      Trustcorp Mortgage Company grants mortgage loan commitments to borrowers, subject to normal loan underwriting standards. The interest rate risk associated with these loan commitments is managed by entering into contracts for future deliveries of loans.
      Letters of credit are conditional commitments issued by 1st Source to guarantee the performance of a customer to a third party. The credit risk involved and collateral obtained in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.
      As of December 1996 and 1995, 1st Source and its subsidiaries had commitments outstanding to originate and purchase loans aggregating $276 million and $187 million, respectively. Outstanding commitments to sell loans aggregated $71 million at December 31, 1996, and $56 million at December 31, 1995. Commercial and standby letters of credit totaled $51 million and $15 million at December 31, 1996 and 1995, respectively.
      1st Source Bank participates in interest rate swap agreements as part of its program to manage the impact of fluctuating interest rates, namely with respect to floating rate loans.
      Trustcorp Mortgage Company is involved as a counterparty to interest rate swap agreements which involve the exchange of fixed and variable rate interest payments between Trustcorp and its warehouse lender ("counterparty") based on the level of funds held in trust by the warehouse lender.
      Interest rate swaps generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount. Notional amounts represent agreed upon amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. The actual market or credit exposure of this type of financial instrument is significantly less than the notional amount. 1st Source's direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid or received monthly, and the inability of the counterparty to meet the terms of the contract. This risk is normally a small percentage of the notional amount and fluctuates as interest rates move up and down. Market risk to 1st Source is more directly measured by the fair values of the interest rate swap agreements.
      Trustcorp Mortgage Company's swap agreements range in notional amounts from $12 million to $124 million, with average maturities of 3 to 14 days. Trustcorp Mortgage Company had no interest rate swap agreements outstanding at December 31, 1996.
      At December 31, 1996, 1st Source Bank had two outstanding amortizing interest rate swap agreements with an aggregate notional value of $55.6 million. The agreements have maturities of January 25, 2002 and March 25, 2001, respectively. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall, the notional amounts of amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. Unrealized losses based on fair value approximated $750,000 at December 31, 1996.

-----------------------------------------------------------------------------

Note N -- Concentrations of Credit Risk

      Most of 1st Source's commercial, real estate and installment loan activity is with customers located in north-central Indiana and southwest lower Michigan. 1st Source's transportation and equipment loan activity is with customers located throughout the United States. Included in loans as of December 31, 1996 and 1995, are business loans to companies in the following industries:

                                      1st Source Corporation and Subsidiaries
-----------------------------------------------------------------------------

Note N -- Concentrations of Credit Risk -- Concluded

                                                                                                            Percentage
                                                                                                             of Total
                                                                          Amount                           Business Loans
                                                                          ------                           --------------
                                                                  1996              1995                1996             1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
Truck and automobile leasing                                    $186,702          $109,939              16.8%            12.1%
--------------------------------------------------------------------------------------------------------------------------------
Air transportation and aircraft dealers                          132,973           137,664              12.0             15.1
--------------------------------------------------------------------------------------------------------------------------------
Construction equipment and contractors                            73,857            53,403               6.6              5.9
--------------------------------------------------------------------------------------------------------------------------------
Real estate operators, managers and developers                    65,243            46,993               5.9              5.2
--------------------------------------------------------------------------------------------------------------------------------
Van conversion, manufactured housing
 and recreational vehicle industries                              40,634            37,197               3.7              4.1
--------------------------------------------------------------------------------------------------------------------------------

      Generally, these loans are collateralized by assets of the borrower. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrower. 1st Source requires collateral on substantially all borrowings in these categories, which is typically the item being financed.
-------------------------------------------------------------------------------

Note O -- Capital Adequacy

      1st Source is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on 1st Source's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, 1st Source must meet specific capital guidelines that involve quantitative measures of 1st Source's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. 1st Source's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require 1st Source to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier
I capital to average assets. Management believes, as of December 31, 1996, that 1st Source meets all capital adequacy requirements to which it is subject.
      As of December 31, 1996, the most recent notification from the Federal Reserve Bank of Chicago categorized 1st Source Bank, the largest of
1st Source's subsidiaries, as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" 1st Source must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes changed the institution's category.
      1st Source and its largest subsidiary, 1st Source Bank's actual capital amounts and ratios are presented in the table below:

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                   Minimum Capital          Prompt Corrective
                                                             Actual                   Adequacy              Action Provisions
                                                             ------                   --------              -----------------
                                                    $ Amount      Ratio        $ Amount       Ratio       $ Amount       Ratio
--------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:                                                      (Dollars in  thousands)
Total Capital (to Risk Weighted Assets):
 Consolidated                                       $190,895       12.45%      $122,712        8.00%      $153,390       10.00%
 1st Source Bank                                     182,614       12.28        118,938        8.00        148,673       10.00

 Tier I Capital (to Risk Weighted Assets):
 Consolidated                                        167,662       10.93         61,365        4.00         92,034        6.00
 1st Source Bank                                     160,008       10.76         59,569        4.00         89,204        6.00

 Tier I Capital (to Average Assets):
 Consolidated                                        167,662        8.48         79,067        4.00         98,834        5.00
 1st Source Bank                                     160,008        8.45         75,734        4.00         94,668        5.00

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note P -- Commitments and Contingent Liabilities

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

-------------------------------------------------------------------------------

Note Q -- Acquisitions

      On September 30, 1994, 1st Source Corporation purchased the remaining shares of the issued and outstanding common stock of Mortgage Acquisition Company, the parent company of Trustcorp Mortgage Company, a South Bend based full service mortgage banker (collectively "Trustcorp Mortgage Company" or "Trustcorp"). 1st Source Corporation previously owned 30% of the issued and outstanding common stock of Trustcorp. Trustcorp maintains mortgage origination offices in South Bend, Elkhart and Indianapolis, Indiana; Columbus, Ohio; St. Louis, Missouri; and Chicago, Illinois. At the date of acquisition Trustcorp had a mortgage loan servicing portfolio in excess of $1 billion. As a result of this acquisition, Trustcorp Mortgage Company became a wholly-owned subsidiary of 1st Source Corporation.
      The total purchase price aggregated $5.5 million. The shareholders of Trustcorp Mortgage Company received approximately $2.6 million in cash, $500,000 in guaranteed notes maturing in one to two years and 91,504 shares of 1st Source Corporation common stock with a market value of approximately $2.4 million.
      The acquisition was accounted for as a purchase and, accordingly, the net assets acquired and operations of Trustcorp are included in 1st Source's consolidated financial statements since the date of acquisition. The acquired net assets of Trustcorp Mortgage Company consisted of $17 million of mortgage loans held for sale, $5.2 million of mortgage servicing rights and $1.9 million of other assets. Liabilities assumed consisted of $20.5 million of borrowings and $1.1 million of other liabilities. A premium in excess of book value of $3.6 million was paid in the transaction and allocated to purchased mortgage servicing rights ($2.2 million) and goodwill ($1.4 million). The effect of this transaction was not material to 1st Source's 1994 consolidated results of operations.

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note R -- 1st Source Corporation (Parent Company Only) Financial Information

STATEMENTS OF FINANCIAL CONDITION
                                                                         December 31
                                                                  1996              1995
--------------------------------------------------------------------------------------------
ASSETS                                                             (Dollars in thousands)
Cash                                                            $      1          $      1
--------------------------------------------------------------------------------------------
Short-term investments with bank subsidiary                        5,837             5,255
--------------------------------------------------------------------------------------------
Investment securities, available-for-sale
(amortized cost of $11,084 and $11,923
at December 31, 1996 and 1995, respectively)                      11,491            12,152
--------------------------------------------------------------------------------------------
Investments in:
   Bank subsidiaries                                             160,316           142,168
--------------------------------------------------------------------------------------------
   Non-bank subsidiaries                                           9,235             8,488
--------------------------------------------------------------------------------------------
Loan receivable, non-bank subsidiary                                   -               300
--------------------------------------------------------------------------------------------
Premises and equipment, net                                        3,177             2,880
--------------------------------------------------------------------------------------------
Other assets                                                       3,320             4,796
--------------------------------------------------------------------------------------------
Total Assets                                                    $193,377          $176,040
============================================================================================
============================================================================================
LIABILITIES
Commercial paper borrowings                                     $  6,467          $  4,850
--------------------------------------------------------------------------------------------
Other liabilities                                                  2,216             2,382
--------------------------------------------------------------------------------------------
Long-term debt                                                    12,861            16,207
--------------------------------------------------------------------------------------------
Total Liabilities                                                 21,544            23,439
--------------------------------------------------------------------------------------------
Shareholders' Equity                                             171,833           152,601
--------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                      $193,377          $176,040
============================================================================================
============================================================================================

1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note R -- 1st Source Corporation (Parent Company Only)
Financial Information -- Continued

STATEMENTS OF INCOME
                                                                             Year Ended December 31
                                                                             ----------------------
                                                                   1996              1995              1994
--------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
Income:
   Dividends from bank subsidiaries                              $ 5,029           $ 4,851           $ 4,948
--------------------------------------------------------------------------------------------------------------
   Rental income from subsidiaries                                 2,071             2,199             2,140
--------------------------------------------------------------------------------------------------------------
   Other                                                             679             1,497             2,136
--------------------------------------------------------------------------------------------------------------
Total Income                                                       7,779             8,547             9,224
--------------------------------------------------------------------------------------------------------------
Expenses:
   Interest on long-term debt                                      1,015             1,379             1,044
--------------------------------------------------------------------------------------------------------------
   Interest on commercial paper and
   other short-term borrowings                                       274               261                52
--------------------------------------------------------------------------------------------------------------
   Rent expense                                                    1,074             1,076             1,109
--------------------------------------------------------------------------------------------------------------
   Other                                                           1,775             2,493             1,878
--------------------------------------------------------------------------------------------------------------
Total Expenses                                                     4,138             5,209             4,083
--------------------------------------------------------------------------------------------------------------
Income Before Income Tax Credits and
Equity in Undistributed Income of Subsidiaries                     3,641             3,338             5,141
--------------------------------------------------------------------------------------------------------------
Income tax credits                                                   639               709               120
--------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed
Income of Subsidiaries                                             4,280             4,047             5,261
--------------------------------------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries:
   Bank subsidiaries                                              18,257            16,540            13,168
--------------------------------------------------------------------------------------------------------------
   Non-bank subsidiaries                                             666               455                36
--------------------------------------------------------------------------------------------------------------
Net Income                                                       $23,203           $21,042           $18,465
==============================================================================================================
==============================================================================================================

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

Note R -- 1st Source Corporation (Parent Company Only)
Financial Information -- Concluded

STATEMENTS OF CASH FLOWS
                                                                              Year Ended December 31
                                                                              ----------------------
                                                                    1996              1995              1994
--------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
Operating Activities:
Net income                                                      $ 23,203          $ 21,042          $ 18,465
--------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
net cash provided by operating activities:

   Equity in undistributed income of subsidiaries                (18,923)          (16,995)          (13,204)
--------------------------------------------------------------------------------------------------------------
   Depreciation of premises and equipment                            175               174               131
--------------------------------------------------------------------------------------------------------------
   Realized and unrealized investment
   securities gains                                                  (52)             (418)             (180)
--------------------------------------------------------------------------------------------------------------
   Other                                                           2,854             2,737              (182)
--------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                          7,257             6,540             5,030
--------------------------------------------------------------------------------------------------------------
Investing Activities:
   Proceeds from sales and maturities
   of investment securities                                        3,804             3,601             1,935
--------------------------------------------------------------------------------------------------------------
   Purchase of investment securities                              (2,955)           (2,930)           (2,725)
--------------------------------------------------------------------------------------------------------------
   Decrease (increase) in loan to non-bank subsidiary                300               370              (670)
--------------------------------------------------------------------------------------------------------------
   Purchase of preferred stock of non-bank subsidiary                  -            (2,700)                -
--------------------------------------------------------------------------------------------------------------
   Purchase of premises and equipment, net                          (471)              (49)              173
--------------------------------------------------------------------------------------------------------------
   Cash paid in acquisition                                            -                 -            (2,603)
--------------------------------------------------------------------------------------------------------------
   Decrease (increase) in short-term investments
   with bank subsidiary                                             (582)             (175)              724
--------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities                   96            (1,883)           (3,166)
--------------------------------------------------------------------------------------------------------------
Financing Activities:
   Net increase (decrease) in commercial
   paper and other short-term borrowings                           1,616             3,581            (1,360)
--------------------------------------------------------------------------------------------------------------
   Proceeds from issuance of long-term debt                            -            10,000             7,200
--------------------------------------------------------------------------------------------------------------
   Payments on long-term debt                                     (3,346)          (11,265)               (9)
--------------------------------------------------------------------------------------------------------------
   Acquisition of treasury stock                                  (1,488)           (3,363)           (4,479)
--------------------------------------------------------------------------------------------------------------
   Cash dividends                                                 (4,123)           (3,594)           (3,204)
--------------------------------------------------------------------------------------------------------------
   Other                                                             (12)              (18)              (12)
--------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                             (7,353)           (4,659)           (1,864)
--------------------------------------------------------------------------------------------------------------
Change in Cash and Cash Equivalents                                    -                (2)                -
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                           1                 3                 3
--------------------------------------------------------------------------------------------------------------
  Cash and Cash Equivalents, End of Year                        $      1          $      1          $      3
==============================================================================================================
==============================================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS
-------------------------------------------------------------------------------
Coopers & Lybrand L.L.P.



To the Shareholders and Board of Directors of 1st Source Corporation:

      We have audited the accompanying consolidated statements of financial condition of 1st Source Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1st Source Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                    /s/ Coopers & Lybrand L.L.P.

South Bend, Indiana
January 13, 1997
(except for Note A,
for which the date is
January 21, 1997)

                                 APPENDIX

The printed Annual Report contains bar graphs on pages 6, 10 and 15. The plot points on each graph are presented in a tabular format that may be processed by EDGAR.