Form 10-K405, Exhibit 13
period 1997-12-31
1ST SOURCE CORP
filed 1998-03-06
CIK 34782

CORPORATE DESCRIPTION

     1st Source Corporation takes pride in its identification as a locally owned community bank delivering a comprehensive range of consumer and commercial banking services to individual and business customers.

      At the same time, 1st Source competes for business nationwide by offering specialized financing services for used private aircraft, automobiles for leasing and rental agencies, heavy duty trucks and construction equipment.

      Headquartered in South Bend, Indiana, 1st Source Bank serves local customers through a total of 45 banking centers in the Northern
Indiana/Southwestern Michigan market area. 1st Source also operates 1st
Source Leasing, 1st Source Insurance, 1st Source Capital Corporation and Trustcorp Mortgage Company, a mortgage banker with four offices in Indiana and one in Ohio.

      With a history dating back to 1863, 1st Source has a tradition of providing superior service to customers while playing a leadership role in the continued development of the communities in which it operates.


1997 IN BRIEF

      1997 net income of $26.5 million was the highest in 1st Source history and 14.2% higher than the $23.2 million earned in 1996. Adjusting for a 10% stock dividend declared January 20, 1998, diluted net income per common share for 1997 was $1.49, up 12.9% from the $1.32 for 1996.

      Return on average total assets was 1.21% compared to 1.22% a year ago. Return on average common equity was 14.51% for 1997 compared to 14.38% for 1996. The average common equity-to-assets ratio for 1997 was 8.30% compared to 8.51% last year.

      At year-end 1997, total assets were $2.42 billion, up 16.3% from a year earlier. Loans were up 23.4%, deposits were up 15.8% and shareholders' equity increased from $171.8 million at the end of 1996 to $195.0 million at the end of 1997.

      The reserve for loan losses at year-end 1997 was 1.97% of total loans, while nonperforming assets amounted to 0.64% of total loans.


                       NET INCOME (In Millions)

                              [GRAPH]

                 93       94       95       96       97
               (16.7)   (18.5)   (21.0)   (23.2)   (26.5)


                DILUTED NET INCOME PER COMMON SHARE

                               [GRAPH]

                 93       94       95       96       97
               (0.95)   (1.05)   (1.19)   (1.32)   (1.49)

              RETURN ON AVERAGE COMMON EQUITY (As a Percent)

                                 [GRAPH]

                 93       94       95       96       97
               (14.52)  (14.49)  (14.75)  (14.38)  (14.51)

               RETURN ON AVERAGE TOTAL ASSETS (As a Percent)

                                  [GRAPH]

                 93       94       95       96       97
               (1.16)   (1.19)   (1.25)   (1.22)   (1.21)

                                                                      --------
                                                                          1

TO OUR SHAREHOLDERS:

     1997 was indeed a good year for 1st Source. We completed the year with record earnings, record asset growth, new branches in Indiana and Michigan, and new sales representatives in North Carolina and the Northwest. We also began exploring the international expansion of our niche businesses.

     First, a review of the numbers. We achieved our 12th consecutive year of growth in revenues and profits, earning $26.5 million, a 14.2 percent increase over the prior year. This is matched by our growth in diluted net income per common share from $1.32 to $1.49, a 12.9 percent increase over the prior year. Our return on average common shareholders' equity was 14.51 percent and our return on average total assets was 1.21 percent.

      We also had a substantial 16.3 percent growth in assets, all internal, and ended the year with total assets of $2.42 billion. This was fueled by the continued growth of our local market lending businesses, our national niche lending businesses and by the opening of 14 new branch facilities over the last two years.

     Our credit experience has been excellent with net losses of only $144,000 in 1997. This resulted in a 1997 loan loss ratio of .01 percent. It doesn't get much better than this! We ended the year with a loan loss reserve of 1.97 percent of loans outstanding despite substantial growth in loans during the year. The coverage ratio of our loan loss reserve to nonperforming assets was a very strong 310 percent.

     Clearly, 1997's performance was impacted by a number of items. The addition of so many branches over the last couple of years has slightly increased our expense to revenue ratio to 57.7 percent. Over the next three years, we will continue to work to bring it back to the low 50s. The growth in the value of our stock by 63 percent in 1997 required us to increase our incentive reserves. We settled a longstanding dispute with the IRS arising from our 1983 purchase of the First National Bank of Mishawaka over deduction of the core deposit intangibles. Our tax books are now clear through 1993 and the settlement cost was approximately $350,000 in additional interest. We also took advantage of the extension of an IRS regulation allowing contribution of appreciated securities to private foundations to further fund the 1st Source Foundation. We raised $44.75 million in long-term capital by issuing two Trust Preferred Securities. A new subsidiary was created to segment and manage the non-Indiana assets of our national niche lending businesses. Lastly, we adopted SFAS No. 125 which requires us to recognize additional income from our securitization activities.


                                    [PHOTO]
                           Christopher J. Murphy III
                     President and Chief Executive Officer


     In summary, it was an excellent year for 1st Source and is another positive step on the road to achieving our Vision 2000 goals.

     In 1995 we wrote that we had developed a Vision for the Year 2000 which included:

     * Being the leading financial institution in the markets we serve;

     * Providing the highest quality service;

     * Nurturing a pride of ownership and a spirit of teamwork in all of our colleagues;

     * Maintaining independent ownership;

     * Upholding the highest ethical standards in our industry;

     * Embracing the social and economic ideals of the communities we serve;

     * Delivering consistently superior financial returns.

--------
    2

                                    [PHOTO]
                              Ernestine M. Raclin
                             Chairman of the Board


    Our mid-course review conducted during 1997 of these and our Vision 2000 financial goals tells us that what once was a dream is now a real possibility. We continue to make necessary corrections but are still focused on the same goals and have a good chance of achieving them so long as the economy stays healthy, interest rates remain in a relatively stable range, and employment holds up. We are optimistic about the future but do see some significant challenges.

PEOPLE

     Attracting, training, and retaining good people is perhaps the toughest challenge we face. With area unemployment in the 3 percent range and demand for superior performers so high, it is tough finding and hiring the good people we need. While we have been fortunate and successful in our college recruiting efforts, our needs have expanded considerably with the growth of our on-line banking service and the opening of so many new branches. Additionally, our reputation for attracting and training good people has made us the target of choice for businesses that want to expand in our markets.

     During the early part of the year we launched a major effort to identify and recruit people who have a serious commitment of service to others to join us. We have used a series of diagnostic tests to help us select people who will continue to deliver the highest level of personal service in a professional way. We expanded our college recruiting program and employed the services of search firms to broaden our efforts. Some of these activities have been successful and we enter 1998 with an even stronger commitment to attract people to 1st Source who will embrace our core values and help deliver on our mission to build customer wealth.

TRAINING AND TOOLS

     Keeping ourselves up to date with the changes in our business products and services, and preparing ourselves to effectively compete through proactive relationship management is a daunting task. Banks are becoming further deregulated and are able to sell new products in the investment and insurance areas. We must be more knowledgeable and sophisticated in assessing and understanding the needs of our clients. We must learn to use our "customer x-ray" and our "service templates" to anticipate and meet the needs of our individual clients. Training and continuing education are central to the concept of a learning organization.

     We continued to accelerate formal disciplined training in our Quality Improvement and Quality Planning efforts. We spent considerable time discussing the concept of relationship management, defining how it is to work at 1st Source, and designing service templates to guide us in the delivery of the very best in service. We taught analytical skills and tools for managing and making change. And lastly, we introduced customer focus groups, customer satisfaction analysis, and direct customer interviews as a basic part of the business manager's tool kit. Surveys were undertaken and the results used in branches, small business banking, employee benefits administration and management, and commercial banking.

MARGINS AND INTEREST RATE RISK

     The difference between our cost of funds and our earnings on those funds is getting smaller. Keeping it from shrinking further is becoming more difficult. There are clearly more alternatives for the saver's dollars and consumers seem to have forgotten the risk of loss inherent in the stock market. The significant and well-publicized growth in the market over the past few years has attracted a lot of dollars out of savings. There are also new financial competitors in our region competing for the dollars that remain. This has led to aggressive bidding for funds and an
                                                                      --------
                                                                          3
increase in the cost of attracting and retaining funds. At the same time, pricing competition remains strong on the asset side, as many banks try to grow their loan portfolios. We have seen banks trying to increase their lending market share with price incentives and easier credit terms. Some of this reminds us of the early eighties just before the bottom dropped out!

     We maintain a commitment to disciplined pricing and credit terms. Our strategy is to be aggressive with pricing and to hold true to the basics in granting credit. Too often we have seen financial institutions, in their efforts to grow, jump into and out of geographic and product markets using lower pricing and easier credit standards. When they leave, as they inevitably do, the landscape is filled with bankrupt companies and broken dreams. We take our responsibility seriously and will maintain our credit standards knowing it is in the long term best interest of our borrowing customers, our depositors and our shareholders.

     We have also tried to manage our asset and liability mix so that movements in interest rates have as little impact on us as possible. We have used the cash markets, deposit pricing and the swap markets to do this. Our asset and liability management committee meets monthly to review our progress and make mid-course corrections as necessary based on our assessment of the economy and the near-term direction of rates. Almost all of the first mortgages produced in the bank and all of those produced in Trustcorp Mortgage Company are sold into the secondary market, although we retain the servicing rights to maintain customer contact. We have also used the capital markets to fund the growth in our aircraft lending by securitizing loans of these customers. We will continue to look for ways either to fund or to protect portions of the balance sheet from adverse interest rate movements or from difficult funding situations.

TECHNOLOGY

     Choosing the right technologies to meet our growing needs and manage our product sales efforts has a major impact on our ability to compete and on our cost structure. We always want to be a high-touch service organization which uses technology to more effectively meet the needs of our clients. Similarly, we know that millions of dollars are wasted on technology projects which do not add value to the customer relationship. Often they are undertaken because a competitor has made the expenditure, the conventional wisdom says they should, or a vendor convinces them it is necessary to do so to stay competitive in the marketplace.

     Our approach is to invest only in those areas that make us a better bank in serving the customer and help us deliver on our mission to build our customer's wealth. We embraced check imaging technologies because we believed they would give us better control over the paper and make it easier to manage vast amounts of customer information. We believed there would be operational or administrative cost savings. Some of this has happened for us, but a lot has not. The process was more complicated and the savings are slower in coming. We will get them but it will take a longer time period to realize the returns anticipated from the investment. In contrast, our customer information automation system in our branches has exceeded our expectations and truly enhances our customer service efforts. Technology investing is always risky, but essential.

     Over the next year, we will work to ensure that all of our mission-critical systems and software are Year 2000 compliant. We started a major effort in early 1997 to identify all software with date-specific applications that could be affected by the year changing from 1999 to 2000. This is the first time since computers were developed that the last two digits in a year are lower than those of the prior year. By the close of 1997, we had catalogued our systems and software, identified the mission-critical programs, and confirmed compliance or began a process to bring about compliance. We will be making the appropriate changes and testing them in 1998 with the hope of ensuring that 2000 is nothing more than the passing of one more year.

ADMINISTRATIVE AND REGULATORY ISSUES

     Trying to keep up with all the accounting changes and still properly reflect our performance has become increasingly difficult. Various pronouncements by the Financial Accounting Standards Board (FASB) seem to confuse financial reporting so that the numbers which are shown bear little resemblance to the

--------
    4
real operations or the value added in the business. These pronouncements have also added more volatility to both the income statement and the balance sheet.

     We know that the FASB is supposed to be making pronouncements and promulgating standards which cause companies to properly and uniformly reflect the real results of their operations. Our experience is that many of the newer pronouncements do just the opposite; they require us to make numerous assumptions about the future to reflect income now, before we have received it or are even assured of receiving it. For that reason we are trying to err on the side of conservatism in these assumptions. We think it is better to build for the future than to overstate the present.

     To be sure, at the close of 1997 we adopted SFAS No. 125 and had to reflect an additional $800,000 in revenues from our securitization activities this year based on our historical track record...which has been pretty good. Unfortunately, this causes us to estimate future income and report it now. If our assumptions prove too optimistic we will have to reverse income in future periods. Some mortgage companies and lenders in the lower quality B and C markets have had to do this in the past few years. With this in mind, we have taken a conservative approach to making our assumptions. The only thing we are sure about in the future is that it will not develop exactly as we assume, no matter what our assumptions.

     With all the required and suggested accounting changes, our traditional accounting and financial control and management systems are becoming less helpful in managing our businesses. They do not neatly reflect the operating characteristics nor the operating levers of the business. To address this we have spent the last year reviewing our financial control and reporting systems and developing a new methodology for the financial management of our businesses.

     1st Source, like many other companies, has adopted Economic Value Added
(EVA) as an analytical and management tool. We have done so knowing that it is not a management panacea and will not make our decisions for us. It is nothing more than a methodology for measuring and managing the financial equations of our business. We have been using discounted cash flow analysis for our investment decisions, for mergers and acquisitions, and for capital expenditures for the last 15 years. EVA is a modification of this with specific adjustments made for segments of our business. We know it will take time for this approach to be well understood by our colleagues, but we believe the effort is worthwhile.

RECOGNITION

     We are pleased that our endeavors were recognized by others in 1997. 1st Source Corporation was named to the 1997 Honor Roll of Keefe, Bruyette & Woods, Inc. This acknowledges those banking companies who have reported increases in earnings per share regardless of the banking environment over the last decade. Of the 127 banking companies currently under their active research universe, we were among only eleven who posted a ten year record worthy of admission to the Honor Roll. Additionally, Standard and Poor's and a number of analysts have noted our consistent performance, and a statewide reader's poll conducted by Indiana Business Magazine selected 1st Source Bank as one of Indiana's Best Banks. While we are proud of our past accomplishments, we understand full well that what happens in the future is most important.

     There are many challenges still facing us as we move toward our Vision 2000 goals. We believe we are well prepared to deal with them. With the assistance of a great group of colleagues and the guidance of a dedicated Board of Directors, we have every reason to be optimistic about the future. We close by thanking them for being committed to serving our customers well...and for doing just that.


                            /s/ Ernestine M. Raclin
                             Chairman of the Board


                           /s/ Christopher J. Murphy
                     President and Chief Executive Officer

                                                                      --------
                                                                          5

Financial Highlights


EARNINGS AND DIVIDENDS
(Dollars in thousands, except per share amounts)


                                                  1997           1996           1995           1994           1993
--------------------------------------------------------------------------------------------------------------------
Operating income                            $  208,972     $  174,299     $  154,607     $  127,816     $  118,405
--------------------------------------------------------------------------------------------------------------------
Operating expense                              166,353        138,700        122,564        101,483         94,539
--------------------------------------------------------------------------------------------------------------------
Net income                                      26,489         23,203         21,042         18,465         16,722
--------------------------------------------------------------------------------------------------------------------
Cash dividends                                   4,723          4,123          3,594          3,204          2,755
====================================================================================================================
Per Common Share <F1>:
    Diluted net income                      $     1.49     $     1.32     $     1.19     $     1.05     $     0.95
--------------------------------------------------------------------------------------------------------------------
    Cash dividends                                .275           .240           .208           .185           .159
--------------------------------------------------------------------------------------------------------------------
    Book value                                   11.26          10.02           8.91           7.48           7.24
--------------------------------------------------------------------------------------------------------------------
Return on average common equity                  14.51%         14.38%         14.75%         14.49%         14.52%
--------------------------------------------------------------------------------------------------------------------
Return on average total assets                    1.21%          1.22%          1.25%          1.19%          1.16%
====================================================================================================================

STATEMENT OF CONDITION

Average Balances:

    Assets                                  $2,198,300     $1,895,214     $1,686,560     $1,546,965     $1,440,018
--------------------------------------------------------------------------------------------------------------------
    Earning assets                           2,046,637      1,767,055      1,569,703      1,435,892      1,340,357
--------------------------------------------------------------------------------------------------------------------
    Loans                                    1,610,889      1,348,089      1,172,438      1,066,752        986,958
--------------------------------------------------------------------------------------------------------------------
    Reserve for loan losses                     31,966         28,482         26,081         23,685         20,859
--------------------------------------------------------------------------------------------------------------------
    Investment securities                      424,086        400,209        373,976        360,276        344,091
--------------------------------------------------------------------------------------------------------------------
    Deposits                                 1,698,973      1,524,149      1,354,453      1,256,430      1,169,473
--------------------------------------------------------------------------------------------------------------------
    Shareholders' equity                       182,543        161,324        142,667        127,451        115,186
====================================================================================================================

<F1>   The computation of per common share data gives retroactive recognition to a 10% stock dividend declared January 20, 1998; a five-for-four stock split declared January 21, 1997; a 5% stock dividend declared January 22, 1996; a three-for-two stock split declared July 18, 1995; a 5% stock dividend declared January 23, 1995; and a 5% stock dividend declared January 24, 1994.

                                     [LOGO]

--------
    6

                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

ABOUT OUR BUSINESS

      1st Source Corporation (1st Source) is an Indiana-based, bank holding company with $2.42 billion in total assets, $1.89 billion in total deposits and $195.0 million in total shareholders' equity. 1st Source's principal subsidiary is 1st Source Bank with its main office in South Bend, Indiana. The assets of the bank account for 97% of the total consolidated assets of 1st Source. 1st Source Bank has 45 banking centers in 11 counties and is the largest independent bank in both assets and deposits headquartered in its principal market area of Northern Indiana and Southwestern Michigan. 1st Source Bank opened four new branches in 1997, including a striking facility in Michigan City, Indiana, that replaced the former banking center. At year-end, there were 41 banking center locations in Indiana and four in Michigan. Additionally, Trustcorp Mortgage opened an office in Merrillville, Indiana, in 1997, making their total number of offices five.

      The bank offers a broad range of commercial banking, personal banking and trust services. In addition, 1st Source also provides highly specialized financing services for automobile fleets in the rental and leasing industries; privately owned aircraft used by businesses and individuals; and heavy duty trucks and construction equipment. These services are marketed nationwide.

      This section of the Annual Report provides a narrative discussion and analysis of 1st Source's financial condition and results of operations for the last three years. All tables, graphs, financial statements and notes to the consolidated financial statements should be considered an integral part of this analysis.

      1st Source cautions that any forward looking statements contained in this report, in a report incorporated by reference to this report or made by management of 1st Source involve risks and uncertainties and are subject to change based on various factors. Actual results could differ materially from those expressed or implied.

                          AVERAGE ASSETS (In Millions)

                                     [GRAPH]


                     93        94         95        96        97
                  (1,440)   (1,547)    (1,687)   (1,895)    (2,198)

                             AVERAGE LOANS (In Millions)

                                      [GRAPH]


                     93        94         95        96        97
                  (987)     (1,067)    (1,172)   (1,348)    (1,611)

                             AVERAGE DEPOSITS (In Millions)

                                        [GRAPH]


                     93        94         95        96        97
                  (1,169)   (1,256)    (1,354)   (1,524)    (1,699)

                       AVERAGE SHAREHOLDERS' EQUITY (In Millions)

                                        [GRAPH]


                     93        94         95        96        97
                    (115)     (127)      (143)     (161)      (183)

                                                                      --------
                                                                          7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Continued
------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

                                                1997           1996           1995           1994           1993
---------------------------------------------------------------------------------------------------------------------
Interest income                             $  173,316     $  148,820     $  135,115     $  112,942     $  104,104
---------------------------------------------------------------------------------------------------------------------
Interest expense                                87,324         73,429         64,946         47,709         44,578
---------------------------------------------------------------------------------------------------------------------
Net interest income                             85,992         75,391         70,169         65,233         59,526
---------------------------------------------------------------------------------------------------------------------
Provision for loan losses                        6,052          4,649          2,757          4,197          3,533
---------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                    79,940         70,742         67,412         61,036         55,993
---------------------------------------------------------------------------------------------------------------------
Noninterest income                              35,656         25,479         19,492         14,874         14,301
---------------------------------------------------------------------------------------------------------------------
Noninterest expense                             72,977         60,622         54,861         49,577         46,428
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                      42,619         35,599         32,043         26,333         23,866
---------------------------------------------------------------------------------------------------------------------
Income taxes                                    14,392         12,396         11,001          7,868          7,144
---------------------------------------------------------------------------------------------------------------------
Distribution on preferred
securities of subsidiary trusts,
net of income tax benefit                        1,738              -              -              -              -
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                  $   26,489     $   23,203     $   21,042     $   18,465     $   16,722
=====================================================================================================================
Assets                                      $2,418,154     $2,079,767     $1,799,257     $1,583,027     $1,488,123
---------------------------------------------------------------------------------------------------------------------
Long-term debt                                  16,656         18,596         21,819         28,084         25,473
---------------------------------------------------------------------------------------------------------------------
Average shareholders' equity                   182,543        161,324        142,667        127,451        115,186
---------------------------------------------------------------------------------------------------------------------
Basic net income per
common share <F1>                                 1.54           1.35           1.22           1.06           0.97
---------------------------------------------------------------------------------------------------------------------
Diluted net income
per common share <F1>                             1.49           1.32           1.19           1.05           0.95
---------------------------------------------------------------------------------------------------------------------
Cash dividends per
common share <F1>                                 .275           .240           .208           .185           .159
---------------------------------------------------------------------------------------------------------------------
Return on average common equity                  14.51%         14.38%         14.75%         14.49%         14.52%
---------------------------------------------------------------------------------------------------------------------
Return on average
total assets                                      1.21%          1.22%          1.25%          1.19%          1.16%
=====================================================================================================================


<F1>   The computation of per share data gives retroactive recognition to a
10% stock dividend declared January 20, 1998; a five-for-four stock split declared January 21, 1997; a 5% stock dividend declared January 22, 1996; a three-for-two stock split declared July 18, 1995; a 5% stock dividend declared January 23, 1995; and a 5% stock dividend declared January 24, 1994.

--------
    8

                                       1st SOURCE CORPORATION AND SUBSIDIARIES
------------------------------------------------------------------------------

RESULTS OF OPERATIONS

      Net income in 1997 was $26.5 million, up from $23.2 million in 1996 and $21.0 million in 1995. Diluted net income per common share was $1.49 in 1997, $1.32 in 1996 and $1.19 in 1995 after giving retroactive recognition to stock splits and stock dividends.

      Return on average total assets was 1.21% in 1997, compared to 1.22% in 1996 and 1.25% in 1995. Return on average common equity was 14.51% in 1997 versus 14.38% in 1996 and 14.75% in 1995.

      Net income in 1997 was favorably affected by strong loan growth and noninterest income growth. The increase in net interest income and noninterest income was partially offset by a higher provision for loan losses due to increased loan outstandings. In addition, expense increases occurred in salaries and benefits, furniture and equipment, marketing, leased equipment depreciation and other expense. Most of these expense increases, except leased equipment depreciation, were directly or indirectly the result of our continued branch expansion program.

      Dividends declared on common stock in 1997 amounted to $.275 per share, compared to $.240 in 1996 and $.208 in 1995. The level of earnings reinvested and dividend payouts are based on management's assessment of future growth opportunities and the level of capital necessary to support them.

      The quarterly results of operations for the years ended December 31, 1997 and 1996 are summarized below.

QUARTERLY RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)                          Three Months Ended
                                                                          ------------------
                                                        March 31       June 30       Sept. 30        Dec. 31
----------------------------------------------------------------------------------------------------------------
1997

Interest income                                         $39,146        $42,758        $44,842        $46,570
----------------------------------------------------------------------------------------------------------------
Net interest income                                      19,671         21,675         22,092         22,554
----------------------------------------------------------------------------------------------------------------
Provision for loan losses                                 1,229            479          2,130          2,214
----------------------------------------------------------------------------------------------------------------
Investment securities and other
investment gains (losses)                                   181           (484)            24           (183)
----------------------------------------------------------------------------------------------------------------
Income before income taxes and
subsidiary trust distributions                            9,360         10,224         11,033         12,002
----------------------------------------------------------------------------------------------------------------
Net income                                                6,066          6,441          6,638          7,344
----------------------------------------------------------------------------------------------------------------
Diluted net income per common share <F1>                    .34            .36            .38            .41
================================================================================================================
1996

Interest income                                         $35,231        $36,881        $38,041        $38,667
----------------------------------------------------------------------------------------------------------------
Net interest income                                      17,836         18,788         19,260         19,507
----------------------------------------------------------------------------------------------------------------
Provision for loan losses                                 1,209          1,193          1,431            816
----------------------------------------------------------------------------------------------------------------
Investment securities and other
investment gains                                             38             89              -            104
----------------------------------------------------------------------------------------------------------------
Income before income taxes                                8,205          8,853          9,281          9,260
----------------------------------------------------------------------------------------------------------------
Net income                                                5,366          5,781          6,023          6,033
----------------------------------------------------------------------------------------------------------------
Diluted net income per common share <F1>                    .31            .33            .34            .34
================================================================================================================

<F1>   The computation of per share data gives retroactive recognition to a
       10% stock dividend declared January 20, 1998, and a five-for-four stock split declared January 21, 1997.


BALANCE SHEET COMPOSITION AND MANAGEMENT

      Changes in interest income and interest expense are affected by the allocation of funds throughout the Statement of Financial Condition. The following sections discuss the sources from which 1st Source obtains funds and the manner in which management has chosen to invest these funds.

                                                                      --------
                                                                          9

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

SOURCE OF FUNDS

      CORE DEPOSITS -- 1st Source's major source of investable funds is provided by stable core deposits consisting of all interest bearing and non-interest bearing deposits, excluding brokered certificates of deposit and certificates of deposit of $100,000 and over. In 1997, average core deposits equaled 63.36% of average total assets, compared to 68.32% in 1996 and 71.59% in 1995. The effective cost rate of core deposits in 1997 was 3.97%, compared to 3.98% in 1996 and 3.91% in 1995.

      Average demand deposits (non-interest bearing core deposits) increased 12.78% in 1997, compared to an increase of 7.83% in 1996. They represented 15.13% of total core deposits in 1997 compared to 14.43% in 1996 and 14.35% in 1995.

      PURCHASED FUNDS -- 1st Source's purchased funds are used to supplement core deposits and include certificates of deposit of $100,000 and over, brokered certificates of deposit, federal funds, securities sold under agreements to repurchase, commercial paper and other short-term borrowings. Purchased funds are raised from customers seeking short-term investments and are used to balance the bank's interest rate sensitivity. During 1997, 1st Source's reliance on purchased funds increased to 24.29% of average total assets from 20.33% in 1996.

      LOAN SECURITIZATIONS -- 1st Source sold $63 million of loans in 1997 in conjunction with revolving agreements related to prior years' securitizations.

      SHAREHOLDERS' EQUITY -- Management continues to emphasize profitable asset growth and retention of equity in the business. Average shareholders' equity equates to 8.30% of average total assets in 1997 compared to 8.51% in 1996. Shareholders' equity was 8.06% of total assets at year-end 1997, compared to 8.26% at year-end 1996.


INVESTMENT OF FUNDS

      INVESTMENT SECURITIES -- Investment securities at year-end 1997 decreased 1.94% from 1996, following a 6.74% increase from year-end 1995 to year-end 1996. This decrease is attributed to the sale of various securities used to fund a bank-owned life insurance program.

      LOANS -- Average loans, net of unearned discount, increased 19.49% in 1997, following a 14.98% increase in 1996. Loans, net of unearned discount, at December 31, 1997, were $1.80 billion and were 74.30% of total assets, compared to $1.46 billion or 69.99% of total assets at December 31, 1996.

      Transportation and equipment loans at year-end 1997 increased 34.16% from year-end 1996. The higher outstandings reflect considerable growth in construction equipment, auto rental franchises, aircraft and truck, and automobile leasing company financings.

      Commercial lending outstandings increased 16.16% during 1997. This growth was fueled by geographic expansion, renewed emphasis on sales effort and customer service. The growth was primarily in small business and middle market lending.

      Real estate loans recorded growth of 21.37% during 1997. This increase was led by mortgage loans held for sale with an increase of 26.97%, followed by an increase of 20.42% in commercial real estate lending.

      The 22.32% growth in installment loans reflects our increased direct consumer lending resulting from greater marketing efforts coupled with the new retail banking centers.

      LIQUIDITY RISK MANAGEMENT -- The Asset/Liability management process incorporates overall bank liquidity and interest rate sensitivity. The purpose of liquidity management is to match the sources and use of funds to anticipated customer deposits, withdrawals and borrowing requirements, as well as to provide for the cash flow needs of 1st Source. The primary source of liquidity is the investment portfolio. At December 31, 1997, securities maturing in one year amounted to $97.9 million which represented 23.59% of the investment portfolio as compared to 18.43% at year-end 1996. Other alternative sources of funds are loan repayments and loan securitizations. The liquidity of 1st Source is further enhanced by a significant concentration of core deposits and $100,000-and-over certificates of deposit. Both provided a relatively stable funding base.

      INTEREST RATE RISK MANAGEMENT -- The Asset/Liability Management Committee of 1st Source monitors and manages the relationship of earning assets to interest bearing liabilities and the responsiveness of asset yields, interest expense and interest margins to changes in market interest rates. In the normal course of business, 1st Source faces ongoing interest rate risks and uncertainties. 1st Source utilizes interest rate swaps to manage the primary market exposures associated with the interest rate risk related to underlying assets, liabilities, and anticipated transactions. Under the current interest rate swaps, 1st Source entered into agreements with another

--------
   10

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

INVESTMENT OF FUNDS -- CONCLUDED

MATURITIES OF INVESTMENT SECURITIES AT DECEMBER 31, 1997
(Dollars in thousands)

                              U.S. Treasury  States and Political      Other
                              and Agencies       Subdivisions       Securities          Total
========================================================================================================
                              Amount   Yield    Amount   Yield     Amount   Yield    Amount   Yield
========================================================================================================
0 - 1 Year                   $ 77,994  5.66%   $ 19,776  6.98%    $   120   6.76%   $ 97,890  5.93%
--------------------------------------------------------------------------------------------------------
1 - 5 Years                    83,113  6.02      59,517  7.33       4,865   6.37     147,495  6.56
--------------------------------------------------------------------------------------------------------
5 - 10 Years                    6,096  6.02      57,612  8.41       1,953   7.14      65,661  8.15
--------------------------------------------------------------------------------------------------------
Over 10 Years                  61,681  6.15      11,323  7.32      30,858   5.26     103,862  6.01
--------------------------------------------------------------------------------------------------------
Total                        $228,884  5.93%   $148,228  7.70%    $37,796   5.52%   $414,908  6.52%
========================================================================================================

      Weighted average yields on tax-exempt obligations have been computed by adjusting tax-exempt income to a fully taxable equivalent basis, excluding the effect of the tax preference interest expense adjustment.

party to exchange, at specific intervals, the difference between fixed-rate and floating-rate interest amounts as calculated by reference to a notional amount as a means to convert floating rate loans to a fixed rate. The notional amounts total $51.6 million at December 31, 1997. The current positions are not leveraged and are not held for trading.

      A hypothetical change in earnings was modeled by calculating an immediate 100 basis point (1.00%) change in interest rates across all maturities. This analysis presents the hypothetical change in earnings of those rate sensitive financial instruments and interest rate swaps held by 1st Source at December 31, 1997. The aggregate hypothetical loss in pre-tax earnings is estimated to be $4,501,840 on an annualized basis on all rate sensitive financial instruments and the interest rate swaps based on a hypothetical increase of 100 basis point change in interest rates. The aggregate hypothetical increase in pre-tax earnings is estimated to be $5,897,510 on an annualized basis on all rate sensitive financial instruments and the interest rate swaps based on a hypothetical decrease of 100 basis point change in interest rates. Actual results may differ materially from those projected. The use of this methodology to quantify the market risk of the balance sheet should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.

      Due to the nature of the mortgage banking business, 1st Source manages the earning assets and interest-bearing liabilities of Trustcorp Mortgage Company on a separate basis. The predominant assets on Trustcorp's balance sheet are mortgage loans held for sale, which are funded by short-term borrowings (normally less than 30 days) from correspondent banks. These borrowings are managed on a daily basis. Trustcorp's other borrowings for working capital and purchases of servicing assets are funded by 1st Source Corporation and correspondent banks.

        Trustcorp manages the interest rate risk related to loan commitments by entering into contracts for future delivery of loans. (See Note M of Notes to Consolidated Financial Statements.)

EARNING RESULTS

     Net interest income, the difference between income from earning assets and the interest cost of funding those assets, is 1st Source's primary source of earnings. Net interest income, on a fully taxable equivalent basis, increased 13.31% in 1997, following a 7.01% increase in 1996.

     Net interest margin, the ratio of net interest income to average earning assets, is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 4.38% in 1997 compared to 4.48% in 1996 and 4.71% in 1995.

     The yield on earning assets in 1997 was 8.65%, compared to 8.64% in 1996 and 8.85% in 1995. Average earning assets in 1997 increased 15.82%, following a 12.57% increase in 1996. The effective rate on interest bearing liabilities was 5.04% in 1997, compared to 4.85% for both 1996 and 1995.

     NONINTEREST INCOME -- Supplementing the growth in net interest income was an increase in noninterest income of 39.94% over 1996. The factors influencing

                                                                        --------

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

                COMPOSITION OF AVERAGE ASSETS (In millions)

                                   [GRAPH]

                 93       94       95       96       97
               1,440.0  1,547.0  1,686.6  1,895.2  2,198.3

                      COMPOSITION OF AVERAGE LIABILITIES
                    AND SHAREHOLDERS' EQUITY (In millions)

                                    [GRAPH]

                 93       94       95       96       97
               1,440.0  1,547.0  1,686.6  1,895.2  2,198.3


EARNING RESULTS -- CONTINUED

the growth were the recognition of additional aircraft loan securitization income, revenues generated from operating leases, and the sale of mortgage loans and servicing. Noninterest income in 1996 increased 30.72% over 1995 due primarily to the recognition of originated mortgage servicing rights, income derived from aircraft loan securitizations and revenues generated from operating leases.

     Trust fees in 1997 were $7.31 million, compared to $6.73 million in 1996 and $6.64 million in 1995. Trust fees increased 8.62% in 1997, following a 1.40% increase in 1996.

     Service charges on deposit accounts increased by 11.41% resulting in $5.38 million of income for 1997. The $4.83 million recorded in 1996 was a decrease of 2.13% from the $4.93 million of service charges on deposit accounts generated in 1995.

     1st Source, as a result of adopting SFAS No. 125 during 1997 (see Note A of Notes to Consolidated Financial Statements), recognized aircraft loan securitization gains of $800,000. Aircraft loan securitization and servicing income in 1997 was $3.76 million, compared to $1.10 million in 1996. This increase resulted from servicing fees on $118 million of securitized loans in 1997, compared to only $58 million in securitized loans for most of 1996. Also contributing to the increase was the recognition of $1.20 million of income during 1997 due to favorable credit loss experience from the securitized assets.

     Gains of $1.28 million were recognized on the sale of mortgage loans and servicing in 1997, compared to gains of $863,000 in 1996. In addition, fees for servicing mortgages grew from $1.63 million in 1996 to $1.69 million in 1997. As of year-end 1997, Trustcorp Mortgage Company's mortgage servicing portfolio aggregates $1.35 billion, as compared to $1.28 billion one year ago.

     Equipment rental income generated from operating leases increased to $6.95 million in 1997, nearly a 154% increase over 1996. The $2.74 million recorded in 1996 was nearly a fivefold increase over 1995. Revenues from operating leases for construction equipment, automobiles and other equipment,

--------
   12

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

EARNING RESULTS -- CONTINUED

and the related depreciation on the equipment, have increased significantly in the past two years as 1st Source has focused on increasing this line of business.

     Other income increased 23.44% during 1997, following an increase of 23.22% in 1996. The growth of other income in 1997 was generated primarily by increases in cash surrender value of bank-owned life insurance, mortgage underwriting fees and standby letter of credit fees. The growth in 1996 of other income was fueled by standby letter of credit fees, mortgage underwriting and document preparation fees and discount brokerage income.

     The 1997 net losses recorded for investment securities and other represent, primarily, the write-off of a venture capital investment.

     NONINTEREST EXPENSE -- During 1997, 1st Source experienced an increase in noninterest expenses primarily attributed to our continued branch expansion, costs to attract quality people and training to enable our people to deliver the highest service to our customers. In addition, the depreciation on our growing operating lease portfolio and the additional provisions needed for our stock incentive reserves contributed to the overall increase in operating expenses. Cost control across all business units and better utilization of resources continues to be a major focus at 1st Source. Noninterest expense increased 20.38% during 1997. This compares to an increase of 10.50% in 1996. The increase in noninterest expense during 1996 was primarily due to the acquisition and implementation of improved technologies and the opening of ten branches.

     Salaries and employee benefits comprised approximately 57% of total noninterest expense in 1997 compared to 59% in 1996. Salaries and employee benefits increased 15.80% in 1997, following a 10.72% increase in 1996. Salaries and wages increased 12.73% in 1997 and 12.67% in 1996. The number of full-time equivalent employees stood at 966, 895 and 811 at the end of 1997, 1996 and 1995, respectively. Employee benefits increased 27.07% in 1997, following a 4.08% increase in 1996. The increase in employee benefits was primarily the result of additional provisions being made to fund our stock incentive reserves, due to the significant 63% increase in the market price of 1st Source common stock during 1997. Group insurance expense decreased 9.86% in 1997, following an 11.62% increase in 1996.

     Occupancy expense in 1997 decreased 3.22% from 1996, following a 24.73% increase in 1996. The reduction in occupancy expenses in 1997 is attributed to greater tenant occupancy of our headquarters building. The 1996 occupancy expense increase was due to reduced tenant rental income and the branch expansion.

     Furniture and equipment expense increased in 1997 by 15.07%, following a 14.84% increase in 1996. The increase in 1997 is attributed to depreciation. Increases in 1996 occurred in depreciation, repair and outside computer processing expenses. In addition, equipment and furniture expenses relating, primarily, to the branch expansion contributed to the increase.

     Depreciation on operating leases increased 176% in 1997, following a 268% increase in 1996.

     Business development and marketing expense increased 33.78% in 1997, following an increase of 10.65% in 1996. The increase in 1997 was the result of appreciated stock with a cost basis of $753,000 being donated to the 1st Source Foundation.

     An increase of 19.56% occurred in other expenses during 1997, compared to a 9.26% decrease in 1996. During 1997, 1st Source experienced increases in employee acquisition and training, communications, professional consulting and collection and repossession expenses. In 1996, the significant increase in communication expenses was more than offset by a dramatic reduction in insurance expense. The FDIC reduced the premium assessment to zero per $100 of assessable deposits. This action drove overall insurance expenses down 76.25% for 1996.

     In early 1997, management formed a task force to analyze the business and operational risks associated with whether systems, software, and other date-specific applications are Year 2000 compliant. Completion of the study, testing and full implementation of any required changes to "mission critical" systems are targeted by December 31, 1998. At this time, management does not anticipate any material impact to 1st Source.

     INCOME TAXES -- Federal income taxes were $10.79 million in 1997, prior to the tax benefit of $936,000 relating to the distribution on preferred securities of subsidiary trusts. After this benefit, the federal income taxes were $9.86 million, or 27.12% of income after state taxes, compared to $9.13 million or 28.24% in 1996 and $8.07 million or 27.72% in 1995. The lower percentage of federal income taxes in


                                                                        --------

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

SELECTED STATISTICAL INFORMATION
Distribution of Assets, Liabilities and Shareholders' Equity
Interest Rates and Interest Differential
(Dollars in thousands)
Year ended December 31,                                                         1997
---------------------------------------------------------------------------------------------------
                                                                              Interest
                                                                 Average       Income/       Yield/
ASSETS                                                           Balance       Expense        Rate
---------------------------------------------------------------------------------------------------
    Investment securities:
         Taxable                                               $  272,400    $ 16,638         6.11%
---------------------------------------------------------------------------------------------------
         Tax exempt <F1>                                          151,686      11,723         7.73
---------------------------------------------------------------------------------------------------
    Net loans <F2> & <F3>                                       1,610,889     148,061         9.19
---------------------------------------------------------------------------------------------------
    Other investments                                              11,662         592         5.08
---------------------------------------------------------------------------------------------------
Total earning assets                                            2,046,637     177,014         8.65
===================================================================================================
    Cash and due from banks                                        73,246
---------------------------------------------------------------------------------------------------
    Reserve for loan losses                                       (31,966)
---------------------------------------------------------------------------------------------------
    Other assets                                                  110,383
---------------------------------------------------------------------------------------------------
Total                                                          $2,198,300
===================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    Interest bearing deposits                                  $1,488,287      73,150         4.92
---------------------------------------------------------------------------------------------------
    Short-term borrowings                                         227,757      13,014         5.71
---------------------------------------------------------------------------------------------------
    Long-term debt                                                 16,527       1,160         7.02
---------------------------------------------------------------------------------------------------
Total interest bearing liabilities                              1,732,571      87,324         5.04
===================================================================================================
    Noninterest bearing deposits                                  210,686
---------------------------------------------------------------------------------------------------
    Other liabilities                                              72,500
---------------------------------------------------------------------------------------------------
    Shareholders' equity                                          182,543
---------------------------------------------------------------------------------------------------
Total                                                          $2,198,300
===================================================================================================
Net interest income                                                           $89,690
===================================================================================================
Net yield on earning assets
on a taxable equivalent basis                                                                 4.38%
===================================================================================================


<F1>   Interest income includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $3,536 in 1997, $3,635 in 1996 and $3,635 in 1995.

<F2>   Loan income includes fees on loans of $4,097 in 1997, $3,136 in 1996, and $2,739 in 1995. Loan income also includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $162 in 1997, $131 in 1996 and $171 in 1995.

<F3>   For purposes of this computation, nonaccruing loans are included in the daily average loan balance outstanding.

--------
   14



                                                                              1st Source Corporation and Subsidiaries
---------------------------------------------------------------------------------------------------------------------

Year ended December 31,                               1996                                      1995
---------------------------------------------------------------------------------------------------------------------
                                                    Interest                                   Interest
                                       Average      Income/       Yield/          Average      Income/       Yield/
ASSETS                                 Balance      Expense        Rate           Balance      Expense        Rate
---------------------------------------------------------------------------------------------------------------------
    Investment securities:
         Taxable                     $  254,033    $ 15,337       6.04%         $  244,567    $ 15,184        6.21%
---------------------------------------------------------------------------------------------------------------------
         Tax exempt <F1>                146,176      11,787       8.06             129,409      11,285        8.72
---------------------------------------------------------------------------------------------------------------------
    Net loans <F2> & <F3>             1,348,089     124,467       9.23           1,172,438     111,115        9.48
---------------------------------------------------------------------------------------------------------------------
    Other investments                    18,757         995       5.30              23,289       1,337        5.74
---------------------------------------------------------------------------------------------------------------------
Total earning assets                  1,767,055     152,586       8.64           1,569,703     138,921        8.85
=====================================================================================================================
    Cash and due from banks              75,378                                     72,647
---------------------------------------------------------------------------------------------------------------------
    Reserve for loan losses             (28,482)                                   (26,081)
---------------------------------------------------------------------------------------------------------------------
    Other assets                         81,263                                     70,291
---------------------------------------------------------------------------------------------------------------------
Total                                $1,895,214                                 $1,686,560
=====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    Interest bearing deposits        $1,337,345      64,214       4.80          $1,181,219      56,185        4.76
---------------------------------------------------------------------------------------------------------------------
    Short-term borrowings               156,003       7,843       5.03             135,373       6,938        5.13
---------------------------------------------------------------------------------------------------------------------
    Long-term debt                       19,876       1,372       6.90              23,302       1,823        7.82
---------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities    1,513,224      73,429       4.85           1,339,894      64,946        4.85
=====================================================================================================================
    Noninterest bearing deposits        186,804                                    173,234
---------------------------------------------------------------------------------------------------------------------
    Other liabilities                    33,862                                     30,765
---------------------------------------------------------------------------------------------------------------------
    Shareholders' equity                161,324                                    142,667
---------------------------------------------------------------------------------------------------------------------
Total                                $1,895,214                                 $1,686,560
=====================================================================================================================
Net interest income                                $ 79,157                                   $ 73,975
=====================================================================================================================
Net yield on earning assets
on a taxable equivalent basis                                     4.48%                                       4.71%
=====================================================================================================================

                                                                        --------

Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Continued
-------------------------------------------------------------------------------

EARNING RESULTS -- CONCLUDED

1997 is the result of less taxable income and the contribution of appreciated stock which resulted in favorable tax treatment for the year. A settlement with the Internal Revenue Service was reached during 1997 over a dispute arising from the 1983 purchase of the First National Bank of Mishawaka relating to deduction of core deposit intangibles. Estimated interest due to the IRS of $350,000 was recorded in 1997. State income taxes were $3.60 million in 1997, prior to the tax benefit of $248,000 relating to the distribution on preferred securities of subsidiary trusts. After this benefit, state income taxes were $3.35 million, compared to $3.27 million in 1996 and $2.93 million in 1995.


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

     The provision for loan losses for 1997 was $6.05 million, compared to $4.65 million in 1996 and $2.76 million in 1995. Net charge-offs of $144,000 were recorded in 1997, compared to net charge-offs of $1.78 million in 1996 and net recoveries of $845,000 in 1995.

     The reserve for loan losses at December 31, 1997, totaled $35.42 million and was 1.97% of loans, compared to $29.52 million or 2.03% of loans at December 31, 1996, and $27.47 million or 2.18% of loans at December 31, 1995. It is management's opinion that the reserve for loan losses is adequate to absorb anticipated losses in the loan portfolio as of December 31, 1997.

       NONPERFORMING ASSETS -- 1st Source's policy is to discontinue the accrual of interest on loans on which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection. When a loan is placed on nonaccrual status, any current year accrued interest not collected is reversed and prior year accruals are charged to the reserve for loan losses. Nonperforming assets amounted to $11.44 million at December 31, 1997, compared to $7.77 million at December 31, 1996 and $6.58 million at December 31, 1995. Impaired loans totaled $9.39 million, $8.13 million, and $6.38 million at December 31, 1997, 1996 and 1995, respectively.

NONPERFORMING ASSETS AT DECEMBER 31
(Dollars in thousands)                     1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------
Loans past due over 90 days              $   730      $  557      $  274      $  477      $  494
------------------------------------------------------------------------------------------------
Nonaccrual loans                          10,030       6,678       4,893       3,314       3,175
------------------------------------------------------------------------------------------------
Restructured loans                            --          --          --         133         667
================================================================================================
TOTAL NONPERFORMING LOANS                 10,760       7,235       5,167       3,924       4,336
------------------------------------------------------------------------------------------------
Other real estate                            335         445       1,359         763         794
------------------------------------------------------------------------------------------------
Other assets                                 341          93          58          13         158
================================================================================================
TOTAL NONPERFORMING ASSETS               $11,436      $7,773      $6,584      $4,700      $5,288
================================================================================================
Nonperforming assets to loans,
net of unearned discount                     .64%        .54%        .52%        .43%        .52%
================================================================================================

CAPITAL RESOURCES

     1st Source manages its capital resources to serve its customers, protect its depositors, support growth and provide a fair return to shareholders. As of December 31, 1997, there were 1,165 holders of record of 1st Source common stock.

     1st Source's leverage capital ratio increased from 8.48% at December 31, 1996, to 9.98% at December 31, 1997. The substantial increase was due to 1st Source's "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures"

--------
   16

                                        1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------

CAPITAL RESOURCES - CONCLUDED

(Cumulative Trust Preferred Securities) inclusion in leveraged capital as allowed by regulations.

     1st Source's common stock is traded on the Nasdaq Stock Market under the National Market symbol "SRCE." High and low stock prices and cash dividends paid for the last two years by quarter were:

                                        1997 SALES PRICE     Cash              1996 Sales Price     Cash
                                        ----------------   Dividends           ----------------   Dividends
COMMON STOCK PRICES                     HIGH        LOW      Paid              High        Low      Paid
===========================================================================================================
Quarter Ended:
March 31                               $22 1/2    $17 1/2    $.066            $16 1/2     $15       $.058
-----------------------------------------------------------------------------------------------------------
June 30                                 25         19 1/2     .068             16 3/4      15 1/2    .058
-----------------------------------------------------------------------------------------------------------
September 30                            25 3/4     23 1/2     .068             17          15        .058
-----------------------------------------------------------------------------------------------------------
December 31                             30 1/4     24 1/2     .073             18 1/2      16 1/4    .066
===========================================================================================================

     The above information gives retroactive recognition to a 10% stock dividend declared January 20, 1998; and a five-for-four stock split declared January 21, 1997. At December 31, 1997, the total market capitalization of 1st Source was approximately $501.7 million.

                 Leverage Capital Ratio (As a Percent)

                              [GRAPH]

          93        94          95          96          97
        (8.09)    (8.33)      (8.44)      (8.48)      (9.98)

                Common Stock Price Range (In Dollars)

                              [GRAPH]

                                        1996                                         1997

                       1st       2nd        3rd       4th          1st           2nd        3rd       4th
                      -------------------------------------       -----------------------------------------
High                  16 1/2    16 3/4     17        18 1/2       22 1/2        25         25 3/4    30 1/4
Low                   15        15 1/2     15        16 1/4       17 1/2        19 1/2     23 1/2    24 1/2
Quarter Ending        15 1/2    15 3/4     16 1/4    17 3/4       21            24         25 1/2    29

                    Book Value Per Common Share<F*>

                              [GRAPH]

           93        94          95         96          97
         (7.24)    (7.48)      (8.91)     (10.02)     (11.26)

<F*>Book value is not necessarily indicative of the value of 1st Source common stock.

                   Cash Dividends Per Common Share

                              [GRAPH]

          93        94          95          96          97
        (.159)    (.185)      (.208)      (.240)      (.275)

     EFFECTS OF INFLATION -- The results of operations can also be affected by inflation, although it is difficult to measure the precise impact on the various types of income and expense. Interest rates, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincide with changes in the consumer price index nor other measures of inflation. Additionally, increases in interest rates, such as those on consumer deposits, lag behind increases in overall rates. This, in turn, affects the composition of sources of funds by reducing core deposit growth and increasing the need for purchased funds. Another significant effect of inflation is on noninterest expenses, which tend to rise during periods of general inflation.

--------
   17

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------------------------------------------
                                                                                  December 31
                                                                               1997          1996
-------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
ASSETS
Cash and due from banks                                                    $   90,864    $  137,588
-------------------------------------------------------------------------------------------------------
Interest bearing deposits with other banks                                      1,677           600
-------------------------------------------------------------------------------------------------------
Federal funds sold                                                             10,000             -
-------------------------------------------------------------------------------------------------------
Investment securities, available-for-sale
  (amortized cost of $298,439 and $303,177
  at December 31, 1997 and 1996, respectively)                                299,933       302,602
-------------------------------------------------------------------------------------------------------
Investment securities, held-to-maturity
  (fair value of $119,369 and $125,218 at
  at December 31, 1997 and 1996, respectively)                                114,975       120,494
-------------------------------------------------------------------------------------------------------
Loans, net of unearned discount:
      Transportation and equipment                                            752,677       561,042
-------------------------------------------------------------------------------------------------------
      Real estate                                                             568,136       468,109
-------------------------------------------------------------------------------------------------------
      Commercial, financial and agricultural                                  364,391       335,192
-------------------------------------------------------------------------------------------------------
      Installment                                                             111,577        91,220
-------------------------------------------------------------------------------------------------------
TOTAL LOANS                                                                 1,796,781     1,455,563
-------------------------------------------------------------------------------------------------------
      Less, Reserve for loan losses                                            35,424        29,516
-------------------------------------------------------------------------------------------------------
NET LOANS                                                                   1,761,357     1,426,047
-------------------------------------------------------------------------------------------------------
Premises and equipment:
      Land                                                                      4,123         4,167
-------------------------------------------------------------------------------------------------------
      Buildings and improvements                                               25,868        23,089
-------------------------------------------------------------------------------------------------------
      Furniture and equipment                                                  23,750        20,307
-------------------------------------------------------------------------------------------------------
      Construction in progress                                                    555         1,074
-------------------------------------------------------------------------------------------------------
TOTAL PREMISES AND EQUIPMENT                                                   54,296        48,637
-------------------------------------------------------------------------------------------------------
      Less, Accumulated depreciation                                           23,514        20,857
-------------------------------------------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                                                     30,782        27,780
-------------------------------------------------------------------------------------------------------
Other assets                                                                  108,566        64,656
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $2,418,154    $2,079,767
=======================================================================================================
The accompanying notes are a part of the consolidated financial statements.



--------
   18

                                                                   1st Source Corporation and Subsidiaries
----------------------------------------------------------------------------------------------------------
                                                                                  December 31
                                                                               1997        1996
----------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
LIABILITIES
Deposits:
      Noninterest bearing                                                   $  274,906  $  207,280
----------------------------------------------------------------------------------------------------------
      Interest bearing                                                       1,616,885   1,426,698
----------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                               1,891,791   1,633,978
----------------------------------------------------------------------------------------------------------
Short-term borrowings:
      Federal funds purchased and securities
      sold under agreements to repurchase                                      117,987     112,580
----------------------------------------------------------------------------------------------------------
      Other                                                                    117,019     112,283
----------------------------------------------------------------------------------------------------------
TOTAL SHORT-TERM BORROWINGS                                                    235,006     224,863
----------------------------------------------------------------------------------------------------------
Other liabilities                                                               34,998      30,497
----------------------------------------------------------------------------------------------------------
Long-term debt                                                                  16,656      18,596
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                            2,178,451   1,907,934
----------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes L, M and P)
----------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests
in the Company's subordinated debentures                                        44,750           -
----------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Common stock; no par value:
      Authorized 40,000,000 shares; issued 16,147,791 shares in
      1997 and 12,936,120 shares in 1996, less unearned shares                   5,700       5,700
----------------------------------------------------------------------------------------------------------
Capital surplus                                                                 69,947      69,947
----------------------------------------------------------------------------------------------------------
Retained earnings                                                              124,394     102,399
----------------------------------------------------------------------------------------------------------
Cost of common stock in treasury (1997 -- 289,627
shares and 1996 -- 345,622 shares)                                              (6,978)     (6,670)
----------------------------------------------------------------------------------------------------------
Net unrealized appreciation
of securities available-for-sale                                                 1,890         457
----------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                     194,953     171,833
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $2,418,154  $2,079,767
==========================================================================================================

                                                                        --------
                                                                           19

CONSOLIDATED STATEMENTS OF INCOME
1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------------------------------
                                                                      Year Ended December 31
                                                                      ----------------------
                                                                   1997        1996        1995
--------------------------------------------------------------------------------------------------------
                                                           (Dollars in thousands, except per share data)
Interest income:
      Loans                                                      $147,899    $124,553    $110,944
--------------------------------------------------------------------------------------------------------
      Investment securities, taxable                               16,638      15,121      15,184
--------------------------------------------------------------------------------------------------------
      Investment securities, tax-exempt                             8,187       8,152       7,650
--------------------------------------------------------------------------------------------------------
          Total Investment Securities                              24,825      23,273      22,834
--------------------------------------------------------------------------------------------------------
      Other                                                           592         994       1,337
--------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                             173,316     148,820     135,115
--------------------------------------------------------------------------------------------------------
Interest expense:
      Deposits                                                     73,150      64,214      56,185
--------------------------------------------------------------------------------------------------------
      Short-term borrowings                                        13,014       7,843       6,938
--------------------------------------------------------------------------------------------------------
      Long-term debt                                                1,160       1,372       1,823
--------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                             87,324      73,429      64,946
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                85,992      75,391      70,169
--------------------------------------------------------------------------------------------------------
Provision for loan losses                                           6,052       4,649       2,757
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                79,940      70,742      67,412
--------------------------------------------------------------------------------------------------------
Noninterest income:
      Trust fees                                                    7,312       6,732       6,639
--------------------------------------------------------------------------------------------------------
      Service charges on deposit accounts                           5,380       4,829       4,934
--------------------------------------------------------------------------------------------------------
      Loan servicing and sale income                                9,636       5,405       2,792
--------------------------------------------------------------------------------------------------------
      Equipment rental income                                       6,950       2,741         460
--------------------------------------------------------------------------------------------------------
      Other income                                                  6,840       5,541       4,497
--------------------------------------------------------------------------------------------------------
      Investment securities and other investment gains (losses)      (462)        231         170
--------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                                           35,656      25,479      19,492
--------------------------------------------------------------------------------------------------------
Noninterest expense:
      Salaries and employee benefits                               41,755      36,058      32,567
--------------------------------------------------------------------------------------------------------
      Net occupancy expense                                         4,545       4,696       3,765
--------------------------------------------------------------------------------------------------------
      Furniture and equipment expense                               6,758       5,873       5,114
--------------------------------------------------------------------------------------------------------
      Depreciation - leased equipment                               4,971       1,800         489
--------------------------------------------------------------------------------------------------------
      Business development and marketing expense                    3,461       2,587       2,338
--------------------------------------------------------------------------------------------------------
      Other expense                                                11,487      9,608       10,588
--------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSE                                          72,977      60,622      54,861
--------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND SUBSIDIARY TRUST DISTRIBUTIONS      42,619      35,599      32,043
--------------------------------------------------------------------------------------------------------
Income taxes                                                       14,392      12,396      11,001
--------------------------------------------------------------------------------------------------------
Distribution on preferred securities of subsidiary
trusts, net of income tax benefit of $1,184                         1,738          -           -
--------------------------------------------------------------------------------------------------------
NET INCOME                                                       $ 26,489    $ 23,203    $ 21,042
========================================================================================================
BASIC NET INCOME PER COMMON SHARE                                $   1.54    $   1.35    $   1.22
========================================================================================================
DILUTED NET INCOME PER COMMON SHARE                              $   1.49    $   1.32    $   1.19
========================================================================================================
The accompanying notes are a part of the consolidated financial statements.

--------
   20

                                                                               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                       1st Source Corporation and Subsidiaries
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Net
                                                                                                                  Unrealized
                                                                                                                 Appreciation
                                                                                                     Cost of    (Depreciation)
                                                                                                      Common    of Securities
                                                            Common     Capital       Retained          Stock      Available-
                                                 Total      Stock      Surplus       Earnings       in Treasury    For-Sale
------------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
BALANCE AT JANUARY 1, 1995                     $129,082     $5,170     $45,788       $ 90,444        $(4,036)      $(8,284)
==============================================================================================================================
Net income                                       21,042          -           -         21,042              -             -
------------------------------------------------------------------------------------------------------------------------------
Cost of 146,575 shares of common
stock acquired for treasury                      (3,363)         -           -              -         (3,363)            -
------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.208 per share)                 (3,594)         -           -         (3,594)             -             -
------------------------------------------------------------------------------------------------------------------------------
5% common stock dividend ($13 paid
in cash in lieu of fractional shares)               (13)       259      10,549        (10,821)             -             -
------------------------------------------------------------------------------------------------------------------------------
Three-for-two common stock split
($5 paid in cash in lieu of
fractional shares)                                   (5)         -           -             (5)             -             -
------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized
appreciation (depreciation)                       8,664          -           -              -              -         8,664
------------------------------------------------------------------------------------------------------------------------------
Other                                               788          -           -           (114)           902             -
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                    152,601      5,429      56,337         96,952         (6,497)          380
==============================================================================================================================
Net income                                       23,203          -           -         23,203              -             -
------------------------------------------------------------------------------------------------------------------------------
Cost of 67,267 shares of common
stock acquired for treasury                      (1,488)         -           -              -         (1,488)            -
------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.240 per share)                 (4,123)         -           -         (4,123)             -             -
------------------------------------------------------------------------------------------------------------------------------
5% common stock dividend ($12 paid
in cash in lieu of fractional shares)               (11)       271      13,610        (13,892)             -             -
------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized
appreciation (depreciation)                          77          -           -              -              -            77
------------------------------------------------------------------------------------------------------------------------------
Other                                             1,574          -           -            259          1,315             -
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                    171,833      5,700      69,947        102,399         (6,670)          457
==============================================================================================================================
NET INCOME                                       26,489          -           -         26,489              -             -
------------------------------------------------------------------------------------------------------------------------------
COST OF 179,025 SHARES OF COMMON
STOCK ACQUIRED FOR TREASURY                      (5,023)         -           -              -         (5,023)            -
------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS ($.275 PER SHARE)                 (4,723)         -           -         (4,723)             -             -
------------------------------------------------------------------------------------------------------------------------------
FIVE-FOR-FOUR COMMON STOCK SPLIT
($8 PAID IN CASH IN LIEU OF
FRACTIONAL SHARES)                                   (8)         -           -             (8)             -             -
------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET UNREALIZED
APPRECIATION (DEPRECIATION)                       1,433          -           -              -              -         1,433
------------------------------------------------------------------------------------------------------------------------------
OTHER                                             4,952          -           -            237          4,715             -
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                   $194,953     $5,700     $69,947       $124,394        $(6,978)      $ 1,890
==============================================================================================================================
The accompanying notes are a part of the consolidated financial statements.

                                                                        --------
                                                                           21

CONSOLIDATED STATEMENTS OF CASH FLOWS
1st Source Corporation and Subsidiaries
-------------------------------------------------------------------------------------------------------------------
                                                                                 Year Ended December 31
                                                                                 ----------------------
                                                                           1997           1996           1995
-------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
OPERATING ACTIVITIES:
    Net income                                                          $  26,489      $  23,203      $  21,042
-------------------------------------------------------------------------------------------------------------------
    Adjustments to reconcile net income to net
    cash provided by operating activities:
        Provision for loan losses                                           6,052          4,649          2,757
-------------------------------------------------------------------------------------------------------------------
        Depreciation of premises and equipment                              8,372          4,363          2,617
-------------------------------------------------------------------------------------------------------------------
        Amortization of investment security premiums
        and accretion of discounts, net                                       817            739            957
-------------------------------------------------------------------------------------------------------------------
        Deferred income taxes                                               4,839         (1,147)        (2,661)
-------------------------------------------------------------------------------------------------------------------
        Realized investment securities (gains) losses                         462           (231)          (170)
-------------------------------------------------------------------------------------------------------------------
        Increase in interest receivable                                    (1,836)          (573)        (2,120)
-------------------------------------------------------------------------------------------------------------------
        Increase in interest payable                                        3,660            120          3,946
-------------------------------------------------------------------------------------------------------------------
        Other                                                              (5,511)        (6,069)         5,642
-------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                  43,344         25,054         32,010
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
    Proceeds from sales and maturities of investment securities           159,564        116,813        111,307
-------------------------------------------------------------------------------------------------------------------
    Purchase of investment securities                                    (144,491)      (144,286)      (144,422)
-------------------------------------------------------------------------------------------------------------------
    Net (increase) decrease in short-term investments                     (11,077)         2,346          3,348
-------------------------------------------------------------------------------------------------------------------
    Loans sold or participated to others                                  154,609        156,727         49,560
-------------------------------------------------------------------------------------------------------------------
    Net increase in loans made to customers
    and principal collections on loans                                   (495,632)      (355,104)      (207,012)
-------------------------------------------------------------------------------------------------------------------
    Net increase in leased assets                                         (16,585)        (4,984)        (4,392)
-------------------------------------------------------------------------------------------------------------------
    Funding of bank-owned life insurance policies                         (20,000)              -              -
-------------------------------------------------------------------------------------------------------------------
    Purchase of premises and equipment                                     (4,455)        (6,646)        (5,271)
-------------------------------------------------------------------------------------------------------------------
    Other                                                                 (13,014)        (2,115)           577
-------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                    (391,081)      (237,249)      (196,305)
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
    Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts                                      46,384         57,688        (23,310)
-------------------------------------------------------------------------------------------------------------------
    Net increase in certificates of deposit                               211,429        134,540        163,722
-------------------------------------------------------------------------------------------------------------------
    Net increase in short-term borrowings                                  10,143         71,884         52,414
-------------------------------------------------------------------------------------------------------------------
    Proceeds from issuance of long-term debt                                1,559            123         10,000
-------------------------------------------------------------------------------------------------------------------
    Payments on long-term debt                                             (3,499)        (3,346)       (16,265)
-------------------------------------------------------------------------------------------------------------------
    Proceeds from issuance of cumulative trust preferred securities        44,750              -              -
-------------------------------------------------------------------------------------------------------------------
    Acquisition of treasury stock                                          (5,023)        (1,488)        (3,363)
-------------------------------------------------------------------------------------------------------------------
    Cash dividends                                                         (4,723)        (4,123)        (3,594)
-------------------------------------------------------------------------------------------------------------------
    Other                                                                      (7)           (12)           (18)
-------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 301,013        255,266        179,586
-------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (46,724)        43,071         15,291
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                              137,588         94,517         79,226
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $  90,864      $ 137,588      $  94,517
===================================================================================================================
The accompanying notes are a part of the consolidated financial statements.

--------
   22

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE A -- ACCOUNTING POLICIES

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

    INVESTMENT SECURITIES -- Securities that may be sold as part of 1st Source's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on securities available-for-sale are reported net of related deferred income taxes as a separate component of shareholders' equity. Securities that 1st Source has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Trading securities are carried at fair market value with unrealized holding gains and losses included in earnings. There were no trading securities at December 31, 1997 or 1996, respectively. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

    LOANS -- Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held-for-sale are carried at the lower of cost or market determined on an aggregate basis. Loans held for sale totaled $130.0 million and $102.4 million at December 31, 1997 and 1996, respectively.

    On January 1, 1997, 1st Source adopted Statement of Financial Accounting Standards (SFAS) No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement establishes accounting and reporting standards to assist in determining when to recognize or derecognize financial assets and liabilities in the financial statements after a transfer of financial assets has occurred. As a result of adopting SFAS No. 125, 1st Source recognized $800,000 of aircraft loan securitization gains in 1997. No servicing assets have been recorded as a result of loan securitizations as of December 31, 1997.

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

    SFAS No. 125 also supersedes, but generally retains, the requirements of SFAS No. 122, "Accounting for Mortgage Servicing Rights," which the Company adopted effective January 1996. Both statements require companies that intend to sell originated or purchased loans and retain the related servicing rights, to allocate a portion of the total costs of the loans to servicing rights, based on estimated fair value. Fair value is estimated based on market prices, when available, or the present value of future net servicing income, adjusted for such factors as discount and prepayment rates. In addition, SFAS No. 125 eliminates the distinction between normal and excess servicing to the extent the servicing fee does not exceed that specified in the contract. As of December 31, 1997, and 1996, $11.6 million and $8.5 million, respectively, of mortgage servicing rights have been capitalized. As of these dates, they had a fair value of $21.0 million and $20.2 million respectively. 1st Source's pretax income was increased in 1996 by approximately $1.4 million, net of certain adjustments, including amortization, as a result of adopting the above.

    Mortgage servicing rights are being amortized using a method which approximates the effective yield method and for the years ended December 31, 1997, and 1996, $2.72 million and $2.68 million of amortization expense has been recognized.

    SFAS No. 125 also requires 1st Source to assess its capitalized servicing rights for impairment based on their current fair value. 1st Source disaggregates its servicing portfolio based on loan type and interest rate, the predominant risk characteristics of the underlying loans. There was no valuation allowance associated with capitalized mortgage servicing rights at December 31, 1997.
                                                                        --------
                                                                           23

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE A -- ACCOUNTING POLICIES -- CONTINUED

    REVENUE RECOGNITION -- Interest on loans is included in interest income on the accrual method over the terms of the loans based upon principal balances outstanding.

    The accrual of interest on loans is discontinued when a loan becomes contractually delinquent for 90 days, except for installment loans where payments are being received regularly and mortgage loans, which are placed on nonaccrual at the time the loan is placed in foreclosure. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the reserve for loan losses. Management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal and accrued interest.

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

    PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed generally by the straight-line method, primarily with useful lives of 5, 7, 15 and 31 1/2 years.

    LEASED ASSETS -- 1st Source finances various types of equipment and automobiles under leases principally classified as operating leases. The assets are grouped with Other assets on the balance sheet and are being depreciated on a straight-line method over the life of the lease. Operating leases totaled $39.3 million and $20.3 million at December 31, 1997 and 1996, respectively. Accumulated depreciation on those operating leases was $7.3 million and $4.3 million at the end of 1997 and 1996, respectively.

    TRUST FEES -- Trust fees are recognized on the accrual basis.

    INCOME TAXES -- Deferred income taxes are determined under the liability method. The net deferred tax assets are comprised of the tax effect of net temporary differences related principally to differing methods of accounting for loan losses.

    NET INCOME PER COMMON SHARE -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share, simplifies the standards for computation and makes the calculation comparable to international accounting standards. Under SFAS No. 128, "primary earnings per share" was replaced by "basic" earnings per share and requires both "basic" and "diluted" earnings per share to be presented on the face of the income statement. SFAS No. 128 is effective for periods ending after December 15, 1997, and restatement of prior period earnings must occur upon adoption. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding which were as follows (in thousands): 1997, 17,214; 1996, 17,176; and 1995, 17,284. Diluted
earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the dilutive effect of outstanding stock options. The weighted average number of common shares, increased for the dilutive effect of stock options used in the computation of diluted earnings per share were as follows (in thousands): 1997, 17,766; 1996, 17,597; and 1995, 17,637.

    The computations of the weighted average number of common shares used for the determination of both basic and diluted earnings per share give retroactive recognition to a 10% stock dividend declared January 20, 1998, payable
February 13, 1998, to shareholders of record on February 5, 1998.

    FUNDS HELD IN TRUST FOR INVESTORS AND MORTGAGORS -- As of December 31, 1997 and 1996, serviced loans which were owned by investors aggregated $1.35 billion and $1.28 billion, respectively. Funds held in trust for the payment of principal, interest, taxes and insurance premiums applicable to mortgage loans being serviced for others, aggregating approximately $22.5 million, are included in the

--------
   24

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE A -- ACCOUNTING POLICIES -- CONCLUDED

December 31, 1997, consolidated statement of financial condition as they are on deposit in 1st Source Bank. Funds held in trust for investors and mortgagors aggregated $18.0 million at December 31, 1996, when the funds were on deposit in other banks and not included in the consolidated statement of financial condition.

    CASH FLOW INFORMATION -- For purposes of the consolidated and parent company only statements of cash flows, 1st Source considers cash and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 1997, 1996 and 1995, for interest and for income taxes was $83.7 million and $10.7 million, $73.3 million and $14.9 million, and $61.0 million and $12.9 million, respectively.

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

    NEW ACCOUNTING PRONOUNCEMENTS -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income." The Statement establishes standards for the reporting and disclosure of comprehensive income and its components in a full set of general purpose financial statements. Presently, the only component of comprehensive income not included in net income is unrealized gains or losses on available-for-sale investment securities. The Statement is effective for fiscal years beginning after December 15, 1997, with reclassification of the financial statements for earlier periods required for comparative purposes. 1st Source plans to adopt the Statement in 1998.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." The Statement changes the manner in which public companies report segment information in annual reports and requires companies to report selected segment information in interim financial reports. Companies will be required to report financial and descriptive information about the company's operating segments. The Statement is effective for fiscal years beginning after December 15, 1997, with reclassification of the financial statements for earlier periods required for comparative purposes. In the year of adoption, companies will not be required to disclose interim period information. 1st Source plans to adopt the Statement in 1998.

    RECLASSIFICATIONS -- Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation. These reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.

--------------------------------------------------------------------------------
NOTE B -- FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair values of 1st Source's financial instruments as of December 31, 1997 and 1996, are summarized in the following table.

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

    LOANS -- For variable rate loans that reprice frequently and with no significant change in credit risk and for loans held for sale, fair values are based on carrying values. The fair values for certain real estate loans (e.g., one-to-four single family residential mortgage loans) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of all other loans (e.g., commercial loans, transportation and equipment loans, and installment loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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

                                                                        --------
                                                                           25

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE B -- FAIR VALUES OF FINANCIAL INSTRUMENTS -- CONCLUDED

    SHORT-TERM BORROWINGS -- The carrying values of federal funds purchased, securities sold under repurchase agreements and other short-term borrowings approximate their fair values.

    LONG-TERM DEBT -- The fair values of 1st Source's long-term debt are estimated using discounted cash flow analyses, based on 1st Source's current estimated incremental borrowing rates for similar types of borrowing arrangements.

    GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S SUBORDINATED DEBENTURES (CUMULATIVE TRUST PREFERRED SECURITIES) -- Fair values are based on quoted market prices.

    GUARANTEES AND LOAN COMMITMENTS -- Contract and fair values for certain of 1st Source's off-balance-sheet financial instruments (guarantees and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    INTEREST RATE SWAPS -- Fair values for interest rate swaps are based on the net amount necessary to currently settle the transaction.

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

    Other significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, premises and equipment and other assets. In addition, for investment and mortgage-backed securities, the income tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates. Also, the fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                                                       Carrying                Carrying
                                                     or Contract     Fair    or Contract     Fair
                                                        Value       Value       Value       Value
                                                     --------------------------------------------------
                                                               1997                    1996
-------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
ASSETS:
Cash and due from banks                              $   90,864  $   90,864  $  137,588  $  137,588
-------------------------------------------------------------------------------------------------------
Interest bearing deposits with other banks                1,677       1,677         600         600
-------------------------------------------------------------------------------------------------------
Federal funds sold                                       10,000      10,000           -           -
-------------------------------------------------------------------------------------------------------
Investment securities, available-for-sale               299,933     299,933     302,602     302,602
-------------------------------------------------------------------------------------------------------
Investment securities, held-to-maturity                 114,975     119,369     120,494     125,218
-------------------------------------------------------------------------------------------------------
Loans, net of reserve for loan losses                 1,761,357   1,788,005   1,426,047   1,444,917
-------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits                                              1,891,791   1,896,130   1,633,978   1,640,996
-------------------------------------------------------------------------------------------------------
Short-term borrowings                                   235,006     235,006     224,863     224,863
-------------------------------------------------------------------------------------------------------
Long-term debt                                           16,656      16,807      18,596      18,526
-------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial
interests in the Company's
subordinated debentures                                  44,750      46,726           -           -
-------------------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET INSTRUMENTS<F*>                             -        (392)          -        (990)
=======================================================================================================

<F*>Represents estimated cash outflows required to currently settle the obligations at current market rates.

--------
   26

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE C -- RESTRICTIONS ON CASH AND DUE FROM BANKS

    1st Source Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1997, was approximately $8.3 million.

    Under available line of credit agreements, 1st Source may borrow up to $3 million. At December 31, 1997, there were no outstanding borrowings under these lines, which were assigned to support commercial paper borrowings.

--------------------------------------------------------------------------------
NOTE D -- INVESTMENT SECURITIES

    The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1997, are as follows:

                                                                               Available-For-Sale
                                                                               ------------------
                                                                              Gross          Gross        Estimated
                                                                           Unrealized      Unrealized     Aggregate
                                                            Amortized        Holding        Holding          Fair
                                                              Cost            Gains          Losses         Value
-------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
EQUITY SECURITIES:
    Marketable securities                                    $ 14,137         $1,540       $     -        $ 15,677
-------------------------------------------------------------------------------------------------------------------
    Other equity securities                                     2,165              -             -           2,165
-------------------------------------------------------------------------------------------------------------------
Total equity securities                                        16,302          1,540             -          17,842
-------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
    United States Treasury and agency securities              158,045            354           (77)        158,322
-------------------------------------------------------------------------------------------------------------------
    Obligations of states and political subdivisions           44,483            438           (20)         44,901
-------------------------------------------------------------------------------------------------------------------
    Debt securities issued by foreign governments               2,175          1,686            (1)          3,860
-------------------------------------------------------------------------------------------------------------------
    Corporate securities                                        4,275              7            (1)          4,281
-------------------------------------------------------------------------------------------------------------------
    Mortgage-backed securities                                 73,433            253        (1,086)         72,600
-------------------------------------------------------------------------------------------------------------------
    Other debt securities                                       1,316             84             -           1,400
-------------------------------------------------------------------------------------------------------------------
Total debt securities                                         283,727          2,822        (1,185)        285,364
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                                  $300,029         $4,362       $(1,185)       $303,206
===================================================================================================================
                                                                              Held-To-Maturity
                                                                              ----------------
                                                                              Gross          Gross        Estimated
                                                                            Unrealized     Unrealized     Aggregate
                                                            Amortized        Holding        Holding          Fair
                                                              Cost            Gains          Losses         Value
-------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
EQUITY SECURITIES:
    Other equity securities                                  $ 11,648         $    -           $ -        $ 11,648
-------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
    Obligations of states and political subdivisions          103,327          4,395            (1)        107,721
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                                  $114,975         $4,395           $(1)       $119,369
===================================================================================================================

                                                                        --------
                                                                           27

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE D -- INVESTMENT SECURITIES -- CONTINUED

    The amortized cost and estimated aggregate fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1997, by contractual maturity (except for mortgage-backed securities), are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Available-For-Sale      Held-To-Maturity
                                                       ------------------      ----------------
                                                                 Estimated              Estimated
                                                                 Aggregate              Aggregate
                                                      Amortized    Fair     Amortized     Fair
                                                        Cost       Value      Cost        Value
-------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Due in one year or less                               $ 87,054   $ 87,099   $  9,855    $  9,937
-------------------------------------------------------------------------------------------------
Due after one year through five years                  106,314    106,845     38,801      40,045
-------------------------------------------------------------------------------------------------
Due after five years through ten years                   9,896     10,083     47,832      50,679
-------------------------------------------------------------------------------------------------
Due after ten years                                      7,030      8,737      6,839       7,060
-------------------------------------------------------------------------------------------------
                                                       210,294    212,764    103,327     107,721
-------------------------------------------------------------------------------------------------
Mortgage-backed securities                              73,433     72,600          -           -
-------------------------------------------------------------------------------------------------
TOTAL                                                 $283,727    $285,364  $103,327    $107,721
=================================================================================================

    The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1996, are as follows:

                                                                                Available-For-Sale
                                                                                ------------------
                                                                               Gross         Gross         Estimated
                                                                            Unrealized     Unrealized      Aggregate
                                                            Amortized         Holding       Holding          Fair
                                                               Cost            Gains         Losses          Value
--------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
EQUITY SECURITIES:
    Marketable securities                                    $  1,071         $  549       $  (132)       $  1,488
--------------------------------------------------------------------------------------------------------------------
    Other equity securities                                     1,335              -             -           1,335
--------------------------------------------------------------------------------------------------------------------
Total equity securities                                         2,406            549          (132)          2,823
--------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
    United States Treasury and agency securities              162,639            272          (313)        162,598
--------------------------------------------------------------------------------------------------------------------
    Obligations of states and political subdivisions           36,398            206           (63)         36,541
--------------------------------------------------------------------------------------------------------------------
    Debt securities issued by foreign governments               2,115          1,343             -           3,458
--------------------------------------------------------------------------------------------------------------------
    Corporate securities                                        4,613              7             -           4,620
--------------------------------------------------------------------------------------------------------------------
    Mortgage-backed securities                                 95,250            387        (1,566)         94,071
--------------------------------------------------------------------------------------------------------------------
    Other debt securities                                       1,346             78             -           1,424
--------------------------------------------------------------------------------------------------------------------
Total debt securities                                         302,361          2,293        (1,942)        302,712
--------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                                  $304,767         $2,842       $(2,074)       $305,535
====================================================================================================================


--------
   28

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE D -- INVESTMENT SECURITIES -- CONCLUDED

                                                                                Held-To-Maturity
                                                                                ----------------
                                                              Gross            Gross       Estimated
                                                            Unrealized      Unrealized     Aggregate
                                                            Amortized         Holding       Holding          Fair
                                                               Cost            Gains         Losses          Value
--------------------------------------------------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
EQUITY SECURITIES:
    Other equity securities                                  $  6,992         $    -          $  -        $  6,992
--------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
    Obligations of states and political subdivisions          113,502          4,769           (45)        118,226
--------------------------------------------------------------------------------------------------------------------
    Commercial paper                                           21,488              -             -          21,488
--------------------------------------------------------------------------------------------------------------------
Total debt securities                                         134,990          4,769           (45)        139,714
--------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES                                  $141,982         $4,769          $(45)       $146,706
====================================================================================================================

    Other equity securities classified as held-to-maturity at December 31, 1997 and 1996, include securities such as Federal Reserve Bank and Federal Home
Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such equity securities are considered to approximate cost. Debt securities issued by foreign governments (classified as available-for-sale) with an amortized cost of $1.59 million and estimated aggregate fair values of $3.27 million and $2.93 million at December 31, 1997 and 1996, respectively, and commercial paper (classified as held-to-maturity) with an amortized cost and estimated aggregate fair value of $21.5 million at December 31, 1996, are included in the above debt securities, but are classified as loans in the accompanying 1997 and 1996 consolidated statements of financial condition. 1st Source had no trading securities as of December 31, 1997 and 1996. The following represents the segregation of cash flows between securities available-for-sale and held-to-maturity:

                                                1997                        1996                           1995
                                  -----------------------------------------------------------------------------------------------
                                  Available-  Held-To-           Available-  Held-To-            Available-  Held-To-
                                   For-Sale   Maturity     Total  For-Sale   Maturity    Total   For-Sale    Maturity    Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Purchase of securities             $139,534    $4,957    $144,491  $143,146   $1,140   $144,286  $105,175    $39,247   $144,422
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales of securities    16,684         -      16,684       207        -        207    33,491        591     34,082
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from maturities and
prepayments of securities           133,051     9,829     142,880   110,233    6,373    116,606    60,879     16,346     77,225
=================================================================================================================================

    Gross gains of $514,367 and gross losses of $396,500, were realized during 1995, on the sales of securities available-for-sale. Gross gains of $23,800 were realized during 1995 and gross losses of $324,037 were realized during 1997 on the sales of securities held-to-maturity. The $324,037 gross loss was due to the write-off of a bankrupt venture capital investment.

    At December 31, 1997 and 1996, investment securities with carrying values of $210.1 million and $240.5 million, respectively, were pledged as collateral to secure government, public and trust deposits and for other purposes.

    The mortgage-backed securities held by 1st Source consist primarily of FNMA, GNMA and FHLMC pass-through certificates which are guaranteed by those respective agencies of the United States government.

--------------------------------------------------------------------------------
NOTE E -- LOANS TO RELATED PARTIES

    1st Source and its subsidiaries have extended loans to officers and directors of 1st Source and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $12.92 million and $14.27 million at December 31, 1997 and 1996, respectively. During 1997, $8.03 million of new loans were made and repayments and other reductions totaled $9.38 million.

                                                                        --------
                                                                           29

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE F -- RESERVE FOR LOAN LOSSES

    Changes in the reserve for loan losses for each of the three years ended December 31 were as follows:

                                                      1997              1996              1995
---------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
Balance, beginning year                               $29,516           $27,470           $23,868
---------------------------------------------------------------------------------------------------
Provision for loan losses                               6,052             4,649             2,757
---------------------------------------------------------------------------------------------------
Net (charge-offs) recoveries,
net of recoveries of $1,266
in 1997 and $1,507 in
1996, and charge-offs of $1,990 in 1995                  (144)           (1,779)              845
---------------------------------------------------------------------------------------------------
Recaptured reserve due to loan
securitization                                              -              (824)                -
---------------------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                  $35,424           $29,516           $27,470
===================================================================================================

    At December 31, 1997 and 1996, loans amounting to $10.03 million and $6.68 million, respectively, substantially all of which are collateralized, are considered to be nonaccrual or restructured loans. Interest income for the years ended December 31, 1997, 1996 and 1995, would have increased by approximately $786,000, $533,000, and $383,000, respectively, if these loans earned interest at their full contract rate.

    As of December 31, 1997 and 1996, impaired loans totaled $9.39 million and $8.13 million, respectively, of which $1.14 million and $5.78 million had corresponding specific reserves for loan losses totaling $0.61 million and $1.52 million, respectively. The remaining balances of impaired loans had no specific reserves for loan losses associated with them. The vast majority of the impaired loans are nonaccrual loans; interest is not recognized on nonaccrual loans subsequent to the date the loan is placed in nonaccrual status. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections on interest and principal are generally applied as a reduction to principal outstanding. Interest on the remainder of the impaired loans is recognized on the accrual basis. For 1997 and 1996, the average recorded investment in impaired loans was $9.46 million and $9.41 million, respectively, and interest income recognized on impaired loans totaled $376,000 and $464,000, respectively.

--------------------------------------------------------------------------------
NOTE G -- LONG-TERM DEBT

    Details of long-term debt are as follows:

                                                                            December 31
                                                                       1997              1996
--------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Term loan (7.4%)                                                       $10,000           $10,000
--------------------------------------------------------------------------------------------------
Subordinated capital
notes (5.93%)                                                            5,075             5,345
--------------------------------------------------------------------------------------------------
Term loan (6.225%)                                                           -             2,800
--------------------------------------------------------------------------------------------------
Federal Home Loan Bank
borrowings (5.54% - 6.98%)                                                 956               390
--------------------------------------------------------------------------------------------------
Other                                                                      625                61
--------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                   $16,656           $18,596
==================================================================================================

    Annual maturities of long-term debt at December 31, 1997 are as follows (in thousands): 1998, $212; 1999, $2,199; 2000, $156; 2001, $6; and, 2002,
$13,101.

    The $10.0 million term loan has a fixed interest rate of 7.4% payable quarterly with principal due at maturity, October 1, 2002. The Term Loan Agreement contains, among other provisions, a make-whole provision for early extinguishment of debt, and certain covenants relating to existence and mergers, capital structure and financial requirements.

    The subordinated capital notes were issued in conjunction with a 1992 acquisition and include $1.98 million due June 18, 1999, and $3.095 million due June 18, 2002. The interest rate on these notes is adjusted monthly and was 5.93% at December 31, 1997. The notes are callable in whole or in part by 1st Source at par value. The notes are unsecured and are subordinated to the claims of depositors and other creditors of 1st Source Bank. Subsequent to December 31, 1997, $3.93 million of these notes were redeemed.

    At December 31, 1997, the Federal Home Loan Bank borrowings aggregating $956,455 represent a source of funding for certain residential mortgage activities and consist of four fixed rate notes with interest rates ranging from 5.54% to 6.98% and maturities ranging from 2003 to 2017. These notes, as well as $50 million in short-term Federal Home Loan Bank borrowings, are collateralized by $81.5 million of certain residential mortgage loans.

--------
   30

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE H -- COMMON STOCK

    Effective January 1, 1996, 1st Source adopted SFAS No. 123 "Accounting for Stock-Based Compensation" on a disclosure basis only. The disclosure requirements include reporting the pro forma effect on net income and net income per share of compensation expense that is attributable to the fair value of stock options and other stock-based compensation that have been issued to employees under the Stock Option Plans and the Employee Stock Purchase Plan. 1st Source will continue to apply APB No. 25 in accounting for these plans. The Special Long-Term Incentive Award Plan, the Restricted Stock Award Plan and the Executive Incentive Award Plan are already being accounted for as compensatory plans in accordance with the provisions of SFAS No. 123. Compensation cost that has been charged against income for these plans was $1.83 million, $1.52 million, and $1.93 million for the years ended December 31, 1997, 1996 and 1995, respectively. An income tax benefit of $1.8 million arising from the exercise of stock options was recorded in shareholders' equity during 1997.

STOCK OPTION PLANS

    1st Source's incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan") and a certain other stock option agreement which became effective January 1, 1992. As of December 31, 1997, an aggregate of 1,940,823 shares of common stock are reserved for issuance under the above plans. Under the 1992 Plan, the exercise price of each option equals the market price of 1st Source stock on the date of grant and an option's term is 10 years.
Options under the 1992 Plan generally vest in one to five years from date of grant. Options are granted on a discretionary basis by the Executive Compensation Committee (the "Committee") of the 1st Source Board of
Directors.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 1.36%; expected volatility of 24.73%; risk-free interest rate of 6.83%; and expected life of
7.36 years.

    The following is a summary of the activity with respect to 1st Source's stock option plans for the years ended December 31, 1995, 1996 and 1997:

                                              Weighted-
                                               Average
                                 Number of     Exercise
                                  Shares        Price
-------------------------------------------------------
Options outstanding,
January 1, 1995                   766,785      $ 7.65
-------------------------------------------------------
Options granted                         -           -
-------------------------------------------------------
Options exercised                  (2,753)       9.95
-------------------------------------------------------
Options outstanding,
December 31, 1995                 764,032        7.65
=======================================================
Options granted                   161,300       15.09
-------------------------------------------------------
Options exercised                  (7,955)       9.95
-------------------------------------------------------
Options outstanding,
December 31, 1996                 917,377        8.94
=======================================================
Options granted                    11,000       19.77
-------------------------------------------------------
Options exercised                (236,045)       5.30
-------------------------------------------------------
Options forfeited                  (7,910)      10.84
-------------------------------------------------------
Options outstanding,
December 31, 1997                 684,422       10.30
=======================================================
Options exercisable,
December 31, 1997                 579,812      $ 9.34
=======================================================

    The following table summarizes information about stock options outstanding at December 31, 1997:

                              OPTIONS OUTSTANDING
                              -------------------
                                   Weighted-
                                   Average           Weighted-
           Range of                 Number           Remaining         Average
           Exercise              Outstanding        Contractual        Exercise
            Prices               at 12/31/97        Life (Years)        Price
            ------               -----------        ------------        -----
       $ 6.00 to $ 8.99            223,839              6.00            $ 6.65
         9.00 to  13.99            291,777              6.10             10.15
        14.00 to  19.99            168,806              8.63             15.39

                        OPTIONS EXERCISABLE
                        -------------------
                                                    Weighted-
            Range of               Number            Average
            Exercise             Exercisable         Exercise
             Prices              at 12/31/97          Price
            --------             -----------        ---------
       $ 6.00 to $ 8.99            223,839            $ 6.65
         9.00 to  13.99            291,777             10.15
        14.00 to  19.99             64,196             15.09

                                                                        --------
                                                                           31

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE H -- COMMON STOCK -- CONCLUDED

EMPLOYEE STOCK PURCHASE PLAN

    1st Source also has an employee stock purchase plan for substantially all employees with at least two years of service on the effective date of an offering under the plan. Eligible employees may elect to purchase any dollar amount of stock so long as such amount does not exceed 25% of their base rate of pay and the aggregate stock accrual rate for all offerings does not exceed $25,000 in any calendar year. Payment for the stock is made through payroll deductions over the offering period, and employees may discontinue the deductions at any time and exercise the option to take the funds out of the program. The most recent offering began June 1, 1997, and runs through May 31, 1999, with $509,667 in stock value to be purchased at $22.36 per share. The fair value of the employees' purchase rights for the 1997 offerings was estimated using the Black-Scholes model with the following assumptions: dividend yield of 1.28%; expected volatility of 17.52%; risk-free interest rate of 6.22%; and, expected life of two years.

    Pro forma net income and diluted net income per common share, reported as if compensation expense had been recognized under the fair value provisions of SFAS No. 123 for the stock option and employee stock purchase plans are as follows:

                                          1997        1996        1995
                                          ----        ----        ----
Net income (000s):
    As reported                          $26,489     $23,203     $21,042
    Pro forma                             26,146      23,049      20,984

Diluted net income per common share:
    As reported                            $1.49       $1.32       $1.19
    Pro forma                               1.49        1.31        1.19

EXECUTIVE INCENTIVE PLAN

    1st Source has an Executive Incentive Plan which is administered by the Committee. Awards under the plan include "Book Value" shares of common stock. These shares are awarded annually based on weighted performance criteria and vest over a period of five years. The Plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. Grants under the plan for 1997, 1996 and 1995 are summarized below:

                                  1997     1996     1995
                                  ----     ----     ----
Number of shares                 35,901   43,860   47,741
Weighted-average
grant-date fair value             $9.98    $8.89    $7.95

SPECIAL LONG-TERM INCENTIVE AWARD

    During February 1996 and March 1991, 1st Source granted special long-term incentive awards, including 1st Source common stock, to participants in the Executive Incentive Plan. Shares granted under the plan vest over a period of ten years. The first 10% was vested at the time of the grants. Subsequent vesting requires (i) the participant to remain an employee of 1st Source and
(ii) that 1st Source be profitable on an annual basis based on the determination of the Committee. Grants under the plan for 1996 are summarized below:

                                  1996
                                  -----
Number of shares                 25,526
Weighted-average
grant-date fair value            $16.27


RESTRICTED STOCK AWARD PLAN

    1st Source also has a restricted stock award plan for key employees. Awards under the plan are made to employees recommended by the Chief Executive
Officer and approved by the Committee. Shares granted under the plan vest over a five to ten-year period, and vesting is based upon meeting certain criteria, including continued employment by 1st Source. Grants under the plan for 1997, 1996 and 1995 are summarized below:

                                 1997     1996     1995
                                 ----     ----     ----
Number of shares                 1,741    2,011    2,078
Weighted-average
grant-date fair value           $20.91   $16.27   $11.65

--------
   32

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE I -- PREFERRED STOCK AND CUMULATIVE TRUST PREFERRED SECURITIES

    As of December 31, 1997, 1st Source has 10 million shares of authorized but unissued preferred stock. The Board of Directors of 1st Source is authorized to determine the terms, preferences, limitations, voting rights and number of shares of each series it elects to issue.

    During 1997, 1st Source raised $44.75 million through the issuance of Cumulative Trust Preferred Securities. 1st Source Capital Trust I issued $27.5 million of 9.00% Cumulative Trust Preferred Securities. 1st Source Capital Trust II issued $17.25 million of floating rate Cumulative Trust Preferred Securities. 1st Source Capital Trust I and 1st Source Capital Trust II are wholly owned, consolidated subsidiaries of 1st Source.

    The Holders of the Fixed Rate Preferred Securities are entitled to receive preferential cumulative cash distributions from 1st Source Capital Trust I, at the annual rate of 9.00% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year. Holders of the Floating Rate Preferred Securities are entitled to receive preferential cumulative cash distributions from 1st Source Capital Trust II, at the annual rate equal to the sum of the 3-Month Treasury adjusted to a constant maturity plus 2.25% applied to the liquidation amount of $25 per Floating Rate Preferred Security accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year.

--------------------------------------------------------------------------------
NOTE J -- EMPLOYEE BENEFIT PLANS

    1st Source maintains a defined contribution money purchase pension plan covering the majority of its employees. Contributions to the plan are based on 2% of participants' eligible compensation. For the years ended December 31, 1997, 1996 and 1995, total pension expense for this plan amounted to $433,000, $422,000, and $359,000, respectively.

    1st Source also maintains a defined contribution profit sharing and savings plan covering the majority of its employees. The plan allows eligible employees to make contributions by salary reduction pursuant to Section
401(k) of the Internal Revenue Code. 1st Source is required under the plan to match 100% of participant contributions up to 4% of compensation and one-half of any additional participant contributions up to 6% of compensation provided that 1st Source is profitable for the respective plan year. 1st Source may also make discretionary contributions to the plan, depending on its profitability. Contribution expense for this plan for the years ended
December 31, 1997, 1996 and 1995, amounted to $1.29 million, $1.21 million, and $1.07 million, respectively.

    Trustcorp Mortgage Company contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. The contributions, which in part are based on amounts of compensation deferred by the participants in the plan, were $54,000 in 1997, $40,000 in 1996, and $37,000 in 1995. In addition, Trustcorp Mortgage Company made discretionary contributions of $103,000 in 1997, $100,000 in 1996, and $80,000 in 1995.

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

    The following table sets forth 1st Source's accumulated postretirement benefit obligation, which is unfunded, reconciled to the accrued postretirement benefit cost recognized in the consolidated statements of financial condition at December 31, 1997 and 1996:

                                                      1997              1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                          $  370,000        $  451,700
--------------------------------------------------------------------------------
Fully eligible active
plan participants                                    209,200           188,600
--------------------------------------------------------------------------------
Other active participants                            658,900           542,600
--------------------------------------------------------------------------------
                                                   1,238,100         1,182,900
--------------------------------------------------------------------------------
Unrecognized net gain                                114,300            68,400
--------------------------------------------------------------------------------
Accrued postretirement
benefit cost                                      $1,352,400        $1,251,300
================================================================================

                                                                        --------
                                                                           33

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE J -- EMPLOYEE BENEFIT PLANS -- CONCLUDED


    The components of net periodic postretirement benefit cost for 1997, 1996 and 1995 were as follows:

                                    1997              1996             1995
-------------------------------------------------------------------------------
Service cost of
benefits earned                   $ 35,400          $ 35,300         $ 26,700
-------------------------------------------------------------------------------
Interest cost on
accumulated post-
retirement benefit
obligation                          84,300            81,900           86,800
-------------------------------------------------------------------------------
Net periodic post-
retirement benefit cost           $119,700          $117,200         $113,500
===============================================================================

    For measuring the expected postretirement benefit obligation, a 7.8% annual rate of increase for participants under age 65 and a 7.2% annual rate of increase for participants under age 65 and a 7.2% annual rate of increase for participants over age 65 in the per capita claims cost was assumed for 1997 (8.4% and 7.4%, respectively, were assumed for 1996). This rate was assumed to decrease each year to 5.6% for both participants under age 65 and participants over age 65 in 2021 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.9% and 7.5% at December 31, 1997 and 1996, respectively.

    If the health care cost trend rate were increased 1.9%, the accumulated postretirement benefit obligation as of December 31, 1997, would have increased by 5.8%. The effect of this change on the aggregate of service and interest cost for 1997 would be an increase of 6.3%.

--------------------------------------------------------------------------------
NOTE K -- INCOME TAXES

    Income tax expense is comprised of the following:

                    1997       1996       1995
-------------------------------------------------
                        (Dollars in thousands)
Current:
 Federal          $ 6,969     $10,036    $10,173
-------------------------------------------------
 State              2,584       3,507      3,489
-------------------------------------------------
TOTAL CURRENT       9,553      13,543     13,662
-------------------------------------------------
Deferred:
 Federal            3,824        (906)    (2,105)
-------------------------------------------------
 State              1,015        (241)      (556)
-------------------------------------------------
TOTAL DEFERRED      4,839      (1,147)    (2,661)
-------------------------------------------------
TOTAL PROVISION   $14,392     $12,396    $11,001
=================================================

    Deferred tax assets and liabilities as of December 31, 1997 and 1996 consisted of the following:

                                  1997       1996
----------------------------------------------------
                              (Dollars in thousands)
Deferred tax assets:
 Reserve for loan losses        $14,991     $12,577
----------------------------------------------------
 Accruals for employee
 benefits                         2,392       2,273
----------------------------------------------------
 Asset securitization             2,309       2,399
----------------------------------------------------
 Mortgage loans - Section 475       441          86
----------------------------------------------------
 Deferred mortgage loan fees        208         251
----------------------------------------------------
 Excess servicing                   119         105
----------------------------------------------------
 Other                              892         878
----------------------------------------------------
TOTAL                           $21,352     $18,569
====================================================
                                        1997       1996
----------------------------------------------------------
                                    (Dollars in thousands)
Deferred tax liabilities:
 Differing depreciable
 bases in premises and
 leased equipment                    $ 5,373      $1,495
----------------------------------------------------------
 Purchased servicing                   1,728        (916)
----------------------------------------------------------
 Net unrealized appre-
 ciation of securities
 available-for-sale                    1,288         311
----------------------------------------------------------
 Differing bases in assets
 related to acquisitions               1,235       1,695
----------------------------------------------------------
 Originated mortgage
 servicing rights                      1,017         567
----------------------------------------------------------
 Discounts accreted on
 investment securities                   210         118
----------------------------------------------------------
 Other                                   426         385
----------------------------------------------------------
TOTAL                                $11,277      $3,655
==========================================================

--------
   34

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE K -- INCOME TAXES -- CONCLUDED

    The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes are as follows:

                                                                     Year Ended December 31
                                                                     ----------------------
                                                  1997                        1996                    1995
                                         -----------------------------------------------------------------------------
                                                        Percent of                  Percent of              Percent of
                                                          Pretax                      Pretax                  Pretax
                                         Amount           Income     Amount           Income     Amount       Income
----------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Statutory federal income tax             $14,917           35.0%     $12,460           35.0%     $11,215       35.0%
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in income
taxes resulting from:
    Tax-exempt interest income            (2,968)          (7.0)      (2,922)          (8.2)      (2,790)      (8.7)
----------------------------------------------------------------------------------------------------------------------
    State taxes, net of federal
    income tax benefit                     2,339            5.5        2,123            5.9        1,906        5.9
----------------------------------------------------------------------------------------------------------------------
    Interest expense incurred to
    carry tax-exempt securities              417            1.0          376            1.1          325        1.0
----------------------------------------------------------------------------------------------------------------------
    Contribution of appreciated stock       (358)          (0.8)           -              -            -          -
----------------------------------------------------------------------------------------------------------------------
    Other                                     45            0.1          359            1.0          345        1.1
----------------------------------------------------------------------------------------------------------------------
TOTAL                                    $14,392           33.8%     $12,396           34.8%     $11,001       34.3%
======================================================================================================================

NOTE L -- LEASES

    1st Source and its subsidiaries lease certain office premises and equipment under operating leases. The headquarters building is leased for a remaining term of 14 years with options to renew for up to 15 additional years. Approximately 30% of the facility is subleased to other tenants.

    At December 31, 1997, future minimum rental commitments for all noncancellable operating leases, reduced by future minimum rentals from subleases of $3.24 million, aggregate $17.48 million. Annual rental commitments and sublease rentals for noncancellable operating leases for the five years succeeding December 31, 1997, are as follows:

                                   Rental        Sublease
                                 Commitments     Rentals
---------------------------------------------------------
                                  (Dollars in thousands)
                1998              $ 2,041         $900
---------------------------------------------------------
                1999                1,931          781
---------------------------------------------------------
                2000                1,766          786
---------------------------------------------------------
                2001                1,581          463
---------------------------------------------------------
                2002                1,359           59
---------------------------------------------------------
                Thereafter        $12,039         $253
---------------------------------------------------------

    Rental expense of office premises and equipment and related sublease income were as follows:

                                 Years Ended December 31
                                 --------------------------
                                  1997     1996    1995
-----------------------------------------------------------
                                 (Dollars in thousands)
Gross rental expense            $ 2,190   $2,203  $ 2,314
-----------------------------------------------------------
Sublease rental income           (1,203)    (677)  (1,841)
-----------------------------------------------------------
NET RENTAL EXPENSE              $   987   $1,526  $  473
===========================================================


                                                                        --------
                                                                           35

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

    As of December 1997 and 1996, 1st Source and its subsidiaries had commitments outstanding to originate and purchase loans aggregating $410 million and $276 million, respectively. Outstanding commitments to sell loans aggregated $120 million at December 31, 1997 and $71 million at December 31, 1996. Commercial and standby letters of credit totaled $57 million and $51 million at December 31, 1997 and 1996, respectively.

    1st Source Bank participates in interest rate swap agreements as part of its program to manage the impact of fluctuating interest rates, namely with respect to floating rate loans.

    Interest rate swaps generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount. Notional amounts represent agreed upon amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. The actual market or credit exposure of this type of financial instrument is significantly less than the notional amount. 1st Source's direct credit exposure is limited to the net difference between the calculated "to be paid" and "to be received" amounts on each transaction, which is generally netted and paid or received monthly, and the inability of the counterparty to meet the terms of the contract. This risk is normally a small percentage of the notional amount and fluctuates as interest rates move up and down. Market risk to 1st Source is more directly measured by the fair values of the interest rate swap agreements.

    At December 31, 1997, 1st Source had two outstanding amortizing interest rate swap agreements with an aggregate notional value of $51.6 million. The agreements have maturities of January 25, 2002, and March 25, 2001. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall, the notional amounts of amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. Unrealized losses based on fair value approximated $137,000 at December 31, 1997, and $750,000 at December 31, 1996.

--------
   36

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE N -- CONCENTRATIONS OF CREDIT RISK

    Most of 1st Source's commercial, real estate and installment loan activity is with customers located in north-central Indiana and southwest lower Michigan. 1st Source's transportation and equipment loan activity is with customers located throughout the United States. Included in loans as of December 31, 1997 and 1996, are business loans to companies in the following industries:

                                                                                 Pecentage of Total
                                                                    Amount         Business Loans
                                                                    ------         --------------
                                                                 1997     1996       1997    1996
---------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Truck and automobile leasing                                  $267,596  $186,702     18.9%   16.8%
---------------------------------------------------------------------------------------------------
Air transportation and aircraft dealers                        179,653   132,973     12.7    12.0
---------------------------------------------------------------------------------------------------
Construction equipment and contractors                         124,148    73,857      8.8     6.6
---------------------------------------------------------------------------------------------------
Real estate operators, managers and developers                  88,277    65,243      6.2     5.9
---------------------------------------------------------------------------------------------------
Van conversion, manufactured housing
and recreational vehicle industries                             52,870    40,634      3.7     3.7
---------------------------------------------------------------------------------------------------

    Generally, these loans are collateralized by assets of the borrower. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrower. 1st Source requires collateral on substantially all borrowings in these categories, which is typically the item being financed.

--------------------------------------------------------------------------------
NOTE O -- CAPITAL ADEQUACY

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

    Quantitative measures established by regulation to ensure capital adequacy require 1st Source to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that 1st Source meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997, the most recent notification from the Federal Reserve Bank of Chicago categorized 1st Source Bank, the largest of 1st Source's subsidiaries, as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" 1st Source must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes changed the institution's category.

    1st Source and its largest subsidiary, 1st Source Bank's actual capital amounts and ratios are presented in the table below:

                                                                                           To Be Well
                                                                                       Capitalized Under
                                                                    Minimum Capital    Prompt Corrective
                                                      Actual           Adequacy        Action Provisions
                                                      ------        ---------------    -----------------
                                                 $ Amount   Ratio  $ Amount    Ratio   $ Amount    Ratio
---------------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
As of December 31, 1997:
Total Capital (to Risk-Weighted Assets):
Consolidated                                     $261,350   13.72%  $152,409    8.00%  $190,511    10.00%
1st Source Bank                                   208,011   11.18    148,819    8.00    186,024    10.00
Tier I Capital (to Risk-Weighted Assets):
Consolidated                                      234,521   12.31     76,205    4.00    114,307     6.00
1st Source Bank                                   181,736    9.77     74,410    4.00    111,614     6.00
Tier I Capital (to Average Assets):
Consolidated                                      234,521    9.98     93,955    4.00    117,443     5.00
1st Source Bank                                   181,736    8.05     90,314    4.00    112,893     5.00

                                                                        --------
                                                                           37

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE P -- COMMITMENTS AND CONTINGENT LIABILITIES

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


--------------------------------------------------------------------------------
NOTE Q -- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION
                                                                                  December 31
                                                                                1997        1996
---------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
ASSETS
Cash                                                                        $     30     $      1
---------------------------------------------------------------------------------------------------
Short-term investments with bank subsidiary                                    2,244        5,837
---------------------------------------------------------------------------------------------------
Investment securities, available-for-sale
(amortized cost of $17,889 and $11,084
at December 31, 1997 and 1996, respectively)                                  18,873       11,491
---------------------------------------------------------------------------------------------------
Investments in:
      Bank subsidiaries                                                      182,919      160,316
---------------------------------------------------------------------------------------------------
      Non-bank subsidiaries                                                   11,098        9,235
---------------------------------------------------------------------------------------------------
Loan receivables:
      Bank subsidiary                                                         30,000            -
---------------------------------------------------------------------------------------------------
      Non-bank subsidiary                                                      4,000            -
---------------------------------------------------------------------------------------------------
Premises and equipment, net                                                    3,398        3,177
---------------------------------------------------------------------------------------------------
Other assets                                                                   4,174        3,320
---------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                $256,736     $193,377
===================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper borrowings                                                   $4,198       $6,467
---------------------------------------------------------------------------------------------------
Other liabilities                                                              1,356        2,216
---------------------------------------------------------------------------------------------------
Long-term debt                                                                56,229       12,861
---------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                             61,783       21,544
---------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                         194,953      171,833
---------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $256,736     $193,377
===================================================================================================

--------
   38

                                         1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE Q -- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION -- CONTINUED

STATEMENTS OF INCOME
                                                                       Year Ended December 31
                                                                       ----------------------
                                                                    1997        1996        1995
---------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Income:
    Dividends from bank subsidiaries                              $ 5,725     $ 5,029     $ 4,851
---------------------------------------------------------------------------------------------------
    Rental income from subsidiaries                                 2,273       2,071       2,199
---------------------------------------------------------------------------------------------------
    Other                                                           3,447         679       1,497
---------------------------------------------------------------------------------------------------
TOTAL INCOME                                                       11,445       7,779       8,547
---------------------------------------------------------------------------------------------------
Expenses:
    Interest on long-term debt                                      3,810       1,015       1,379
---------------------------------------------------------------------------------------------------
    Interest on commercial paper and
    other short-term borrowings                                       309         274         261
---------------------------------------------------------------------------------------------------
    Rent expense                                                    1,076       1,074       1,076
---------------------------------------------------------------------------------------------------
    Other                                                           2,681       1,775       2,493
---------------------------------------------------------------------------------------------------
TOTAL EXPENSES                                                      7,876       4,138       5,209
---------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX CREDITS AND
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                      3,569       3,641       3,338
---------------------------------------------------------------------------------------------------
Income tax credits                                                    925         639         709
---------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
INCOME OF SUBSIDIARIES                                              4,494       4,280       4,047
---------------------------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries:
    Bank subsidiaries                                              19,736      18,257      16,540
---------------------------------------------------------------------------------------------------
    Non-bank subsidiaries                                           2,259         666         455
---------------------------------------------------------------------------------------------------
NET INCOME                                                        $26,489     $23,203     $21,042
===================================================================================================

                                                                        --------
                                                                           39

1st Source Corporation and Subsidiaries
--------------------------------------------------------------------------------
NOTE Q -- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION -- CONCLUDED

STATEMENTS OF CASH FLOWS
                                                                      Year Ended December 31
                                                                      ----------------------
                                                                    1997        1996        1995
-----------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
OPERATING ACTIVITIES:
Net income                                                       $ 26,489    $ 23,203     $ 21,042
-----------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
net cash provided by operating activities:
    Equity in undistributed income of subsidiaries                (21,995)    (18,923)     (16,995)
-----------------------------------------------------------------------------------------------------
    Depreciation of premises and equipment                            201         175          174
-----------------------------------------------------------------------------------------------------
    Realized and unrealized investment
    securities gains (losses)                                         176         (52)        (418)
-----------------------------------------------------------------------------------------------------
    Other                                                           3,054       2,854        2,737
-----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           7,925       7,257        6,540
-----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
    Proceeds from sales and maturities
    of investment securities                                        8,759       3,804        3,601
-----------------------------------------------------------------------------------------------------
    Purchase of investment securities                             (15,788)     (2,955)      (2,930)
-----------------------------------------------------------------------------------------------------
    Decrease in loan to non-bank subsidiary                             -         300          370
-----------------------------------------------------------------------------------------------------
    Purchase of preferred stock of non-bank subsidiary                  -           -       (2,700)
-----------------------------------------------------------------------------------------------------
    Purchase of premises and equipment, net                          (422)       (471)         (49)
-----------------------------------------------------------------------------------------------------
    Contributed capital for new non-bank subsidiary                (1,384)          -            -
-----------------------------------------------------------------------------------------------------
    Decrease (increase) in short-term investments with
    bank subsidiary                                                 3,593        (582)        (175)
-----------------------------------------------------------------------------------------------------
    Loans made to subsidiaries                                    (34,000)          -            -
-----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES               (39,242)         96       (1,883)
-----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
    Net increase (decrease) in commercial
    paper and other short-term borrowings                          (2,269)      1,616        3,581
-----------------------------------------------------------------------------------------------------
    Proceeds from issuance of cumulative trust preferred
    securities                                                     44,750           -            -
-----------------------------------------------------------------------------------------------------
    Proceeds from issuance of long-term debt                        1,452           -       10,000
-----------------------------------------------------------------------------------------------------
    Payments on long-term debt                                     (2,834)     (3,346)     (11,265)
-----------------------------------------------------------------------------------------------------
    Acquisition of treasury stock                                  (5,023)     (1,488)      (3,363)
-----------------------------------------------------------------------------------------------------
    Cash dividends                                                 (4,723)     (4,123)      (3,594)
-----------------------------------------------------------------------------------------------------
    Other                                                              (7)        (12)         (18)
-----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                31,346      (7,353)      (4,659)
-----------------------------------------------------------------------------------------------------
CHANGE IN CASH AND CASH EQUIVALENTS                                    29           -           (2)
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            1           1           3
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $     30    $      1     $     1
=====================================================================================================

--------
   40

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
Coopers & Lybrand L.L.P.








To the Shareholders and Board of Directors of 1st Source Corporation:

    We have audited the accompanying consolidated statements of financial condition of 1st Source Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1st Source Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                               /s/ Coopers & Lybrand L.L.P.



South Bend, Indiana
January 12, 1998,
  except for Note A,
  for which the date is
  January 20, 1998.

                                                                        --------
                                                                           41

                [MAP OF BANKING CENTER LOCATIONS]

--------
   42

                                                         OFFICERS AND DIRECTORS
-------------------------------------------------------------------------------

[1ST SOURCE CORPORATION LOGO]

OFFICERS
Ernestine M. Raclin                 Chairman of the Board
Christopher J. Murphy III           President and Chief Executive
                                    Officer
Wellington D. Jones III             Executive Vice President
Vincent A. Tamburo                  Secretary and General Counsel
Larry E. Lentych                    Treasurer and Chief Financial
                                    Officer

DIRECTORS
Rev. E. William Beauchamp           Executive Vice President,
                                    University of Notre Dame
Paul R. Bowles                      Former Vice President,
                                    Corporate Development,
                                    Clark Equipment Company
Philip J. Faccenda                  General Counsel Emeritus,
                                    University of Notre Dame
Daniel B. Fitzpatrick               Chairman, President and
                                    Chief Executive Officer,
                                    Quality Dining, Inc.
Lawrence E. Hiler                   President, Hiler Industries
William P. Johnson                  Chairman and Chief Executive
                                    Officer, Goshen Rubber
                                    Company, Inc.
Leo J. McKernan                     Former Chairman, President
                                    and Chief Executive Officer,
                                    Clark Equipment Company
Rex Martin                          Chairman, President and
                                    Chief Executive Officer
                                    NIBCO, INC.
Dane A. Miller                      President and Chief Executive
                                    Officer, Biomet, Inc.
Christopher J. Murphy III           President and Chief Executive
                                    Officer
Richard J. Pfeil                    Chairman and President,
                                    Koontz-Wagner Electric Co.
Ernestine M. Raclin                 Chairman of the Board


[1ST SOURCE BANK LOGO]

OFFICERS
Ernestine M. Raclin                 Chairman of the Board
Christopher J. Murphy III           President and Chief Executive
                                    Officer
Wellington D. Jones III             Executive Vice President
                                    Personal and Small Business
                                    Banking Group
Richard Q. Stifel                   Executive Vice President,
                                    Commercial Banking Group
Allen R. Qualey                     Executive Vice President, Transpor-
                                    tation and Equipment Financing
                                    Group
James S. Jackson                    Senior Vice President, Funds
                                    Management Division
Larry E. Lentych                    Senior Vice President, Treasurer
                                    and Chief Financial Officer,
                                    Accounting and Finance Division
Larry A. Gardner                    Senior Vice President, Operations
                                    and Administrative Services Group
Steven J. Wessel                    Vice President, Trust Operations
                                    and Investment Management
                                    Division
Vincent A. Tamburo                  Senior Vice President and
                                    Secretary, General Counsel
Maggie M. Kernan                    Senior Vice President,
                                    Marketing Division
Dan L. Craft                        Senior Vice President, Human
                                    Resources Division

DIRECTORS
Rev. E. William Beauchamp           Executive Vice President,
                                    University of Notre Dame
Paul R. Bowles                      Former Vice President,
                                    Corporate Development,
                                    Clark Equipment Company
Philip J. Faccenda                  General Counsel Emeritus,
                                    University of Notre Dame
Daniel B. Fitzpatrick               Chairman, President and
                                    Chief Executive Officer,
                                    Quality Dining, Inc.
Terry L. Gerber                     President and Chief Executive
                                    Officer, Gerber Manufacturing
                                    Company, Inc.
Lawrence E. Hiler                   President, Hiler Industries
Anne M. Hillman                     Civic Leader
Hollis E. Hughes, Jr.               Executive Director, United
                                    Way of St. Joseph County
H. Thomas Jackson                   Chairman, Bornemann Coated
                                    Fabrics, Bornemann Products
William P. Johnson                  Chairman and Chief Executive
                                    Officer, Goshen Rubber
                                    Company, Inc.
Craig A. Kapson                     President, Jordan Ford, Toyota,
                                    Volvo, Lincoln Mercury
David L. Lerman                     President, Steel Warehouse
                                    Co., Inc.
Christopher J. Murphy III           President and Chief Executive
                                    Officer
Richard J. Pfeil                    Chairman and President,
                                    Koontz-Wagner Electric Co.
John T. Phair                       President, Holladay Partners-
                                    Midwest, Inc.
Ernestine M. Raclin                 Chairman of the Board
Mark D. Schwabero                   Regional President, NAFTA
                                    President, Automotive Products
                                    North America, Libby-Owens-Ford
Elmer H. Tepe                       President, E.H. Tepe Co.


                                                                       --------
                                                                          43

SHAREHOLDERS' INFORMATION
-------------------------------------------------------------------------------

1997 STOCK PERFORMANCE AND DIVIDENDS

     1st Source Corporation common stock is traded on the Over-The-Counter market and is listed on the Nasdaq Stock Market under the symbol "SRCE." 1st Source is also listed on the National Market System tables in many daily papers under the symbol "1stSrc."

     High and low common stock prices, cash dividends paid for 1997 and book value were:

                                                       CASH
                                                     DIVIDENDS
QUARTER ENDED                  HIGH<F*>   LOW<F*>     PAID<F*>
--------------------------------------------------------------
March 31                       $22 1/2    $17 1/2      $.066
--------------------------------------------------------------
June 30                         25         19 1/2       .068
--------------------------------------------------------------
September 30                    25 3/4     23 1/2       .068
--------------------------------------------------------------
December 31                     30 1/4     24 1/2       .073
==============================================================

Book value per common share at December 31, 1997: $11.26.
<F*>Adjusted for a 10% stock dividend declared January 20, 1998.

-------------------------------------------------------------------------------
ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders has been called for 10:00 am, EST, Thursday, April 16, 1998, at 1st Source Center, 100 N. Michigan Street, South Bend, Indiana. All shareholders are invited to attend the meeting.

-------------------------------------------------------------------------------
COMMON STOCK LISTING

The Nasdaq Stock Market National
Market Symbol: "SRCE"
CUSIP #336901 10 3

-------------------------------------------------------------------------------
TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

1st Source Bank
Post Office Box 1602
South Bend, IN 46634


-------------------------------------------------------------------------------
INDEPENDENT AUDITORS

Coopers & Lybrand L.L.P.
4101 Edison Lakes Parkway-Suite 200
Mishawaka, IN 46545-3441


-------------------------------------------------------------------------------
SHAREHOLDER INQUIRIES

1st Source Corporation
Larry E. Lentych
Chief Financial Officer
Post OfFIce Box 1602
South Bend, IN 46634
(219) 235-2702

-------------------------------------------------------------------------------
FORM 10-K INQUIRIES
A copy of 1st Source Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, as required to be filed with the Securities and Exchange Commission, is available upon request.

-------------------------------------------------------------------------------
MARKET MAKERS (as of January 20, 1998)

The following firms make a market in the common shares of 1st Source
Corporation:

ABN-AMRO Chicago Corporation
Chicago Capital, Inc.
City Securities Corporation
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
NatCity Investments
Roney and Co.
Stifel, Nicolaus & Company, Incorporated

--------
   44