Form 10-K, Exhibit 13
period 1999-12-31
1ST SOURCE CORP
filed 2000-03-16
CIK 34782

                                                                      EXHIBIT 13

1999 ANNUAL REPORT

CONTENTS

Corporate Description                               1
1999 in Brief                                       1
Financial Highlights                                2
Letter to Shareholders                              3
Financial Report                                    7
Banking Center Locations                           42
Officers and Directors                             43
Shareholders 'Information                          44


[1ST SOURCE CORPORATION LOGO]

The body of this annual report is printed on recycled paper.

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

The corporation's principal subsidiary, 1st Source Bank, has 50 banking centers in 12 counties in Indiana and Michigan and 15 locations nationwide supporting its Specialty Finance Group. 1st Source's wholly-owned mortgage banking subsidiary, Trustcorp Mortgage Company, has eight offices in Indiana, Ohio and Kentucky. With a history dating back to 1863, 1st Source is proud of its tradition of providing superior service to customers while playing a leadership role in the continued development of the communities in which it serves.

1999 IN BRIEF

1999 net income of $35.8 million was the highest in 1st Source history and 13.7% higher than the $31.5 million earned in 1998. Diluted net income per common share for 1999 was $1.86, up 14.8% from the $1.62 for 1998.

Return on average total assets was 1.31% compared to 1.23% a year ago. Return on average common equity was 15.74% for 1999 compared to 15.30 % for 1998. The average common equity-to-assets ratio for 1999 was 8.29% compared to 8.06% last year.

At year-end 1999, total assets were $2.87 billion, up 5.1% from a year earlier. Loans were up 9.6%, deposits were down 2.3% and shareholders' equity increased from $216.8 million at the end of 1998 to $238.8 million at the end of 1999.

The reserve for loan losses at year-end 1999 was 1.95% of total loans, while nonperforming assets amounted to 0.74% of total loans.


                            NET INCOME (In Millions)
                                     [GRAPH]

                   95        96       97       98       99
                 (21.0)    (23.2)   (26.5)   (31.5)   (35.8)

                       DILUTED NET INCOME PRE COMMON SHARE
                                     [GRAPH]

                   95        96       97       98       99
                 (1.08)    (1.20)   (1.36)   (1.62)   (1.86)

                 RETURN ON AVERAGE COMMON EQUITY (As a Percent)
                                     [GRAPH]

                    95        96        97        98        99
                 (14.75)   (14.38)   (14.51)   (15.30)   (15.74)

                  RETURN ON AVERAGE TOTAL ASSETS (As a Percent)
                                     [GRAPH]

                   95        96       97       98       99
                 (1.25)    (1.22)   (1.21)   (1.23)   (1.31)



                                    (page 1)

FINANCIAL HIGHLIGHTS

EARNINGS AND DIVIDENDS
(Dollars in thousands, except per share amounts)

                                      1999          1998          1997          1996          1995
                                      ----          ----          ----          ----          ----
Operating income ..............   $  263,689    $  248,404    $  208,972    $  174,299    $  154,607
Operating expense .............      207,191       196,883       166,353       138,700       122,564
Net income ....................       35,768        31,457        26,489        23,203        21,042
Cash dividends ................        5,922         5,296         4,723         4,123         3,594
Per Common Share *
   Diluted net income .........   $     1.86    $     1.62    $     1.36    $     1.20    $     1.08
   Cash dividends .............         .313          .278          .250          .218          .189
   Book value .................        12.64         11.48         10.24          9.11          8.10
Return on average common equity        15.74%        15.30%        14.51%        14.38%        14.75%
Return on average total assets          1.31%         1.23%         1.21%         1.22%         1.25%

Statement of Condition
Average Balances:
   Assets .....................   $2,740,044    $2,550,925    $2,198,300    $1,895,214    $1,686,560
   Earning assets .............    2,478,182     2,344,555     2,046,637     1,767,055     1,569,703
   Loans ......................    1,949,172     1,853,537     1,610,889     1,348,089     1,172,438
   Reserve for loan losses ....       39,105        38,050        31,966        28,482        26,081
   Investment securities ......      510,656       445,310       424,086       400,209       373,976
   Deposits ...................    2,127,171     1,999,514     1,698,973     1,524,149     1,354,453
   Shareholders' equity .......      227,194       205,601       182,543       161,324       142,667

*The computation of per common share data gives retroactive recognition to a 10% stock dividend declared January 14,1999; a 10% stock dividend declared January 20,1998; a five-for-four stock split declared January 21, 1997; and a 5% stock dividend declared January 22,1996.

                         [1ST SOURCE CORPORATION LOGO]

                                    (Page 2)

TO OUR SHAREHOLDERS:

Shortly after midnight on January 1, 2000, I was standing at a 1st Source ATM in our South Bend downtown banking facility ready to test the machine in front of the local television and print news media. Cameras were rolling as I inserted my card with confidence (my colleagues had called earlier to be sure I remembered my PIN number!). The transaction went flawlessly and $20 slid neatly into my hands. 1st Source was indeed Y2K compliant, and, as we had told our customers for many months, their money was safe, secure, and protected. Y2K had come and gone without a hitch.

As one commentator said, "Y2K was a nonevent." Yes, it was, but only because all of 1st Source 's operations and systems personnel worked very hard to make it so, along with the rest of the banking industry and the utility companies.

GROWTH

Our Y2K efforts typified our 1999 performance as well. In a word, "Excellent!" The Company had its fourteenth consecutive year of record earnings, because many good people -- my colleagues throughout 1st Source -- were personally and professionally focused on serving our customers one at a time. The $35.8 million earned for 1999 was up 13.7% from the $31.5 million earned in 1998. These earnings were driven by increases in all our major loan categories: commercial and agricultural lending, consumer and mortgage lending, and our specialty finance businesses consisting of lending services for aircraft, auto, truck, and construction machinery.


                                    [PHOTO]
                           Christopher J. Murphy III
                Chairman, President and Chief Executive Officer

                                    (page 3)

Earnings were also driven by increased fees in asset management, mortgage banking, securitization, insurance, and deposits.

We were blessed with the continuation of a strong national economy and growing local communities. This has enabled us to forge ahead with our five-year "Vision 2000 "plan, now in its fourth year. In pursuit of that plan, our efforts have focused on aggressively growing our businesses. In Asset Management, we added two new offices -- in Warsaw and Elkhart -- to serve trust and asset management customers with on-site full service. Our strategy has been to provide strong asset management, highly personal and responsive service, and local access to investment managers. By doing so, we achieved the largest asset management growth in our history, as more than $200 million of new customers' assets were transferred to us. Furthermore, the quality of our investment performance improved substantially. In fact, our investment management staff received national recognition for the management of our income equity fund in 1999.

Our national specialty finance businesses continued to grow. We expanded the sales force devoted to financing rental car companies and construction equipment by adding people in Fort Lauderdale, Nashville, Dallas, Phoenix, and South Bend. We installed a new lease accounting and financial system to improve our productivity and control in the management of our growing lease portfolios. We also continued to create loans and fund them in the national capital markets through a securitization program. This program allows our specialty finance businesses to grow without having to rely solely on deposits.

Five years ago, we decided that 1st Source needed to grow its consumer loan and deposit businesses across a wider geographic area. At that time, we had 33 banking centers -- all in Indiana. To grow our deposit base and to serve customers throughout the South Bend-Elkhart television market, we launched a project we called "Quantum Leap." Last year, we added two new branches (Niles, Michigan and Warsaw, Indiana), which brought our total to 50 banking centers spread over twelve counties in two states.

As part of our long term strategy, 1st Source had entered the on-line banking market. In 1999, we intensified our Internet presence by expanding our on-line Certificate of Deposit (CD) program and by offering an improved checking account and bill paying services. To ensure better customer ease of use in on-line banking, we selected a new vendor to provide the system and software support to this important growth and service opportunity. We will continue to expand and improve our Internet offerings, making them increasingly attractive to both new and existing customers.

People recognized and rewarded our efforts in 1999 by choosing to make "the Smart Switch" to 1st Source and by becoming our customers. Similarly, the State of Indiana recognized 1st Source by awarding us the State of Indiana Quality Award for outstanding efforts to improve customer service. The Federal Home Loan Bank also honored 1st Source this past year for our support of affordable housing and neighborhood rejuvenation, including our efforts to provide funding for the expansion of a residential center for the homeless. They presented us with their 1999 President's Community Support Award. At the close of the year, the Small Business Administration designated us as a Preferred Lender due to the number and quality of the small business loans originated by 1st Source Bank. This designation allows us to directly underwrite small business loans with the SBA.

Our training efforts in 1999 were focused primarily on building relationship management capabilities which allow us to develop true relationships with customers by using dialogue, information gathering,

                                    (Page 4)
listening, analysis, advising, caring and action. It's a very proactive, team oriented approach to banking. Our Business Banking Group introduced a Certified Relationship Manager training course with classroom exercises, extensive homework and formal testing. By the close of the year, fifteen business bankers had become Certified Relationship Managers. They had completed the requisite number and quality of customer profiles, embraced the planning process and demonstrated a capability to serve the customer proactively.

Similarly, profiling and planning occurred throughout the branches as customer service representatives learned and began to apply the process. Templates have been developed defining service in demonstrable ways for our colleagues and are being written into the customer calling and management process. The entire organization is ready to embrace and master Relationship Management. It is the cornerstone of our Vision 2000 Plan and we believe it is essential to our long-term success.

                                    [PHOTO]
                        1st Source Bank Policy Committee
         Seated, from left to right: Richard Q. Stifel, Allen R. Qualey,
                       Larry A. Gardner and Dan L. Craft.
   Standing, from left to right: Wellington D. Jones III, Steven J. Wessell,
        James S. Jackson, Christopher J. Murphy, III, Maggie M. Kernan,
                    Larry E. Lentych and Vincent A. Tamburo.


                                    (Page 5)

Rather than go into a detailed explanation of the numbers or a review of the financials, I invite you to read Management's Discussion and Analysis beginning on page 7. There, Larry Lentych, our Chief Financial Officer, Tom Flournoy, our Controller, and their colleagues in our finance and accounting area, have explained our performance in detail.

COMMUNITY LEADERSHIP

Superior leadership . . . strong commitment of time and energy . . . and a passion for helping people -- these are the qualities that distinguish the first winners of the Ernestine M. Raclin Community Leadership Award presented by 1st Source Bank. Five 1st Source employees and four employees of locally owned businesses were awarded the Bank's highest honor for outstanding volunteer contributions to our community. Each winner received a $1,000 award, a $1,000 donation to the charity of their choice, and a Globe of Leadership signifying their accomplishments. Our winners gave of their time and talents in a variety of creative undertakings.

One such program was "Where Have My Eyebrows Gone" which provides support for cancer patients. Other winners helped rehabilitate homes for the elderly and disabled, restored hope to inner-city neighborhoods, aided the mentally and physically challenged, and even established a county emergency medical response team. Their accomplishments are truly remarkable, when you consider that volunteerism must be mixed well with family and profession.

As we close the year, I want to thank two directors retiring from our Boards who have given us many years of advice and service. Anne Hillman, a quiet leader in our community who has been involved in everything from the Historical Society to Junior League and the South Bend Symphony. She and her family have built an important business in our community and are now passing it unto the third generation. As a family business person, a community activist, woman and mother, she has brought wise counsel and perspective to the 1st Source Bank Board. She joined the Board in 1972, and we thank her for her many years of dedicated service.

Philip Faccenda has served on the Bank Board, the Holding Company Board and the Executive Committee since 1972. He has been involved in our strategic direction and corporate structure for all the years he has served on the Board. He has a quiet and strong presence and has assisted us in many roles. We will always be indebted to him for the role he has played in the success of 1st Source.

In closing, let me thank and acknowledge all the men and women at 1st Source who make this such a special place. All of them gave up their vacations in December and January to assure our customers of the Bank's readiness for the Y2K millennium change. They did so willingly knowing that our customers needed them. This is the kind of dedication that builds successful companies. To all of them, "thank you."

Lastly, our collective thanks go to our shareholders for their support of our efforts.

/s/  Christopher J. Murphy
Christopher J. Murphy III
Chairman, President and Chief Executive Officer

                                    (page 6)

Management's Discussion and Analysis of Financial Condition and Results of Operations

ABOUT OUR BUSINESS

1st Source Corporation (1st Source) is an Indiana-based, bank holding company with $2.87 billion in total assets, $2.13 billion in total deposits, $2.06 billion in total loans, and $238.8 million in total shareholders' equity. 1st Source's principal subsidiary is 1st Source Bank with its main office in South Bend, Indiana. The assets of the bank account for 97% of the total consolidated assets of 1st Source.

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

Except for historical information contained herein, the matters discussed in this document, and other information contained in 1st Source's SEC filings, may express "forward-looking statements." Those statements may involve risk and uncertainties, including statements concerning future events, performance and assumptions and other statements that are other than statements of historical facts. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors -- including, but not limited to, changes in laws, regulations or generally accepted accounting principles; 1st Source's competitive position within its markets served; increasing consolidation within the banking industry; customers and vendors' critical systems or services failing to comply with ongoing Year 2000 programming issues; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies -- could cause 1st Source's actual results or circumstances for future periods to differ materially from those anticipated or projected.

                          AVERAGE ASSETS (In Millions)
                                    [GRAPH]

                    95        96        97        98        99
                 (1,687)   (1,895)   (2,198)   (2,551)   (2,740)

                         AVERAGE DEPOSITS (In Millions)
                                    [GRAPH]

                    95        96        97        98        99
                 (1,354)   (1,524)   (1,699)   (2,000)   (2,127)

                          AVERAGE LOANS (In Millions)
                                    [GRAPH]

                    95        96        97        98        99
                 (1,172)   (1,348)   (1,611)   (1,854)   (1,949)

                   AVERAGE SHAREHOLDERS' EQUITY (In Millions)
                                    [GRAPH]

                    95        96        97        98        99
                  (127)     (143)     (161)     (183)     (206)

                                    (page 7)

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

                                                   1999          1998          1997          1996          1995
                                                   ----          ----          ----          ----          ----
Interest income ............................   $  200,429    $  196,148    $  173,316    $  148,820    $  135,115
Interest expense ...........................      100,726       102,227        87,324        73,429        64,946
Net interest income ........................       99,703        93,921        85,992        75,391        70,169
Provision for loan losses ..................        7,442         9,156         6,052         4,649         2,757
Net interest income after
   provision for loan losses ...............       92,261        84,765        79,940        70,742        67,412
Noninterest income .........................       63,260        52,256        35,656        25,479        19,492
Noninterest expense ........................       99,023        85,500        72,977        60,622        54,861
Income before income taxes .................       56,498        51,521        42,619        35,599        32,043
Income taxes ...............................       18,471        17,843        14,392        12,396        11,001
Distribution on preferred securities of
subsidiary trusts, net of income tax benefit        2,259         2,221         1,738            --            --
Net income .................................   $   35,768    $   31,457    $   26,489    $   23,203    $   21,042

Assets .....................................   $2,872,945    $2,733,592    $2,418,154    $2,079,767    $1,799,257
Long-term debt .............................       12,174        13,189        16,656        18,596        21,819
Shareholders' equity .......................      238,820       216,793       194,953       171,833       152,601
Basic net income per common share* .........         1.89          1.66          1.40          1.23          1.11
Diluted net income per common share* .......         1.86          1.62          1.36          1.20          1.08
Cash dividends per common share* ...........         .313          .278          .250          .218          .189
Return on average common equity ............        15.74%        15.30%        14.51%        14.38%        14.75%
Return on average total assets .............         1.31%         1.23%         1.21%         1.22%         1.25%

*The computation of per common share data gives retroactive recognition to a 10% stock dividend declared January 14, 1999; a 10% stock dividend declared January 20, 1998; a five-for-four stock split declared January 21, 1997; and a 5% stock dividend declared January 22, 1996.

                                    (page 8)

1st Source Corporation and Subsidiaries

RESULTS OF OPERATIONS

Net income in 1999 was $35.8 million, up from $31.5 million in 1998 and $26.5 million in 1997. Diluted net income per common share was $1.86 in 1999, $1.62 in 1998 and $1.36 in 1997 after giving retroactive recognition to stock splits and stock dividends.

Return on average total assets was 1.31% in 1999, compared to 1.23% in 1998 and 1.21% in 1997. Return on average common equity was 15.74% in 1999 versus 15.30% in 1998 and 14.51% in 1997.

Net income in 1999 was favorably affected by strong noninterest income growth. By leveraging internal resources, 1st Source has been successful in generating additional noninterest income as a way to mitigate the competitive pressures on the interest margin. Offsetting the increase in noninterest income were expense increases in salaries, leased equipment depreciation and other expense.

Dividends declared on common stock in 1999 amounted to $.313 per share, compared to $.278 in 1998 and $.250 in 1997. The level of earnings reinvested and dividend payouts are based on management's assessment of future growth opportunities and the level of capital necessary to support them.

The quarterly results of operations for the years ended December 31, 1999 and 1998 are summarized below.

QUARTERLY RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

                                                      Three Months Ended
                                       March 31    June 30    September 30  December 31
                                       --------    -------    ------------  -----------
1999
Interest income ....................   $ 47,898     $ 49,872     $ 50,598    $ 52,061
Net interest income ................     23,579       24,783       25,626      25,715
Provision for loan losses ..........      1,293        1,443        2,232       2,474
Investment securities and other
      investment gains (losses) ....        (77)        (400)          --         630
Income before income taxes and
      subsidiary trust distributions     13,927       12,754       14,057      15,760
Net income .........................      8,528        7,874        8,613      10,753
Diluted net income per common share         .44          .41          .45         .56

1998
Interest income ....................   $ 47,892     $ 49,318     $ 49,355    $ 49,583
Net interest income ................     23,244       23,611       23,512      23,554
Provision for loan losses ..........      2,401        2,689        2,042       2,024
Investment securities and other
    investment gains (losses) ......       (122)        (584)          --          94
Income before income taxes and
    subsidiary trust distributions .     11,651       12,211       13,931      13,728
Net income .........................      7,160        7,342        8,336       8,619
Diluted net income per common share         .36          .38          .43         .45


                                    (Page 9)

BALANCE SHEET COMPOSITION AND MANAGEMENT

Changes in interest income and interest expense are affected by the allocation of funds throughout the Statement of Financial Condition. The following sections discuss the sources from which 1st Source obtains funds and the manner in which management has chosen to invest these funds.

SOURCES OF FUNDS

CORE DEPOSITS -- 1st Source's major source of investable funds is provided by stable core deposits consisting of all interest bearing and non-interest bearing deposits, excluding brokered certificates of deposit and certain certificates of deposit of $100,000 and over. In 1999, average core deposits equaled 65.47% of average total assets, compared to 62.49% in 1998 and 63.36% in 1997. The effective cost rate of core deposits in 1999 was 3.74%, compared to 3.94% in 1998 and 3.97% in 1997.

Average demand deposits (non-interest bearing core deposits) increased 13.05% in 1999, compared to an increase of 19.02% in 1998. They represented 15.80% of total core deposits in 1999 compared to 15.73% in 1998 and 15.13% in 1997.

PURCHASED FUNDS -- 1st Source's purchased funds are used to supplement core deposits and include certain certificates of deposit of $100,000 and over, brokered certificates of deposit, federal funds, securities sold under agreements to repurchase, commercial paper and other short-term borrowings. Purchased funds are raised from customers seeking short-term investments and are used to balance the bank's interest rate sensitivity. During 1999, 1st Source's reliance on purchased funds decreased to 22.49% of average total assets from 25.43% in 1998.

LOAN SECURITIZATIONS -- 1st Source sells many of the aircraft and auto loans it originates through the issuance of securities backed by those loans in securitization transactions. In a securitization, 1st Source sells and transfers pools of loans to a qualified special-purpose entity. The special-purpose entity simultaneously sells and transfers its total interest in the loans to a trust, which issues beneficial interests in the loans in the form of securities which are sold through private placement transactions. The special-purpose entity generally retains the right to receive any excess cash flows of the trust. 1st Source sold $276 million of loans in 1999 and $346 million of loans in 1998 in conjunction with aircraft and auto loan securitization transactions, and revolving agreements related to all current and previous years' securitizations.

SHAREHOLDERS' EQUITY -- Management continues to emphasize profitable asset growth and retention of equity in the business. Average shareholders' equity equates to 8.29% of average total assets in 1999 compared to 8.06% in 1998. Shareholders' equity was 8.31% of total assets at year-end 1999, compared to 7.93% at year-end 1998.

INVESTMENT OF FUNDS

INVESTMENT SECURITIES -- Investment securities at year-end 1999 increased 1.40% from 1998, following a 30.08% increase from year-end 1997 to year-end 1998. The increase in 1998 was attributed to deposit growth.

LOANS -- Average loans, net of unearned discount, increased 5.16% in 1999, following a 15.06% increase in 1998. Loans, net of unearned discount, at December 31, 1999, were $2.06 billion and were 71.81% of total assets, compared to $1.88 billion or 68.84% of total assets at December 31, 1998.

Commercial and agricultural lending outstandings, excluding those secured by real estate, increased 10.50% during 1999. 1st Source continues to experience success in its market as customers seek professional personal service with local decision-making authority.

Commercial loans secured by transportation and construction equipment at year-end 1999 increased 22.44% from year-end 1998. The increase in 1999 was the result of further expansion of our customer base and increased penetration in all of our niche

                                   (Page 10)

MATURITIES OF INVESTMENT SECURITIES AT DECEMBER 31, 1999
(Dollars in thousands)

                      U.S. Treasury        States and Political
                       and Agencies            Subdivisions          Other Securities               Total
                     ---------------         ---------------         ----------------         ----------------
                     Amount    Yield         Amount    Yield         Amount     Yield         Amount     Yield
                     ------    -----         ------    -----         ------     -----         ------     -----
0 - 1  Year         $89,949    5.33%        $12,177    6.30%        $30,445     6.29%        $132,571     5.64%
1 - 5  Years        162,112    5.62         110,530    6.56          22,277     5.86          294,919     5.99
5 - 10  Years        12,474    6.08          30,303    7.77             223     5.41           43,000     7.28
Over 10  Years       17,778    6.39           8,115    6.63          50,847     6.37           76,740     6.40
Total              $282,313    5.60%       $161,125    6.77%       $103,792     6.23%        $547,230     6.06%

Weighted average yields on tax-exempt obligations have been computed by adjusting tax-exempt income to a fully taxable equivalent basis, excluding the effect of the tax preference interest expense adjustment.


markets: construction equipment, auto fleet rental and leasing franchises, aircraft and heavy duty truck financings. Also, fewer loans were sold in 1999 through loan securitizations. In 1999, loans originated net of loans sold were $781 million compared to $633 million in 1998, equating to an increase of 23.43%.

Real estate loans decreased 6.26% during 1999. This decrease was due to residential mortgage loans held for sale decreasing 55.86%, offset by an increase of 16.69% in commercial real estate lending and an increase of 13.12% in portfolio residential mortgage loans. The decrease in residential mortgage loans held for sale is attributed to less refinancing activity occurring in 1999 due to a higher interest rate environment.

Consumer loans grew 12.37% in 1999. This growth is attributed to increased consumer lending at the new retail banking centers as well as slower payoffs of consumer loans during 1999 due to rising interest rates.

LIQUIDITY RISK MANAGEMENT -- The Asset/Liability management process incorporates overall bank liquidity and interest rate sensitivity. The purpose of liquidity management is to match the sources and uses of funds to anticipated customer deposits, withdrawals and borrowing requirements, as well as to provide for the cash flow needs of 1st Source. The primary source of liquidity is the investment portfolio. At December 31, 1999, securities maturing in one year amounted to $132.6 million which represented 24.23% of the investment portfolio as compared to 27.34% at year-end 1998. Other alternative sources of funds are loan repayments and loan securitizations. The liquidity of 1st Source is further enhanced by a significant concentration of core deposits and $100,000-and-over certificates of deposit. Both provide a relatively stable funding base.

INTEREST RATE RISK MANAGEMENT -- The Asset/Liability Management Committee of 1st Source monitors and manages the relationship of earning assets to interest bearing liabilities and the responsiveness of asset yields, interest expense and interest margins to changes in market interest rates. In the normal course of business, 1st Source faces ongoing interest rate risks and uncertainties. 1st Source occasionally utilizes interest rate swaps to partially manage the primary market exposures associated with the interest rate risk related to underlying assets, liabilities, and anticipated transactions. Under the current interest rate swaps, 1st Source entered into agreements with another party to exchange, at specific intervals, the difference between fixed-rate and floating-rate interest amounts as calculated by reference to a notional amount as

                                   (page 11)
a means to convert floating rate loans to a fixed rate. The notional amounts total $49.6 million at December 31, 1999. The current positions are not leveraged and are not held for trading.

A hypothetical change in earnings was modeled by calculating an immediate 100 basis point (1.00%) change in interest rates across all maturities. This analysis presents the hypothetical change in earnings of those rate sensitive financial instruments and interest rate swaps held by 1st Source (excluding Trustcorp Mortgage) at December 31, 1999. The aggregate hypothetical decrease in pre-tax earnings is estimated to be $1.39 million on an annualized basis on all rate sensitive financial instruments and the interest rate swaps based on a hypothetical increase of a 100 basis point change in interest rates. The aggregate hypothetical increase in pre-tax earnings is estimated to be $8.14 million on an annualized basis on all rate sensitive financial instruments and the interest rate swaps based on a hypothetical decrease of a 100 basis point change in interest rates. Actual results may differ materially from those projected. The use of this methodology to quantify the market risk of the balance sheet should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.

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

                COMPOSITION OF AVERAGE ASSETS (In millions)
                                   [GRAPH]

                                        95          96          97          98          99
Loans (net of unearned
 discount and loss reserve)          1,146.3     1,323.6     1,578.9     1,815.5     1,910.1
Investments                            396.2       411.9       434.1       489.3       527.3
Other earning assets                     1.4        12.3        25.0        47.4        64.8
Other assets                           142.7       147.4       160.3       198.7       237.8
Total                                1,686.6     1,895.2     2,198.3     2,550.9     2,740.0

                      COMPOSITION OF AVERAGE LIABILITIES
                    AND SHAREHOLDERS' EQUITY (In millions)
                                    [GRAPH]

                                        95          96          97          98          99
Noninterest bearing deposits           173.2       186.8       210.7       250.8       283.5
Interest bearing core deposits       1,034.3     1,108.0     1,182.2     1,343.3     1,510.5
Purchased funds & long-term debt       305.7       405.2       585.3       706.6       673.4
Other liabilities                       30.7        33.9        37.6        44.6        45.4
Shareholders' equity                   142.7       161.3       182.5       205.6       227.2
Total                                1,686.6     1,895.2     2,198.3     2,550.9     2,740.0


                                   (page 12)

EARNING RESULTS

Net interest income, the difference between income from earning assets and the interest cost of funding those assets, is 1st Source's primary source of earnings. Net interest income, on a fully taxable equivalent basis, increased 5.96% in 1999, following an 8.74% increase in 1998.

Net interest margin, the ratio of net interest income to average earning assets, is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 4.17% in 1999 compared to 4.16% in 1998 and 4.38% in 1997. The interest margin leveled out in 1999 after decreasing the previous year due to competitive pricing pressures.

The yield on earning assets in 1999 was 8.23%, compared to 8.52% in 1998 and 8.65% in 1997. Average earning assets in 1999 increased 5.70%, following a 14.56% increase in 1998. The effective rate on interest bearing liabilities was 4.71% in 1999, compared to 5.10% for 1998 and 5.04% for 1997. Compared to 1998,
interest rates were predominantly down as reflected in the lower yield on earning assets and the effective rate on interest bearing liabilities. As evidenced by only a slightly higher interest margin in 1999, the above rates changed in correlation to each other.

NONINTEREST INCOME -- Supplementing the growth in net interest income was an increase in noninterest income of 21.06% over 1998. The factors influencing the growth were increased aircraft and auto loan securitization and servicing income and revenues generated from operating leases. Noninterest income in 1998 increased 46.56% over 1997 primarily for the same reasons as in the current year. In addition, the increase in 1998 reflected greater fees related to mortgage origination, which tapered off in 1999.

Trust fees in 1999 were $8.95 million, compared to $8.26 million in 1998 and $7.31 million in 1997. Trust fees increased 8.44% in 1999, following an 12.92% increase in 1998.

Service charges on deposit accounts increased by 18.00% resulting in $6.90 million of income for 1999. The $5.84 million recorded in 1998 was an increase of 8.64% from the $5.38 million of service charges on deposit accounts generated in 1997.

Loan servicing and sale income generated from 1st Source's aircraft and auto loan securitization and mortgage banking activities increased 22.95% to $19.49 million in 1999. The $15.85 million recorded in 1998 represented a 64.51% increase over 1997.

1st Source recognized loan securitization gains of $6.70 million during 1999, compared to $1.98 million during 1998. Other aircraft and auto loan securitization income, including servicing income, in 1999 was $5.37 million, compared to $7.32 million in 1998. The outstanding servicing portfolio of aircraft and auto loans grew to $344 million at year-end 1999, compared to $321 million at the end of 1998.

Gains of $5.07 million were recognized on the origination and sale of mortgage loans and servicing in 1999, compared to gains of $4.86 million in 1998. In addition, net servicing fees on mortgages increased to $2.34 million for 1999, from $1.69 million for 1998. As of year-end 1999, Trustcorp Mortgage Company's mortgage servicing portfolio aggregates $2.21 billion, as compared to $1.87 billion one year ago.

Equipment rental income generated from operating leases increased to $17.41 million in 1999, a 38.62% increase over 1998. The $12.56 million recorded in 1998 was an 80.68% increase over 1997. Revenues from operating leases for construction equipment, automobiles and other equipment, and the related depreciation on the equipment, have increased significantly in the past few years as 1st Source has focused on increasing this line of business.

Other income was flat during 1999, experiencing an increase of only 0.02%, following an increase of 51.42% in 1998. The growth in 1998 was generated primarily by an increase in mortgage loan fees as homeowners took advantage of lower interest rates to refinance their mortgages. In addition, increases were realized in insurance commissions, standby letter of credit fees and appreciation in the cash surrender value of bank-owned life insurance (BOLI).

The 1999 net gains and 1998 net losses  recorded for  investment  securities and
other  are  the  result  of  disposals  and   adjustments  on  venture   capital
investments.

                                   (page 13)

SELECTED STATISTICAL INFORMATION
Distribution of Assets, Liabilities and Shareholders' Equity
Interest Rates and Interest Differential
(Dollars in Thousands)

Year ended December 31,                     1999                               1998                               1997
                              ----------------------------------   --------------------------------   ------------------------------
                                              Interest                           Interest                           Interest
                                   Average    Income/   Yield/        Average    Income/   Yield/        Average    Income/   Yield/
                                   Balance    Expense   Rate          Balance    Expense   Rate          Balance    Expense   Rate
                              ----------------------------------   --------------------------------  -------------------------------
ASSETS:
   Investment securities:
       Taxable                  $  348,944   $ 20,049    5.75%     $  294,632   $ 17,419    5.91%     $  272,400   $ 16,638    6.11%
       Tax-exempt (1)              161,712     11,336    7.01%        150,678     11,327    7.52%        151,686     11,723    7.73%
   Net loans (2 & 3)             1,949,172    171,770    8.81%      1,853,537    168,664    9.10%      1,610,889    148,061    9.19%
   Other investments                18,354        911    4.96%         45,708      2,348    5.14%         11,662        592    5.09%
                                 ---------    -------    -----      ---------    -------    -----      ---------    -------    -----
Total Earning Assets             2,478,182    204,066    8.23%      2,344,555    199,758    8.52%      2,046,637    177,014    8.65%

   Cash and due from banks         113,099                             86,452                             73,246
   Reserve for loan losses         (39,105)                           (38,050)                           (31,966)
   Other assets                    187,868                            157,968                            110,383
                                ----------                         ----------                         ----------
Total                           $2,740,044                         $2,550,925                         $2,198,300
                                ==========                         ==========                         ==========


LIABILITIES AND SHAREHOLDERS' EQUITY:
   Interest bearing deposits    $1,843,692   $ 84,839    4.60%     $1,748,759   $ 86,264    4.93%     $1,488,287   $ 73,150    4.92%
   Short-term borrowings           283,035     14,995    5.30%        243,431     15,034    6.18%        227,757     13,014    5.71%
   Long-term debt                   12,492        892    7.14%         13,036        929    7.13%         16,527      1,160    7.02%
                                 ---------    -------    -----      ---------    -------    -----      ---------    -------    -----
Total Interest Bearing
  Liabilities                    2,139,219    100,726    4.71%      2,005,226    102,227    5.10%      1,732,571     87,324    5.04%

   Noninterest bearing deposits    283,479                            250,755                            210,686
   Other liabilities                90,152                             89,343                             72,500
   Shareholders' equity            227,194                            205,601                            182,543
                                ----------                         ----------                         ----------
Total                           $2,740,044                         $2,550,925                         $2,198,300
                                ==========                         ==========                         ==========
Net Interest Income                          $103,340                            $97,531                            $89,690
                                             ========                            =======                            =======
Net Yield on Earning Assets on
   a Taxable Equivalent Basis                            4.17%                              4.16%                              4.38%
                                                         =====                              =====                              =====

(1) Interest income including the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $3,441 in 1999, $3,408 in 1998 and $3,536 in 1997.

(2) Loan income includes fees on loans of $5,745 in 1999, $4,889 in 1998 and $4,097 in 1997. Loan income also includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $196 in 1999, $202 in 1998 and $162 in 1997.

(3) For purposes of this computation, nonaccruing loans are included in the daily average loan amounts outstanding.

                                 (pages 14 & 15)

NONINTEREST EXPENSE -- 1st Source experienced increases in noninterest expense of 15.82% and 17.16% for 1999 and 1998, respectively. Costs to attract and retain quality people and the depreciation on our growing operating lease portfolio were the leading contributors to expense growth for both years. In addition, 1999 experienced an increase in non-credit losses, whereas 1998 had a significant increase in professional consulting expenses. Cost control across all business units and better utilization of resources continues to be a major focus at 1st Source.

Salaries and employee benefits comprised approximately 53% of total noninterest expense in 1999 compared to 55% in 1998. Salaries and employee benefits increased 11.02% in 1999, following a 13.20% increase in 1998. Salaries and wages increased 10.70% in 1999 and 15.61% in 1998. The number of full-time equivalent employees stood at 1,083 at the end of 1999, compared to 1,036 and 966 at the end of 1998 and 1997, respectively. Employee benefits increased 12.15% in 1999, following a 5.34% increase in 1998. The higher percentage of increase in employee benefits for 1999 was primarily the result of increased payroll tax, pension, and group insurance expense. Group insurance expense increased 17.84% in 1999, following a 20.13% increase in 1998.

Occupancy expense in 1999 increased 6.79% from 1998, following a 9.26% increase in 1998. The higher percentage of increase in occupancy expense in 1998 was primarily due to the full year impact of the previous year's branch expansion.

Furniture and equipment expense, including depreciation, increased in 1999 by 12.56%, following a 7.14% increase in 1998. The increase in 1999 is attributed primarily to the upgrade in computer systems and hardware.

Depreciation on operating leases increased 45.15% in 1999, following a 79.86% increase in 1998 due to the increased volume of operating leases.

Supplies and communications expense increased 11.83% in 1999, following a 7.54% increase in 1998. The greater increase in 1999 is primarily the result of Year 2000 (Y2K) expenses.

Business development and marketing expense increased 21.97% in 1999, following an increase of 2.98% in 1998. Charitable contributions increased in 1999 compared to 1998.

An increase of 19.26% occurred in other expenses during 1999, compared to a 24.11% increase in 1998. Professional consulting expenses increased in both 1999 and 1998 as the result of Y2K readiness preparations. The 1998 professional consulting expenses were also impacted by increased loan securitization activity. Finally, check forgery losses also increased in 1999.

YEAR 2000 -- In 1997, a comprehensive project plan to address the Y2K computer system issue as it relates to 1st Source's operations was developed, approved by the Board of Directors and implemented. As part of the project, 1st Source identified and prioritized those systems deemed to be mission critical or those that have a significant impact on normal operations. Formal communications with third party data-processing vendors and service providers were also initiated in 1997 to assess the Y2K readiness of their products and services. Additionally, 1st Source implemented and completed a plan to manage the potential risk posed by the impact of the Y2K issue on its major borrowing customers.

Based upon current information related to 1st Source's own systems and the progress of its major vendors, service providers, and major borrowing customers, management has determined that the Y2K issue has not posed significant operational or credit problems

                                   (page 16)

EARNING RESULTS (concluded)

for 1st Source. This determination is based on the assertion of those vendors, service providers and major borrowing customers that they were and continue to be Y2K compliant. However, 1st Source can give no guarantee that the systems of these parties will continue to operate without error.

1st Source's total cost for the Y2K project was approximately $2.6 million. Funds were provided from our normal operating budget and costs were expensed as they were incurred. Any additional cost is not anticipated to be material to its financial position or results of operations in any given year.

1st Source cautions that this Y2K disclosure includes certain "forward-looking statements." The reader should refer to the "forward-looking statements" disclosure on page 7 for further discussion.

INCOME TAXES -- Federal income taxes were $15.26 million and $13.50 million, prior to the tax benefit of $1,216,000 and $1,196,000 relating to the distribution on preferred securities of subsidiary trusts for 1999 and 1998, respectively. After this benefit, 1999 federal income taxes were $14.04 million, or 28.19% of income after state taxes, compared to $12.30 million or 28.11% in 1998 and $9.86 million or 27.12% in 1997. A settlement with the Internal Revenue Service was reached during 1997 over a dispute arising from the 1983 purchase of the First National Bank of Mishawaka relating to deduction of core deposit intangibles. Interest of $955,000 related to the settlement was paid to the IRS in 1998.

State income taxes were $3.21 million and $4.34 million in 1999 and 1998, respectively, prior to the tax benefit of $200,000 and $318,000 relating to the distribution on preferred securities of subsidiary trusts for 1999 and 1998, respectively. After this benefit, 1999 state income taxes were $3.01 million, compared to $4.02 million in 1998 and $3.35 million in 1997. State income tax declined in 1999 due primarily to a change in Indiana tax law effective to January 1, 1999, allowing resident banks to apportion their income to the state of its source.

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

The provision for loan losses for 1999 was $7.44 million, compared to $9.16 million in 1998 and $6.05 million in 1997. The decrease in the provision for loan losses in 1999 compared to 1998 reflects the lower net charge-offs in 1999. Net charge-offs of $2.39 million, $3.65 million, and $144,000 were recorded in 1999, 1998 and 1997, respectively.

The reserve for loan losses at December 31, 1999 totaled $40.21 million and was 1.95% of loans, compared to $38.63 million or 2.05% of loans at December 31, 1998, and $35.42 million or 1.97% of loans at December 31, 1997. The reduction in the reserve for loan losses to net loan percentage from 1998 to 1999 is primarily attributable to securitization loan sales. It is management's opinion that the reserve for loan losses is adequate to absorb anticipated losses in the loan portfolio as of December 31, 1999.

NONPERFORMING ASSETS -- 1st Source's policy is to discontinue the accrual of interest on loans on which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection.

                                   (page 17)

CREDIT EXPERIENCE (concluded)

Nonperforming assets amounted to $15.36 million at December 31, 1999, compared to $10.57 million at December 31, 1998, and $11.44 million at December 31, 1997. Impaired loans totaled $31.57 million, $13.30 million and $9.39 million at December 31, 1999, 1998 and 1997, respectively.

The overall increase in nonperforming assets for 1999 is the result of increases in nonaccrual loans and other assets. The increase in nonaccrual loans is primarily attributed to one commercial loan secured by real estate. The increase in other assets is due primarily to the return of vehicles and one aircraft at the termination of their leases.

NONPERFORMING ASSETS AT DECEMBER 31
(Dollars in thousands)

                                   1999              1998             1997              1996            1995
                                  ------            ------           ------            ------          ------
Loans past due over 90 days      $   254           $   275          $   730            $  557          $  274
Nonaccrual loans                  11,967             9,266           10,030             6,678           4,893
TOTAL NONPERFORMING LOANS         12,221             9,541           10,760             7,235           5,167
Other real estate                  1,167               424              335               445           1,359
Other assets                       1,967               606              341                93              58
TOTAL NONPERFORMING ASSETS       $15,355           $10,571          $11,436            $7,773          $6,584

Nonperforming assets to loans,
net of unearned discount             .74%              .56%             .64%              .54%            .52%


CAPITAL RESOURCES

1st Source manages its capital resources to serve its customers, protect its depositors, support growth and provide a fair return to shareholders. As of December 31, 1999, there were 1,146 holders of record of 1st Source common stock.

1st Source's leverage capital ratio increased from 9.51% at December 31, 1998, to 10.01% at December 31, 1999.

1st Source's common stock is traded on the Nasdaq Stock Market under the National Market symbol "SRCE." High and low stock prices and cash dividends paid for the last two years by quarter were:

                                               Cash                                  Cash
                        1999 SALES PRICE     Dividends        1998 Sales Price     Dividends
Common Stock Prices     High        Low        Paid           High        Low        Paid
-------------------     ----        ---        ----           ----        ---        ----
Quarter Ended:
March 31              $35 3/4     $29 3/4     $.073         $33 3/4     $25 1/4     $.066
June 30                33 1/4      29 1/2      .080          36 3/4      30 3/4      .066
September 30           32 7/8      23 7/8      .080          36          27 1/2      .073
December 31            29 7/8      24 7/8      .080          32          25 3/4      .073

 At December 31, 1999, the total market capitalization of 1st Source was approximately $473 million.

                                   (page 18)

CAPITAL RESOURCES (concluded)

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

                     LEVERAGE CAPITAL RATIO (As a Percent)
                                    [GRAPH]

              95          96          97          98          99
            (8.44)      (8.48)      (9.98)      (9.51)      (10.01)

                     COMMON STOCK PRICE RANGE (In Dollars)
                                    [GRAPH]

                                     1998                                            1999
                     1st        2nd        3rd        4th           1st        2nd        3rd        4th
                   -----------------------------------------      -----------------------------------------
High                33 3/4     36 3/4     36         32            35 3/4     33 1/4     32 7/8     29 7/8
Low                 25 1/4     30 3/4     27 1/2     25 3/4        29 3/4     29 1/2     23 7/8     24 7/8
Quarter Ending      33         32 1/2     29 1/4     30 1/2        29 3/4     32         24         25

                         BOOK VALUE PER COMMON SHARE *
                                    [GRAPH]

              95          96          97          98          99
            (8.10)     (9.11)       (10.24)     (11.48)     (12.64)

* Book value is not necessarily indicative of the value of 1st Source common stock.


                        CASH DIVIDENDS PER COMMON SHARE
                                     [GRAPH]

              95          96          97          98          99
            (.189)      (.218)      (.250)      (.278)      (.313)


                                   (page 19)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

                                                                         December 31
                                                                         -----------
                                                                     1999           1998
                                                                     ----           ----
ASSETS
Cash and due from banks ......................................   $   101,911    $   132,514
Federal funds sold and interest
   bearing deposits with other banks .........................         1,399         41,951
Investment securities, available-for-sale
   (amortized cost of $475,390 and $440,147 at
   December 31, 1999 and 1998, respectively) .................       470,040        443,691
Investment securities, held-to-maturity
   (fair value of $78,462 and $99,734 at
   December 31, 1999 and 1998, respectively) .................        77,190         96,008
Loans, net of unearned discount:
   Commercial and agricultural loans .........................       440,909        399,013
   Commercial loans secured by
   transportation and construction equipment .................       896,848        732,488
   Loans secured by real estate ..............................       591,401        630,915
   Consumer loans ............................................       134,031        119,280
                                                                 -----------    -----------
Total loans ..................................................     2,063,189      1,881,696
    Less, reserve for loan losses ............................       (40,210)       (38,629)
                                                                 -----------    -----------
Net Loans ....................................................     2,022,979      1,843,067
Equipment owned under operating leases,
   net of accumulated depreciation of $20,284 and
   $12,997 at December 31, 1999 and 1998, respectively .......        65,956         54,170
Premises and equipment
   Land ......................................................         4,509          4,130
   Buildings and improvements ................................        32,302         28,948
   Furniture and equipment ...................................        23,748         21,996
   Construction in progress ..................................           116          1,322
Total premises and equipment .................................        60,675         56,396
   Less, Accumulated depreciation ............................        26,930         25,169
Net Premises and Equipment ...................................        33,745         31,227
Other Assets .................................................        99,725         90,964
                                                                 -----------    -----------
Total Assets .................................................   $ 2,872,945    $ 2,733,592
                                                                 ===========    ===========
LIABILITIES
Deposits:
   Noninterest bearing .......................................   $   268,825    $   294,810
   Interest bearing ..........................................     1,858,627      1,882,297
                                                                 -----------    -----------
Total Deposits ...............................................     2,127,452      2,177,107
Short-term borrowings
   Federal funds purchased and securities
   sold under agreements to repurchase .......................       263,253        159,478
   Other .....................................................       146,489         82,681
Total Short-term Borrowings ..................................       409,742        242,159
Other Liabilities ............................................        40,007         39,594
Long-term Debt ...............................................        12,174         13,189
                                                                 -----------    -----------
Total Liabilities ............................................     2,589,375      2,472,049
Commitments and contingencies (Notes L, M, and P)
Guaranteed preferred beneficial interests
in the Company's subordinated debentures .....................        44,750         44,750

SHAREHOLDERS' EQUITY
Common stock; no par value
   Authorized 40,000,000 shares; issued 19,531,519  shares
   in 1999 and 17,756,636 shares in 1998, less unearned shares         6,883          6,270
Capital surplus ..............................................       179,905        121,456
Retained earnings ............................................        68,309         98,300
Cost of common stock in treasury
(1999 - 492,704 shares and 1998 - 465,405 shares) ............       (14,382)       (12,723)
Net unrealized appreciation (depreciation)
of securities available-for-sale .............................        (1,895)         3,490
                                                                 -----------    -----------
Total Shareholders' Equity ...................................       238,820        216,793
                                                                 -----------    -----------
Total Liabilities and Shareholders' Equity ...................   $ 2,872,945    $ 2,733,592
                                                                 ===========    ===========

The accompanying notes are a part of the consolidated financial statements.

                                 (page 20 & 21)

CONSOLIDATED STATEMENTS OF INCOME
1st Source Corporation and Subsidiaries
(Dollars in thousands, except per share data)

                                                                        Year Ended December 31
                                                                        ----------------------
                                                                     1999        1998         1997
                                                                    ------      ------       ------
Interest income:
   Loans ......................................................   $ 171,575   $ 168,462    $ 147,899
   Investment securities, taxable .............................      20,049      17,419       16,638
   Investment securities, tax-exempt ..........................       7,895       7,919        8,187
                                                                  ---------   ---------    ---------
     Total Investment Securities ..............................      27,944      25,338       24,825
   Other ......................................................         910       2,348          592
                                                                  ---------   ---------    ---------
Total Interest Income .........................................     200,429     196,148      173,316
Interest expense:
   Deposits ...................................................      84,839      86,264       73,150
   Short-term borrowings ......................................      14,995      15,034       13,014
   Long-term debt .............................................         892         929        1,160
                                                                  ---------   ---------    ---------
Total Interest Expense ........................................     100,726     102,227       87,324
                                                                  ---------   ---------    ---------
Net Interest Income ...........................................      99,703      93,921       85,992
   Provision for loan losses ..................................       7,442       9,156        6,052
                                                                  ---------   ---------    ---------
Net Interest Income After Provision for Loan Losses ...........      92,261      84,765       79,940
Noninterest income:
   Trust fees .................................................       8,954       8,257        7,312
   Service charges on deposit accounts ........................       6,897       5,845        5,380
   Loan servicing and sale income .............................      19,490      15,852        9,636
   Equipment rental income ....................................      17,407      12,557        6,950
   Other income ...............................................      10,359      10,357        6,840
   Investment securities and other investment gains (losses) ..         153        (612)        (462)
                                                                  ---------   ---------    ---------
Total Noninterest Income ......................................      63,260      52,256       35,656
Noninterest expense:
   Salaries and employee benefits .............................      52,472      47,265       41,755
   Net occupancy expense ......................................       5,303       4,966        4,545
   Furniture and equipment expense ............................       8,150       7,241        6,758
   Depreciation - leased equipment ............................      12,978       8,941        4,971
   Supplies and communications ................................       5,331       4,767        4,433
   Business development and marketing expense .................       4,346       3,564        3,461
   Other expense ..............................................      10,443       8,756        7,054
                                                                  ---------   ---------    ---------
Total Noninterest Expense .....................................      99,023      85,500       72,977
                                                                  ---------   ---------    ---------
Income Before Income Taxes and
Subsidiary Trust Distributions ................................      56,498      51,521       42,619
Income taxes ..................................................      18,471      17,843       14,392
Distribution on preferred securities of subsidiary trusts
net of income tax benefit of  $1,416 in 1999 and $1,514 in 1998       2,259       2,221        1,738
                                                                  ---------   ---------    ---------
Net Income ....................................................   $  35,768   $  31,457    $  26,489
                                                                  =========   =========    =========
Basic Net Income Per Common Share .............................   $    1.89   $    1.66    $    1.40

Diluted Net Income Per Common Share ...........................   $    1.86   $    1.62    $    1.36

The accompanying notes are a part of the consolidated financial statements.

                                    (page 22)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Dollars in thousands, except per share data)

                                                                                                               Net Unrealized
                                                                                                  Cost of       Appreciation
                                                                                                   Common      (Depreciation)
                                                             Common      Capital     Retained      Stock        of Securities
                                                 Total        Stock      Surplus     Earnings    in Treasury  Available-for-Sale
                                               ---------    ---------   ---------    ---------   -----------  ------------------
Balance at January 1, 1997 .................   $ 171,833    $   5,700   $  69,947    $ 102,399    $  (6,670)   $     457
Comprehensive income, net of tax:
   Net income ..............................      26,489           --          --       26,489           --           --
      Change in unrealized
      appreciation of available-
      for-sale securities (net of
      $977 income tax) .....................       1,433           --          --           --           --        1,433
                                               ---------
Total comprehensive income .................      27,922
Cost of 179,025 shares of common
stock acquired for treasury ................      (5,023)          --          --           --       (5,023)          --
Cash dividends ($.250 per share) ...........      (4,723)          --          --       (4,723)          --           --
Five-for-four common stock split
($8 cash paid in lieu of fractional shares)           (8)          --          --           (8)          --           --
Other ......................................       4,952           --          --          237        4,715           --
                                               ---------    ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1997 ...............     194,953        5,700      69,947      124,394       (6,978)       1,890
Comprehensive income, net of tax:
   Net income ..............................      31,457           --          --       31,457           --           --
      Change in unrealized
      appreciation of available-
      for-sale securities (net of
      $751 income tax) .....................       1,600           --          --           --           --        1,600
                                               ---------
Total comprehensive income .................      33,057
Cost of 231,440 shares of common
stock acquired for treasury ................      (7,116)          --          --           --       (7,116)          --
Cash dividends ($.278 per share) ...........      (5,296)          --          --       (5,296)          --           --
10% common stock dividend
($13 cash paid in lieu of fractional shares)         (13)         570      51,509      (52,092)          --           --
Other ......................................       1,208           --          --         (163)       1,371           --
                                               ---------    ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1998 ...............     216,793        6,270     121,456       98,300      (12,723)       3,490
Comprehensive income, net of tax:
   Net income ..............................      35,768           --          --       35,768           --           --
      Change in unrealized
      appreciation of available-
      for-sale securities (net of
      $3,580 income tax) ...................      (5,385)          --          --           --           --       (5,385)
                                               ---------
Total comprehensive income .................      30,383           --          --           --           --           --
Cost of 210,966 shares of common
stock acquired for treasury ................      (6,646)          --          --           --       (6,646)          --
Cash dividends ($.313 per share) ...........      (5,922)          --          --       (5,922)          --           --
10% common stock dividend
($17 cash paid in lieu of fractional shares)         (17)         613      58,449      (59,079)          --           --
Other ......................................       4,229           --          --         (758)       4,987           --
                                               ---------    ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1999 ...............   $ 238,820    $   6,883   $ 179,905    $  68,309    $ (14,382)   $  (1,895)
                                               =========    =========   =========    =========    =========    =========

The accompanying notes are a part of the consolidated financial statements.

                                   (page 23)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                                           Year Ended December 31
                                                                           ----------------------
                                                                        1999         1998         1997
                                                                     ---------    ---------    ---------
Operating Activities:
   Net income ....................................................   $  35,768    $  31,457    $  26,489
   Adjustments to reconcile net income to net
   cash provided by operating activities:
      Provision for loan losses ..................................       7,442        9,156        6,052
      Depreciation of premises and equipment .....................      17,099       12,638        8,372
      Amortization of investment security
         premiums and accretion of discounts, net ................       1,432        1,039          817
      Amortization of mortgage servicing rights ..................       5,787        4,086        2,724
      Deferred income taxes ......................................        (926)       8,133        4,839
      Realized investment securities (gains) losses ..............        (153)         612          462
      Realized (gains) on securitized loans ......................      (6,702)      (1,984)        (800)
      Increase in interest receivable ............................      (1,705)        (787)      (1,836)
      Increase (decrease) in interest payable ....................      (2,209)       2,023        3,660
      Other ......................................................         602          348       (3,303)
                                                                     ---------    ---------    ---------
Net Cash Provided by Operating Activities ........................      56,435       66,721       47,476
Investing Activities:
   Proceeds from sales and maturities of investment securities ...     253,736      249,012      159,564
   Purchases of investment securities ............................    (271,441)    (373,404)    (144,491)
   Net (increase) decrease in short-term investments .............      40,552      (30,274)     (11,077)
   Loans sold or participated to others ..........................     335,205      377,608      154,609
   Net increase in loans made to customers
      and principal collections on loans .........................    (522,499)    (468,670)    (495,632)
   Net increase in operating leases ..............................     (11,411)     (23,069)     (16,585)
   Funding of bank-owned life insurance policies .................        --           --        (20,000)
   Purchases of premises and equipment ...........................      (5,899)      (3,795)      (4,455)
   Increase in other assets ......................................      (8,584)     (19,794)      (4,132)
   Other .........................................................      (1,025)      (9,288)     (13,014)
                                                                     ---------    ---------    ---------
Net Cash Used in Investing Activities ............................    (191,366)    (301,674)    (395,213)
Financing Activities:
   Net increase (decrease) in demand deposits,
      NOW accounts and savings accounts ..........................     (66,741)     311,160       46,384
   Net increase (decrease) in certificates of deposit ............      17,086      (25,844)     211,429
   Net increase in short-term borrowings .........................     167,583        7,153       10,143
   Proceeds from issuance of long-term debt ......................       2,211          747        1,559
   Payments on long-term debt ....................................      (3,226)      (4,214)      (3,499)
   Proceeds from issuance of cumulative trust preferred securities        --           --         44,750
   Acquisition of treasury stock .................................      (6,646)      (7,116)      (5,023)
   Cash dividends ................................................      (5,922)      (5,296)      (4,723)
   Other .........................................................         (17)          13           (7)
                                                                     ---------    ---------    ---------
Net Cash Provided by Financing Activities ........................     104,328      276,603      301,013
Increase (Decrease) in Cash and Cash Equivalents .................     (30,603)      41,650      (46,724)
Cash and cash equivalents, beginning of year .....................     132,514       90,864      137,588
                                                                     ---------    ---------    ---------
Cash and Cash Equivalents, End of Year ...........................   $ 101,911    $ 132,514    $  90,864
                                                                     =========    =========    =========

The accompanying notes are a part of the consolidated financial statements.

                                   (page 24)

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

INVESTMENT SECURITIES -- Securities that may be sold as part of 1st Source's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on securities available-for-sale are reported  net of  related  deferred  income  taxes as a  separate  component  of shareholders' equity, and the change in such items is a component of comprehensive income. Securities that 1st Source has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Trading securities are carried at fair market value with unrealized holding gains and losses included in earnings. There were no trading securities at December 31, 1999 or 1998. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

LOANS -- Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held-for-sale are carried at the lower of cost or market determined on an aggregate basis. Included in real estate loans are loans held for sale totaling $83.1 million and $188.2 million at December 31, 1999 and 1998, respectively.

SECURITIZED ASSETS -- The guidelines set forth in Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," are followed when accounting for securitizations. When 1st Source sells loans in securitizations, it retains servicing rights and interest-only strips. The interest-only strips are capitalized as retained interests in the securitized assets. Gain or loss on sale of the loans depends in part on the previous carrying amount of all retained interests, allocated in proportion to their fair value. 1st Source generally estimates fair value based on the present value of future cash flows expected under management's best estimates of certain key assumptions. Key assumptions used by 1st Source in 1999 in its securitization model are as follows: discount rate (15%), loan loss assumption for cash flow purposes (0.50%), interest earned on the reserve account (4.75%) and prepayment curve for cash flow purposes (based on asset type and ranges up to 12% CPR). In conjunction with its securitization activities, 1st Source sold $276 million of aircraft and auto loans in 1999 resulting in a recognized gain of $6.70 million.

Approximately $1.1 million of cash and $16.4 million of other assets shown on the December 31, 1999 consolidated statement of financial condition are assets of 1st Source Funding Corporation ("Funding"), a qualified special-purpose entity of 1st Source Bank, and represent Funding's beneficial (i.e., retained) interests in certain assets of the 1st Source Master Trust in accordance with 1st Source's loan securitization transactions. Funding was established in 1998 as a qualified special-purpose entity for purposes of SFAS No. 125 and has been structured to be bankruptcy-remote from 1st Source and its other affiliates.

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

SFAS No. 125 allows companies that intend to sell originated or purchased loans and retain the related servicing rights, to allocate a portion of the total costs of the loans to servicing rights, based on estimated fair value. Fair value is estimated based on market prices, when available, or the present value of future net servicing income, adjusted for such factors as discount and prepayment rates. As of December 31, 1999, and 1998, $23.6 million and $20.5 million, respectively, of mortgage servicing rights have been capitalized. As of these dates, the servicing rights had a fair value of $40.0 million and $35.0 million respectively.

Mortgage servicing rights are being amortized using a method which approximates the effective yield method and for the years ended December 31, 1999, 1998 and 1997, $5.79 million, $4.09 million and $2.72 million of amortization expense has been recognized.

SFAS No. 125 also requires 1st Source to assess its capitalized servicing rights for impairment based on their current fair value. 1st Source disaggregates its servicing portfolio based on loan type and interest rate, and the predominant risk characteristics of the

                                   (page 25)

NOTE A -- ACCOUNTING POLICIES (continued)

underlying loans. There were no valuation allowances associated with capitalized mortgage servicing rights at December 31, 1999 and 1998.

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

PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed generally by the straight-line method, primarily with useful lives of 5, 7, 15 and 31-1/2 years.

LEASED ASSETS -- 1st Source finances various types of equipment and automobiles under leases principally classified as operating leases. These assets are being depreciated on a straight-line method over the life of the lease.

TRUST FEES -- Trust fees are recognized on the accrual basis.

INCOME TAXES -- Deferred income taxes are determined under the liability method. The net deferred tax assets are comprised of the tax effect of net temporary differences related principally to differing methods of accounting for loan losses offset by differing methods of accounting for depreciation on premises and leased equipment and amortization of mortgage servicing rights.

NET INCOME PER COMMON SHARE -- Net income per common share is computed in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding which were as follows (in thousands): 1999, 18,936; 1998, 18,995; and 1997, 18,935. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the dilutive effect of outstanding stock options. The weighted average number of common shares, increased for the dilutive effect of stock options, used in the computation of diluted earnings per share were as follows (in thousands): 1999, 19,239; 1998, 19,371; and 1997, 19,543.

FUNDS HELD IN TRUST FOR INVESTORS AND MORTGAGORS -- As of December 31, 1999 and 1998, serviced loans which were owned by investors aggregated $2.21 billion and $1.87 billion, respectively. Funds held in trust at 1st Source for the payment of principal, interest, taxes and insurance premiums applicable to mortgage loans being serviced for others, aggregated approximately $29.2 million and $50.8 million at December 31, 1999 and December 31, 1998, respectively.

CASH FLOW INFORMATION -- For purposes of the consolidated and parent company only statements of cash flows, 1st Source considers cash and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 1999, 1998 and 1997, for interest and for income taxes was $102.9 million and $11.0 million, $100.2 million and $7.8 million, and $83.7 million and $10.7 million, respectively.

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

SEGMENT  INFORMATION -- In June 1997, the Financial  Accounting  Standards Board
(FASB) issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement changes the manner in which public companies report segment information in annual reports and requires companies to report selected segment information in interim financial reports. Companies are now required to report financial and descriptive information about the company's operating segments. 1st Source's principal business is banking, and management

                                   (page 26)

NOTE A -- ACCOUNTING POLICIES (concluded)

has not separately organized the business beyond commercial banking and mortgage banking. Its wholly owned mortgage subsidiary, Trustcorp Mortgage Company, constitutes a segment by definition of SFAS No. 131, however, it does not meet the quantitative thresholds for separate disclosure as set forth by this Statement. Trustcorp Mortgage Company's revenue is less than 10 percent of consolidated revenue, the absolute amount of its reported income is less than 10 percent of the absolute amount of the consolidated net income of 1st Source, and, finally, its assets are less than 10 percent of consolidated assets.

RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001, for 1st Source). That implementation date was recently established by SFAS No. 137. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the intended use of the derivative and its resulting designation. 1st Source anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a significant effect on 1st Source's results of operations or its financial position.

RECLASSIFICATIONS -- Certain amounts in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.

NOTE B -- FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair values of 1st Source's financial instruments as of December 31, 1999 and 1998, are summarized in the following table.

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

LIMITATIONS -- Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of 1st Source's financial instruments, fair value

                                   (page 27)

NOTE B -- FAIR VALUES OF FINANCIAL INSTRUMENTS (concluded)

estimates are based on judgments  regarding  future  expected  loss  experience,
current  economic   conditions,   risk   characteristics  of  various  financial
instruments and other such factors.

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

Other significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, premises and equipment and other assets. In addition, for investment and mortgage-backed securities, the income tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates. Also, the fair value estimates for deposits do not include the bent that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                                                       Carrying or                   Carrying or
                                                     Contract Value   Fair Value   Contract Value   Fair Value
                                                     --------------   ----------   --------------   ----------
(Dollars in thousands)                                           1999                          1998
ASSETS:
Cash and due from banks ............................. $  101,911      $  101,911     $  132,514    $  132,514
Federal funds sold and interest
bearing deposits with other banks ...................      1,399           1,399         41,951        41,951
Investment securities, available-for-sale ...........    470,040         470,040        443,691       443,691
Investment securities, held-to-maturity .............     77,190          78,462         96,008        99,734
Loans, net of reserve for loan losses ...............  2,022,979       2,030,450      1,843,067     1,905,335
LIABILITIES:
Deposits ............................................  2,127,452       2,126,901      2,177,107     2,189,910
Short-term borrowings ...............................    409,742         409,742        242,159       242,159
Long-term debt ......................................     12,174          12,317         13,189        13,755
Guaranteed preferred beneficial interests
in the Company's subordinated debentures ............     44,750          42,993         44,750        47,036
OFF-BALANCE-SHEET INSTRUMENTS* ......................         --         (1,622)             --         (351)

*Represents estimated cash outflows required to currently settle the obligations at current market rates.

NOTE C -- RESTRICTIONS ON CASH DUE FROM BANKS

1st Source Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1999 was approximately $17.6 million.

Under available line of credit agreements, 1st Source may borrow up to $3 million. At December 31, 1999, there were no outstanding borrowings under these lines, which were assigned to support commercial paper borrowings.

                                   (page 28)

NOTE D -- INVESTMENT SECURITIES

The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1999, are as follows:

                                                                    Available-For-Sale
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
(Dollars in thousands)                               Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity Securities:
   Marketable securities ..........................   $ 20,694    $    534    $ (1,556)    $ 19,672
   Other equity securities ........................      3,975          --          --        3,975
                                                      --------    --------    --------     --------
Total equity securities ...........................     24,669         534      (1,556)      23,647
Debt Securities:
   United States Treasury and agency securities ...    264,982          36      (2,632)     262,386
   Obligations of states and political subdivisions     97,033          55        (920)      96,168
   Debt securities issued by foreign governments ..      2,265       1,548          (1)       3,812
   Corporate securities ...........................     20,137           8        (222)      19,923
   Mortgage-backed securities .....................     20,331          51        (455)      19,927
   Other debt securities ..........................     17,593          24        (272)      17,345
   Commercial paper ...............................     29,970          --          --       29,970
                                                      --------    --------    --------     --------
Total debt securities .............................    452,311       1,722      (4,502)     449,531
                                                      --------    --------    --------     --------
Total Investment Securities .......................   $476,980    $  2,256    $ (6,058)    $473,178
                                                      ========    ========    ========     ========

                                                                     Held-To-Maturity
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
                                                     Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity Securities:
   Other equity securities                            $ 12,233          --          --     $ 12,233
Debt Securities:
   Obligations of states and political subdivisions     64,957       1,280          (8)      66,229
                                                      --------    --------    --------     --------
Total Investment Securities                           $ 77,190    $  1,280    $     (8)    $ 78,462
                                                      ========    ========    ========     ========

The amortized cost and estimated aggregate fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 1999, by contractual maturity (except for mortgage-backed securities), are shown at the top of page 30.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   (page 29)

(Dollars in thousands)

                                                       Available-For-Sale         Held-To-Maturity
                                                       ------------------         ----------------
                                                                    Estimated               Estimated
                                                                    Aggregate               Aggregate
                                                     Amortized         Fair      Amortized     Fair
                                                       Cost           Value        Cost       Value
                                                     ---------      ---------    ---------  ---------
Due in one year or less                              $126,610       $126,273     $  6,262   $  6,287
Due after one year through five years                 263,573        260,245       33,975     34,645
Due after five years through ten years                 19,642         19,585       22,149     22,698
Due after ten years                                    25,024         26,306        2,571      2,599
Mortgage-backed securities                             17,462         17,122           --         --
                                                     --------       --------     --------   --------
Total                                                $452,311       $449,531     $ 64,957   $ 66,229
                                                     ========       ========     ========   ========

The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1998, were as follows:

                                                                    Available-For-Sale
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
(Dollars in thousands)                               Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity Securities:
   Marketable securities                              $ 14,315    $  1,304    $    (91)    $ 15,528
   Other equity securities                               3,465          17          --        3,482
                                                      --------    --------    --------     --------
Total equity securities                                 17,780       1,321         (91)      19,010
Debt Securities:
   United States Treasury and agency securities        243,003       1,019         (85)     243,937
   Obligations of states and political subdivisions     69,115       1,007         (24)      70,098
   Debt securities issued by foreign governments         2,205       1,492          --        3,697
   Corporate securities                                 20,276         394         (31)      20,639
   Mortgage-backed securities                           40,681         172        (211)      40,642
   Other debt securities                                20,549         105         (36)      20,618
   Commercial paper                                     28,128          --          --       28,128
                                                      --------    --------    --------     --------
Total debt securities                                  423,957       4,189        (387)     427,759
                                                      --------    --------    --------     --------
Total Investment Securities                           $441,737    $  5,510    $   (478)    $446,769
                                                      ========    ========    ========     ========

                                                                     Held-To-Maturity
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
                                                     Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity Securities:
   Other equity securities                            $ 11,633    $     --    $     --     $ 11,633
Debt Securities:
   Obligations of states and political subdivisions     84,375       3,726          --       88,101
                                                      --------    --------    --------     --------
Total Investment Securities                           $ 96,008    $  3,726    $     --     $ 99,734
                                                      ========    ========    ========     ========

                                   (page 30)

NOTE D -- INVESTMENT SECURITIES (concluded)

Other equity securities classified as held-to-maturity at December 31, 1999 and 1998 include securities such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such equity securities are considered to approximate cost. Debt securities issued by foreign governments (classified as available-for-sale) with an amortized cost of $1.59 million and estimated aggregate fair values of $3.14 million and $3.08 million at December 31, 1999 and 1998, respectively, are included in the above debt securities, but are classified as loans in the accompanying 1999 and 1998 consolidated statements of financial condition. 1st Source had no trading securities as of December 31, 1999 and 1998. The following represents the segregation of cash flows between securities available-for-sale and held-to-maturity:

                                      1999                            1998                           1997
                                      ----                            ----                           ----
                         Available-  Held-To-            Available-  Held-To-           Available-  Held-To-
                          For-Sale   Maturity    Total    For-Sale   Maturity   Total    For-Sale   Maturity  Total
                          --------   --------    -----    --------   --------   -----    --------   --------  -----
(Dollars in thousands)
Purchase of securities    $270,835   $   606   $271,441   $372,883   $   521  $373,404   $139,534   $ 4,957  $144,491
Proceeds from sales
 of securities               3,315        --      3,315     13,437        --    13,437     16,684        --    16,684
Proceeds from maturities
and prepayments of
securities                 231,121    19,300    250,421    216,752    18,823   235,575    133,051     9,829   142,880

Gross gains of $630,000 were realized during 1999 on the sale of securities available-for-sale. There was a loss of $199,135 in 1998 on the sale of securities available-for-sale. During 1999, 1998 and 1997, gross losses of $400,000, $300,000 and $324,037, respectively, were realized on the sale of securities held-to-maturity. These gross losses were due to the write-off of venture capital investments.

At December 31, 1999 and 1998, investment securities with carrying values of $279.2 million and $237.9 million, respectively, were pledged as collateral to secure government, public and trust deposits and for other purposes.

The  mortgage-backed  securities  held by 1st Source consist  primarily of FNMA,
GNMA  and  FHLMC  pass-through   certificates  which  are  guaranteed  by  those
respective agencies of the United States government.

NOTE E -- LOANS TO RELATED PARTIES

1st Source and its subsidiaries have extended loans to officers and directors of 1st Source and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $20.83 million and $15.74 million at December 31, 1999 and 1998, respectively. During 1999, $12.59 million of new loans were made and repayments and other reductions totaled $7.50 million.

NOTE F -- RESERVE FOR LOAN LOSSES

At December 31, 1999 and 1998, loans amounting to $11.97 million and $9.27 million, respectively, substantially all of which are collateralized, are considered to be nonaccrual or restructured loans. Interest income for the years ended December 31, 1999, 1998 and 1997 would have increased by approximately $866,000, $719,000, and $786,000, respectively, if these loans earned interest at their full contract rate.

As of December 31, 1999 and 1998, impaired loans totaled $31.57 million and $13.30 million, respectively, of which $20.71 million and $3.73 million had corresponding specific reserves for loan losses totaling $5.59 million and $1.18 million, respectively. The remaining balances of impaired loans had no specific reserves for loan losses associated with them. A total of $11.09 million of the impaired loans are nonaccrual loans; interest is not recognized

                                   (page 31)

NOTE F-- RESERVE FOR LOAN LOSSES (concluded)

on nonaccrual loans subsequent to the date the loan is placed in nonaccrual status. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections on interest and principal are generally applied as a reduction to principal outstanding. Interest on the remainder of the impaired loans is recognized on the accrual basis. For 1999 and 1998, the average recorded investment in impaired loans was $19.32 million and $13.28 million, respectively, and interest income recognized on impaired loans totaled $2.18 million and $1.23 million, respectively.

Changes in the reserve for loan losses for each of the three years ended December 31 were as follows:

(Dollars in thousands)                1999           1998           1997
                                    -------        -------        -------
Balance,beginning of year           $38,629        $35,424        $29,516
Provision for loan losses             7,442          9,156          6,052
Charge-offs, net of recoveries
  of $639 in 1999, $1,148 in 1998
  and $1,266 in 1997                 (2,388)        (3,651)          (144)
Recaptured reserve due to
  loan securitizations               (3,473)        (2,300)            --
                                    -------        -------        -------
Balance, end of year                $40,210        $38,629        $35,424
                                    =======        =======        =======


NOTE G -- LONG-TERM DEBT

Details of long-term debt are as follows:
                                           December 31
(Dollars in thousands)                 1999           1998
                                     -------        -------
Term loan (7.40%)                    $10,000        $10,000
Subordinated capital notes (4.47%)        --          1,145
Federal Home Loan Bank
  borrowings (5.54%-6.98%)             1,029          1,037
Other                                  1,145          1,007
                                     -------        -------
Total Long-Term Debt                 $12,174        $13,189
                                     =======        =======


Annual maturities of long-term debt at December 31, 1999 are as follows (in thousands): 2000, $360; 2001, $315; 2002, $10,226; 2003, $358; and, 2004, $18.

The $10.0 million term loan has a fixed interest rate of 7.40% payable quarterly with principal due at maturity, October 1, 2002. The Term Loan Agreement contains, among other provisions, a make-whole provision for early extinguishment of debt, and certain covenants relating to existence and mergers, capital structure and financial requirements.

During 1999, $572,000 of the subordinated capital notes matured and $573,000 were redeemed at par value.

At December 31, 1999, the Federal Home Loan Bank borrowings represent a source of funding for certain residential mortgage activities and consist of five fixed rate notes with maturities ranging from 2003 to 2018. These notes are collateralized by $1.65 million of certain real estate loans.

NOTE H -- COMMON STOCK

Effective January 1, 1996, 1st Source adopted SFAS No. 123, "Accounting for Stock-Based Compensation," on a disclosure basis only. The disclosure requirements include reporting the pro forma effect on net income and net income per share of compensation expense that is attributable to the fair value of stock options and other stock-based compensation that have been issued to employees under the Stock Option Plans and the Employee Stock Purchase Plan. 1st Source will continue to apply APB No. 25 in accounting for these plans. The Executive Incentive Plan, the Special Long-Term Incentive Award Plan and the Restricted Stock Award Plan are already being accounted for as compensatory plans in accordance with the provisions of SFAS No. 123. Compensation cost that has been charged against income for these plans was $3.22 million, $3.05 million, and $1.83 million for the years ended December 31, 1999, 1998 and 1997, respectively.

                                   (page 32)

STOCK OPTION PLANS -- 1st Source's incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan") and a certain other stock option agreement which became effective January 1, 1992. As of December 31, 1999, an aggregate 1,957,654 shares of common stock are reserved for issuance under the above plans. Under the 1992 Plan, the exercise price of each option equals the market price of 1st Source stock on the date of grant and an option's term is 10 years. Options under the 1992 Plan generally vest in one to five years from date of grant. Options are granted on a discretionary basis by the Executive Compensation Committee (the "Committee") of the 1st Source Board of Directors.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999: dividend yield of 1.16%; expected volatility of 20.54%; risk-free interest rate of 6.42%; and expected life of
6.25 years.

The following is a summary of the activity with respect to 1st Source's stock option plans for the years ended December 31, 1997, 1998 and 1999:

                                                               Weighted
                                                Number of       Average
                                                 Shares     Exercise Price

Options oustanding, January 1, 1997             1,009,126        $ 8.13
Options granted                                    12,100         17.98
Options exercised                                (259,649)         4.82
Options forfeited                                  (8,701)         9.86
Options outstanding, December 31, 1997            752,876          9.36

Options granted                                   332,750         34.25
Options exercised                                 (44,287)         9.88
Options forfeited                                    (378)        13.72
Options outstanding, December 31, 1998          1,040,961         17.29

Options granted                                    10,000         25.50
Options exercised                                (132,965)         7.06
Options forfeited                                  (1,100)        35.45
Options outstanding, December 31, 1999            916,896         18.84

Options exercisable, December 31, 1999            822,481        $18.59

The following table summarizes information about stock options outstanding at December 31, 1999:


                             OPTIONS OUTSTANDING
                             -------------------
                                            Weighted-
                                             Average         Weighted-
     Range of             Number            Remaining         Average
     Exercise           Outstanding        Contractual        Exercise
      Prices            at 12/31/99       Life (Years)         Price
      ------            -----------       ------------         -----
$ 6.00  to  $12.99        404,604             3.41            $ 8.09
 13.00  to   29.99        180,642             6.82             14.66
 30.00  to   35.99        331,650             8.55             34.24

                              OPTIONS EXERCISABLE
                              -------------------
                                                             Weighted-
     Range of                       Number                    Average
     Exercise                     Exercisable                 Exercise
      Prices                      at 12/31/99                  Price
      ------                      -----------                  -----
$ 6.00  to  $12.99                  404,604                   $ 8.09
 13.00  to   29.99                  113,287                    13.90
 30.00  to   35.99                  304,590                    34.29

EMPLOYEE STOCK PURCHASE PLAN -- 1st Source also has an employee stock purchase plan for substantially all employees with at least two years of service on the effective date of an offering under the plan. Eligible employees may elect to purchase any dollar amount of stock so long as such amount does not exceed 25% of their base rate of pay and the aggregate stock accrual rate for all offerings does not exceed $25,000 in any calendar year. Payment for the stock is made through payroll deductions over the offering period, and employees may discontinue the deductions at any time and exercise the option or take the funds out of the program. The most recent offering began June 1, 1999, and runs through May 31, 2001, with $424,786 in stock value to be purchased at $32.13 per share. The fair value of the employees' purchase rights for the 1999 offering was estimated using the Black-Scholes model with the following assumptions: dividend yield of 1.08%; expected volatility of 18.23%; risk-free interest rate of 5.54%; and expected life of two years.

Pro forma net income and diluted net income per common share, reported as if compensation expense had been recognized under the fair value provisions of SFAS No. 123 for the stock option and employee stock purchase plans, are as follows:

                                          1999           1998           1997
                                        -------        -------        -------
Net income (000s):
   As reported                          $35,768        $31,457        $26,489
   Pro forma                             34,376         30,345         26,146
Diluted net income per common share:
   As reported                            $1.86          $1.62          $1.36
   Pro forma                               1.80           1.58           1.35


                                   (page 33)

NOTE H -- COMMON STOCK (concluded)

EXECUTIVE INCENTIVE PLAN -- 1st Source has an Executive Incentive Plan which is administered by the Committee. Awards under the plan include "Book Value" shares of common stock. These shares are awarded annually based on weighted performance criteria and vest over a period of five years. The plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. Grants under the plan for 1999, 1998 and 1997 are summarized below:
                                           1999           1998           1997
                                          ------         ------         ------
Number of shares                          54,804         47,996         39,491
Weighted-average grant-date fair value    $11.27         $10.14          $9.07


SPECIAL LONG-TERM INCENTIVE AWARD -- During February 1996 and March 1991, 1st Source granted special long-term incentive awards, including 1st Source common stock, to participants in the Executive Incentive Plan. Shares granted under the plan vest over a period of ten years. The first 10% was vested at the time of the grants. Subsequent vesting requires (i) the participant to remain an employee of 1st Source and (ii) that 1st Source be profitable on an annual basis based on the determination of the Committee.

RESTRICTED STOCK AWARD PLAN -- 1st Source also has a restricted stock award plan for key employees. Awards under the plan are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares granted under the plan vest over a five to ten-year period, and vesting is based upon meeting certain criteria, including continued employment by 1st Source. Grants under the plan for 1999, 1998 and 1997 are summarized below:

                                          1999           1998           1997
                                        -------        -------        -------
Number of shares                          1,165          4,805          1,915
Weighted-average grant-date fair value   $29.75         $32.04         $19.01


NOTE I -- PREFERRED STOCK AND CUMULATIVE PREFERRED SECURITIES

As of December 31, 1999, 1st Source has 10 million shares of authorized but unissued preferred stock. The Board of Directors of 1st Source is authorized to determine the terms, preferences, limitations, voting rights and number of shares of each series it elects to issue.

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

NOTE J -- EMPLOYEE BENEFIT PLANS

1st Source maintains a defined contribution money purchase pension plan covering the majority of its employees. Contributions to the plan are based on 2% of participants' eligible compensation. For the years ended December 31, 1999, 1998 and 1997, total pension expense for this plan amounted to $445,000, $422,000, and $433,000, respectively.

1st Source also maintains a defined contribution profit sharing and savings plan covering the majority of its employees. The plan allows eligible employees to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. 1st Source is required under the plan to match 100% of participant contributions up to 4% of compensation and one-half of any additional participant contributions up to 6% of compensation provided that 1st Source is profitable for the respective plan year. 1st Source may also make discretionary contributions to the plan, depending on its profitability. Contribution expense for this plan for the years ended December 31, 1999, 1998 and 1997, amounted to $1.58 million, $1.34 million, and $1.29 million, respectively.

                                   (page 34)

NOTE J -- EMPLOYEE BENEFIT PLANS (concluded)

Trustcorp Mortgage Company contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. The contributions, which in part are based on amounts of compensation deferred by the participants in the plan, were $94,000 in 1999, $78,000 in 1998 and $54,000 in 1997. In addition, Trustcorp Mortgage Company made discretionary contributions of $115,000 in 1999, $145,000 in 1998, and $103,000 in 1997.

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

1st Source's accrued postretirement benefit cost and net periodic postretirement benefit cost recognized in the consolidated financial statements for the years ended December 31, 1999, 1998 and 1997 were not material.

NOTE K -- INCOME TAXES

Income tax expense is comprised of the following:

(Dollars in thousands)         1999           1998           1997
                             -------        -------        -------
Current: Federal             $15,897        $ 7,171        $ 6,969
   State                       3,500          2,539          2,584
                             -------        -------        -------
Total Current                 19,397          9,710          9,553
Deferred:
   Federal                      (637)         6,328          3,824
   State                        (289)         1,805          1,015
                             -------        -------        -------
Total Deferred                  (926)         8,133          4,839
                             -------        -------        -------
Total Provision              $18,471        $17,843        $14,392
                             =======        =======        =======

Deferred tax assets as of December 31, 1999 and 1998 consisted of the following:

(Dollars in thousands)                   1999           1998
                                       -------        -------
Deferred tax assets:
   Reserve for loan losses             $19,480        $17,303
   Accruals for employee benefits        3,064          3,323
   Net unrealized (appreciation)
   depreciation of securities
   available-for-sale                    1,541         (2,039)
   Asset securitization                  1,432          1,627
   Deferred income                         292            376
   Excess servicing                        171            249
   Mortgage loans-- Section 475              4            416
   Other                                   913            792
                                       -------        -------
Total                                  $26,897        $22,047
                                       =======        =======

Deferred tax liabilities as of December 31, 1999 and 1998 consisted of the following:

(Dollars in thousands)                   1999           1998
                                       -------        -------
Deferred tax liabilities:
   Differing depreciable
     bases in premises and
     leased equipment                  $13,426        $10,597
   Purchased servicing                   6,360          5,259
   Originated mortgage
     servicing rights                    3,090          2,456
   Differing bases in assets
     related to acquisitions               737          1,000
   Discounts accreted on
     investment securities                 182            157
   Other                                   234            636
                                       -------        -------
Total                                  $24,029        $20,105
                                       =======        =======

There was no valuation allowance at December 31, 1999 or 1998.

                                   (page 35)

NOTE K -- INCOME TAXES (concluded)

The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes are as follows:

                                                                    Year Ended December 31
                                                                    ----------------------
                                                 1999                      1998                      1997
                                                 ----                      ----                      ----
                                                    Percent of                Percent of                Percent of
                                                      Pretax                    Pretax                    Pretax
                                           Amount     Income         Amount     Income         Amount     Income
                                           ------     ------         ------     ------         ------     ------
(Dollars in thousands)
Statutory federal income tax               $19,774      35.0%        $18,032      35.0%        $14,917      35.0%
Increase (decrease) in income
taxes resulting from:
   Tax-exempt interest income               (2,892)     (5.1)         (2,894)     (5.6)         (2,968)     (7.0)
   State taxes, net of federal
   income tax benefit                        2,087       3.7           2,823       5.4           2,339       5.5
   Interest expense incurred to
   carry tax-exempt securities                 406       0.7             403       0.8             417       1.0
   Contributions of appreciated stock           --        --            (150)     (0.3)           (358)     (0.8)
   Other                                      (904)     (1.6)           (371)     (0.7)             45       0.1
Total                                      $18,471      32.7%        $17,843      34.6%        $14,392      33.8%

NOTE L -- LEASES

1st Source and its subsidiaries are obligated under operating leases for certain office premises and equipment. The headquarters building is leased for a remaining term of 12 years with options to renew for up to 15 additional years. Approximately 30% of the facility is subleased to other tenants.

At December 31, 1999, future minimum rental commitments for all noncancellable operating leases, reduced by future minimum rentals from subleases of $1.52 million, aggregate $15.14 million. Annual rental commitments and sublease rentals for noncancellable operating leases (excluding operating costs) for the five years succeeding December 31, 1999, are as follows:

                                 Rental         Sublease
(Dollars in thousands)         Commitments       Rentals
                               -----------      --------
2000                             $2,092           $388
2001                              1,698            386
2002                              1,464            382
2003                              1,351             76
2004                              1,245             76
Thereafter                       $8,818           $216

Rental expense of office premises and equipment and related sublease income were as follows:

                                             Year Ended December 31
(Dollars in thousands)                 1999           1998           1997
                                      ------         ------         ------
Gross rental expense                  $2,596         $2,243         $2,190
Sublease rental income                  (700)          (672)          (677)
Net Rental Expense                    $1,896         $1,571         $1,513


NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

1st Source and its subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These off-balance-sheet financial instruments include commitments to originate, purchase and sell loans, standby letters of credit and interest rate swaps. The instruments involve, to varying degrees, elements of

                                   (page 36)

NOTE M-- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK  (concluded)

credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

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

As of December 1999 and 1998, 1st Source and its subsidiaries had commitments outstanding to originate and purchase loans aggregating $142 million and $362 million, respectively. Outstanding commitments to sell loans aggregated $76 million at December 31, 1999 and $198 million at December 31, 1998. Commercial and standby letters of credit totaled $92 million and $82 million at December 31, 1999 and 1998, respectively.

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

At December 31, 1999, 1st Source had three outstanding amortizing interest rate swap agreements with an aggregate notional value of $49.6 million. The agreements have maturities of March 25, 2001, January 25, 2002, and April 10, 2003. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall, the notional amounts of amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. Unrealized gains/(losses) based on fair value approximated $(1,110,000) at December 31, 1999 and $70,000 at December 31, 1998.

NOTE N -- CONCENTRATION OF CREDIT RISK

Most of 1st Source's commercial and agricultural, real estate and consumer loan activity is with customers located in north-central Indiana and southwest lower Michigan. 1st Source's commercial loans secured by transportation and construction equipment are with customers located throughout the United States. Included in loans as of December 31, 1999 and 1998, are business loans to companies in the following industries:

                                                                                          Percentage of Total
                                                                Amount                      Business Loans
                                                                ------                      --------------
(Dollars in thousands)                                    1999            1998            1999           1998
                                                        --------        --------         ------         ------
Air transportation and aircraft dealers                 $258,460        $199,459          15.7%          13.9%
Truck and automobile leasing                             233,404         200,005          14.2           13.9
Construction equipment and contractors                   153,550         149,288           9.4           10.4
Real estate operators, managers and developers            93,601          64,381           5.7            4.5
Agriculture                                               62,441          58,992           3.8            4.1
Van conversion, manufactured housing
  and recreational vehicle industries                     62,350          61,405           3.7            4.3

                                   (page 37)

NOTE N -- CONCENTRATION OF CREDIT RISK  (concluded)

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

Quantitative measures established by regulation to ensure capital adequacy require 1st Source to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999, that 1st Source meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the federal bank regulators categorized 1st Source Bank, the largest of 1st Source's subsidiaries, as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" 1st Source must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes changed the institution's category.

1st Source and its largest subsidiary, 1st Source Bank's actual capital amounts and ratios are presented in the table below:

                                                                                     To Be Well
                                                               Minimum           Capitalized Under
                                                               Capital           Prompt Corrective
                                        Actual                Adequacy           Action Provisions
                                        ------                --------           -----------------
(Dollars in thousands)            $ Amount    Ratio       $ Amount   Ratio       $ Amount    Ratio
                                  --------    -----       --------   -----       --------    -----
As of December 31, 1999:
Total Capital
(to Risk-Weighted Assets):
    Consolidated                  $312,704    13.20%      $189,531    8.00%      $236,914    10.00%
    1st Source Bank                286,986    12.45        184,476    8.00        230,596    10.00
Tier I Capital
(to Risk-Weighted Assets):
    Consolidated                   282,959    11.94         94,766    4.00        142,149     6.00
    1st Source Bank                258,021    11.19         92,238    4.00        138,357     6.00
Tier I Capital
(to Average Assets):
    Consolidated                   282,959    10.01        113,141    4.00        141,427     5.00
    1st Source Bank                258,021     9.42        109,522    4.00        136,903     5.00

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

                                   (page 38)

NOTE Q -- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

                                                  December 31
                                                1999       1998
                                              --------   --------
ASSETS
Cash ......................................   $      1   $      1
Short-term investments with bank subsidiary 3,988 3,402 Investment securities, available for sale
  (amortized cost of $18,942 and $20,341 at
  December 31, 1999 and 1998, respectively)     18,892     20,999
Investments in:
  Bank Subsidiaries .......................    255,904    230,647
  Non-bank subsidiaries ...................     11,529     11,687
Loan receivables:
  Non-bank subsidiaries ...................      9,000      7,755
Premises and equipment, net ...............      4,757      3,150
Other assets ..............................      3,525      4,568
                                              --------   --------
Total Assets ..............................   $307,596   $282,209
                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper borrowings ...............   $  8,806   $  6,171
Other liabilities .........................      3,492      2,689
Long-term debt ............................     56,478     56,556
Total Liabilities .........................     68,776     65,416
Shareholders' Equity ......................    238,820    216,793
                                              --------   --------
Total Liabilities and Shareholders' Equity    $307,596   $282,209
                                              ========   ========


STATEMENTS OF INCOME
(Dollars in thousands)
                                                       Year Ended December 31
                                                      1999      1998      1997
                                                    -------   -------   -------
Income:
   Dividends from bank and non-bank subsidiaries    $ 7,439   $ 6,596   $ 5,725
   Rental income from subsidiaries ..............     2,422     2,363     2,273
   Other ........................................     2,814     2,883     3,447
                                                    -------   -------   -------
Total Income ....................................    12,675    11,842    11,445
Expenses:
   Interest on long-term debt ...................     4,556     4,612     3,810
   Interest on commercial paper
   and other short-term borrowings ..............       402       264       309
   Rent expense .................................     1,074     1,076     1,076
   Other ........................................     2,099     2,501     2,681
                                                    -------   -------   -------
Total Expenses ..................................     8,131     8,453     7,876
Income Before Income Tax Credits and
Equity in Undistributed Income of Subsidiaries ..     4,544     3,389     3,569
Income tax credits ..............................     1,162     1,556       925
                                                    -------   -------   -------
Income Before Equity in Undistributed
Income of Subsidiaries ..........................     5,706     4,945     4,494
Equity in undistributed income of subsidiaries:
   Bank subsidiaries ............................    27,817    23,631    19,736
   Non-bank subsidiaries ........................     2,245     2,881     2,259
                                                    -------   -------   -------
Net Income ......................................   $35,768   $31,457   $26,489
                                                    =======   =======   =======
                                   (page 39)

NOTE Q-- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY) FINANCIAL
         INFORMATION (concluded)

STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                                          Year Ended December 31
                                                                       1999        1998        1997
                                                                     --------    --------    --------
Operating Activities:
Net income .......................................................   $ 35,768    $ 31,457    $ 26,489
Adjustments to reconcile net income to net
cash provided by  operating activities:
   Equity in undistributed income of subsidiaries ................    (30,062)    (26,512)    (21,995)
   Depreciation of premises and equipment ........................        264         225         201
   Realized and unrealized investment securities (gains) losses ..       (553)         99         176
   Other .........................................................      6,381       2,284       3,054
                                                                     --------    --------    --------
Net Cash Provided by Operating Activities ........................     11,798       7,553       7,925
Investing Activities:
   Proceeds from sales and maturities of investment securities ...      2,254       3,603       8,759
   Purchase of investment securities .............................       (321)     (6,195)    (15,788)
   Sale (purchase) or premises and equipment, net ................     (1,871)         23        (422)
   Contributed capital for new  non-bank subsidiary ..............         --          --      (1,384)
   Decrease (increase) in short-term investments
   with bank subsidiary ..........................................       (586)     (1,158)      3,593
   Decrease (increase) in loans made to subsidiaries, net ........     (1,245)      6,245     (34,000)
                                                                     --------    --------    --------
Net Cash Provided by (Used in) Investing Activities ..............     (1,769)      2,518     (39,242)
Financing Activities:
   Net increase (decrease) in commercial paper
   and other short-term borrowings ...............................      2,635       1,973      (2,269)
   Proceeds from issuance of cumulative trust preferred securities         --          --      44,750
   Proceeds from issuance of long-term debt ......................        112         434       1,452
   Payments on long-term debt ....................................       (191)       (107)     (2,834)
   Acquisition of treasury stock .................................     (6,646)     (7,116)     (5,023)
   Cash dividends ................................................     (5,922)     (5,296)     (4,723)
   Other .........................................................        (17)         12          (7)
                                                                     --------    --------    --------
Net Cash Provided by (Used in) Financing Activities ..............    (10,029)    (10,100)     31,346
                                                                     --------    --------    --------
Increase (Decrease) in Cash and Cash Equivalents .................          0         (29)         29
Cash and cash equivalents, beginning of year .....................          1          30           1
                                                                     --------    --------    --------
Cash and Cash Equivalents, End of Year ...........................   $      1    $      1    $     30
                                                                     ========    ========    ========

                                   (page 40)

REPORT OF INDEPENDENT ACCOUNTANTS

PRICEWATERHOUSECOOPERS LLP

To the Board of Directors and Shareholders of 1st Source Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of 1st Source Corporation and its subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

South Bend, Indiana
February 15, 2000

                                   (page 41)

--Full page graphic--

BANKING CENTER LOCATIONS - 1999

Visit 1st Source online at www.1stsource.com

[MAP OF BANKING CENTER LOCATIONS]

[1ST SOURCE BANK LOGO]

                                   (page 42)

OFFICERS AND DIRECTORS

[1ST SOURCE CORPORATION LOGO]

OFFICERS

Christopher J. Murphy III      Chairman of the Board, President
                               and Chief Executive Officer
Wellington D. Jones III        Executive Vice President
Larry E. Lentych               Treasurer and Chief Financial Officer
Vincent A. Tamburo             Secretary and General Counsel

DIRECTORS

Rev. E. William Beauchamp      Executive Vice President,
                               University of Notre Dame
Paul R. Bowles                 Former Vice President,
                               Corporate Development,
                               Clark Equipment Company
Philip J. Faccenda             General Counsel Emeritus
                               University of Notre Dame
Daniel B. Fitzpatrick          Chairman, President and
                               Chief Executive Officer,
                               Quality Dining, Inc.
Lawrence E. Hiler              Chairman, Hiler Industries
William P. Johnson             Chief Executive Officer,
                               Goshen Rubber Company, Inc.
Wellington D. Jones III        Executive Vice President
Rex Martin                     Chairman, President and
                               Chief Executive Officer
                               NIBCO INC.
Dane A. Miller                 President and Chief Executive
                               Officer, Biomet, Inc.
Christopher J. Murphy III      Chairman, President and
                               Chief Executive Officer
Timothy K. Ozark               Chairman and Chief Executive
                               Officer, Aim Financial Corporation
Richard J. Pfeil               Chairman and President,
                               Koontz-Wagner Electric
                               Company, Inc.

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

DIRECTORS

Rev. E. William Beauchamp      Executive Vice President,
                               University of Notre Dame
Paul R. Bowles                 Former Vice President,
                               Corporate Development,
                               Clark Equipment Company
Philip J. Faccenda             General Counsel Emeritus
                               University of Notre Dame
Daniel B. Fitzpatrick          Chairman, President and
                               Chief Executive Officer,
                               Quality Dining, Inc.
Terry L. Gerber                President and Chief Executive
                               Officer, Gerber Manufacturing
                               Company, Inc.
Lawrence E. Hiler              Chairman, Hiler Industries
Anne M. Hillman                Civic Leader
Hollis E. Hughes, Jr.          Executive Director, United
                               Way of St. Joseph County
H. Thomas Jackson              Chairman, Bornemann Coated
                               Fabrics, Bornemann Products
William P. Johnson             Chief Executive Officer,
                               Goshen Rubber Company, Inc.
Wellington D. Jones III        President
Craig A. Kapson                President, Jordan Ford, Toyota,
                               Volvo, Lincoln Mercury
David L. Lerman                President, Steel Warehouse Co. Inc.
Christopher J. Murphy III      Chairman and Chief Executive Officer
Richard J. Pfeil               Chairman and President,
                               Koontz-Wagner Electric
                               Company, Inc.
John T. Phair                  President, Holladay Partners-
                               Midwest, Inc.
Mark D. Schwabero              President and Chief Executive
                               Officer, Hendrickson International
Elmer H. Tepe                  President, E.H. Tepe Co.

                                   (page 43)

SHAREHOLDERS' INFORMATION

1999 STOCK PERFORMANCE AND DIVIDENDS

1st Source Corporation common stock is traded on the Over-The-Counter market and is listed on the Nasdaq Stock Market under the symbol "SRCE." 1st Source is also listed on the National Market System tables in many daily papers under the symbol "1stSrc."

High and low common stock prices, cash dividends paid for 1999 and book value were:
                                                              Cash
                                                            Dividends
Quarter Ended            High              Low                Paid
-------------           -------          -------             ------
March 31                $35-3/4          $29-3/4             $.073
June 30                  33-1/4           29-1/2              .080
September 30             32-7/8           23-7/8              .080
December 31              29-7/8           24-7/8              .080

Book value per common share at December 31, 1999: $12.64

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders has been called for 10:00 am, EST, Tuesday, April 18, 2000, at 1st Source Center, 100 N. Michigan Street, South Bend, Indiana.

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

SHAREHOLDER INQUIRIES

1st Source Corporation
Larry E. Lentych
Chief Financial Officer
Post Office Box 1602
South Bend, IN 46634
(219) 235-2702

FORM 10-K INQUIRIES

A copy of 1st Source Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, as required to be filed with the Securities and Exchange Commission, is available upon request.

MARKET MAKERS (as of February 16, 2000)

The following firms make a market in the common shares of 1st Source Corporation:

ABN-AMRO Securities (USA), Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
NatCity Investments, Inc.
Raymond James and Associates
Sandler, O'Neill and Partners
Sherwood Securities Corporation
Spear, Leeds and Kellogg
Stifel, Nicolaus & Company
                                   (page 44)