Form 10-K, Exhibit 13
period 2000-12-31
1ST SOURCE CORP
filed 2001-03-07
CIK 34782

                                                                      EXHIBIT 13

2000 ANNUAL REPORT

CONTENTS

Corporate Description                               1
2000 in Brief                                       1
Financial Highlights                                2
Letter to Shareholders                              3
Banking Center Locations                            8
Financial Report                                    9
Officers and Directors                             44
Shareholders' Information                          45


[1ST SOURCE CORPORATION LOGO]

The body of this annual report is printed on recycled paper.

CORPORATE DESCRIPTION

1st Source Corporation is the largest locally owned financial institution headquartered in the Northern Indiana-Southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with innovative products and highly personalized services. 1st Source also competes for business nationally by offering specialized financing services for private aircraft, automobiles for leasing and rental agencies, heavy duty trucks, construction and environmental equipment.

The corporation's principal subsidiary, 1st Source Bank, has 49 banking centers in 12 counties in Indiana and Michigan and 23 locations nationwide supporting its Specialty Finance Group. 1st Source's wholly-owned mortgage banking subsidiary, Trustcorp Mortgage Company, has 13 offices in Indiana, Ohio, Michigan and North Carolina. With a history dating back to 1863, 1st Source is proud of its tradition of providing superior service to customers while playing a leadership role in the continued development of the communities in which it serves.

2000 IN BRIEF

2000 net income of $37.6 million was the highest in 1st Source history and 5.0% higher than the $35.8 million earned in 1999. Adjusted for a 5% stock dividend declared July 18, 2000, diluted net income per common share for 2000 was $1.88, up 6.2% from the $1.77 for 1999.

Return on average total assets was 1.24% compared to 1.31% a year ago. Return on average common equity was 14.88% for 2000 compared to 15.74 % for 1999. The average common equity-to-assets ratio for 2000 was 8.31% compared to 8.29% last year.

At year-end 2000, total assets were $3.18 billion, up 10.8% from a year earlier. Loans were up 11.9%, deposits were up 15.8% and shareholders' equity increased 13.3% from $238.8 million at the end of 1999 to $270.6 million at the end of 2000.

The reserve for loan losses at year-end 2000 was 1.93% of total loans, while nonperforming assets amounted to 1.08% of total loans.


                            NET INCOME (In Millions)
                                     [GRAPH]

                   96       97       98       99       00
                 (23.2)   (26.5)   (31.5)   (35.8)   (37.6)

                       DILUTED NET INCOME PER COMMON SHARE
                                     [GRAPH]

                   96       97       98       99       00
                 (1.14)   (1.29)   (1.55)   (1.77)   (1.88)

                 RETURN ON AVERAGE COMMON EQUITY (As a Percent)
                                     [GRAPH]

                    96        97        98        99        00
                 (14.38)   (14.51)   (15.30)   (15.74)   (14.88)

                  RETURN ON AVERAGE TOTAL ASSETS (As a Percent)
                                     [GRAPH]

                   96        97       98       99       00
                 (1.22)    (1.21)   (1.23)   (1.31)   (1.24)



                                    (page 1)

FINANCIAL HIGHLIGHTS

EARNINGS AND DIVIDENDS
(Dollars in thousands, except per share amounts)

                                      2000          1999          1998          1997          1996
                                      ----          ----          ----          ----          ----
Operating income ..............   $  309,306    $  263,689    $  248,404    $  208,972    $  174,299
Operating expense .............      249,305       207,191       196,883       166,353       138,700
Net income ....................       37,573        35,768        31,457        26,489        23,203
Cash dividends ................        6,956         5,922         5,296         4,723         4,123
Per common share *
   Diluted net income .........   $     1.88    $     1.77    $     1.55    $     1.29    $     1.14
   Cash dividends .............         .351          .298          .265          .238          .208
   Book value .................        13.72         12.03         10.93          9.75          8.68
Return on average common equity        14.88%        15.74%        15.30%        14.51%        14.38%
Return on average total assets          1.24%         1.31%         1.23%         1.21%         1.22%

Statement of Condition
Average Balances:
   Assets .....................   $3,040,091    $2,740,044    $2,550,925    $2,198,300    $1,895,214
   Earning assets .............    2,767,721     2,478,182     2,344,555     2,046,637     1,767,055
   Loans ......................    2,207,382     1,949,172     1,853,537     1,610,889     1,348,089
   Reserve for loan losses ....       41,441        39,105        38,050        31,966        28,482
   Investment securities ......      537,083       510,656       445,310       424,086       400,209
   Deposits ...................    2,352,207     2,127,171     1,999,514     1,698,973     1,524,149
   Shareholders' equity .......      252,574       227,194       205,601       182,543       161,324

*The computation of per common share data gives retroactive recognition to a 5% stock dividend declared July 18, 2000; a 10% stock dividend declared January 14, 1999; a 10% stock dividend declared January 20, 1998; and a five-for-four stock split declared January 21, 1997.

                         [1ST SOURCE CORPORATION LOGO]

                                    (Page 2)

TO OUR SHAREHOLDERS:

To say the year 2000 was challenging would be an understatement. We started with concerns about Y2K and ended with concerns about the economy. Financial results from 2000 were good, but not great. 1st Source Corporation achieved record earnings for the fifteenth consecutive year of $37.6 million; however, we grew at a rate of 5.0 percent which is slower than our earnings growth of the recent past.

Financial  highlights for the year were diluted net income per share of $1.88, a
6.2 percent increase over 1999, and a 13 percent compounded growth from 1995. Assets, loans, and deposits all grew to record levels of $3.18 billion, $2.31 billion, and $2.46 billion. These represent growth rates of 10.8 percent, 11.9 percent, and 15.8 percent, respectively, for the year. At the same time, delinquencies, nonperforming assets, and charge-offs increased. To prepare for a weakening economy, we aggressively charged down loans we believed would have continuing problems and added to our reserve for loan losses. Net charge-offs in 2000 were $7.40 million versus $2.39 million in 1999. In 2000, we provided $14.88 million to the loan loss reserve versus $7.44 million in 1999. At the close of the year, our nonperforming assets were $25.00 million compared to $15.36 million at the end of 1999. While the absolute dollars charged-off in 2000 were historically high, the charge-off ratio (net charge-offs to net loans and leases outstanding) was quite moderate at 0.34 percent.

All of these credit issues were due to a weakening economy especially in those areas most impacting 1st Source customers. Higher gas prices and higher interest rates throughout most of the year negatively affected our aircraft operators, freight companies, truck and car rental agencies, construction equipment operators, mobile home and recreational vehicle manufacturers, home builders, steel producers and processors, and durable goods manufacturers. By the end of the year, higher home heating costs, the result of significant increases in natural gas prices and an unusually cold November and December, adversely affected consumer mortgages, loan collections and retail sales. Obviously, the Federal Reserve Board, sensing the same weakening, moved boldly in early 2001 to lower interest rates.

We will continue to be vigilant on the credit side and will work with our customers to see them through this period of increasing volatility and weakness in our economy.

FIVE YEARS OF GROWTH

Six years ago, we created Vision 2000 to take us from 1996 through 2000. We had some very aggressive goals and achieved many of them, but not all. When we started the period, we operated 33 banking centers in 7 Indiana counties. We now operate full-service community banking centers in 49 locations spread over 12 counties throughout Northern Indiana and Southwestern Michigan. During this period, we developed a full array of on-line financial products through 1stsource.com and other direct computer links. In the area of personal banking, we offer on-line checking and savings, trust and investment management, bill paying, and loan and mortgage services. To our business customers, we offer on-line positive pay (a check fraud management system), employee benefit management services, and a full account and cash management system. 1stsource.com is another convenient way for customers to access 1st Source. It will continue to grow with many products and services planned for the future.

During this same five-year period, we significantly increased our commitment to our Specialty Finance businesses. Our aircraft division continued its growth as a leader in the industry with people serving the country from our offices in South Bend, Indiana and Wichita, Kansas, and with senior sales officers in Philadelphia, Pennsylvania and Vancouver, Washington. We changed the focus of our truck and auto financing division, placing greater emphasis on auto rental agencies by adding experienced officers in Phoenix, Arizona; Warsaw, Indiana; and Atlanta, Georgia. Our construction machinery division also grew with new people added in Billings, Montana; Portland, Oregon; Plymouth, Indiana; Dallas, Texas;

                                    (Page 3)

Pittsburgh, Pennsylvania; and Charlotte, North Carolina to supplement our staff in South Bend, Indiana and Milwaukee, Wisconsin. In early 2000, we started our environmental equipment finance division headquartered in Indianapolis, Indiana, with sales officers in Atlanta, Georgia; Fort Wayne, Indiana; and Macungie, Pennsylvania. We continue to look for knowledgeable, experienced people, both as sales officers and managers, to help these businesses grow and to develop new niche business opportunities.

                                    [PHOTO]
                         1st Source Business Takes Off
          Al Qualey (left) President of the Specialty Finance Group;
      Greg Holst, Portfolio Manager; and Chris Murphy, Corporate Chairman,
                 survey aircraft types financed by 1st Source.

In 1995, as we planned for the year 2000, one of our major concerns was the ability to fund the growth of our specialty finance businesses. To that end, during the last five years, we strengthened the capital base of 1st Source. In 1997, we issued $44.75 million in Trust Preferred Securities. This was supplemented by a series of loan securitizations starting with an initial $60 million in 1994, increasing to $350 million in 2000. We also sought other sources of funding and liquidity to support these and our other banking operations. We expanded our Internet Certificate of Deposit program and opened new borrowing facilities with The Federal Home Loan Bank. We also became more aggressive at selling off newly produced mortgage loans.

Interest rate margins decreased steadily over the five-year period. We closed 1995 with a very strong operating net interest margin of 4.71 percent. It fell to 3.91 percent by the close of 2000. The reduction over this period came from increased competition from other financial institutions for deposits and

                                    (Page 4)
investment  dollars,  and  from  a  very  strong  and  sustained  stock  market.
Similarly, loan pricing came under increasing pressure as "consolidating" competitors lost market share during the turmoil of their mergers and then tried to "buy" their way back into the market.

Because of this decreasing net interest margin, we worked hard to increase our fee income over the period and to reduce our operating cost as a percent of revenues. Annual fee income in 1995 was $19.32 million. By 2000, it had grown to $71.59 million. This represents a 30 percent compounded growth rate over the period. These fee income increases came from several areas. Over the past five years, mortgage origination, servicing and sales income increased from $2.16 million to $9.61 million. Over the same period, servicing fees and gains from our securitization of aircraft and auto receivables climbed from $628,000 in 1995 to $12.40 million in 2000. The greatest area of change occurred in the growth of equipment rental income which increased from $574,000 in 1995 to $21.22 million in 2000. Basic fees for deposit accounts, credit cards, credit insurance, trust and investment management, and insurance and brokerage sales rose in total from $15.96 million to $28.36 million during the same five-year period.

Even while greatly expanding the presence of the bank during the five-year period, we were able to hold cost increases to reasonable levels. Compounded growth from salary and benefit costs was only 11 percent, going from $32.57 million to $54.57 million. We ended 1995 with an expense to revenue ratio of
58.59 percent for the consolidated holding company. Despite large investments in both people and brick and mortar, that ratio had improved to 54.84 percent by 2000.

Our Personal Asset Management Group continued to grow over five years. As a result of focused local management and a commitment to personal service, our assets under management went from $1.2 billion at the close of 1995 to $1.9 billion at the end of 2000. We also confirmed our commitment to local service by opening trust and investment services offices in Warsaw and Elkhart, Indiana in 1999 and Goshen, Indiana at the very end of 2000. In 2000, 1st Source investment managers distinguished themselves by achieving or exceeding all of their investment performance benchmarks. The 1st Source Monogram Income Equity Fund was recognized by The Wall Street Journal for the second consecutive year as one of the highest performing funds in the country. In turbulent times, it is good to know we have an experienced and capable team of investment professionals located here in our market, serving our customers directly.

In 1995, we reaffirmed that our Mission was "to build customer wealth." We recognized then that we do this in many ways, but most importantly by understanding that each customer is unique and has different needs. We committed ourselves to focusing on "the Market of One" and introduced formalized relationship management throughout the company. This is a systematic approach for determining each customer's distinctiveness to better understand and meet their individual needs. Each customer defines wealth differently -- whether it's buying a new car, purchasing a dream home, sending a child away to college, taking a once-in-a-lifetime vacation, or saving and investing for a comfortable retirement. Additionally, the definition for each customer changes over time. It is up to us to decipher these changes and to be there to work with our customers as these changes occur. Relationship management is still in its infancy at 1st Source; we will spend the next five years perfecting and formalizing the process.

Our strategic intent over the past five years has been "to serve everyone in the market." We know this may sound impossible, but it has shifted the responsibility back on us to find ways to serve everyone -- not just those we think are profitable. It has caused us to rethink and reconfigure our products, to simplify service offerings, and to add new products designed to profitably meet the needs of customers who might otherwise be viewed as too costly to serve. As a result of this thinking, we purchased Trustcorp Mortgage Company in the 1990s, integrated our mortgage servicing with theirs and became more aggressive in offering government guaranteed

                                    (Page 5)
mortgage products in the market. 1st Source and Trustcorp together have become the market leader in providing mortgages in the Michiana area. We also created Loan Source in 1997 to simplify and make the consumer loan process friendlier. New branches in Michigan and Indiana have enabled us to get physically closer to our customers. Free Checking and Overdraft Security have helped us meet the needs of modest income customers more effectively. And the Resource Plus debit card has given customers access to the money in their checking accounts from anywhere in the world.

                                    [PHOTO]
                                  Branch Boom
                Duke Jones, (left) President of 1st Source Bank;
         and Chris Murphy, Corporate Chairman, inspect plans for a new banking center opening in St. Joseph, Michigan, spring 2001.

In 1995 we committed ourselves to a Vision for 1st Source in 2000 which included being the leading financial institution in the markets we serve; providing the highest quality service; nurturing pride of ownership and a spirit of teamwork in all our colleagues; maintaining independent ownership; upholding the highest ethical standards in our industry; embracing the economic and social ideals of the communities we serve; and delivering consistently superior financial returns.

In reviewing our results, we are proud of what we have accomplished together. While we did not achieve all our financial goals and may not be as far along as we had hoped in realizing our Vision, we have accomplished much! We have increased and strengthened our market share. By growing one

                                    (Page 6)
customer at a time, we have become the largest provider of financial services headquartered in our region. We end 2000 as an independent company proud of our heritage, with our ownership based solidly in the markets we serve and shared by all of our colleagues at 1st Source. Today, over 95 percent of 1st Source employees are shareholders either directly or through their 401(k) plan. Each year we recommit ourselves to the highest ethical standards. Like the people we serve, our colleagues have a strong work ethic and believe in straight talk and sound advice. We encourage conservative values regarding savings and balanced investments, and are mindful of the attitudes and approaches of our customers. Hard earned money should be carefully managed and protected.

1st Source has distinguished itself as a superior financial performer and has been recognized as such over the last four years by inclusion in the Keefe, Bruyette and Woods Honor Role of Financial Institutions, placing it among the best consistently performing banks in the country -- one of only eleven so recognized in 2000. Additionally, Stifel, Nicolaus & Company stated in February 2001 that "Over the past decade, 1st Source Corporation has compiled one of the most consistent track records in our Bank Index (comprised of 54 banks in the central part of the U.S.). More specifically, SRCE is one of only 15 companies in our Index to have increased earnings each of the last five (1995-2000) years."

In 1995, we had hoped to earn $40.0 million in the year 2000. We actually earned $37.6 million, leaving us short of our goal in earnings and return on assets. However, we met our 1995 targets for 2000 in asset growth, loan growth, deposit growth, return on equity, nonperforming asset to loans ratio, and net charge-offs to loan ratio. We grade our performance over the past five years as a strong "B+" and will work hard to raise that to an "A" in the next five years.

THE NEXT FIVE YEARS

We are in the process of setting our goals and plans for 2005. To be sure, the world will be different and the economy variable. Nonetheless, we remain committed to our original Vision for 2000 with a larger view of our geographic markets and a greater appreciation for the challenges ahead.

Our success in the future, just as in the past, is based on having colleagues who like being in service to others and who listen and learn from each other. We will have to be more efficient and more effective. We will have to be more aggressive and more careful. If we can continue to attract good people to join us, give them a good working environment where all opinions are valued, then we will continue to be successful. In planning for 2005, we invited all 1,000 or so of our colleagues to provide input to our planning teams. The response was inspiring -- over 600 sent in multiple page memos or e-mails. Their views were shared among the teams as we began to look at our longer-term challenges. Our plans are still developing. Over the next year, we will try to give feedback to all those at 1st Source who submitted ideas and suggestions for making this an even more successful company in 2005.

TEAMWORK

In closing, I want to thank Paul Bowles who retires this year from our board with 14 years of service. I also want to thank all of my colleagues throughout 1st Source for making this a special place. Everyone here is significant and we are all dependent on one another in serving our customers well. Our tellers, lenders, bankers, investment managers, accountants, maintenance staff, clerks, analysts, auditors, information technologists, operations and systems staff and everyone else -- all work together to make 1st Source what it is. We have a good team committed to doing great things carefully over time. Thank you for your support.

/s/  Christopher J. Murphy
Christopher J. Murphy III
Chairman, President and Chief Executive Officer

                                    (page 7)

--Full page graphic--

BANKING CENTER LOCATIONS - 2000

Visit 1st Source online at www.1stsource.com

[MAP OF BANKING CENTER LOCATIONS]

[1ST SOURCE BANK LOGO]

                                    (page 8)

Management's Discussion and Analysis of Financial Condition and Results of Operations

ABOUT OUR BUSINESS

1st Source Corporation (1st Source) is an Indiana-based bank holding company with $3.18 billion in total assets, $2.31 billion in total loans, $2.46 billion in total deposits, and $270.6 million in total shareholders' equity. 1st
Source's principal subsidiary is 1stSource Bank with its main office in South Bend, Indiana. The assets of the bank account for 98% of the total consolidated assets of 1st Source.

The bank offers a broad range of commercial banking, personal banking and trust services. As part of its commercial banking services, 1st Source also provides highly specialized financing services for automobile fleets in the rental and leasing industries; privately owned aircraft used by businesses and individuals; heavy duty trucks, construction and environmental equipment.

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

                          AVERAGE ASSETS (In Millions)
                                    [GRAPH]

                    96        97        98        99        00
                 (1,895)   (2,198)   (2,551)   (2,740)   (3,040)

                          AVERAGE LOANS (In Millions)
                                    [GRAPH]

                    96        97        98        99        00
                 (1,348)   (1,611)   (1,854)   (1,949)   (2,207)

                         AVERAGE DEPOSITS (In Millions)
                                    [GRAPH]

                    96        97        98        99        00
                 (1,524)   (1,699)   (2,000)   (2,127)   (2,352)

                   AVERAGE SHAREHOLDERS' EQUITY (In Millions)
                                    [GRAPH]

                    96        97        98        99        00
                  (161)     (183)     (206)     (227)     (253)

                                    (page 9)

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

                                                   2000          1999          1998          1997          1996
                                                   ----          ----          ----          ----          ----
Interest income ............................   $  235,392    $  200,429    $  196,148    $  173,316    $  148,820
Interest expense ...........................      130,425       100,726       102,227        87,324        73,429
Net interest income ........................      104,967        99,703        93,921        85,992        75,391
Provision for loan losses ..................       14,877         7,442         9,156         6,052         4,649
Net interest income after
   provision for loan losses ...............       90,090        92,261        84,765        79,940        70,742
Noninterest income .........................       73,914        63,260        52,256        35,656        25,479
Noninterest expense ........................      104,003        99,023        85,500        72,977        60,622
Income before income taxes .................       60,001        56,498        51,521        42,619        35,599
Income taxes ...............................       20,030        18,471        17,843        14,392        12,396
Distribution on preferred securities of
subsidiary trusts, net of income tax benefit        2,398         2,259         2,221         1,738            --
Net income .................................   $   37,573    $   35,768    $   31,457    $   26,489    $   23,203

Assets .....................................   $3,182,181    $2,872,945    $2,733,592    $2,418,154    $2,079,767
Long-term debt .............................       12,060        12,174        13,189        16,656        18,596
Shareholders' equity .......................      270,572       238,820       216,793       194,953       171,833
Basic net income per common share* .........         1.90          1.80          1.58          1.33          1.17
Diluted net income per common share* .......         1.88          1.77          1.55          1.29          1.14
Cash dividends per common share* ...........         .351          .298          .265          .238          .208
Return on average common equity ............        14.88%        15.74%        15.30%        14.51%        14.38%
Return on average total assets .............         1.24%         1.31%         1.23%         1.21%         1.22%

*The computation of per common share data gives retroactive recognition to a 5% stock dividend declared July 18, 2000; a 10% stock dividend declared January 14, 1999; a 10% stock dividend declared January 20, 1998; and a five-for-four stock split declared January 21, 1997.

                                    (page 10)

1st Source Corporation and Subsidiaries

RESULTS OF OPERATIONS

Net income in 2000 was $37.6 million, up from $35.8 million in 1999 and $31.5 million in 1998. Diluted net income per common share was $1.88 in 2000, $1.77 in 1999 and $1.55 in 1998 after giving retroactive recognition to stock splits and stock dividends.

Return on average total assets was 1.24% in 2000, compared to 1.31% in 1999 and 1.23% in 1998. Return on average common equity was 14.88% in 2000 versus 15.74% in 1999 and 15.30% in 1998.

Net income in 2000 was favorably affected by strong noninterest income growth. By leveraging internal resources, 1st Source has been successful in generating additional noninterest income as a way to mitigate the competitive pressures on the interest margin. In addition, due to cost control measures, noninterest expenses increased moderately. The management of both noninterest income and expense enabled 1st Source to reduce the expense to net revenue ratio below 55% for 2000.

Dividends declared on common stock in 2000 amounted to $.351 per share, compared to $.298 in 1999 and $.265 in 1998. The level of earnings reinvested and dividend payouts are based on management's assessment of future growth opportunities and the level of capital necessary to support them.

The quarterly results of operations for the years ended December 31, 2000 and 1999 are summarized below.

QUARTERLY RESULTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

                                                      Three Months Ended
                                       March 31    June 30    September 30  December 31
                                       --------    -------    ------------  -----------
2000
Interest income ....................   $ 53,049     $ 58,065     $ 61,130    $ 63,148
Net interest income ................     25,199       26,488       26,300      26,980
Provision for loan losses ..........      3,918        4,678        1,292       4,989
Investment securities and other
      investment gains (losses) ....        497           --           --       1,831
Income before income taxes and
      subsidiary trust distributions     14,109       13,725       14,793      17,374
Net income .........................      8,685        8,906        9,226      10,756
Diluted net income per common share*        .43          .45          .46         .54

1999
Interest income ....................   $ 47,898     $ 49,872     $ 50,598    $ 52,061
Net interest income ................     23,579       24,783       25,626      25,715
Provision for loan losses ..........      1,293        1,443        2,232       2,474
Investment securities and other
    investment gains (losses) ......        (77)        (400)          --         630
Income before income taxes and
    subsidiary trust distributions .     13,927       12,754       14,057      15,760
Net income .........................      8,528        7,874        8,613      10,753
Diluted net income per common share*        .42          .39          .43         .53

* The computation of per share data gives retroactive recognition to a 5% stock dividend declared July 18, 2000.

                                    (Page 11)

BALANCE SHEET COMPOSITION AND MANAGEMENT

Changes in interest income and interest expense are affected by the allocation of funds throughout the Statement of Financial Condition. The following sections discuss the sources from which 1st Source obtains funds and the manner in which management has chosen to invest these funds.

SOURCES OF FUNDS

CORE DEPOSITS -- 1st Source's major source of investable funds is provided by stable core deposits consisting of all interest bearing and noninterest bearing deposits, excluding brokered certificates of deposit and certain certificates of deposit of $100,000 and over. In 2000, average core deposits equaled 62.41% of average total assets, compared to 65.47% in 1999 and 62.49% in 1998. The effective cost rate of core deposits in 2000 was 4.25%, compared to 3.74% in 1999 and 3.94% in 1998.

Average demand deposits (noninterest bearing core deposits) increased 0.66% in 2000, compared to an increase of 13.05% in 1999. They represented 15.04% of total core deposits in 2000, compared to 15.80% in 1999 and 15.73% in 1998.

PURCHASED FUNDS -- 1st Source's purchased funds are used to supplement core deposits and include certain certificates of deposit of $100,000 and over, brokered certificates of deposit, federal funds, securities sold under agreements to repurchase, commercial paper and other short-term borrowings. Purchased funds are raised from customers seeking short-term investments and are used to balance the bank's interest rate sensitivity. During 2000, 1st Source's reliance on purchased funds increased to 25.75% of average total assets from 22.49% in 1999.

LOAN SECURITIZATIONS -- 1st Source sells many of the aircraft and auto loans it originates through the issuance of securities backed by those loans in securitization transactions. In a securitization, 1st Source sells and transfers pools of loans to a special-purpose entity. The special-purpose entity simultaneously sells and transfers its total interest in the loans to a trust, which issues beneficial interests in the loans in the form of securities which are sold through private placement transactions. The special-purpose entity generally retains the right to receive any excess cash flows of the trust. 1st Source sold $248 million of loans in 2000 and $276 million of loans in 1999 in conjunction with aircraft and auto loan securitization transactions.

SHAREHOLDERS' EQUITY -- Management continues to emphasize profitable asset growth and retention of equity in the business. Average shareholders' equity equated to 8.31% of average total assets in 2000 compared to 8.29% in 1999. Shareholders' equity was 8.50% of total assets at year-end 2000, compared to 8.31% at year-end 1999.

INVESTMENT OF FUNDS

INVESTMENT SECURITIES -- Investment securities at year-end 2000 increased 2.90% from 1999, following a 1.40% increase from year-end 1998 to year-end 1999. Investment securities at December 31, 2000 were $563 million and were 17.70% of total assets, compared to $547 million or 19.05% of total assets at December 31, 1999.

LOANS -- Average loans, net of unearned discount, increased 13.25% in 2000, following a 5.16% increase in 1999. Loans, net of unearned discount, at December 31, 2000, were $2.31 billion and were 72.56% of total assets, compared to $2.06 billion or 71.81% of total assets at December 31, 1999.

Commercial and agricultural lending outstandings, excluding those secured by real estate, increased 4.54% during 2000. 1st Source continues to experience growth in its market as customers seek professional personal service with local decision-making authority.

Commercial loans secured by transportation and construction equipment at year-end 2000 increased 17.65% from year-end 1999. The increase in 2000

                                   (Page 12)

MATURITIES OF INVESTMENT SECURITIES AT DECEMBER 31, 2000
(Dollars in thousands)

                      U.S. Treasury        States and Political
                       and Agencies            Subdivisions          Other Securities               Total
                     ---------------         ---------------         ----------------         ----------------
                     Amount    Yield         Amount    Yield         Amount     Yield         Amount     Yield
                     ------    -----         ------    -----         ------     -----         ------     -----
0 - 1   Year       $157,400    5.84%       $ 23,877    5.47%       $ 12,098     6.17%        $193,375     5.82%
1 - 5   Years       158,310    6.40         101,933    6.44          12,003     6.38          272,246     6.41
5 - 10  Years           957    7.00          17,961    7.24             176     6.91           19,094     7.22
Over 10 Years        18,165    6.74           7,730    6.33          52,512     6.43           78,407     6.49
                   --------    ----        --------    ----        --------     ----         --------     ----
Total              $334,832    6.16%       $151,501    6.38%       $ 76,789     6.38%        $563,122     6.25%

Weighted average yields on tax-exempt obligations have been computed by adjusting tax-exempt income to a fully taxable equivalent basis, excluding the effect of the tax preference interest expense adjustment.


was the result of further expansion of our customer base and increased penetration in all of our niche markets: construction equipment, auto fleet rental and leasing franchises, aircraft, heavy duty trucks and environmental equipment. Also contributing to the increase, fewer loans were sold in 2000 through loan securitizations than in 1999. In 2000, loans originated net of loans sold were $829 million compared to $781 million in 1999, equating to an increase of 6.15%.

Real estate loans increased 9.07% during 2000. This increase was due to commercial real estate lending increasing 14.25% and an increase of 10.18% in portfolio residential mortgage loans offset by a decrease of 19.73% in residential mortgage loans held for sale.

Consumer loans grew 10.37% in 2000. This growth is attributed to increased consumer lending at the new retail banking centers as well as an increase in home equity and second mortgage lending activity.

LIQUIDITY RISK MANAGEMENT -- The Asset/Liability management process incorporates overall bank liquidity and interest rate sensitivity. The purpose of liquidity management is to match the sources and uses of funds to anticipated customer deposits, withdrawals and borrowing requirements, as well as to provide for the cash flow needs of 1st Source. The primary source of liquidity is the investment portfolio. At December 31, 2000, securities maturing in one year amounted to $193.4 million, which represented 34.34% of the investment portfolio as compared to 24.23% at year-end 1999. The increase was due to securities that were purchased in 1999 for liquidity purposes with maturity dates in 2001. Other alternative sources of funds are loan repayments and loan securitizations. The liquidity of 1st Source is further enhanced by a significant concentration of core deposits and $100,000-and-over certificates of deposit. Both provide a relatively stable funding base.

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

A hypothetical change in earnings was modeled by calculating an immediate 100 basis point (1.00%)

                                   (page 13)

INVESTMENT OF FUNDS (concluded)

change in interest rates across all maturities. This analysis presents the hypothetical change in earnings of those rate sensitive financial instruments held by 1st Source (excluding Trustcorp Mortgage) at December 31, 2000. The aggregate hypothetical decrease in pre-tax earnings is estimated to be $1.5 million on an annualized basis on all rate-sensitive financial instruments based on a hypothetical increase of a 100 basis point change in interest rates. The aggregate hypothetical increase in pre-tax earnings is estimated to be $2.9 million on an annualized basis on all rate-sensitive financial instruments based on a hypothetical decrease of a 100 basis point change in interest rates. Actual results may differ materially from those projected. The use of this methodology to quantify the market risk of the balance sheet should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.

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


                COMPOSITION OF AVERAGE ASSETS (In Millions)
                                   [GRAPH]

                                        96          97          98          99          00
Loans (net of unearned
 discount and loss reserve)          1,323.6     1,578.9     1,815.5     1,910.1     2,165.9
Investments                            411.9       434.1       489.3       527.3       559.4
Other earning assets                    12.3        25.0        47.4        64.8        80.6
Other assets                           147.4       160.3       198.7       237.8       234.2
Total                                1,895.2     2,198.3     2,550.9     2,740.0     3,040.1

                      COMPOSITION OF AVERAGE LIABILITIES
                    AND SHAREHOLDERS' EQUITY (In Millions)
                                    [GRAPH]

                                        96          97          98          99          00
Noninterest bearing deposits           186.8       210.7       250.8       283.5       285.4
Interest bearing core deposits       1,108.0     1,182.2     1,343.3     1,510.5     1,611.8
Purchased funds & long-term debt       405.2       585.3       706.6       673.4       839.9
Other liabilities                       33.9        37.6        44.6        45.4        50.4
Shareholders' equity                   161.3       182.5       205.6       227.2       252.6
Total                                1,895.2     2,198.3     2,550.9     2,740.0     3,040.1


                                   (page 14)

OPERATING RESULTS

Net interest income, the difference between income from earning assets and the interest cost of funding those assets, is 1st Source's primary source of earnings. Net interest income, on a fully taxable equivalent basis, increased 4.61% in 2000, following a 5.96% increase in 1999.

Net interest margin, the ratio of net interest income to average earning assets, is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 3.91% in 2000 compared to 4.17% in 1999 and 4.16% in 1998. The net interest margin was negatively impacted in 2000 primarily due to the cost of funds rising more than the yield on interest earning assets; in part, due to greater reliance on brokered and jumbo certificates of deposits to meet funding needs.

The yield on earning assets in 2000 was 8.62%, compared to 8.23% in 1999 and 8.52% in 1998. Average earning assets in 2000 increased 11.68%, following a 5.70% increase in 1999. The effective rate on interest bearing liabilities was 5.42% in 2000, compared to 4.71% for 1999 and 5.10% for 1998.

NONINTEREST INCOME -- Supplementing the growth in net interest income was an increase in noninterest income of 16.84% over 1999. The factors influencing the growth were increases in deposit service charges, mortgage servicing sales, revenues generated from operating leases and investment gains. Noninterest income increased 21.06% in 1999 over 1998 due to increased aircraft and auto loan securitization and servicing income and rental income from operating leases.

Trust fees in 2000 were $9.61 million, compared to $8.95 million in 1999 and $8.26 million in 1998. Trust fees increased 7.35% in 2000, following an 8.44% increase in 1999.

Service charges on deposit accounts increased by 17.05% resulting in $8.07 million of income for 2000. The $6.90 million recorded in 1999 was an increase of 18.00% from the $5.84 million of service charges on deposit accounts generated in 1998. Generally, overdraft fees and debit cards fees accounted for the increase in service charges on deposit accounts for both 2000 and 1999.

Loan servicing and sale income generated from 1st Source's aircraft and auto loan securitization and mortgage banking activities increased 12.89% to $22.00 million in 2000. The $19.49 million recorded in 1999 represented a 22.95% increase over 1998. Loan securitization income was $12.40 million during 2000, compared to $12.07 million during 1999. The outstanding servicing portfolio of aircraft and auto loans grew to $350 million at year-end 2000, compared to $344 million at the end of 1999. Gains of $7.03 million were recognized on the origination and sale of mortgage loans and servicing in 2000, compared to gains of $5.08 million in 1999. In addition, net servicing fees on mortgages increased to $2.57 million for 2000, from $2.34 million for 1999. As of December 31, 2000, Trustcorp Mortgage Company's mortgage servicing portfolio aggregates $2.07 billion, as compared to $2.21 billion one year ago. In January 2001, Trustcorp executed an agreement to sell $1.0 billion of its mortgage servicing portfolio which was expected to settle in the first quarter of 2001 and generate approximately $6.0 million of net income.

Equipment rental income generated from operating leases increased to $21.22 million in 2000, a 21.93% increase over 1999. The $17.41 million recorded in 1999 was a 38.62% increase over 1998. Revenues from operating leases for construction equipment, automobiles and other equipment, and the related depreciation on the equipment, have increased significantly in the past few years as 1st Source has focused on increasing this line of business.

                                   (page 15)

SELECTED STATISTICAL INFORMATION
Distribution of Assets, Liabilities and Shareholders' Equity
Interest Rates and Interest Differential
(Dollars in Thousands)

Year ended December 31,                     2000                               1999                               1998
                              ----------------------------------   --------------------------------   ------------------------------
                                              Interest                           Interest                           Interest
                                   Average    Income/   Yield/        Average    Income/   Yield/        Average    Income/   Yield/
                                   Balance    Expense   Rate          Balance    Expense   Rate          Balance    Expense   Rate
                              ----------------------------------   --------------------------------  -------------------------------
ASSETS:
   Investment securities:
       Taxable                  $  369,401   $ 22,264    6.03%     $  348,944   $ 20,049    5.75%     $  294,632   $ 17,419    5.91%
       Tax exempt (1)              167,682     10,959    6.54%        161,712     11,336    7.01%        150,678     11,327    7.52%
   Net loans (2 & 3)             2,207,382    203,853    9.24%      1,949,172    171,770    8.81%      1,853,537    168,664    9.10%
   Other investments                23,256      1,455    6.26%         18,354        911    4.96%         45,708      2,348    5.14%
                                 ---------    -------    -----      ---------    -------    -----      ---------    -------    -----
Total earning assets             2,767,721    238,531    8.62%      2,478,182    204,066    8.23%      2,344,555    199,758    8.52%

   Cash and due from banks          97,096                            113,099                             86,452
   Reserve for loan losses         (41,441)                           (39,105)                           (38,050)
   Other assets                    216,715                            187,868                            157,968
                                ----------                         ----------                         ----------
Total                           $3,040,091                         $2,740,044                         $2,550,925
                                ==========                         ==========                         ==========


LIABILITIES AND SHAREHOLDERS' EQUITY:
   Interest bearing deposits    $2,066,846   $109,866    5.32%     $1,843,692   $ 84,839    4.60%     $1,748,759   $ 86,264    4.93%
   Short-term borrowings           327,941     19,664    6.00%        283,035     14,995    5.30%        243,431     15,034    6.18%
   Long-term debt                   12,193        895    7.34%         12,492        892    7.14%         13,036        929    7.13%
                                 ---------    -------    -----      ---------    -------    -----      ---------    -------    -----
Total interest bearing
  liabilities                    2,406,980    130,425    5.42%      2,139,219    100,726    4.71%      2,005,226    102,227    5.10%

   Noninterest bearing deposits    285,361                            283,479                            250,755
   Other liabilities                95,176                             90,152                             89,343
   Shareholders' equity            252,574                            227,194                            205,601
                                ----------                         ----------                         ----------
Total                           $3,040,091                         $2,740,044                         $2,550,925
                                ==========                         ==========                         ==========
Net interest income                          $108,106                           $103,340                            $97,531
                                             ========                           ========                            =======
Net yield on earning assets on
   a taxable equivalent basis                            3.91%                              4.17%                              4.16%
                                                         =====                              =====                              =====

(1) Interest income includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $3,003 in 2000, $3,441 in 1999 and $3,408 in 1998.

(2) Loan income includes fees on loans of $6,043 in 2000, $5,745 in 1999 and $4,889 in 1998. Loan income also includes the effects of taxable equivalent adjustments, using a 40.525% rate. Tax equivalent adjustments were $136 in 2000, $196 in 1999 and $202 in 1998.

(3) For purposes of this computation, nonaccruing loans are included in the daily average loan amounts outstanding.

                                 (pages 16 & 17)

Other income experienced a modest growth of 3.05% during 2000, compared to only a 0.02% increase in 1999. Both years were negatively impacted by lower consumer mortgage refinancings. Additionally, both years enjoyed moderate increases in insurance commissions and standby letter of credit fees.

During the fourth quarter of 2000, a gain of $1.96 million was realized on the sale of foreign bonds in response to favorable market conditions. The balance of the net investment securities and other investment gains, in 2000 and 1999, were primarily the result of disposals and adjustments on venture capital investments.

NONINTEREST EXPENSE -- 1st Source experienced a moderate increase in noninterest expense of 5.03% in 2000 compared to 15.82% for 1999. Depreciation on our growing operating lease portfolio and costs to attract and retain quality people were the leading contributors to expense growth for both years, offset by a 44.80% decrease in professional consulting fees for 2000. Cost control across all business units and better utilization of resources continues to be a major focus at 1st Source.

Salaries and employee benefits increased 4.00% in 2000, following an 11.02% increase in 1999. Salaries and wages increased 3.86% in 2000 and 10.70% in 1999. The smaller increase in 2000 was due, in part, to lower commissions paid to mortgage originators from the prior year. The number of full-time equivalent employees stood at 1,070 at the end of 2000, compared to 1,083 and 1,036 at the end of 1999 and 1998, respectively. Employee benefits increased 4.51% in 2000, following a 12.15% increase in 1999. The lower percentage of increase in employee benefits for 2000 was primarily the result of a decrease in group insurance expense of 6.12% in 2000, following a 17.84% increase in 1999.

Occupancy expense in 2000 increased 6.56% from 1999, following a 6.79% increase in 1999. The 2000 and 1999 increases were primarily due to normal annual lease and operating cost adjustments.

Furniture and equipment expense, including depreciation, increased in 2000 by 8.88%, following a 12.56% increase in 1999. The increase in 2000 is attributed primarily to upgrades in computer systems and hardware, software costs and increased computer processing charges.

Depreciation on operating leases increased 29.38% in 2000, following a 45.15% increase in 1999 due to the continued expansion of our operating lease portfolio.

Supplies and communications expense decreased 4.37% in 2000, following an 11.83% increase in 1999. The increase in 1999 was primarily driven by Y2K preparation expenses.

Business development and marketing expense decreased 15.06% in 2000, following an increase of 21.97% in 1999. The decrease in 2000 was in part due to effective targeting of advertising and marketing campaigns.

A decrease of 10.70% occurred in other expenses during 2000, compared to a 19.26% increase in 1999. Professional consulting expenses decreased in 2000 due to increased costs in 1999 for Y2K readiness preparations. Finally, an increase in collection and repossession expenses in 2000 was offset by a substantial decrease in check forgery losses.

INCOME TAXES -- Federal income taxes were $17.43 million and $15.26 million, prior to the tax benefit of $1.29 million and $1.22 million relating to the distribution on preferred securities of subsidiary trusts for 2000 and 1999, respectively. After this benefit, 2000 federal income taxes were $16.14 million, or 30.05% of income after state taxes, compared to $14.04 million or 28.19% in 1999 and $12.30 million or 28.11% in 1998. A settlement with the Internal Revenue Service was reached during 1997 over a

                                   (page 18)

OPERATING RESULTS (concluded)

dispute arising from the 1983 purchase of the First National Bank of Mishawaka relating to deduction of core deposit intangibles. Interest of $955,000 related to the settlement was paid to the IRS in 1998.

State income taxes were $2.60 million and $3.21 million in 2000 and 1999, respectively, prior to the tax benefit of $174,000 and $200,000 relating to the distribution on preferred securities of subsidiary trusts for 2000 and 1999, respectively. After this benefit, 2000 state income taxes were $2.43 million, compared to $3.01 million in 1999 and $4.02 million in 1998. State income tax declined in 2000 and 1999 due primarily to a change in Indiana tax law effective January 1, 1999, allowing resident banks to apportion their income to the state of its source.

CREDIT EXPERIENCE

PROVISION FOR LOAN LOSSES -- The ability of a bank to identify and assess the risk factors affecting its loan portfolio is crucial for profitability. Management follows a credit policy that balances the risk and return on loans and monitors potential credit problems to ensure that they are adequately managed and reserved. The provision made to the reserve for loan losses is determined by management based on the risk factors and current economic conditions affecting the loan portfolio, including changes to the portfolio mix and past loan loss experience.

The provision for loan losses for 2000 was $14.88 million, compared to $7.44 million in 1999 and $9.16 million in 1998. The increase in the provision for loan losses in 2000 compared to 1999 reflects the higher net charge-offs in 2000. The higher net charge-offs occurred primarily in aircraft lending whose customers were impacted by higher fuel and borrowing costs. Net charge-offs of $7.40 million, $2.39 million, and $3.65 million were recorded in 2000, 1999, and 1998, respectively.

The reserve for loan losses at December 31, 2000 totaled $44.64 million and was 1.93% of loans, compared to $40.21 million or 1.95% of loans at December 31, 1999, and $38.63 million or 2.05% of loans at December 31, 1998. It is management's opinion that the reserve for loan losses is adequate to absorb losses inherent in the loan portfolio as of December 31, 2000.

NONPERFORMING ASSETS -- 1st Source's policy is to discontinue the accrual of interest on loans on which principal or interest is past due and remains unpaid for 90 days or more, unless the loan is well collateralized and in the process of collection. Nonperforming assets amounted to $25.00 million at December 31, 2000, compared to $15.36 million at December 31, 1999, and $10.57 million at December 31, 1998. Impaired loans totaled $37.01 million, $31.57 million and $13.30 million at December 31, 2000, 1999, and 1998, respectively.

The overall increase in nonperforming assets for 2000 is the result of increases in nonaccrual loans and other nonperforming assets. The increase in nonaccrual loans is primarily attributed to commercial loans secured by transportation and construction equipment. In addition, there has been a moderate increase in nonaccruing small business loans. The increase in other nonperforming assets is due primarily to repossessions of an aircraft and certain construction equipment.

                                   (page 19)

NONPERFORMING ASSETS AT DECEMBER 31
(Dollars in thousands)

                                   2000              1999             1998              1997            1996
                                  ------            ------           ------            ------          ------
Loans past due over 90 days      $   385           $   254           $   275          $   730            $  557
Nonaccrual loans                  19,168            11,967             9,266           10,030             6,678
TOTAL NONPERFORMING LOANS         19,553            12,221             9,541           10,760             7,235
Other real estate                  1,698             1,167               424              335               445
Other assets                       3,745             1,967               606              341                93
TOTAL NONPERFORMING ASSETS       $24,996           $15,355           $10,571          $11,436            $7,773

Nonperforming assets to loans,
net of unearned discount            1.08%              .74%              .56%             .64%              .54%


CAPITAL RESOURCES

1st Source manages its capital resources to serve its customers, protect its depositors, support growth and provide a fair return to shareholders. As of December 31, 2000, there were 1,125 holders of record of 1st Source common stock.

1st Source's common stock is traded on the Nasdaq Stock Market under the National Market symbol "SRCE." High and low stock prices and cash dividends paid for the last two years by quarter were:

                        2000 SALES PRICE       Cash           1999 Sales Price       Cash
                        ----------------     Dividends        ----------------     Dividends
Common Stock Prices     High        Low        Paid           High        Low        Paid
-------------------     ----        ---        ----           ----        ---        ----
Quarter Ended:
March 31              $ 24.29     $ 16.90     $.085         $ 34.05     $ 28.33     $.069
June 30                 21.90       14.88      .086           31.67       28.10      .076
September 30            21.63       15.63      .090           31.31       22.74      .076
December 31             21.44       14.63      .090           28.45       23.69      .077

The above information gives retroactive recognition to a 5% stock dividend declared July 18, 2000. At December 31, 2000, the total market capitalization of 1st Source was approximately $359.8 million.

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

                                   (page 20)

CAPITAL RESOURCES (concluded)

                             LEVERAGE CAPITAL RATIO
                                     [GRAPH]

              96          97          98          99          00
            (8.48)      (9.98)      (9.51)      (10.01)     (9.79)

                            COMMON STOCK PRICE RANGE
                                     [GRAPH]

                                   1999                                       2000
                     1st       2nd       3rd       4th          1st       2nd       3rd       4th
                   -------------------------------------      -------------------------------------
High                34.05     31.67     31.31     28.45        24.29     21.90     21.63     21.44
Low                 28.33     28.10     22.74     23.69        16.90     14.88     15.63     14.63
Quarter Ending      28.33     30.48     22.86     23.81        18.63     14.94     21.00     18.25

                          BOOK VALUE PER COMMON SHARE *
                                     [GRAPH]

              96         97         98         99         00
            (8.68)     (9.75)     (10.93)    (12.03)    (13.72)

* Book value is not necessarily indicative of the value of 1st Source common stock.


                         CASH DIVIDENDS PER COMMON SHARE
                                     [GRAPH]

              96          97          98          99          00
            (.208)      (.238)      (.265)      (.298)      (.351)


                                   (page 21)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

                                                                         December 31
                                                                         -----------
                                                                     2000           1999
                                                                     ----           ----
ASSETS
Cash and due from banks ......................................   $   118,123    $   101,911
Federal funds sold and interest
   bearing deposits with other banks .........................           901          1,399
Investment securities, available-for-sale
   (amortized cost of $503,238 and $475,390 at
   December 31, 2000 and 1999, respectively) .................       503,910        470,040
Investment securities, held-to-maturity
   (fair value of $60,332 and $78,462 at
   December 31, 2000 and 1999, respectively) .................        59,212         77,190
Loans, net of unearned discount:
   Commercial and agricultural loans .........................       460,944        440,909
   Commercial loans secured by
   transportation and construction equipment .................     1,055,145        896,848
   Loans secured by real estate ..............................       645,041        591,401
   Consumer loans ............................................       147,932        134,031
                                                                 -----------    -----------
Total loans ..................................................     2,309,062      2,063,189
    Less, reserve for loan losses ............................       (44,644)       (40,210)
                                                                 -----------    -----------
Net loans ....................................................     2,264,418      2,022,979
Equipment owned under operating leases,
   (net of accumulated depreciation of $29,616 and
   $20,284 at December 31, 2000 and 1999, respectively).......        84,892         65,956
Premises and equipment
   Land ......................................................         4,509          4,509
   Buildings and improvements ................................        33,910         32,418
   Furniture and equipment ...................................        25,024         23,748
                                                                 -----------    -----------
Total premises and equipment .................................        63,443         60,675
   Less, accumulated depreciation ............................       (29,860)       (26,930)
                                                                 -----------    -----------
Net premises and equipment ...................................        33,583         33,745
Other assets .................................................       117,142         99,725
                                                                 -----------    -----------
Total assets .................................................   $ 3,182,181    $ 2,872,945
                                                                 ===========    ===========
LIABILITIES
Deposits:
   Noninterest bearing .......................................   $   293,564    $   268,825
   Interest bearing ..........................................     2,169,160      1,858,627
                                                                 -----------    -----------
Total deposits ...............................................     2,462,724      2,127,452
Short-term borrowings
   Federal funds purchased and securities
   sold under agreements to repurchase .......................       192,307        263,253
   Other .....................................................       141,083        146,489
Total short-term borrowings ..................................       333,390        409,742
Long-term debt ...............................................        12,060         12,174
Other liabilities ............................................        58,685         40,007
                                                                 -----------    -----------
Total liabilities ............................................     2,866,859      2,589,375
Guaranteed preferred beneficial interests
in the Company's subordinated debentures .....................        44,750         44,750

SHAREHOLDERS' EQUITY
Common stock; no par value
   Authorized 40,000,000 shares; issued 20,510,393  shares
   in 2000 and 19,531,519 shares in 1999, less unearned shares
   (147,516 - 2000 and 137,798 - 1999) .......................         7,227          6,883
Capital surplus ..............................................       195,197        179,905
Retained earnings ............................................        80,881         68,309
Cost of common stock in treasury
(647,944 shares - 2000 and 492,704 shares - 1999) ............       (14,954)       (14,382)
Accumulated other comprehensive income (loss).................         2,221         (1,895)
                                                                 -----------    -----------
Total shareholders' equity ...................................       270,572        238,820
                                                                 -----------    -----------
Total liabilities and shareholders' equity ...................   $ 3,182,181    $ 2,872,945
                                                                 ===========    ===========

The accompanying notes are a part of the consolidated financial statements.

                                 (pages 22 & 23)

CONSOLIDATED STATEMENTS OF INCOME
1st Source Corporation and Subsidiaries
(Dollars in thousands, except per share data)

                                                                        Year Ended December 31
                                                                        ----------------------
                                                                     2000        1999         1998
                                                                    ------      ------       ------
Interest and fee income:
   Loans ......................................................   $ 203,717   $ 171,575   $ 168,462
   Investment securities, taxable .............................      22,264      20,049      17,419
   Investment securities, tax-exempt ..........................       7,955       7,895       7,919
                                                                  ---------   ---------   ---------
     Total investment securities ..............................      30,219      27,944      25,338
   Other ......................................................       1,456         910       2,348
                                                                  ---------   ---------   ---------
Total interest income .........................................     235,392     200,429     196,148
Interest expense:
   Deposits ...................................................     109,866      84,839      86,264
   Short-term borrowings ......................................      19,664      14,995      15,034
   Long-term debt .............................................         895         892         929
                                                                  ---------   ---------   ---------
Total interest expense ........................................     130,425     100,726     102,227
                                                                  ---------   ---------   ---------
Net interest income ...........................................     104,967      99,703      93,921
   Provision for loan losses ..................................      14,877       7,442       9,156
                                                                  ---------   ---------   ---------
Net interest income after provision for loan losses ...........      90,090      92,261      84,765
Noninterest income:
   Trust fees .................................................       9,612       8,954       8,257
   Service charges on deposit accounts ........................       8,073       6,897       5,845
   Loan servicing and sale income .............................      22,002      19,490      15,852
   Equipment rental income ....................................      21,224      17,407      12,557
   Other income ...............................................      10,675      10,359      10,357
   Investment securities and other investment gains (losses) ..       2,328         153        (612)
                                                                  ---------   ---------   ---------
Total noninterest income ......................................      73,914      63,260      52,256
Noninterest expense:
   Salaries and employee benefits .............................      54,572      52,472      47,265
   Net occupancy expense ......................................       5,651       5,303       4,966
   Furniture and equipment expense ............................       8,874       8,150       7,241
   Depreciation - leased equipment ............................      16,790      12,978       8,941
   Supplies and communications ................................       5,098       5,331       4,767
   Business development and marketing expense .................       3,692       4,346       3,564
   Other expense ..............................................       9,326      10,443       8,756
                                                                  ---------   ---------   ---------
Total noninterest expense .....................................     104,003      99,023      85,500
                                                                  ---------   ---------   ---------
Income before income taxes and
subsidiary trust distributions ................................      60,001      56,498      51,521
Income taxes ..................................................      20,030      18,471      17,843
Distribution on preferred securities of subsidiary trusts
net of income tax benefit of $1,465 in 2000 and $1,416 in 1999.       2,398       2,259       2,221
                                                                  ---------   ---------   ---------
Net income ....................................................   $  37,573   $  35,768   $  31,457
                                                                  =========   =========   =========
Basic net income per common share .............................   $    1.90   $    1.80   $    1.58

Diluted net income per common share ...........................   $    1.88   $    1.77   $    1.55

The accompanying notes are a part of the consolidated financial statements.

                                    (page 24)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Dollars in thousands, except per share data)

                                                                                                   Cost of       Accumulated
                                                                                                   Common           Other
                                                             Common      Capital     Retained       Stock       Comprehensive
                                                 Total        Stock      Surplus     Earnings    in Treasury  Income (Loss), Net
                                               ---------    ---------   ---------    ---------   -----------  ------------------
Balance at January 1, 1998 .................   $ 194,953    $   5,700   $  69,947    $ 124,394    $  (6,978)   $   1,890
Comprehensive income, net of tax:
   Net income ..............................      31,457           --          --       31,457           --           --
      Change in unrealized
      appreciation of available-
      for-sale securities (net of
      $1,090 income tax expense)............       1,600           --          --           --           --        1,600
                                               ---------
Total comprehensive income .................      33,057
Cost of 231,440 shares of common
stock acquired for treasury ................      (7,116)          --          --           --       (7,116)          --
Cash dividends ($.265 per share) ...........      (5,296)          --          --       (5,296)          --           --
10% common stock dividend
($13 cash paid in lieu of fractional shares)         (13)         570      51,509      (52,092)          --           --
Other ......................................       1,208           --          --         (163)       1,371           --
                                               ---------    ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1998 ...............     216,793        6,270     121,456       98,300      (12,723)       3,490
Comprehensive income, net of tax:
   Net income ..............................      35,768           --          --       35,768           --           --
      Change in unrealized
      appreciation of available-
      for-sale securities (net of
      $3,669 income tax benefit)............      (5,385)          --          --           --           --       (5,385)
                                               ---------
Total comprehensive income .................      30,383           --          --           --           --           --
Cost of 210,966 shares of common
stock acquired for treasury ................      (6,646)          --          --           --       (6,646)          --
Cash dividends ($.298 per share) ...........      (5,922)          --          --       (5,922)          --           --
10% common stock dividend
($17 cash paid in lieu of fractional shares)         (17)         613      58,449      (59,079)          --           --
Other ......................................       4,229           --          --         (758)       4,987           --
                                               ---------    ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1999 ...............   $ 238,820    $   6,883   $ 179,905    $  68,309    $ (14,382)   $  (1,895)
Comprehensive income, net of tax:
   Net income ..............................      37,573           --          --       37,573           --           --
      Change in unrealized
      appreciation of available-
      for-sale securities (net of
      $2,804 income tax expense)............       4,116           --          --           --           --        4,116
                                               ---------
Total comprehensive income .................      41,689           --          --           --           --           --
Cost of 282,903 shares of common
stock acquired for treasury ................      (4,990)          --          --           --       (4,990)          --
Cash dividends ($.351 per share) ...........      (6,956)          --          --       (6,956)          --           --
5% common stock dividend
($9 cash paid in lieu of fractional shares).          (9)         344      15,292      (15,645)          --           --
Other ......................................       2,018           --          --       (2,400)       4,418           --
                                               ---------    ---------   ---------    ---------    ---------    ---------
Balance at December 31, 2000 ...............   $ 270,572    $   7,227   $ 195,197    $  80,881    $ (14,954)   $   2,221
                                               =========    =========   =========    =========    =========    =========

The accompanying notes are a part of the consolidated financial statements.

                                   (page 25)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                                           Year Ended December 31
                                                                           ----------------------
                                                                        2000         1999         1998
                                                                     ---------    ---------    ---------
Operating activities:
   Net income ....................................................   $  37,573    $  35,768    $  31,457
   Adjustments to reconcile net income to net
   cash provided by operating activities:
      Provision for loan losses ..................................      14,877        7,442        9,156
      Depreciation of premises and equipment .....................      21,159       17,099       12,638
      Amortization of investment security
         premiums and accretion of discounts, net ................         757        1,432        1,039
      Amortization of mortgage servicing rights ..................       5,485        5,787        4,086
      Deferred income taxes ......................................       3,013         (926)       8,133
      Realized investment securities (gains) losses ..............      (2,328)        (153)         612
      Realized (gains) on securitized loans ......................      (8,880)      (6,702)      (1,984)
      Increase in interest receivable ............................      (5,011)      (1,705)        (787)
      Increase (decrease) in interest payable ....................      17,148       (2,209)       2,023
      Other ......................................................     (18 503)         602          348
                                                                     ---------    ---------    ---------
Net cash provided by operating activities ........................      65,290       56,435       66,721
Investing activities:
   Proceeds from sales and maturities of investment securities ...     213,942      253,736      249,012
   Purchases of investment securities ............................    (222,091)    (271,441)    (373,404)
   Net decrease (increase) in short-term investments .............         348       40,552      (30,274)
   Loans sold or participated to others ..........................     259,126      335,205      377,608
   Net increase in loans made to customers
   Increase in loans net of principal collections.................    (522,526)    (522,499)    (468,670)
   Net increase in equipment owned under operating leases.........     (20,701)     (11,411)     (23,069)
   Purchases of premises and equipment ...........................      (3,905)      (5,899)      (3,795)
   Decrease (increase) in other assets ...........................         412       (8,584)     (19,794)
   Other .........................................................        (535)      (1,025)      (9,288)
                                                                     ---------    ---------    ---------
Net cash used in investing activities ............................    (295,930)    (191,366)    (301,674)
Financing activities:
   Net increase (decrease) in demand deposits,
      NOW accounts and savings accounts ..........................     130,948      (66,741)     311,160
   Net increase (decrease) in certificates of deposit ............     204,325       17,086      (25,844)
   Net (decrease) increase in short-term borrowings ..............     (76,352)     167,583        7,153
   Proceeds from issuance of long-term debt ......................         255        2,211          747
   Payments on long-term debt ....................................        (369)      (3,226)      (4,214)
   Acquisition of treasury stock .................................      (4,990)      (6,646)      (7,116)
   Cash dividends ................................................      (6,956)      (5,922)      (5,296)
   Other .........................................................          (9)         (17)          13
                                                                     ---------    ---------    ---------
Net cash provided by financing activities ........................     246,852      104,328      276,603
Increase (decrease) in cash and cash equivalents .................      16,212      (30,603)      41,650
Cash and cash equivalents, beginning of year .....................     101,911      132,514       90,864
                                                                     ---------    ---------    ---------
Cash and cash equivalents, end of year ...........................   $ 118,123    $ 101,911    $ 132,514
                                                                     =========    =========    =========

The accompanying notes are a part of the consolidated financial statements.

                                   (page 26)

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

INVESTMENT SECURITIES -- Securities that may be sold as part of 1st Source's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on securities available-for-sale are reported  net of  related  deferred  income  taxes as a  separate  component  of shareholders' equity, and the change in such items is a component of comprehensive income. Securities that 1st Source has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Trading securities are carried at fair market value with unrealized holding gains and losses included in earnings. There were no trading securities at December 31, 2000 or 1999. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

LOANS -- Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held-for-sale are carried at the lower of cost or market determined on an aggregate basis. Included in real estate loans are loans held for sale totaling $51.8 million and $64.5 million at December 31, 2000 and 1999, respectively.

SECURITIZED ASSETS -- The guidelines set forth in Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," are followed when accounting for securitizations. When 1st Source sells loans in securitizations, it retains servicing rights and interest-only strips. The interest-only strips are capitalized as retained interests in the securitized assets. Gain or loss on sale of the loans depends in part on the previous carrying amount of all retained interests, allocated in proportion to their fair value.1st Source generally estimates fair value based on the present value of future cash flows expected under management's best estimates of certain key assumptions. Key assumptions used by 1st Source in 2000 in its securitization model are as follows: discount rate (15%); loan loss assumption for cash flow purposes (0.50%); interest earned on the trust cash tied to the 30 day LIBOR; and future liquidations of securitized loans based on an 18 month rolling historical average. In conjunction with its securitization activities, 1st Source sold $248 million of aircraft and auto loans in 2000 and $276 million in 1999. Securitization activities generated income of $12.40 million in 2000 and $12.07 million in 1999.

Included in the consolidated statements of financial condition, as other assets, are the retained interests in the securitized assets. The retained interests are assets of 1st Source Funding Corporation ("Funding"), a special-purpose subsidiary of 1st Source Bank, and represent Funding's beneficial interests in certain assets of the 1st Source Master Trust in accordance with 1st Source's loan securitization transactions. The recorded fair value of the retained interests increased to $22.5 million in 2000 from $14.8 million at year end 1999. Changes in fair value are recorded as a component of other comprehensive income. Declines in fair value that are other than temporary are reported in net income.

The following analysis shows the impact on the fair value of the retained interests for unfavorable, hypothetical changes in the key assumptions used to value the retained interests:

1. An increase in the loss assumption from 0.50% to 0.75% and 1.00% reduces the fair value by $1.35 million and $2.70 million, respectively.

2. An increase in the discount rate from 15% to 18% and 20% reduces the fair value by $960,000 and $1.57 million, respectively.

3. A decrease of 0.50% and 1.00% in the trust cash earnings rate reduces the fair value by $298,000 and $596,000, respectively.

4. An increase in future liquidations from the current assumption by 50% and 100% reduces the fair value by $464,000 and $820,000, respectively.

These results of the above analysis are hypothetical and should be used with caution. As some of the figures indicate, changes in fair value based on unfavorable variations in key assumptions generally cannot be projected, because the relationship of the change in the assumption to the change in fair value vary. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated above without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might alter the results.

As of December 31, 2000, $350 million of securitized auto and aircraft loans are outstanding, all of which qualified for sale

                                   (page 27)
accounting.  In addition, $1.99 million of securitized loans are 60 days or more
delinquent.   During  2000,  there  were  $160,000  of  credit  losses,  net  of recoveries.

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

SFAS No. 125 allows companies to allocate a portion of the total costs of the originated mortgage loans to servicing rights, based on their relative fair value. Fair value is estimated based on market prices, when available, or the present value of future net servicing income, adjusted for such factors as discount and prepayment rates. As of December 31, 2000 and 1999, $18.7 million and $23.6 million, respectively, of mortgage servicing rights have been capitalized. As of these dates, the servicing rights had a fair value of $33.4 million and $40.0 million respectively.

Mortgage servicing rights are being amortized using a method which approximates the income forecast method. For the years ended December 31, 2000, 1999, and 1998, $5.49 million, $5.79 million and $4.09million of amortization expense has been recognized.

SFAS No. 125 also requires 1st Source to assess its capitalized servicing rights for impairment based on their current fair value. 1st Source disaggregates its servicing portfolio based on loan type and interest rate, and the predominant risk characteristics of the underlying loans. There were no valuation allowances associated with capitalized mortgage servicing rights at December 31, 2000 and 1999.

REVENUE RECOGNITION -- Interest on loans is included in interest income, using the accrual method over the terms of the loans based upon principal balances outstanding.

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

The provision for loan losses charged to expense is based upon the actual net loan losses incurred as determined by credit loss experience, the evaluation of inherent losses in the portfolio and the evaluation of impaired loans. Loans are charged against the reserve for loan losses when deemed uncollectible.

PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed generally by the straight-line method, primarily with useful lives of 5, 7, 15, and 31 1/2 years.

LEASED ASSETS -- 1st Source finances various types of equipment and automobiles under leases principally classified as operating leases. These assets are being depreciated on a straight-line method over the life of the lease.

TRUST FEES -- Trust fees are recognized on the accrual basis.

INCOME TAXES -- Deferred income taxes are determined under the liability method. The significant components of the deferred tax assets and liabilities are the tax effect of net temporary differences related principally to differing methods of accounting for loan losses, accounting for depreciation on premises and leased equipment and amortization of mortgage servicing rights.

NET INCOME PER COMMON SHARE -- Net income per common share is computed in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding, which were as follows (in thousands): 2000, 19,780; 1999, 19,882; and 1998, 19,945. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding, plus the dilutive effect of outstanding stock options. The weighted average number of common shares, increased for the dilutive effect of stock options, used in the computation of diluted earnings per share were as follows (in thousands): 2000, 19,983; 1999, 20,201; and 1998, 20,339. The computation of weighted average number of shares gives retroactive effect to a 5% stock dividend declared July 18, 2000.

FUNDS HELD IN TRUST FOR INVESTORS AND MORTGAGORS -- As of December 31, 2000 and 1999, serviced mortgage loans which were owned by investors aggregated $1.77 billion and $2.21 billion, respectively. Funds held in trust at 1st Source for the payment of principal, interest, taxes and insurance premiums

                                   (page 28)

NOTE A -- ACCOUNTING POLICIES (concluded)

applicable to mortgage loans being serviced for others, aggregated approximately $24.9 million and $29.2 million at December 31, 2000 and December 31, 1999, respectively.

CASH FLOW INFORMATION -- For purposes of the consolidated and parent company only statements of cash flows, 1st Source considers cash and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 2000, 1999, and 1998 for interest and for income taxes was $113.3 million and $18.8 million, $102.9 million and $11.0 million, and $100.2 million and $7.8 million, respectively.

SEGMENT INFORMATION -- 1st Source's principal business is banking, and management has not separately organized the business beyond commercial banking and mortgage banking. Its wholly owned mortgage subsidiary, Trustcorp Mortgage Company, constitutes a segment by definition of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." However, it does not meet the quantitative thresholds for separate disclosure as set forth by this Statement. Trustcorp Mortgage Company's revenue is less than 10 percent of consolidated revenue, the absolute amount of its reported income is less than 10 percent of the absolute amount of the consolidated net income of 1st Source, and, finally, its assets are less than 10 percent of consolidated assets.

OFF-BALANCE SHEET FINANCIAL INVESTMENTS -- 1st Source occasionally enters into interest rate swap agreements as part of its interest rate risk management strategies. For 1999 and 2000, these instruments are accounted for under the accrual basis of accounting, whereby the income or expense is recorded as a component of interest income. If a swap is terminated, the resulting gain or loss is deferred and amortized over the remaining life of the off-balance sheet investment product.

RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the intended use of the derivative and its resulting designation. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB Statement No. 133," which amends certain provisions of SFAS No. 133. 1st Source currently uses certain derivative contracts (interest rate swaps and forward contracts) which are subject to SFAS No. 133. Management has assessed the impact that the adoption of SFAS No. 133 will have on 1st Source's results of operations and its financial position and, based on current information, it is not expected to have a material impact on its financial statements. 1st Source adopted SFAS No. 133, concurrently with SFAS No. 138, on January 1, 2001.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS
No. 125 without reconsideration. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This statement is not expected to have a material effect on 1st Source's financial position or results of operations.

RECLASSIFICATIONS -- Certain amounts in the 1998 and 1999 consolidated financial statements have been reclassified to conform with the 2000 presentation. These reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.

NOTE B -- FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair values of 1st Source's financial instruments as of December 31, 2000 and 1999, are summarized in the table on page 30. The following methods and assumptions were used by 1st Source in estimating the fair value of its financial instruments:

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

LOANS -- For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain real estate loans (e.g., one-to-four single family residential mortgage loans) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of all other loans are estimated using discounted cash flow analyses which use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                                   (page 29)

NOTE B -- FAIR VALUES OF FINANCIAL INSTRUMENTS (concluded)

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

OFF-BALANCE-SHEET INSTRUMENTS -- Fair values for off-balance-sheet instruments are based on the net amount necessary to currently settle the transaction.

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

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and of the assets and liabilities which are not considered financial instruments. For example, 1st Source has a substantial annual trust net fee income. The trust business is not considered a financial instrument and its value has not been incorporated into the fair value estimates.

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

                                                       Carrying or                   Carrying or
                                                     Contract Value   Fair Value   Contract Value   Fair Value
                                                     --------------   ----------   --------------   ----------
(Dollars in thousands)                                           2000                           1999
ASSETS:
Cash and due from banks ............................. $  118,123      $  118,123     $  101,911      $  101,911
Federal funds sold and interest
bearing deposits with other banks ...................        901             901          1,399           1,399
Investment securities, available-for-sale ...........    503,910         503,910        470,040         470,040
Investment securities, held-to-maturity .............     59,212          60,332         77,190          78,462
Loans, net of reserve for loan losses ...............  2,264,418       2,309,459      2,022,979       2,030,450
LIABILITIES:
Deposits ............................................  2,462,724       2,474,091      2,127,452       2,126,901
Short-term borrowings ...............................    333,390         333,390        409,742         409,742
Long-term debt ......................................     12,060          12,425         12,174          12,317
Guaranteed preferred beneficial interests
in the Company's subordinated debentures ............     44,750          41,714         44,750          42,993
OFF-BALANCE-SHEET INSTRUMENTS* ......................         --            (829)            --          (1,622)

*Represents estimated cash outflows required to currently settle the obligations at current market rates.

                                   (page 30)

NOTE C -- RESTRICTIONS ON CASH AND DUE FROM BANKS

1st Source Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 2000 was approximately $5.1 million.

Under available line of credit agreements, 1st Source may borrow up to $3 million. At December 31, 2000, there were no outstanding borrowings under these lines, which were assigned to support commercial paper borrowings.


NOTE D -- INVESTMENT SECURITIES

The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 2000, are as follows:

                                                                    Available-For-Sale
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
(Dollars in thousands)                               Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity securities:
   Marketable securities ..........................   $ 24,254    $    780    $ (1,100)    $ 23,934
   Other equity securities ........................      5,128         128          --        5,256
                                                      --------    --------    --------     --------
Total equity securities ...........................     29,382         908      (1,100)      29,190
Debt securities:
   United States Treasury and agency securities ...    314,831       1,058        (307)     315,582
   Obligations of states and political subdivisions    104,298         402        (185)     104,515
   Debt securities issued by foreign governments ..        710           1          --          711
   Corporate securities ...........................     12,323          56          (1)      12,378
   Mortgage-backed securities .....................     24,892          67        (175)      24,784
   Other debt securities ..........................     11,805           5         (57)      11,753
   Commercial paper ...............................      4,997          --          --        4,997
                                                      --------    --------    --------     --------
Total debt securities .............................    473,856       1,589        (725)     474,720
                                                      --------    --------    --------     --------
Total investment securities .......................   $503,238    $  2,497    $ (1,825)    $503,910
                                                      ========    ========    ========     ========

                                                                     Held-To-Maturity
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
                                                     Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity securities:
   Other equity securities ........................   $ 12,226          --          --     $ 12,226
Debt securities:
   Obligations of states and political subdivisions     46,986       1,120          --       48,106
                                                      --------    --------    --------     --------
Total investment securities .......................   $ 59,212    $  1,120    $     --     $ 60,332
                                                      ========    ========    ========     ========

The amortized cost and estimated aggregate fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 2000, by contractual maturity (except for mortgage-backed securities), are shown at the top of page 32.

Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    (page 31)

(Dollars in thousands)

                                                       Available-For-Sale         Held-To-Maturity
                                                       ------------------         ----------------
                                                                    Estimated               Estimated
                                                                    Aggregate               Aggregate
                                                     Amortized         Fair      Amortized     Fair
                                                       Cost           Value        Cost       Value
                                                     ---------      ---------    ---------  ---------
Due in one year or less ...........................  $187,646       $187,898     $  5,422   $  5,447
Due after one year through five years .............   237,389        238,002       28,644     29,352
Due after five years through ten years ............     6,152          6,184       12,117     12,500
Due after ten years ...............................    19,676         19,733          803        807
Mortgage-backed securities ........................    22,993         22,903           --         --
                                                     --------       --------     --------   --------
Total .............................................  $473,856       $474,720     $ 46,986   $ 48,106
                                                     ========       ========     ========   ========

The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 1999, were as follows:

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
                                                      ========    ========    ========     ========

                                                                     Held-To-Maturity
                                                                    ------------------
                                                                   Gross        Gross
                                                                 Unrealized   Unrealized   Estimated
                                                     Amortized    Holding      Holding     Aggregate
                                                       Cost        Gains       Losses      Fair Value
                                                      --------    --------    --------     ----------
Equity securities:
   Other equity securities ........................   $ 12,233          --          --     $ 12,233
Debt securities:
   Obligations of states and political subdivisions     64,957       1,280          (8)      66,229
                                                      --------    --------    --------     --------
Total investment securities .......................   $ 77,190    $  1,280    $     (8)    $ 78,462
                                                      ========    ========    ========     ========

                                    (page 32)

NOTE D -- INVESTMENT SECURITIES (concluded)

Other equity securities classified as held-to-maturity at December 31, 2000 and 1999 include securities such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such equity securities are considered to approximate cost. At December 31, 1999, debt securities issued by foreign governments (classified as available-for-sale) with an amortized cost of $1.59 million and estimated aggregate fair values of $3.14 million were included in the above debt securities, but were classified as loans in the accompanying 1999 consolidated statements of financial condition. In 2000, these debt securities were sold. 1st Source had no trading securities as of December 31, 2000 and 1999. The following represents the segregation of cash flows between securities available-for-sale and held-to-maturity:

                                      2000                            1999                           1998
                                      ----                            ----                           ----
                         Available-  Held-To-            Available-  Held-To-           Available-  Held-To-
                          For-Sale   Maturity    Total    For-Sale   Maturity   Total    For-Sale   Maturity  Total
                          --------   --------    -----    --------   --------   -----    --------   --------  -----
(Dollars in thousands)
Purchase of securities    $222,091   $    --   $222,091   $270,835   $   606   $271,441   $372,883   $   521  $373,404
Proceeds from sales
 of securities               4,460        --      4,460      3,315        --      3,315     13,437        --    13,437
Proceeds from maturities
and prepayments of
securities                 195,108    17,974    213,082    231,121    19,300    250,421    216,752    18,823   235,575

Gross gains of $1,964,000 and $630,000 were realized during 2000 and 1999, respectively, on the sale of securities available-for-sale. The gross gain in 2000 was due to the sale of the $1.59 million of debt securities issued by foreign governments mentioned above.

At December 31, 2000 and 1999, investment securities with carrying values of $272.5 million and $279.2 million, respectively, were pledged as collateral to secure government, public and trust deposits and for other purposes.

The  mortgage-backed  securities  held by 1st Source consist  primarily of FNMA,
GNMA  and  FHLMC  pass-through   certificates  which  are  guaranteed  by  those
respective agencies of the United States government.

NOTE E -- LOANS TO RELATED PARTIES

1st Source and its subsidiaries have extended loans to officers and directors of 1st Source and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $25.89 million and $20.83 million at December 31, 2000 and 1999, respectively. During 2000, $14.55 million of new loans were made and repayments and other reductions totaled $9.49 million.

NOTE F -- RESERVE FOR LOAN LOSSES

At December 31, 2000 and 1999, loans amounting to $19.17 million and $11.97 million, respectively, substantially all of which are collateralized, are considered to be nonaccrual. Currently, 1st Source has no restructured loans. Interest income for the years ended December 31, 2000, 1999, and 1998 would have increased by approximately $1,862,000, $866,000, and $719,000, respectively, if these loans earned interest at their full contract rate.

As of December 31, 2000 and 1999, impaired loans totaled $37.01 million and $31.57 million, respectively, of which $15.19 million and $20.71 million had corresponding specific reserves for loan losses totaling $4.24 million and $5.59 million, respectively. The remaining balances of impaired loans had no specific reserves for loan losses associated with them. A total of $16.40 million of the impaired loans are nonaccrual loans; interest is not recognized

                                   (page 33)

NOTE F-- RESERVE FOR LOAN LOSSES (concluded)

on nonaccrual loans subsequent to the date the loan is placed in nonaccrual status. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections on interest and principal are generally applied as a reduction to principal outstanding. Interest on the remainder of the impaired loans is recognized on the accrual basis. For 2000 and 1999, the average recorded investment in impaired loans was $34.92 million and $19.32 million, respectively, and interest income recognized on impaired loans totaled $1.98 million and $2.18 million, respectively.

Changes in the reserve for loan losses for each of the three years ended December 31 were as follows:

(Dollars in thousands)                2000           1999           1998
                                    -------        -------        -------
Balance, beginning of year          $40,210        $38,629        $35,424
Provision for loan losses            14,877          7,442          9,156
Charge-offs, net of recoveries
  of $1,673 in 2000, $639 in 1999
  and $1,148 in 1998                 (7,402)        (2,388)        (3,651)
Recaptured reserve due to
  loan securitizations               (3,041)        (3,473)        (2,300)
                                    -------        -------        -------
Balance, end of year                $44,644        $40,210        $38,629
                                    =======        =======        =======


NOTE G -- LONG-TERM DEBT

Details of long-term debt are as follows:
                                           December 31
(Dollars in thousands)                 2000           1999
                                     -------        -------
Term loan (7.40%)                    $10,000        $10,000
Federal Home Loan Bank
  borrowings (5.54%-6.98%)             1,020          1,029
Other                                  1,040          1,145
                                     -------        -------
Total long-term debt                 $12,060        $12,174
                                     =======        =======


Annual maturities of long-term debt outstanding at December 31, 2000 for the next five years beginning in 2001 are as follows (in thousands): $319, $10,226, $434, $19, and $188.

The $10.0 million term loan has a fixed interest rate of 7.40% payable quarterly with principal due at maturity, October 1, 2002. The Term Loan Agreement contains, among other provisions, a make-whole provision for early extinguishment of debt, and certain covenants relating to existence and mergers, capital structure and financial requirements.

At December 31, 2000, the Federal Home Loan Bank borrowings represent a source of funding for certain residential mortgage activities and consist of five fixed rate notes with maturities ranging from 2003 to 2018. These notes are collateralized by $1.63 million of certain real estate loans.

NOTE H -- COMMON STOCK

Effective January 1, 1996, 1st Source adopted SFAS No. 123, "Accounting for Stock-Based Compensation," on a disclosure basis only. The disclosure requirements include reporting the pro forma effect on net income and net income per share of compensation expense attributable to the fair value of stock options and other stock-based compensation which have been issued to employees under the Stock Option Plans and the Employee Stock Purchase Plan. 1st Source will continue to apply APB No. 25 in accounting for these plans. In addition, the Executive Incentive Plan, the Special Long-Term Incentive Award Plan and the Restricted Stock Award Plan are also accounted for under the provisions of APB No. 25. Compensation cost charged against income for these plans was $3.64 million, $3.22 million, and $3.05 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                                   (page 34)

STOCK OPTION PLANS -- 1st Source's incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan") and a certain other stock option agreement which became effective January 1, 1992. As of December 31, 2000, an aggregate 2,019,542 shares of common stock are reserved for issuance under the above plans. Under the 1992 Plan, the exercise price of each option equals the market price of 1st Source stock on the date of grant and an option's term is 10 years. Options under the 1992 Plan generally vest in one to five years from date of grant. Options are granted on a discretionary basis by the Executive Compensation Committee (the "Committee") of the 1st Source Board of Directors.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following is a summary of the activity with respect to 1st Source's stock option plans for the years ended December 31, 1998, 1999, and 2000:
                                                               Weighted
                                                Number of       Average
                                                 Shares     Exercise Price

Options outstanding, January 1, 1998              790,525        $ 8.91
Options granted                                   349,388         32.62
Options exercised                                 (46,505)         9.41
Options forfeited                                    (397)        13.07
Options outstanding, December 31, 1998          1,093,011         16.47

Options granted                                    10,500         24.29
Options exercised                                (139,618)         6.72
Options forfeited                                  (1,155)        33.76
Options outstanding, December 31, 1999            962,738         17.94

Options granted                                        --            --
Options exercised                                 (35,984)         8.77
Options forfeited                                  (5,644)        14.59
Options outstanding, December 31, 2000            921,110         18.34

Options exercisable, December 31, 2000            872,172        $18.30

The following table summarizes information about stock options outstanding at December 31, 2000:


                             OPTIONS OUTSTANDING
                             -------------------
                                            Weighted-
                                             Average         Weighted-
     Range of             Number            Remaining         Average
     Exercise           Outstanding        Contractual        Exercise
      Prices            at 12/31/00       Life (Years)         Price
      ------            -----------       ------------         -----
$ 5.00  to  $12.99        385,598             2.35            $ 7.62
 13.00  to   29.99        194,209             5.86             14.42
 30.00  to   33.99        341,303             7.55             32.68

                              OPTIONS EXERCISABLE
                              -------------------
                                                             Weighted-
     Range of                       Number                    Average
     Exercise                     Exercisable                 Exercise
      Prices                      at 12/31/00                  Price
      ------                      -----------                  -----
$ 5.00  to  $12.99                  385,598                   $ 7.62
 13.00  to   29.99                  152,432                    13.78
 30.00  to   33.99                  334,142                    32.68

EMPLOYEE STOCK PURCHASE PLAN -- 1st Source also has an employee stock purchase plan for substantially all employees with at least two years of service on the effective date of an offering under the plan. Eligible employees may elect to purchase any dollar amount of stock, so long as such amount does not exceed 25% of their base rate of pay and the aggregate stock accrual rate for all offerings does not exceed $25,000 in any calendar year. Payment for the stock is made through payroll deductions over the offering period, and employees may discontinue the deductions at any time and exercise the option or take the funds out of the program. The most recent offering began June 1, 2000, and runs through May 31, 2002, with $407,594 in stock value to be purchased at $17.74 per share. The fair value of the employees' purchase rights for the 2000 offering was estimated using the Black-Scholes model with the following assumptions: dividend yield of 1.08%; expected volatility of 18.23%; risk-free interest rate of 6.61%; and expected life of two years.

Pro forma net income and diluted net income per common share, reported as if compensation expense had been recognized under the fair value provisions of SFAS No. 123 for the stock option and employee stock purchase plans, are as follows:

                                          2000           1999           1998
                                        -------        -------        -------
Net income (000s):
   As reported                          $37,573        $35,768        $31,457
   Pro forma                             37,234         34,376         30,345
Diluted net income per common share:
   As reported                            $1.88          $1.77          $1.55
   Pro forma                               1.87           1.71           1.50


                                   (page 35)

NOTE H -- COMMON STOCK (concluded)

EXECUTIVE INCENTIVE PLAN -- 1st Source's Executive Incentive Plan is also administered by the Committee. Awards under the plan include "Book Value" shares of common stock. These shares are awarded annually based on weighted performance criteria and vest over a period of five years. The plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. Grants under the plan for 2000, 1999, and 1998 are summarized below:
                                           2000           1999           1998
                                          ------         ------         ------
Number of shares                          59,516         57,440         49,950
Weighted-average grant-date fair value    $12.04         $10.73          $9.66


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

RESTRICTED STOCK AWARD PLAN -- 1st Source also has a restricted stock award plan for key employees. Awards under the plan are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares granted under the plan vest over a five to ten-year period, and vesting is based upon meeting certain criteria, including continued employment by 1st Source. Grants under the plan for 2000, 1999, and 1998 are summarized below:

                                          2000           1999           1998
                                        -------        -------        -------
Number of shares                          2,363          1,223          5,045
Weighted-average grant-date fair value   $19.42         $28.33         $30.51


NOTE I -- PREFERRED STOCK AND CUMULATIVE PREFERRED SECURITIES

As of December 31, 2000, 1st Source has ten million shares of authorized but unissued preferred stock. The Board of Directors of 1st Source is authorized to determine the terms, preferences, limitations, voting rights and number of shares of each series it elects to issue.

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

The holders of the fixed rate Cumulative Trust Preferred Securities are entitled to receive preferential cumulative cash distributions from 1st Source Capital Trust I. The annual rate is 9.00% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year. Holders of the floating rate Cumulative Trust Preferred Securities are entitled to receive preferential cumulative cash distributions from 1st Source Capital Trust II. The annual rate is equal to the sum of the three-month Treasury adjusted to a constant maturity, plus 2.25%, applied to the liquidation amount of $25 per Floating Rate Preferred Security accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year.

NOTE J -- EMPLOYEE BENEFIT PLANS

1st Source maintains a defined contribution money purchase pension plan covering the majority of its employees. Contributions to the plan are based on 2% of participants' eligible compensation. For the years ended December 31, 2000, 1999, and 1998, total pension expense for this plan amounted to $506,000, $445,000, and $422,000, respectively.

1st Source also maintains a defined contribution profit sharing and savings plan covering the majority of its employees. The plan allows eligible employees to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. 1st Source is required under the plan to match 100% of participant contributions up to 4% of compensation and one-half of any additional participant contributions up to 6% of compensation provided that 1st Source is profitable for the respective plan year. 1st Source may also make discretionary contributions to the plan, depending on its profitability. Contribution expense for this plan for the years ended December 31, 2000, 1999 and 1998, amounted to $1.68 million, $1.58 million, and $1.34 million, respectively.

                                   (page 36)

NOTE J -- EMPLOYEE BENEFIT PLANS (concluded)

Trustcorp Mortgage Company contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. The contributions, which in part are based on amounts of compensation deferred by the participants in the plan, were $84,000 in 2000, $94,000 in 1999 and $78,000 in 1998. In addition, Trustcorp Mortgage Company made discretionary contributions of $76,000 in 2000, $115,000 in 1999, and $145,000 in 1998.

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

1st Source's accrued postretirement benefit cost and net periodic postretirement benefit cost recognized in the consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 were not material.

NOTE K -- INCOME TAXES

Income tax expense is comprised of the following:

(Dollars in thousands)         2000           1999           1998
                             -------        -------        -------
Current:
   Federal                   $15,129        $15,897        $ 7,171
   State                       1,888          3,500          2,539
                             -------        -------        -------
Total current                 17,017         19,397          9,710
Deferred:
   Federal                     2,302           (637)         6,328
   State                         711           (289)         1,805
                             -------        -------        -------
Total deferred                 3,013           (926)         8,133
                             -------        -------        -------
Total provision              $20,030        $18,471        $17,843
                             =======        =======        =======

Deferred tax assets as of December 31, 2000 and 1999 consisted of the following:

(Dollars in thousands)                   2000           1999
                                       -------        -------
Deferred tax assets:
   Reserve for loan losses             $20,884        $19,480
   Accruals for employee benefits        3,005          3,064
   Asset securitization                    397          1,432
   Net unrealized losses on
     securities available-for-sale          --          1,291
   Deferred income                         127            292
   Excess servicing                        190            171
   Mortgage loans-- Section 475            174              4
   Other                                   856          1,163
                                       -------        -------
Total                                  $25,633        $26,897
                                       =======        =======

Deferred tax liabilities as of December 31, 2000 and 1999 consisted of the following:

(Dollars in thousands)                   2000           1999
                                       -------        -------
Deferred tax liabilities:
   Differing depreciable
     bases in premises and
     leased equipment                  $16,336        $13,426
   Purchased servicing                   4,548          6,360
   Originated mortgage
     servicing rights                    2,472          3,090
   Net unrealized gains on
     securities available-for-sale       1,513             --
   Differing bases in assets
     related to acquisitions               570            737
   Other                                   339            416
                                       -------        -------
Total                                  $25,778        $24,029
                                       =======        =======

There was no valuation allowance at December 31, 2000 or 1999.

                                   (page 37)

NOTE K -- INCOME TAXES (concluded)

The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes are as follows:

                                                                    Year Ended December 31
                                                                    ----------------------
                                                 2000                      1999                      1998
                                                 ----                      ----                      ----
                                                    Percent of                Percent of                Percent of
                                                      Pretax                    Pretax                    Pretax
                                           Amount     Income         Amount     Income         Amount     Income
                                           ------     ------         ------     ------         ------     ------
(Dollars in thousands)
Statutory federal income tax               $21,000      35.0%        $19,774      35.0%        $18,032      35.0%
Increase (decrease) in income
taxes resulting from:
   Tax-exempt interest income               (2,924)     (4.9)         (2,892)     (5.1)         (2,894)     (5.6)
   State taxes, net of federal
   income tax benefit                        1,689       2.8           2,087       3.7           2,823       5.4
   Interest expense incurred to
   carry tax-exempt securities                 521       0.9             406       0.7             403       0.8
   Other                                      (256)     (0.4)           (904)     (1.6)           (521)     (1.0)
Total                                      $20,030      33.4%        $18,471      32.7%        $17,843      34.6%

The tax expense (benefit) applicable to securities gains and losses for the years 2000, 1999, and 1998 was $883,000, $58,000, and ($232,000), respectively.

NOTE L -- LEASES

1st Source and its subsidiaries are obligated under operating leases for certain office premises and equipment. The headquarters building is leased for a remaining term of 11 years with options to renew for up to 15 additional years. Approximately 30% of the facility is subleased to other tenants.

At December 31, 2000, future minimum rental commitments for all noncancellable operating leases, reduced by future minimum rentals from subleases of $1.14 million, aggregate $13.38 million. Annual rental commitments and sublease rentals for noncancellable operating leases (excluding operating costs) for the five years succeeding December 31, 2000, are as follows:

                                 Rental         Sublease
(Dollars in thousands)         Commitments       Rentals
                               -----------      --------
2001                             $2,123           $388
2002                              1,665            382
2003                              1,465             76
2004                              1,304             76
2005                              1,174             76
Thereafter                       $6,791           $139

Rental expense of office premises and equipment and related sublease income were as follows:

                                             Year Ended December 31
(Dollars in thousands)                 2000           1999           1998
                                      ------         ------         ------
Gross rental expense                  $2,817         $2,596         $2,243
Sublease rental income                  (734)          (700)          (672)
Net rental expense                    $2,083         $1,896         $1,571


NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

To meet the financing needs of its customers, 1st Source and its subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business. These off-balance-sheet financial instruments include commitments to originate, purchase, and sell loans, standby letters of credit, and interest rate swaps. The instruments involve, to varying degrees, elements of

                                   (page 38)

NOTE M-- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK  (concluded)

credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

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

As of December 2000 and 1999, 1st Source and its subsidiaries had commitments outstanding to originate and purchase loans aggregating $135 million and $142 million, respectively. Outstanding commitments to sell loans aggregated $75 million at December 31, 2000 and $76 million at December 31, 1999. Commercial and standby letters of credit totaled $78 million and $92 million at December 31, 2000 and 1999, respectively.

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

At December 31, 2000, 1st Source had one outstanding interest rate swap agreement with an aggregate notional value of $35.1 million. The agreement has a maturity date of April 10, 2003. The unrealized gain (loss) based on fair value approximated ($237,000) at December 31, 2000. At December 31, 1999, 1st Source had three interest rate swaps and the unrealized gain (loss) based on fair value approximated ($1,110,000).

NOTE N -- CONCENTRATION OF CREDIT RISK

Most of 1st Source's commercial and agricultural, real estate and consumer loan activity is with customers located in North Central Indiana and Southwest lower Michigan. 1st Source's commercial loans secured by transportation and construction equipment are with customers located throughout the United States. Included in loans as of December 31, 2000 and 1999 are business loans to companies in the following industries:

                                                                                          Percentage of Total
                                                                Amount                      Business Loans
                                                                ------                      --------------
(Dollars in thousands)                                    2000            1999            2000           1999
                                                        --------        --------         ------         ------
Truck and auto rental and leasing agencies              $264,048        $233,404          13.6%          14.2%
Air transportation and aircraft dealers                  249,852         258,460          12.9           15.7
Construction equipment and contractors                   167,317         153,550           8.6            9.4
Real estate operators, managers and developers           111,736          93,601           5.8            5.7
Agriculture                                               68,123          62,441           3.5            3.8
Van conversion, manufactured housing
  and recreational vehicle industries                     59,867          62,350           3.1            3.7

                                   (page 39)

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

Quantitative measures established by regulation to ensure capital adequacy require 1st Source to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2000, that 1st Source meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the federal bank regulators categorized 1st Source Bank, the largest of 1st Source's subsidiaries, as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" 1st Source must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes changed the institution's category.

The actual capital amounts and ratios of 1st Source and its largest subsidiary, 1st Source Bank, are presented in the table below:

                                                                                     To Be Well
                                                               Minimum           Capitalized Under
                                                               Capital           Prompt Corrective
                                        Actual                Adequacy           Action Provisions
                                        ------                --------           -----------------
(Dollars in thousands)            $ Amount    Ratio       $ Amount   Ratio       $ Amount    Ratio
                                  --------    -----       --------   -----       --------    -----
As of December 31, 2000:
Total Capital
(to Risk-Weighted Assets):
    Consolidated                  $344,063    13.04%      $211,035    8.00%      $263,793    10.00%
    1st Source Bank                321,404    12.43        206,776    8.00        258,470    10.00
Tier I Capital
(to Risk-Weighted Assets):
    Consolidated                   310,945    11.79        105,517    4.00        158,276     6.00
    1st Source Bank                288,943    11.18        103,388    4.00        155,082     6.00
Tier I Capital
(to Average Assets):
    Consolidated                   310,945     9.79        127,028    4.00        158,785     5.00
    1st Source Bank                288,943     9.28        124,521    4.00        155,652     5.00

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

                                   (page 40)

NOTE Q -- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)
                                                  December 31
                                                2000       1999
                                              --------   --------
ASSETS
Cash ......................................   $      7   $      1
Short-term investments with bank subsidiary      6,403      3,988
Investment securities, available for sale
  (amortized cost of $19,504 and $18,942 at
  December 31, 2000 and 1999, respectively)     19,586     18,892
Investments in:
  Bank subsidiaries .......................    291,319    255,904
  Non-bank subsidiaries ...................     11,968     11,529
Loan receivables:
  Non-bank subsidiaries ...................      9,082      9,000
Premises and equipment, net ...............      4,687      4,757
Other assets ..............................      2,915      3,525
                                              --------   --------
Total assets ..............................   $345,967   $307,596
                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper borrowings ...............   $ 14,756   $  8,806
Other liabilities .........................      4,251      3,492
Long-term debt ............................     56,388     56,478
Total liabilities .........................     75,395     68,776
Shareholders' equity ......................    270,572    238,820
                                              --------   --------
Total liabilities and shareholders' equity    $345,967   $307,596
                                              ========   ========


STATEMENTS OF INCOME
(Dollars in thousands)
                                                       Year Ended December 31
                                                      2000      1999      1998
                                                    -------   -------   -------
Income:
   Dividends from bank and non-bank subsidiaries    $ 8,260   $ 7,439   $ 6,596
   Rental income from subsidiaries ..............     2,664     2,422     2,363
   Other ........................................     2,937     2,814     2,883
                                                    -------   -------   -------
Total income ....................................    13,861    12,675    11,842
Expenses:
   Interest on long-term debt ...................     4,748     4,556     4,612
   Interest on commercial paper
   and other short-term borrowings ..............       800       402       264
   Rent expense .................................     1,059     1,074     1,076
   Other ........................................     2,272     2,099     2,501
                                                    -------   -------   -------
Total expenses ..................................     8,879     8,131     8,453
Income before income tax credits and
equity in undistributed income of subsidiaries ..     4,982     4,544     3,389
Income tax credits ..............................     1,273     1,162     1,556
                                                    -------   -------   -------
Income before equity in undistributed
income of subsidiaries ..........................     6,255     5,706     4,945
Equity in undistributed income of subsidiaries:
   Bank subsidiaries ............................    28,959    27,817    23,631
   Non-bank subsidiaries ........................     2,359     2,245     2,881
                                                    -------   -------   -------
Net income ......................................   $37,573   $35,768   $31,457
                                                    =======   =======   =======
                                    (page 41)

NOTE Q-- 1ST SOURCE CORPORATION (PARENT COMPANY ONLY) FINANCIAL
         INFORMATION (concluded)

STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                                          Year Ended December 31
                                                                       2000        1999        1998
                                                                     --------    --------    --------
Operating activities:
Net income .......................................................   $ 37,573    $ 35,768    $ 31,457
Adjustments to reconcile net income to net
cash provided by  operating activities:
   Equity in undistributed income of subsidiaries ................    (31,318)    (30,062)    (26,512)
   Depreciation of premises and equipment ........................        336         264         225
   Realized and unrealized investment securities (gains) losses ..       (367)       (553)         99
   Other .........................................................      2,850       6,381       2,284
                                                                     --------    --------    --------
Net cash provided by operating activities ........................      9,074      11,798       7,553
Investing activities:
   Proceeds from sales and maturities of investment securities ...      1,050       2,254       3,603
   Purchase of investment securities .............................     (1,260)       (321)     (6,195)
   (Purchase) sale of premises and equipment, net ................       (266)     (1,871)         23
   Increase in short-term investments with bank subsidiary .......     (2,415)       (586)     (1,158)
   (Increase) decrease in loans made to subsidiaries, net ........        (82)     (1,245)      6,245
                                                                     --------    --------    --------
Net cash (used in) provided by investing activities ..............     (2,973)     (1,769)      2,518
Financing activities:
   Net increase in commercial paper
   and other short-term borrowings ...............................      5,950       2,635       1,973
   Proceeds from issuance of long-term debt ......................          2         112         434
   Payments on long-term debt ....................................        (92)       (191)       (107)
   Acquisition of treasury stock .................................     (4,990)     (6,646)     (7,116)
   Cash dividends ................................................     (6,956)     (5,922)     (5,296)
   Other .........................................................         (9)        (17)         12
                                                                     --------    --------    --------
Net cash (used in) financing activities ..........................     (6,095)    (10,029)    (10,100)
                                                                     --------    --------    --------
Increase (decrease) in cash and cash equivalents .................          6           0         (29)
Cash and cash equivalents, beginning of year .....................          1           1          30
                                                                     --------    --------    --------
Cash and cash equivalents, end of year ...........................   $      7    $      1    $      1
                                                                     ========    ========    ========

                                    (page 42)

REPORT OF INDEPENDENT AUDITORS

[ERNST & YOUNG LOGO]
FROM THOUGHT TO FINISH. TM

To the Board of Directors and Shareholders of 1st Source Corporation:

We have audited the accompanying consolidated statement of financial condition of 1st Source Corporation and Subsidiaries at December 31, 2000 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of 1st Source Corporation as of December 31, 1999, and for each of the two years in the period ended December 31, 1999, were audited by other auditors whose report dated February 15, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1st Source Corporation and Subsidiaries at December 31, 2000, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                             /s/ Ernst & Young LLP

Columbus, Ohio
January 16, 2001

                                   (page 43)

OFFICERS AND DIRECTORS

[1ST SOURCE CORPORATION LOGO]

OFFICERS

Christopher J. Murphy III ...  Chairman of the Board, President
                               and Chief Executive Officer
Wellington D. Jones III .....  Executive Vice President
Larry E. Lentych ............  Treasurer and Chief Financial Officer
Vincent A. Tamburo ..........  Secretary and General Counsel

DIRECTORS

Rev. E. William Beauchamp ...  Executive Vice President Emeritus,
                               University of Notre Dame
Paul R. Bowles ..............  Former Vice President,
                               Corporate Development,
                               Clark Equipment Company
Daniel B. Fitzpatrick .......  Chairman, President and
                               Chief Executive Officer,
                               Quality Dining, Inc.
Lawrence E. Hiler ...........  Chairman, Hiler Industries
William P. Johnson ..........  President,
                               Flying J, LLC
Wellington D. Jones III .....  Executive Vice President
Rex Martin ..................  Chairman, President and
                               Chief Executive Officer,
                               NIBCO INC.
Dane A. Miller ..............  President and Chief Executive
                               Officer, Biomet, Inc.
Christopher J. Murphy III ...  Chairman, President and
                               Chief Executive Officer
Timothy K. Ozark ............  Chairman and Chief Executive
                               Officer, Aim Financial Corporation
Richard J. Pfeil ............  Chairman and President,
                               Koontz-Wagner Electric
                               Company, Inc.
Claire C. Skinner ...........  Chairman, President and
                               Chief Executive Officer,
                               Coachmen Industries, Inc.

[1ST SOURCE BANK LOGO]

OFFICERS

Christopher J. Murphy III ...  Chairman of the Board and
                               Chief Executive Officer
Wellington D. Jones III .....  President and Chief Operating Officer
Allen R. Qualey .............  President and Chief Operating
                               Officer, Specialty Finance Group
Richard Q. Stifel ...........  Executive Vice President,
                               Business Banking Group
Larry E. Lentych ............  Senior Vice President, Treasurer
                               and Chief Financial Officer,
                               Finance and Administrative Services Group
James S. Jackson ............  Senior Vice President, Funds
                               Management Division
Larry A. Gardner ............  Senior Vice President,
                               Operations Group
Steven J. Wessell ...........  Senior Vice President,
                               Personal Asset Management Group
Vincent A. Tamburo ..........  Senior Vice President and
                               Secretary, General Counsel
Maggie M. Kernan ............  Senior Vice President,
                               Marketing Division
Dan L. Craft ................  Senior Vice President, Human
                               Resources Division

DIRECTORS

Rev. E. William Beauchamp ...  Executive Vice President Emeritus,
                               University of Notre Dame
Marilou Eldred, Ph.D.........  President,
                               Saint Mary's College
Daniel B. Fitzpatrick .......  Chairman, President and
                               Chief Executive Officer,
                               Quality Dining, Inc.
Terry L. Gerber .............  President and Chief Executive
                               Officer, Gerber Manufacturing
                               Company, Inc.
Lawrence E. Hiler ...........  Chairman, Hiler Industries
Hollis E. Hughes, Jr. .......  Executive Director, United
                               Way of St. Joseph County
H. Thomas Jackson ...........  Chairman, Bornemann Coated
                               Fabrics, Bornemann Products
William P. Johnson ..........  President,
                               Flying J, LLC
Wellington D. Jones III .....  President
Craig A. Kapson .............  President,
                               Jordan Automotive Group
David L. Lerman .............  Chief Executive Officer,
                               Steel Warehouse Co. Inc.
Christopher J. Murphy III ...  Chairman and Chief Executive Officer
Timothy K. Ozark ............  Chairman and Chief Executive
                               Officer, Aim Financial Corporation
Richard J. Pfeil ............  Chairman and President,
                               Koontz-Wagner Electric
                               Company, Inc.
John T. Phair ...............  President, Holladay Partners-
                               Midwest, Inc.
Mark D. Schwabero ...........  President and Chief Executive
                               Officer, Hendrickson International
Elmer H. Tepe ...............  President, E.H. Tepe Co.

                                   (page 44)

SHAREHOLDERS' INFORMATION

2000 STOCK PERFORMANCE AND DIVIDENDS

1st Source Corporation common stock is traded on the Over-The-Counter market and is listed on the Nasdaq Stock Market under the symbol "SRCE." 1st Source is also listed on the National Market System tables in many daily papers under the symbol "1stSrc."

High and low common stock prices, cash dividends paid for 2000 and book value were:
                                                              Cash
                                                            Dividends
Quarter Ended            High              Low                Paid
-------------           -------          -------             ------
March 31                $24.29           $16.90              $.085
June 30                  21.90            14.88               .086
September 30             21.63            15.63               .090
December 31              21.44            14.63               .090

Book value per common share at December 31, 2000: $13.72

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders has been called for 10:00 am, EST, Tuesday, April 24, 2001, at 1st Source Center, 100 N. Michigan Street, South Bend, Indiana.

All shareholders are invited to attend the meeting.

COMMON STOCK LISTING

The Nasdaq Stock Market National
Market Symbol: "SRCE"
CUSIP #336901 10 3

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

1st Source Bank
Post Office Box 1602
South Bend, IN 46634

INDEPENDENT AUDITORS

Ernst & Young LLP
1100 Huntington Center
41 S. High Street
Columbus, OH  43215

SHAREHOLDER INQUIRIES

1st Source Corporation
Larry E. Lentych
Chief Financial Officer
Post Office Box 1602
South Bend, IN 46634
(219) 235-2702

FORM 10-K INQUIRIES

A copy of 1st Source Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, as required to be filed with the Securities and Exchange Commission, is available upon request.

MARKET MAKERS (as of February 16, 2001)

The  following  firms  make  a  market  in  the  common  shares  of  1st  Source
Corporation:

Dain Rauscher, Inc.
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
NatCity Investments, Inc.
Raymond James and Associates
Sandler, O'Neill and Partners
Schwab Capital Markets
Sherwood Securities Corporation
Spear, Leeds and Kellogg
Stifel, Nicolaus & Company
William Blair and Company
                                   (page 45)