Form 10-K, Exhibit 13
period 2001-12-31
1ST SOURCE CORP
filed 2002-03-12
CIK 34782

2001 Annual Report

1st Source Corporation

Corporate Description                             1
2001 in Brief                                     1
Financial Highlights                              2
Letter to Shareholders                            3
Banking Center Locations                          8
Shareholders' Information                         9
Officers and Directors                            Back Cover
Financial Report                                  Enclosure


This Annual Report consists of two sections: the color shareholders' letter sec-tion and a black and white section entitled "2001 Management's Discussion and Analysis of Financial Condition and Consolidated Financial Statements and Notes."

1st Source Corporation
(C) 2002 1st Source Corporation
All rights reserved

Corporate Description

1st Source Corporation is the largest locally-owned financial institution headquartered in the Northern Indiana-Southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with innovative products and highly personalized services. 1st Source also competes for business nationally by offering specialized financing services for used private and cargo aircraft, automobiles for leasing and rental agencies, heavy duty trucks, construction and environmental equipment.

The corporation's principal subsidiary, 1st Source Bank, has 64 banking centers in 17 counties in Indiana and Michigan, and 28 locations nationwide supporting its Specialty Finance Group. 1st Source's wholly owned mortgage banking subsidiary, Trustcorp Mortgage Company, has 8 offices in Indiana, Ohio, Michigan and North Carolina. With a history dating back to 1863, 1st Source is proud of its tradition of providing superior service to customers while playing a leadership role in the continued development of the communities it serves.

2001 in Brief

2001 net income of $38.5 million was the highest in 1st Source history and 2.5% higher than the $37.6 million earned in 2000. Adjusted for a 5% stock dividend declared April 24, 2001, diluted net income per common share for 2001 was $1.82, up 1.7% from the $1.79 for 2000.

Return on average total assets was 1.14% compared to 1.24% a year ago.
Return on average common equity was 13.14% for 2001, compared to 14.88% for 2000. The average common equity-to-assets ratio for 2001 was 8.69%, compared to 8.31% last year.

At year-end 2001, total assets were $3.56 billion, up 12.0% from a year earlier. Loans were up 9.8%, deposits were up 17.1%, and shareholders' equity increased 13.2% from $270.6 million at the end of 2000 to $306.2 million at the end of 2001.

The reserve for loan losses at year-end 2001 was 2.27% of total loans, while nonperforming assets amounted to 1.69% of total loans.

Financial Highlights

Earnings and Dividends

(Dollars in thousands, except per share amounts)      2001                2000            1999           1998             1997
Operating income                                   $ 335,019         $ 309,306       $ 263,689       $ 248,404        $ 208,972
Operating expense                                    273,252           249,305         207,191         196,883          166,353
Net income                                            38,498            37,573          35,768          31,457           26,489
Cash dividends                                         7,297             6,956           5,922           5,296            4,723
Per common share *
Diluted net income                                 $    1.82         $    1.79       $    1.69       $    1.47        $    1.23
Cash dividends                                          .351              .334            .284            .252             .226
Book value                                             14.73             13.07           11.46           10.41             9.29
Return on average common equity                        13.14%            14.88%          15.74%          15.30%           14.51%
Return on average total assets                          1.14%             1.24%           1.31%           1.23%            1.21%



Statement of Condition
Average Balances:
Assets                                            $3,369,943       $ 3,040,091     $ 2,740,044     $ 2,550,925      $ 2,198,300
Earning assets                                     3,065,891         2,767,721       2,478,182       2,344,555        2,046,637
Loans                                              2,464,798         2,207,382       1,949,172       1,853,537        1,610,889
Reserve for loan losses                               50,895            41,441          39,105          38,050           31,966
Investment securities                                568,631           537,083         510,656         445,310          424,086
Deposits                                           2,636,361         2,352,207       2,127,171       1,999,514        1,698,973
Shareholders' equity                                 292,986           252,574         227,194         205,601          182,543

* The computation of per common share data gives retroactive recognition to a 5% stock dividend declared April 24, 2001; a 5% stock dividend declared July 18, 2000; a 10% stock dividend declared January 14, 1999; and a 10% stock dividend declared January 20, 1998.

To Our Shareholders: 2001

2001 ended as it began: a weakened and difficult economy trying hard to find bottom. Throughout the year, the Federal Reserve Board moved aggressively to cut interest rates in the hope of avoiding a recession. Those of us in the Midwest serving the durable goods manufacturing industries knew well before the economists declared it, that a recession had occurred in the second and third quarters of 2001. Then, the tragic events of September 11 added a crushing blow to the fourth quarter. The technology sector and basic manufacturing, represented by autos, trucks and steel, sagged severely. We were negatively impacted in almost all of our businesses. With this as a background, I am pleased that 1st Source was able to achieve an earnings increase of 2.5 percent and an earnings per share increase of 1.7 percent for the year. We were also able to expand our primary banking market by acquiring two branches in Michigan, two in Northwestern Indiana and thirteen in the Fort Wayne, Indiana market area. The last brought $222 million in new deposits, thousands of customers and over a hundred new colleagues.

The Numbers

Net income for 2001 was $38.50 million, a slight increase of 2.5 percent over the $37.57 million reported in 2000. Earnings per share for 2001 were $1.82, up 1.7 percent from the $1.79 attained in 2000. Year-end shareholders' equity totaled $306.2 million, up 13.2 percent from the $270.6 million at the close of 2000. Total assets grew substantially and were $3.56 billion at the end of 2001, up 12.0 percent over last year. Total deposits were $2.88 billion, up
17.1 percent over the end of 2000. Loan growth was also robust for the year with total loan and lease balances of $2.54 billion, an increase of 9.8 percent over the $2.31 billion in 2000. Our return on assets was 1.14 percent and our return on equity -- a respectable 13.14 percent.

Numerous factors negatively impacted our earnings in 2001. These included substantial provisions to our loan loss reserves of $28.6 million -- an almost 100 percent increase over last year. This addition was made to cover the growth in non-performing assets and substantial net charge-offs of $4.6 million in our commercial portfolio and $6.0 million in our aircraft and auto rental portfolios.

In the fourth quarter, we took a write-down of $692,000 in our venture investment portfolio reflecting revaluation of portfolio investments both in and out of the technology sector. Even with the write-down, a small profit was achieved in our venture investments for the year. We also experienced a dramatic 333 percent increase in check fraud over last year amounting to losses of close to $1.0 million. We responded quickly to this situation by installing significantly more sophisticated systems to reduce future fraud exposure.

Our non-performing assets grew substantially this past year, rising from $24.46 million at the end of 2000 to $42.92 million at the end of 2001. Even with the increased charge-offs of .54 percent of average loans in 2001, we ended the year with a strong loan loss reserve of $57.62 million, giving us a ratio of
2.27 percent to loans. This compares to a reserve of 1.93 percent of loans at the end of 2000. Since we still anticipate problems with the economy through all of 2002 and the possible deterioration in some portfolios, we believe it best to go into 2002 with a strong reserve.

Growth

1st Source Corporation also showed strong positives during 2001. At the very early part of the year, we believed that the market valued mortgage servicing assets much higher than we valued them. As a result, we sold $1.0 billion in servicing rights and recognized a $6.87 million gain on the sale, net of tax. We expected to replace the servicing from our retail and wholesale mortgage production activities over the next several years. With the aggressive reduction of interest rates by the Federal Reserve Board, an unprecedented refinance wave hit during 2001. By the close of the year, we had replaced 68 percent of the servicing sold in the first quarter. The mortgage finance volume in our mortgage subsidiary, Trustcorp Mortgage, was $1.81 billion in 2001, a 200 percent increase over the $606.0 million in 2000.

1st Source expanded its retail market presence through the purchase of 17 branch locations this past year,adding over $321 million to our deposits. These purchases helped grow our branch presence to 64 by the close of the year, up from 49 at the beginning. It also gave us a whole new market by extending our reach into the Fort Wayne area. We now have branches in 14 counties in Indiana and 3 counties in Michigan. Our service area has grown from a population of 1.2 million in 2000 to 1.6 million at the close of 2001, offering us both challenges and opportunities in the years ahead.

1st Source Insurance, which serves both the commercial and personal areas, also grew nicely during the year and increased its contribution to our net income by
67.5 percent. While presently not a big portion of our business, we believe it's an important service to our clients and a necessary part of a balanced financial plan.

We continued to add experienced professionals in our Specialty Finance businesses and now have people in 28 locations across the country versus 23 locations at the end of 2000. We expanded our truck financing business and added a specialty capability in the financing of step vans. The creation of a new subsidiary, 1st Source Corporation Investment Advisors, Inc. reflects the continued success of our investment management. Our capabilities were recognized throughout the year, as a number of our mutual funds were identified as among the best managed in the country. The Wall Street Journal, Barron's, Investment News Magazine, and Lipper listed or mentioned the 1st Source Monogram Income Equity Fund or the 1st Source Monogram Special Equity Fund as among the top performing funds in their catagories. Also, Morningstar, the leading mutual fund rating organization, bestowed its 5-star (highest) and 4-star ratings, respectively, on these 1st Source Monogram funds during the year.

New assets under management in our Personal Asset Management area grew strongly in 2001, as customers, recognizing the soundness of our long-term approach to money management, added dollars to accounts managed by both our Investment Advisory subsidiary and our Asset Management Group.

People

With the opening of an entirely new market in Fort Wayne (on the heels of branch acquisitions in St.Joseph, Michigan and LaPorte and Michigan City, Indiana), the strength and depth of the 1st Source team was once again demonstrated. The acquisitions were a clear departure from our "de novo" strategy and at a scale that was dramatically larger than we had undertaken in quite some time. We were converting a group of Savings & Loan branches into banking offices. While not flawless, I could not have been more pleased with the energy, enthusiasm, professionalism, and success of my colleagues. People from accounting, legal, operations, security, systems, facilities, communication, and marketing all worked around the clock to make this transition as smooth as possible for our new customers. Volunteers from a number of our banking centers in Michiana even stayed in Fort Wayne for a week, serving as ambassadors to help our new Fort Wayne colleagues deal with both the customer and internal issues that developed during their first week as part of the 1st Source family. The teamwork among our Michiana colleagues and the 100+ new "1st Sourcers" in Fort Wayne was inspiring. I could not have been more proud.

We asked our colleague, Glenn Borden, who has done a wonderful job building our Community Banking Division over the last 16 years, to move from Plymouth, Indiana, to Fort Wayne. This was no small sacrifice as he and his wife, Janellen, had become very much a part of the fabric of the community they served. Uprooting and starting over was asking a lot of them, considering how active they are in church, school and United Way, not to mention having to leave friends and family. To their credit, they agreed, and now we have good leadership for 1st Source in Fort Wayne and will have a wonderful couple leading our effort to become an integral part of the Fort Wayne community.

John Del Vecchio, manager of our Bremen facility, also moved to Fort Wayne to give Glenn some much-needed operations and lending assistance. John has a solid understanding of how we do things and will do a good job inculcating 1st Source values among our new colleagues. Glenn's move gave us an opportunity to promote Bob Ax to President of the Community Banking Division. Bob has distinguished himself as our leading agricultural banker and he and his wife, Sandy, are also closely involved in the Marshall and Starke County communities. Bob has always brought a very serious and determined approach to the business and, as expected, he is performing very well in his new leadership position. Connie Lemler, an affable and aggressive agriculture banker was promoted to Manager of the Ag Banking Division. She has had a wonderful career at 1st Source, and we're pleased she has taken on these additional management challenges.

Many people at 1st Source distinguish themselves daily by giving exceptional service to our customers or to each other. As in all businesses that rely on teamwork to succeed, there are hundreds of unsung heroes at 1st Source and every one of them makes a significant contribution to our success. We have a strong collegial environment and recognize we are interdependent on each other. No one of us can perform well without the active assistance of many others. So, when you read the few names I have cited, think of them as representatives of many others doing the same things, making the same sacrifices, providing the same commitment, and bringing the same professionalism to the job every day.

I mentioned the excellent results achieved by our investment management area. This year, Ralph Shive and Brian Bythrow were each recognized time and again for the success of the funds they manage. Steve Wessell, head of our Personal Asset Management Group, has a great team of customer service people and investment managers. 1st Source Corporation Investment Advisors, Inc. was established in 2001 as a new subsidiary, allowing us to focus our skills on both funds management and individual client asset management. Working together, the Personal Asset Management Group has built a successful presence for 1st Source in South Bend/Mishawaka, Elkhart, Warsaw, Plymouth and Goshen, and is now poised to do the same in St. Joseph, Michigan. Of course, we will assess our opportunities in Fort Wayne during the next year and develop a long-term approach for that market.

Systems and Facilities

To make a business work, you must have good people with adequate facilities in the right places and appropriate infrastructure supporting them. We have continued to build out our old First Bank building by moving a number of operations into its vacant space. We refurbished two floors in our corporate headquarters, allowing us to increase our density and accommodate the growth of our businesses without taking on new space commitments. We consolidated our storage areas to increase the efficiency and effectiveness of file utilization. Similarly, we continued to decentralize where appropriate, added space in Indianapolis to accommodate the growth of our Environmental Equipment Financing Division, and leased new space in Wilmington, Ohio, to house our newest business, step van financing.

A new banking center was built in St. Joseph, Michigan to consolidate two existing locations; we acquired two additional locations in St. Joseph from Old Kent; and we opened a new banking center in Three Rivers, Michigan. In LaPorte County, Indiana, we purchased two branches from Citizens Financial; a downtown LaPorte location and an office in Michigan City which we consolidated into our existing branch there. Finally, 1st Source acquired thirteen locations from Standard Federal in Fort Wayne, New Haven, Bluffton, Auburn, Columbia City and Huntington, Indiana. This was a year of excellent growth in customer facilities.

During the year we undertook a number of initiatives to improve our operations' performance and productivity. As in the past, we had a large number of quality projects underway. Over 92 people received training in the use of quality improvement tools in preparation for their participation in one of our teams this year.

Over 108 teams, averaging five members per team, started projects during the year, and over 88 teams completed their projects. Cost reduction from these teams were in the hundreds of thousands of dollars, while revenue increases reached the millions. Projects included the selection and installation of a new check fraud system, reductions in overtime and over base hours, reduced cycle times for balance forward allocations and a four-fold increase in "First Contact" answers to customer questions. Quality improvement and quality planning projects touched all areas of the Company, ranging from the large to the very small. Our goal is to ensure that we are disciplined about everything we do, that we collect data, properly analyze it, and then find lasting solutions to problems. A continued dedication to the process can help us achieve just that.

Credit Quality

I cannot finish this letter without discussing credit. As I have often told my colleagues, "credit is the Achilles Heel of banking. "We want to have pristine credit quality. We know that there are business cycles, and we want to serve our customers' needs mindful of these cycles. There is no question that we, like any bank, are a reflection of the customers, the markets, and the economies we serve.

Over the past 16 years we have had great success in Michiana and in our national niche businesses. We have grown well and developed an enviable record in "de novo" growth and credit quality. Over the last couple of years, however, the economy has weakened in the technology and basic manufacturing areas. We experienced more problems and greater charge-offs than we would have liked. Our home market is a concentration of basic manufacturing in steel, autos, trucks, appliances, mobile homes, recreational vehicles, farm equipment, construction equipment, office furniture -- and suppliers to all of these. Our specialty niche businesses are the financing of used aircraft for businesses and individuals and cargo aircraft for the movement of small freight; automobiles and trucks for the rental and leasing industries; construction machinery, and environmental equipment.

As the economy slowed in technology and the financial markets reacted, sales fell off in the basic businesses we serve in our home market. The same thing happened around the country, prompting consumers to back off large purchases. There was a slowdown in the RV and auto markets, a dramatic slowing of the truck financing business, a serious curtailment in our cargo markets and a drop off in air charter and plane purchases. Used product was increasingly offered, inventories built and valuations decreased. High interest rates in 2000 and high energy prices in early 2001 also took their toll. The slowdown I wrote about last year and mentioned in our quarterly press releases accelerated during 2001 into the third quarter. Just as we began to see an improvement, however, September 11 happened and further jolted many of the industries we serve -- especially those related to travel and tourism. The rental car and air cargo industries hit a crisis with a number of prominent companies declaring bankruptcy.

In the face of this, we have aggressively built our reserves and written down asset values and charged off loans. We have also looked upon this as a time of opportunity to work through the tough times with our clients; it is one of our basic values. We strive to have a strong balance sheet, take an aggressive stand on charge-offs, and to distinguish ourselves in the market-place with personal service. Our earnings growth may not have been as robust as we would have liked this past year, but we are still a profitable company. We still make money. We believe by being careful and cautious now and aggressively facing concerns, we are building solid opportunities for the future. We believe this is the best way to do business.

1st Source has distinguished itself as a personal service institution serving customers from generation to generation. We have been doing this since 1863 and look forward to doing so for generations to come.

Kudos

In closing, I am pleased to report that in 2001 we were once again named to Keefe, Bruyette & Woods, Inc.'s Honor Roll of banks which "acknowledges those banking companies that have continually reported increases in earnings per share regardless of the banking environment over the last decade." They report that of the 138 banking companies in their active research universe, only 13 have achieved this distinction.

Thank You

I want to thank all of my colleagues at 1st Source for making this a great place to be. Their commitment and dedication to our customers and each other is inspiring and humbling. I welcome to the 1st Source family our new colleagues in St. Joseph and Three Rivers; in Michigan City and LaPorte; in Fort Wayne, Auburn, Bluffton, Columbia City, Huntington, and New Haven, Indiana, and in Wilmington, Ohio. Thank you to our Board of Directors and our advisory boards for their support and guidance and especially to Sonny Tepe, who retires from the 1st Source Bank Board after 30 years of service. His experience as a multi-store retailer in the region, as a real estate owner and developer, and as a trust customer have proven invaluable. We will miss his commitment and his counsel.

Lastly, I want to thank you, our shareholders, for your support. We rededicate ourselves to continue building a company you can be proud of as owners.

Sincerely yours,

Christopher J. Murphy III
Chairman, President and Chief Executive Officer

SHAREHOLDERS' INFORMATION

2001 Stock Performance and Dividends

1st Source Corporation common stock is traded on the Over-The-Counter market and is listed on the Nasdaq
Stock Market under the symbol "SRCE." 1st Source is also listed on the National Market System tables in many daily papers under the symbol "1stSrc."

High and low common stock prices, cash dividends paid for 2001 and book value were:

                                               Cash Dividends
Quarter Ended                 High     Low           Paid
March 31                     $20.00  $16.31         $.086
June 30                       28.07   17.26          .085
September 30                  25.03   18.40          .090
December 31                   22.71   19.65          .090

Book value per common share at December 31,2001: $14.73


Annual Meeting of Shareholders

The Annual Meeting of Shareholders has been called for 10:00 a.m., EST, Thursday, April 25, 2002, at 1st Source Center, 100 N. Michigan Street, South Bend, Indiana.

All shareholders are invited to attend the meeting.

Common Stock Listing

The Nasdaq Stock Market National
Market Symbol: "SRCE"
CUSIP #336901 10 3

1stsource.com

For the latest shareholder information, log on to 1stsource.com. Click on the "1st Source Corporation" link and follow the prompts.

If you would like to help us reduce printing costs by downloading our quarterlies and our annual report directly from our website, please e-mail us at shareholder@1stsource.com.

Transfer Agent, Registrar and Dividend
Disbursing Agent

1st Source Bank
Post Office Box 1602
South Bend, IN 46634

Independent Auditors

Ernst & Young LLP
1100 Huntington Center
41 S. High Street
Columbus, OH 43215

Shareholder Inquiries

1st Source Corporation
Larry E. Lentych
Chief Financial Officer
Post Office Box 1602
South Bend, IN 46634
(574) 235-2702

Form 10-K Inquiries

A copy of 1st Source Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, as required to be filed with the Securities and Exchange Commission, is available upon request.


Market Makers (as of January 28,2002)

The following firms make a market in the common shares of 1st Source
Corporation:

AnPac Securities Group, Inc.
Dain Rauscher, Inc.
First Tennessee Securities Corporation
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
NatCity Investments, Inc.
Sandler, O'Neill and Partners
Schwab Capital Markets
Sherwood Securities Corporation
Spear, Leeds and Kellogg
Stifel, Nicolaus & Company
William Blair and Company

1st Source Corporation

OFFICERS
Christopher J. Murphy III........Chairman of the Board,
                                 President and Chief
                                 Executive Officer
Wellington D. Jones III..........Executive Vice President
Larry E. Lentych.................Treasurer and Chief Financial Officer
John B. Griffith.................Secretary and General Counsel

DIRECTORS
Rev. E. William Beauchamp........Executive Vice President Emeritus, University
                                 of Notre Dame
Daniel B. Fitzpatrick............Chairman, President and Chief Executive
                                 Officer, Quality Dining, Inc.
Lawrence E. Hiler................Chairman, Hiler Industries
William P.Johnson................President, Flying J, LLC
Wellington D. Jones III..........Executive Vice President
Rex Martin.......................Chairman, President and Chief Executive Officer
                                 NIBCO Inc.
Dane A.Miller....................President and Chief Executive Officer, Biomet,
                                 Inc.
Christopher J. Murphy III........Chairman, President and Chief Executive Officer
Timothy K. Ozark.................Chairman and Chief Executive Officer, Aim
                                 Financial Corporation
Richard J. Pfeil.................Chairman and President, Koontz-Wagner Electric
                                 Company, Inc.
Claire C. Skinner................Chairman, President and Chief Executive
                                 Officer, Coachmen Industries,Inc.

1st Source Bank

OFFICERS

Christopher J. Murphy III.......Chairman of the Board and
                                Chief Executive Officer
Wellington D. Jones III.........President and Chief Operating Officer
Allen R. Qualey.................President and Chief Operating Officer,
                                Specialty Finance Group
Richard Q. Stifel...............Executive Vice President, Business Banking Group
Larry E. Lentych................Senior Vice President,Treasurer and Chief
                                Financial Officer, Finance and Administrative Services Group
James S. Jackson................Senior Vice President, Funds Management Division
Larry A. Gardner................Senior Vice President, Operations Group
Steven J. Wessell...............Senior Vice President, Personal Asset Management
                                Group
John B. Griffith................Senior Vice President and Secretary, General
                                Counsel
Maggie M. Kernan................Senior Vice President, Marketing Division
Dan L. Craft....................Senior Vice President, Human Resources Division

DIRECTORS
Rev. E. William Beauchamp.......Executive Vice President Emeritus, University of
                                Notre Dame
Marilou Eldred, Ph. D...........President, Saint Mary's College
Daniel B. Fitzpatrick...........Chairman, President and Chief Executive Officer,
                                Quality Dining, Inc.
Terry L. Gerber.................President and Chief Executive Officer, Gerber
                                Manufacturing Company, Inc.
Lawrence E. Hiler...............Chairman, Hiler Industries
Hollis E. Hughes,Jr.............Executive Director, United Way of St.
                                Joseph County
H. Thomas Jackson...............Chairman, Bornemann Coated Fabrics, Bornemann
                                Products
William P. Johnson..............President Flying J, LLC
Wellington D. Jones III.........President
Craig A. Kapson.................President, Jordan Automotive Group
David L. Lerman.................Chief Executive Officer, Steel Warehouse Co.
                                Inc.
Christopher J. Murphy III.......Chairman and Chief Executive Officer
Timothy K. Ozark................Chairman and Chief Executive Officer, Aim
                                Financial Corporation
Richard J. Pfeil................Chairman and President, Koontz-Wagner Electric
                                Company, Inc.
John T. Phair...................President, Holladay Partners - Midwest, Inc.
Mark D. Schwabero...............President and Chief Executive Officer,
                                Hendrickson International
Elmer H. Tepe...................President, E.H. Tepe Co.


1st Source Corporation
100 North Michigan Street
PO Box 1602
South Bend, Indiana 46634

                   2001 MANAGEMENT'S DISCUSSION AND ANALYSIS
                    OF FINANCIAL CONDITION AND CONSOLIDATED
                         FINANCIAL STATEMENTS AND NOTES

                             1st Source Corporation

Management's Discussion and Analysis of
Financial Condition and Results of Operations

About Our Business

1st Source Corporation (1st Source) is an Indiana-based bank holding company with $3.56 billion in total assets, $2.54 billion in total loans, $2.88 billion in total deposits, and $306.2 million in total shareholders' equity. 1st Source's principal subsidiary is 1st Source Bank with its main office in South Bend, Indiana. The assets of the bank account for approximately 98% of the total consolidated assets of 1st Source.

The bank offers a broad range of commercial banking, personal banking and trust services. As part of its commercial banking activities, 1st Source also provides highly specialized financing services for automobile fleets in the rental and leasing industries; privately owned aircraft for businesses and individuals; heavy duty trucks; step vans; construction and environmental equipment.

This section of the Annual Report provides a narrative discussion and analysis of 1st Source's financial condition and results of operations for the last three years. All tables, financial statements, and notes to the consolidated financial statements should be considered an integral part of this analysis.

Except for historical information contained herein, the matters discussed in this document, and other information contained in 1st Source's SEC filings, may express "forward-looking statements." Those statements may involve risk and uncertainties, including statements concerning future events, per formance and assumptions, and other statements that are other than statements of historical fact. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors -- including, but not limited to, changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source's competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies -- could cause 1st Source's actual results or circumstances for future periods to differ materially from those anticipated or projected.



                     1st Source Corporation and Subsidiaries

Selected Consolidated Financial Data

(Dollars in thousands, except per share amounts)     2001         2000              1999             1998              1997
Interest income                                    $ 242,183    $ 235,392         $ 200,429        $ 196,148         $ 173,316
Interest expense                                     123,397      130,425           100,726          102,227            87,324
Net interest income                                  118,786      104,967            99,703           93,921            85,992
Provision for loan losses                             28,623       14,877             7,442            9,156             6,052
Net interest income after
  provision for loan losses                           90,163       90,090            92,261           84,765            79,940
Noninterest income                                    92,836       73,914            63,260           52,256            35,656
Noninterest expense                                  121,232      104,003            99,023           85,500            72,977
Income before income taxes                            61,767       60,001            56,498           51,521            42,619
Income taxes                                          21,059       20,030            18,471           17,843            14,392
Distribution on preferred securities of
  subsidiary trusts, net of income tax benefit         2,210        2,398             2,259            2,221             1,738
Net income                                          $ 38,498     $ 37,573          $ 35,768         $ 31,457          $ 26,489

Assets                                            $3,562,691  $ 3,182,181       $ 2,872,945      $ 2,733,592        $2,418,154
Long-term debt                                        11,939       12,060            12,174           13,189            16,656
Shareholders' equity                                 306,190      270,572           238,820          216,793           194,953
Basic net income per common share *                     1.85         1.81              1.71             1.50              1.27
Diluted net income per common share *                   1.82         1.79              1.69             1.47              1.23
Cash dividends per common share *                       .351         .334              .284             .252              .226
Return on average common equity                        13.14%       14.88%            15.74%           15.30%            14.51%
Return on average total assets                          1.14%        1.24%             1.31%            1.23%             1.21%

* The computation of per common share data gives retroactive recognition to a 5% stock dividend declared April 24, 2001; a 5% stock dividend declared July 18, 2000; a 10% stock dividend declared January 14, 1999; and a 10% stock dividend declared January 20, 1998.


Results of Operations

Net income in 2001 was $38.5 million, up from $37.6 million in 2000 and $35.8 million in 1999. Diluted net income per common share was $1.82 in 2001, $1.79 in 2000, and $1.69 in 1999 after giving retroactive recognition to stock dividends.

Return on average total assets was 1.14% in 2001, compared to 1.24% in 2000 and 1.31% in 1999. Return on average common equity was 13.14% in 2001 versus 14.88% in 2000 and 15.74% in 1999.

Net income in 2001 was favorably affected by strong noninterest income growth. 1st Source has been successful in generating additional noninterest income as a way to mitigate the impact of increased loan charge-offs and additional provisions to the loan loss reserve. The management of both noninterest income and expense resulted in a greater increase in noninterest income than expense. These actions enabled 1st Source to reduce the expense to net revenue ratio below 53%for 2001.

Dividends declared on common stock in 2001 amounted to $.351 per share, compared to $.334 in 2000 and $.284 in 1999. The level of earnings reinvested and dividend payouts are based on management's assessment of future growth opportunities and the level of capital necessary to support them.

The quarterly results of operations for the years ended December 31, 2001 and 2000 are summarized below.



Quarterly Results of Operations
                                                                       Three Months Ended
(Dollars in thousands, except per share amounts)     March 31     June 30       September 30    December 31

2001
Interest income                                      $61,597      $62,557         $60,357         $57,672
Interest expense                                      34,427       32,899          30,401          25,670
Net interest income                                   27,170       29,658          29,956          32,002
Provision for loan losses                              7,295        4,464           9,807           7,057
Investment securities and other
  investment gains (losses)                            1,032           52               -            (645)
Income before income taxes and
  subsidiary trust distributions                      22,062       15,202           9,846          14,657
Net income                                            13,643        9,447           6,174           9,234
Diluted net income per common share *                    .65          .44             .29             .44

2000
Interest income                                     $ 53,049     $ 58,065        $ 61,130        $ 63,148
Interest expense                                      27,850       31,577          34,830          36,168
Net interest income                                   25,199       26,488          26,300          26,980
Provision for loan losses                              3,918        4,678           1,292           4,989
Investment securities and other
  investment gains                                       497            -               -           1,831
Income before income taxes and
  subsidiary trust distributions                      14,109       13,725          14,793          17,374
Net income                                             8,685        8,906           9,226          10,756
Diluted net income per common share *                    .41          .42             .44             .52

* The computation of per share data gives retroactive recognition to a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared July 18, 2000.


Balance Sheet Composition and Management

Changes in interest income and interest expense are affected by the allocation of funds throughout the Statement of Financial Condition. The following sections discuss the sources from which 1st Source obtains funds and the manner in which management has chosen to invest these funds.

Sources of Funds

Core Deposits -- 1st Source's major source of investable funds is provided by stable core deposits consisting of all interest bearing and noninterest bearing deposits, excluding brokered certificates of deposit and certain certificates of deposit of $100,000 and over. In 2001, average core deposits equaled 61.18% of average total assets, compared to 62.41% in 2000 and 65.47% in 1999. The effective cost rate of core deposits in 2001 was 3.76%, compared to 4.25% in 2000 and 3.74% in 1999. During 2001, 1st Source Bank acquired a total of 17 branch offices with core and other deposits of $322 million.

Average demand deposits (noninterest bearing core deposits) increased 7.01% in 2001, compared to an increase of 0.66% in 2000. They represented 14.81% of total core deposits in 2001, compared to 15.04% in 2000 and 15.80% in 1999.

Purchased Funds -- 1st Source's purchased funds are used to supplement core deposits and include certain certificates of deposit of $100,000 and over, brokered certificates of deposit, federal funds, securities sold under agreements to repurchase, commercial paper and other short-term borrowings. Purchased funds are raised from customers seeking short-term investments and are used to manage the bank's interest rate sensitivity. During 2001, 1st Source's reliance on purchased funds increased to 26.71% of average total assets from 25.75% in 2000.

Loan Securitizations -- 1st Source sells many of the aircraft and auto loans it originates through the issuance of securities backed by those loans in securitization transactions. In a securitization, 1st Source sells and transfers pools of loans to a special-purpose entity. The special-purpose entity simultaneously sells and transfers its total interest in the loans to a trust, which issues beneficial interests in the loans in the form of securities which are sold through private placement transactions. The special-purpose entity generally retains the right to receive any excess cash flows of the trust. 1st Source sold $230 million of loans in 2001 and $248 million of loans in 2000 in conjunction with aircraft and auto loan securitization transactions.

Shareholders' Equity -- Management continues to emphasize profitable asset growth and retention of equity in the business. Average shareholders' equity equated to 8.69% of average total assets in 2001 compared to 8.31% in 2000. Shareholders' equity was 8.59% of total assets at year-end 2001, compared to 8.50% at year-end 2000.

Investment of Funds

Investment Securities -- Investment securities at year-end 2001 increased
13.74% from 2000, following a 2.90% increase from year-end 1999 to year-end 2000. Investment securities at December 31, 2001 were $640 million or 17.98% of total assets, compared to $563 million or 17.70% of total assets at December 31, 2000.

Loans -- Average loans, net of unearned discount, increased 11.66% in 2001, following a 13.25% increase in 2000. Loans, net of unearned discount, at December 31, 2001 were $2.54 billion and were 71.16% of total assets, compared to $2.31 billion or 72.56% of total assets at December 31, 2000.

Commercial and agricultural lending outstandings, excluding those secured by real estate, decreased 6.80% during 2001. Many of the industries 1st Source serves experienced a marked decline in business activity in 2001, resulting in reduced loan needs.



Maturities of Investment Securities at December 31, 2001

                             U.S. Treasury    States and Political
                             and Agencies         Subdivisions         Other Securities         Total
(Dollars in thousands)
                             Amount Yield         Amount Yield           Amount Yield        Amount Yield
0   1      Year            $129,516 4.42%       $ 36,012 6.28%          $ 4,783 4.68%      $170,311 4.82%
1   5     Years             252,068 4.08          96,933 6.51             2,943 4.39        351,944 4.75
5   10    Years              10,262 4.99           6,855 6.90             5,070 3.08         22,187 5.14
Over 10   Years              43,021 4.12           4,200 6.41            48,815 6.02         96,036 5.19
Total                      $434,867 4.21%       $144,000 6.46%         $ 61,611 5.59%      $640,478 4.85%

Weighted average yields on tax-exempt obligations have been computed by adjusting tax-exempt income to a fully taxable equivalent basis, excluding the effect of the tax preference interest expense adjustment.



Commercial loans secured by transportation and construction equipment at year-end 2001 increased 13.60% from year-end 2000. Substantial growth occurred in environmental and construction equipment with modest increases in aircraft and heavy, medium and light trucks, whereas auto fleet rental and leasing franchises declined, primarily due to decreased business and personal travel. Also contributing to the increase, fewer loans were sold in 2001 through loan securitizations than in 2000.

Real estate loans increased 17.84% during 2001. This increase was due to a 235.27% increase in residential mortgage loans held for sale. Residential mortgage loans increased as customers refinanced to take advantage of lower mortgage rates.

Consumer loans held steady as greater marketing efforts were offset by customers utilizing mortgage refinances to make home improvements and to payoff consumer debt.

Liquidity Risk Management -- The Asset/Liability management process incorporates overall bank liquidity and interest rate sensitivity. The purpose of liquidity management is to match the sources and uses of funds to anticipated customer deposits, withdrawals and borrowing requirements, as well as to provide for the cash flow needs of 1st Source. The primary source of liquidity is the investment portfolio. At December 31, 2001, securities maturing in one year amounted to $170.3 million, which represented 26.59% of the investment portfolio as compared to 34.34% at year-end 2000. Other alternative sources of funds are loan repayments and loan securitizations. The liquidity of 1st Source is further enhanced by a significant concentration of core deposits and $100,000 and over certificates of deposit.

Interest Rate Risk Management -- 1st Source's Asset/Liability Management Committee monitors and manages the relationship of earning assets to interest bearing liabilities and the responsiveness of asset yields, interest expense and interest margins to changes in market interest rates. In the normal course of business, 1st Source faces ongoing interest rate risks and uncertainties. 1st Source occasionally utilizes interest rate swaps to partially manage the primary market exposures associated with the interest rate risk related to underlying assets, liabilities, and anticipated transactions.

A hypothetical change in earnings was modeled by calculating an immediate
100 basis point (1.00%) change in interest rates across all maturities. This analysis presents the hypothetical change in earnings of those rate sensitive financial instruments held by 1st Source (excluding Trustcorp Mortgage) at December 31, 2001. The aggregate hypothetical decrease in pre-tax earnings is estimated to be $620,000 on an annualized basis on all rate-sensitive financial instruments based on a hypothetical increase of a 100 basis point change in interest rates. The aggregate hypothetical increase in pre-tax earnings is estimated to be $3.02 million on an annualized basis on all rate-sensitive financial instruments based on a hypothetical decrease of a 100 basis point change in interest rates. Actual results may differ materially from those projected. The use of this methodology to quantify the market risk of the balance sheet should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.

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

Operating Results

Net interest income, the difference between income from earning assets and the interest cost of funding those assets, is 1st Source's primary source of earnings. Net interest income, on a fully taxable equivalent basis, increased 12.43% in 2001, following a 5.10% increase in 2000.

Net interest margin, the ratio of net interest income to average earning assets, is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Net interest margin on a fully taxable equivalent basis was 3.98% in 2001 compared to 3.92% in 2000 and 4.17% in 1999. The net interest margin was positively impacted in 2001 primarily due to the balance sheet composition being liability rate sensitive in a falling rate environment.


Selected Statistical Information

Distribution of Assets, Liabilities, and Shareholders' Equity
Interest Rates and Interest Differential

Year ended December 31,                                2001
                                    Average        Interest Income/     Yield/
(Dollars in thousands)              Balance           Expense            Rate

ASSETS

  Investment securities


    Taxable                       $ 416,638           $  22,695         5.45%

    Tax exempt(1)                   151,993               9,925         6.53

  Net loans(2,3)                  2,464,798             212,067         8.60

  Other investments                  32,462                 820         2.53

Total earning assets              3,065,891             245,507         8.01

  Cash and due from banks            99,453

  Reserve for loan losses           (50,895)

  Other assets                      255,494

Total                           $ 3,369,943

LIABILITIES AND SHAREHOLDERS' EQUITY

  Interest bearing deposits     $ 2,330,988             108,069         4.64

  Short-term borrowings             325,456              14,455         4.44

  Long-term debt                     12,078                 873         7.23

Total interest bearing
  liabilities                     2,668,522             123,397         4.62

  Noninterest bearing deposits      305,373

  Other liabilities                 103,062

  Shareholders' equity              292,986

Total                           $ 3,369,943

Net interest income                                  $  122,110

Net yield on earning assets
  on a taxable equivalent basis                                         3.98%


                    2000                         1999
Average        Interest Income/   Yield/   Average    Interest Income/   Yield/
Balance Expense    Expense         Rate    Balance        Expense         Rate



$ 369,401        $ 22,264          6.03%  $ 348,944      $ 20,049        5.75%
167,682            11,413          6.81     161,712        11,336        7.01
2,207,382         203,905          9.24   1,949,172       171,770        8.81
23,256              1,455          6.26      18,354           911        4.96
2,767,721         239,037          8.64   2,478,182       204,066        8.23
97,096                                      113,099
(41,441)                                    (39,105)
216,715                                     187,868
$ 3,040,091                             $ 2,740,044


$ 2,066,846       109,866          5.32 $ 1,843,692        84,839        4.60
327,941            19,664          6.00     283,035        14,995        5.30
12,193                895          7.34      12,492           892        7.14
2,406,980         130,425          5.42   2,139,219       100,726        4.71
285,361                                     283,479
95,176                                       90,152
252,574                                     227,194
$ 3,040,091                             $ 2,740,044
                $ 108,612                               $ 103,340

                                   3.92%                                 4.17%

(1) Interest income includes the effects of taxable equivalent adjustments, using a 35% rate. Tax equivalent adjustments were $3,058 in 2001, $3,457 in 2000, and $3,441 in 1999.

(2) Loan income includes fees on loans of $6,394 in 2001, $6,043 in 2002, and $5,745 in 1999. Loan income also includes the effects of taxable equivalent adjustments, using a 35% tax rate. Tax equivalent adjustments were $266 in 2001, $188 in 2000, and $196 in 1999.

(3) For purposes of this comparison, nonaccruing loans are included in the daily average loan balance outstanding.



The yield on earning assets in 2001 was 8.01%, compared to 8.64% in 2000 and 8.23% in 1999. Average earning assets in 2001 increased 10.77%, following an 11.68% increase in 2000.The effective rate on interest bearing liabilities was 4.62% in 2001, compared to 5.42% for 2000 and 4.71% for 1999.

Noninterest Income --Supplementing the growth in net interest income was an increase in noninterest income of 25.60% over 2000.The factors influencing the growth were increases in deposit service charges, mortgage servicing sales,and revenues generated from operating leases. In addition to the factors above,investment gains contributed to an increase in noninterest income of 16.84% in 2000 over 1999.

Trust fees in 2001 were $9.67 mill ion,compared to $9.61 million in 2000 and $8.95 mill ion in 1999. Trust fees increased 0.62% in 2001, following a 7.35% increase in 2000.The downturn in stock prices negatively impacted recorded trust fees in 2001.

Service charges on deposit accounts increased by 45.09% resulting in $11.71 million of income for 2001. The $8.07 mill ion recorded in 2000 was an increase of 17.05% from the $6.90 million of service charges on deposit accounts generated in 1999.Generally, overdraft fees and debit card fees accounted for the increase in service charges on deposit accounts for both 2001 and 2000.

Loan servicing and sale income generated from 1st Source's aircraft and auto loan securitization and mortgage banking activities increased 45.17% to $31.94 million in 2001. The $22.00 mill ion recorded in 2000 represented a 12.89%increase over 1999.Loan securitization income was $11.97 million during 2001, compared to $12.40 million during 2000.The outstanding servicing portfolio of aircraft and auto loans remains at $350 million for year-end 2001 and 2000. Gains of $19.34 mill ion were recognized on the sale of mortgage loans and servicing in 2001,compared to gains of $7.03 million in 2000. In addition, net servicing fees on mortgages declined to $625,000 for 2001,from $2.57 million for 2000.The significant increase in gains on the sale of mortgage loan servicing and the decrease in mortgage loan servicing fees in 2001 are reflective of Trustcorp Mortgage Company's $1.0 billion sale of mortgage servicing rights during the first quarter of 2001.

Equipment rental income generated from operating leases increased to $26.25 million in 2001, a 23.68% increase over 2000.The $21.22 million recorded in 2000 was a 21.93% increase over 1999. Revenues from operating leases for construction equipment, automobiles and other equipment,and the related depreciation on the equipment have increased significantly in the past few years as 1st Source has focused on increasing this line of business.

Other income experienced significant growth of 20.11%during 2001,compared to only a 3.05% increase in 2000.The increase in 2001 was fueled by greater consumer mortgage refinancings.The modest increase during 2000 was the result of increases in insurance commissions and standby letter of credit fees.

The reduction in investment gains in 2001 is attributed to a realized gain of $1.96 million on the sale of foreign bonds in 2000.The balance of the net investment securities and other investment gains in 2001 and 2000 were primarily the result of disposals and adjustments on venture capital investments.

Noninterest Expense --1st Source experienced an increase in noninterest expense of 16.57%in 2001 compared to 5.03%for 2000. The leading factors contributing to the increase of noninterest expense were in the form of costs to attract and retain quality people, professional consulting fees,supply and communication upgrades and improvements, and our continued branch expansion.Cost control across allbusiness units and better utilization of resources continue to be a major focus at 1st Source.

Salaries and employee benefits increased 14.74% in 2001,following an 4.00% increase in 2000. Salaries and wages increased 17.78% in 2001 and 3.86% in 2000. The increase in 2001 from the prior year was due,in part, to higher commissions paid to mortgage originators. The number of full-time equivalent employees stood at 1,260 at the end of 2001,compared to 1,070 and 1,083 at the end of 2000 and 1999,respectively.A major contributor to the increase in the number of full-time equivalent employees was the acquisition of 17 branches in 2001,13 of which were acquired in the fourth quarter. Employee benefits increased 4.04% in 2001, following a 4.51% increase in 2000. The lower percentage of increase in employee benefits for 2001 was primarily the result of an 18.87% decrease in executive incentives in 2001, following a 12.90% increase in 2000. This decrease was offset by an increase in group insurance expense of 18.99% in 2001,following a 6.12% decrease in 2000.

Occupancy expense in 2001 increased 9.70% from 2000, following a 6.56% increase in 2000. The 2001 and 2000 increases were primarily due to normal annual lease and operating cost adjustments and the newly acquired branches.

Furniture and equipment expense, including depreciation,increased in 2001 by 6.24%, following an 8.88% increase in 2000. The increase in 2001 is attributed primarily to upgrades in hardware and computer systems and increased computer processing charges.

Depreciation on operating leases increased 25.27% in 2001,following a 29.38% increase in 2000 due to the continued expansion of our operating lease portfolio.

Supplies and communications expense increased 18.61% in 2001, following a 4.37% decrease in 2000. The increase in 2001 was primarily due to providing the materials and up-to-date communication resources necessary to achieve optimal service for our customers.

Business development and marketing expense increased 18.06% in 2001, following a decrease of 15.06% in 2000. The increase in 2001 was in part due to advertising and marketing campaigns related to the branch acquisitions.

An increase of 23.88% occurred in other expenses during 2001, compared to a 10.70% decrease in 2000. The increase in 2001 was attributable to increased check forgery losses and professional consulting expenses.

Income Taxes -- Federal income taxes were $18.03 million and $17.43 million, prior to the tax benefit of $1.19 million and $1.29 million relating to the distribution on preferred securities of subsidiary trusts for 2001 and 2000, respectively.After this benefit, 2001 federal income taxes were $16.84 million or 30.43% of income after state taxes, compared to $16.14 million or 30.05% in 2000 and $14.04 million or 28.19% in 1999.

State income taxes were $3.03 million and $2.60 million in 2001 and 2000, respectively,prior to the tax benefit of $160,000 and $174,000 relating to the distribution on preferred securities of subsidiary trusts for 2001 and 2000, respectively. After this benefit, 2001 state income taxes were $2.87 million, compared to $2.43 million in 2000 and $3.01 million in 1999.

Credit Experience

Provision for Loan Losses -- The ability of a bank to identify and assess the risk factors af fecting its loan portfolio is crucial for profitability. Management follows a credit policy that balances the risk and return on loans and monitors potential credit problems to ensure that they are adequately managed and reserved. The provision made to the reserve for loan losses is determined by management based on the risk factors and current economic conditions affecting the loan portfolio, including changes to the portfolio mix and past loan loss experience. The provision for loan losses for 2001 was $28.62 million, compared to $14.88 million in 2000 and $7.44 million in 1999. The increase in the provision for loan losses in 2001 compared to 2000 reflects the continued weakening economy as problem loans grew and charge-offs increased. The higher net charge-offs occurred primarily in commercial and aircraft lending. Net charge-offs of $13.36 million, $7.40 million, and $2.39 million were recorded in 2001, 2000, and 1999, respectively.

The reserve for loan losses at December 31, 2001 totaled $57.62 million and was 2.27% of loans, compared to $44.64 million or 1.93% of loans at December 31, 2000, and $40.21 million or 1.95% of loans at December 31, 1999. It is management's opinion that the reserve for loan losses is adequate to absorb losses inherent in the loan portfolio as of December 31, 2001.

Nonperforming Assets -- 1st Source's policy is to discontinue the accrual of interest on loans on which principal or interest is past due and remains unpaid for 90 days or more, except for mortgage loans, which are placed on nonaccrual at the time the loan is placed in foreclosure. Nonperforming assets amounted to $42.92 million at December 31, 2001, compared to $24.46 million at December 31, 2000, and $14.51 million at December 31, 1999. Impaired loans totaled $45.40 million, $37.01 million and $31.57 million at December 31, 2001, 2000, and 1999, respectively.

The overall increase in nonperforming assets for 2001 is primarily the result of growing nonaccrual loans. The increase in nonaccrual loans is primarily attributed to commercial loans secured by transportation and construction equipment. In addition, there has been a moderate increase in other real estate owned.


Nonperforming Assets at December 31
(Dollars in thousands)                             2001            2000          1999            1998            1997

Loans past due over 90 days                 $       453      $      385       $   254         $   275         $   730
Nonaccrual loans                                 35,825          19,168        11,967           9,266          10,030
Total nonperforming loans                        36,278          19,553        12,221           9,541          10,760
Other real estate                                 3,137           1,697         1,167             424             335
Other assets                                      3,509           3,211         1,123             422             187
Total nonperforming assets                      $42,924        $ 24,461       $14,511         $10,387         $11,282

Nonperforming assets to loans,
  net of unearned discount                         1.69%           1.06%          .70%            .55%            .63%


Capital Resources

1st Source manages its capital resources to serve its customers, protect its depositors, support growth and provide a fair return to shareholders. As of December 31, 2001, there were 1,119 holders of record of 1st Source common stock.

1st Source's common stock is traded on the Nasdaq Stock Market under the National Market symbol "SRCE." High and low stock prices and cash dividends paid for the last two years by quarter were:



                                                         Cash                                       Cash
                                    2001 Sales Price   Dividends              2000 Sales Price    Dividends
Common Stock Prices                   High      Low      Paid                 High        Low       Paid
Quarter ended:
March 31                             $20.00   $16.31    $.086               $23.13      $16.10     $.081
June 30                               28.07    17.26     .085                20.86       14.17      .082
September 30                          25.03    18.40     .090                20.60       14.17      .086
December 31                           22.71    19.65     .090                20.42       13.93      .085

The above information gives retroactive recognition to a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared July 18, 2000. At
December 31, 2001, the total market capitalization of 1st Source was approximately $430.3 million.



                                 Consolidated Statements of Financial Condition

                                                          December  31
(Dollars in thousands)                             2001                 2000
Assets
Cash and due from banks                        $ 129,431            $ 118,123
Federal funds sold and interest
  bearing deposits with other banks               17,038                  901
Investment securities, available-for-sale
  (amortized cost of $632,712 and $503,238 at
  December 31, 2001 and 2000, respectively)      640,478              503,910
Investment securities, held-to-maturity
  (fair value of $0 and $60,332 at
  December 31, 2001 and 2000, respectively)            0               59,212
Loans, net of unearned discount:
  Commercial and agricultural loans              448,349              481,068
  Commercial loans secured by
    transportation and construction equipment  1,198,615            1,055,145
  Loans secured by real estate                   760,095              645,041
  Consumer loans                                 128,305              127,808
Total loans                                    2,535,364            2,309,062
  Reserve for loan losses                        (57,624)             (44,644)
Net loans                                      2,477,740            2,264,418
Equipment owned under operating leases
  (net of accumulated depreciation of
  $40,826 and $29,616 at December 31, 2001
  and 2000, respectively)                        115,754               84,892
Premises and equipment
  Land                                             6,789                4,509
  Buildings and improvements                      39,435               33,910
  Furniture and equipment                         29,317               25,024
Total premises and equipment                      75,541               63,443
  Accumulated depreciation                       (33,618)             (29,860)
Net premises and equipment                        41,923               33,583
Other assets                                     140,327              117,142
Total assets                                  $3,562,691          $ 3,182,181

The accompanying notes are a part of the consolidated financial statements.



Consolidated Statements of Financial Condition

                                                                      December 31
(Dollars in thousands)                                         2001                 2000
Liabilities
Deposits:
 Noninterest bearing                                        $ 365,193           $ 293,564
 Interest bearing                                           2,517,613           2,169,160
Total deposits                                              2,882,806           2,462,724
Short-term borrowings
 Federal funds purchased and securities
   sold under agreements to repurchase                        214,709             192,307
 Other                                                         49,764             141,083
Total short-term borrowings                                   264,473             333,390
Long-term debt                                                 11,939              12,060
Other liabilities                                              52,533              58,685
Total liabilities                                           3,211,751           2,866,859
Guaranteed preferred beneficial interests
  in the Company's subordinated debentures                     44,750              44,750



Shareholders' Equity

Common stock; no par value

  Authorized 40,000,000 shares; issued
  21,587,919 shares in 2001 and 21,535,912
  shares in 2000, less unearned shares
  (206,915 -- 2001 and 154,892 -- 2000)                         7,579               7,227
Capital surplus                                               214,001             195,197
Retained earnings                                              91,591              80,881
Cost of common stock in treasury
  (593,044 shares -- 2001 and 680,341
  shares -- 2000)                                             (12,591)            (14,954)
Accumulated other comprehensive income                          5,610               2,221
Total shareholders' equity                                    306,190             270,572
Total liabilities and shareholders' equity                 $3,562,691         $ 3,182,181




                                               Consolidated Statements of Income
                                         1st Source Corporation and Subsidiaries

                                                    Year Ended December 31
(Dollars in thousands, except per share data)   2001         2000         1999
Interest and fee income:
  Loans                                      $ 211,801    $ 203,717   $ 171,575
  Investment securities, taxable                22,695       22,264      20,049
  Investment securities, tax-exempt              6,867        7,955       7,895
    Total investment securities                 29,562       30,219      27,944
  Other                                            820        1,456         910
Total interest income                          242,183      235,392     200,429
Interest expense:
  Deposits                                     108,069      109,866      84,839
  Short-term borrowings                         14,455       19,664      14,995
  Long-term debt                                   873          895         892
Total interest expense                         123,397      130,425     100,726
Net interest income                            118,786      104,967      99,703
  Provision for loan losses                     28,623       14,877       7,442
Net interest income after provision
  for loan losses                               90,163       90,090      92,261
Noninterest income:
  Trust fees                                     9,672        9,612       8,954
  Service charges on deposit accounts           11,714        8,073       6,897
  Loan servicing and sale income                31,940       22,002      19,490
  Equipment rental income                       26,249       21,224      17,407
  Other income                                  12,822       10,675      10,359
  Investment securities and other
    investment gains                               439        2,328         153
Total noninterest income                        92,836       73,914      63,260
Noninterest expense:
  Salaries and employee benefits                62,614       54,572      52,472
  Net occupancy expense                          6,199        5,651       5,303
  Furniture and equipment expense                9,428        8,874       8,150
  Depreciation -- leased equipment              21,034       16,790      12,978
  Supplies and communications                    6,047        5,098       5,331
  Business development and marketing expense     4,359        3,692       4,346
  Other expense                                 11,551        9,326      10,443
Total noninterest expense                      121,232      104,003      99,023
Income before income taxes and
  subsidiary trust distributions                61,767       60,001      56,498
Income taxes                                    21,059       20,030      18,471
Distribution on preferred securities of
  subsidiary trusts, net of income
  tax benefit of $1,350 in 2001 and
  $1,465 in 2000                                 2,210        2,398       2,259
Net income                                    $ 38,498     $ 37,573    $ 35,768
Basic net income per common share               $ 1.85     $   1.81      $ 1.71
Diluted net income per common share             $ 1.82     $   1.79      $ 1.69

The accompanying notes are a part of the consolidated financial statements.


Consolidated Statements of Shareholders' Equity
1st Source Corporation and Subsidiaries

                                                                                                    Cost of       Accumulated
                                                                                                    Common           Other
                                                                Common     Capital     Retained      Stock       Comprehensive
(Dollars in thousands, except per share data)       Total       Stock      Surplus     Earnings   in Treasury   Income (Loss),  Net
Balance at January 1, 1999                        $ 216,793    $ 6,270    $ 121,456    $ 98,300   $ (12,723)        $ 3,490
Comprehensive income, net of tax:
  Net income                                         35,768          -            -      35,768           -               -
  Change in unrealized appreciation
  of available-for-sale securities                   (5,385)         -            -           -           -          (5,385)
Total comprehensive income                           30,383          -            -           -           -               -
Cost of 210,966 shares of common
  stock acquired for treasury                        (6,646)         -            -           -      (6,646)              -
Cash dividends ($.284 per share)                     (5,922)         -            -      (5,922)          -               -
10% common stock dividend
  ($17 cash paid in lieu of fractional shares)          (17)       613       58,449     (59,079)          -               -
Other                                                 4,229          -            -        (758)      4,987               -
Balance at December 31, 1999                        238,820      6,883      179,905      68,309     (14,382)         (1,895)
Comprehensive income, net of tax:
  Net income                                         37,573          -            -      37,573           -               -
    Change in unrealized appreciation
    of available-for-sale securities                  4,116          -            -           -           -           4,116
Total comprehensive income                           41,689          -            -           -           -               -
Cost of 282,903 shares of common
  stock acquired for treasury                        (4,990)         -            -           -      (4,990)              -
Cash dividends ($.334 per share)                     (6,956)         -            -      (6,956)          -               -
5% common stock dividend
  ($9 cash paid in lieu of fractional shares)            (9)       344       15,292     (15,645)          -               -
Other                                                 2,018          -            -      (2,400)      4,418               -
Balance at December 31, 2000                      $ 270,572   $  7,227    $ 195,197    $ 80,881   $ (14,954)        $ 2,221
Comprehensive income, net of tax:
  Net income                                         38,498          -            -      38,498           -               -
    Cumulative effect of change
      in accounting principle                           688          -            -           -           -             688
    Change in unrealized appreciation
      of available-for-sale securities                2,701          -            -           -           -           2,701
Total comprehensive income                           41,887          -            -           -           -               -
Cost of 71,514 shares of common
  stock acquired for treasury                        (1,308)         -            -           -      (1,308)              -
Cash dividends ($.351 per share)                     (7,297)         -            -      (7,297)          -               -
5% common stock dividend
  ($10 cash paid in lieu of fractional shares)          (10)       352       18,804     (19,166)          -               -
Other                                                 2,346          -            -      (1,325)      3,671               -
Balance at December 31, 2001                       $306,190    $ 7,579     $214,001    $ 91,591   $ (12,591)        $ 5,610

The accompanying notes are a part of the consolidated financial statements.



Consolidated Statements of Cash Flows
1st Source Corporation and Subsidiaries

                                                       Year Ended December 31
(Dollars in thousands)                          2001            2000            1999
Operating activities:
  Net income                                 $ 38,498        $ 37,573        $ 35,768
Adjustments to reconcile net income to net
cash provided by operating activities:
  Provision for loan losses                    28,623          14,877           7,442
  Depreciation of premises and equipment       25,779          21,159          17,099
  Amortization of investment security
    premiums and accretion of discounts, net    1,811             757           1,432
  Amortization of mortgage servicing rights     4,382           5,485           5,787
  Deferred income taxes                        (2,259)          3,013            (926)
  Realized investment securities gains           (439)         (2,328)           (153)
  Realized gains on securitized loans          (8,532)         (8,880)         (6,702)
  Decrease (increase) in interest receivable    3,607          (5,011)         (1,705)
  (Decrease) increase in interest payable      (9,184)         17,148          (2,209)
  Other                                         1,798          (1,713)         13,580
Net cash provided by operating activities      84,084          82,080          69,413
Investing activities:
  Proceeds from sales and maturities of
    investment securities                     336,827         213,942         253,736
  Purchases of investment securities         (408,611)       (222,091)       (271,441)
  Net (increase) decrease in
    short-term investments                    (15,987)            348          40,552
  Loans sold or participated to others        236,741         259,126         335,205
  Increase in loans net of
    principal collections                    (449,283)       (522,526)       (522,499)
  Purchase of loans                           (29,641)              -               -
  Net increase in equipment owned
    under operating leases                    (48,385)        (37,491)        (24,389)
  Purchases of premises and equipment         (11,673)         (3,905)         (5,899)
  Decrease (increase) in other assets           4,040             412          (8,584)
  Net cash paid in purchase acquisition       (27,821)              -               -
  Other                                        (1,412)           (535)         (1,025)
Net cash used in investing activities        (415,205)       (312,720)       (204,344)
Financing activities:
  Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts          82,696         130,948         (66,741)
  Purchase of demand deposits and
    savings accounts                          129,451               -               -
  Net increase in certificates of deposit      15,845         204,325          17,086
  Purchase of certificates of deposits        192,090               -               -
  Net (decrease) increase in
    short-term borrowings                     (68,917)        (76,352)        167,583
  Proceeds from issuance of long-term debt        217             255           2,211
  Payments on long-term debt                     (338)           (369)         (3,226)
  Acquisition of treasury stock                (1,308)         (4,990)         (6,646)
  Cash dividends                               (7,297)         (6,956)         (5,922)
  Other                                           (10)             (9)            (17)
Net cash provided by financing activities     342,429         246,852         104,328
Increase (decrease) in cash and
  cash equivalents                             11,308          16,212         (30,603)
Cash and cash equivalents, beginning of year  118,123         101,911         132,514
Cash and cash equivalents, end of year      $ 129,431       $ 118,123       $ 101,911

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

Principles of Consolidation -- The financial statements consolidate 1st
Source and its subsidiaries (principally 1st Source Bank and Trustcorp Mortgage Company). All significant intercompany balances and transactions have been eliminated. For purposes of the parent company only financial information presented in Note R, investments in subsidiaries, are carried at 1st
Source's equity in the underlying net assets.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities -- Securities that may be sold as part of 1st Source's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on securities available-for-sale are reported net of related deferred income taxes as a separate component of shareholders' equity, and the change in such items is a component of comprehensive income. Securities that 1st Source has the ability and positive intent to hold to maturity are classified as held-to-maturity. Securities held-to-maturity, when present, are carried at amortized cost.
There were no securities held-to-maturity at December 31, 2001. Trading securities are carried at fair market value with unrealized holding gains and losses included in earnings. There were no trading securities at December
31, 2001 or 2000. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

On adoption of SFAS No.133, 1st Source was permitted to transfer held-to-maturity debt securities to available-for-sale or trading securities without calling into question the intent of management to hold other debt securities to maturity in the future. In conjunction with the adoption of SFAS No. 133, 1st Source transferred the held-to-maturity portfolio with an amortized cost of $59.2 million and a gross unrealized gain of $1.1 million into the available-for-sale portfolio at January 1, 2001.

Loans -- Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held-for-sale are carried at the lower of cost or market determined on an aggregate basis. Included in real estate loans are loans held for sale totaling $173.5 million and $51.8 million at December
31, 2001 and 2000, respectively.

Securitized Assets -- The guidelines set forth in Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, "are followed when accounting for securitizations. When 1st Source sells loans in securitizations, it retains servicing rights and interest-only strips. The interest-only strips are capitalized as retained interests in the securitized assets. Gain or loss on sale of the loans depends in part on the previous carrying amount of all retained interests, allocated in proportion to their fair value. 1st Source generally estimates fair value based on the present value of future cash flows expected under management's best estimates of certain key assumptions. Key assumptions used by 1st Source in its securitization model are as follows: discount rate (15%); loan loss assumption for cash flow purposes (0.50%); interest earned on the trust cash tied to the 30 day LIBOR; and future liquidations of securitized loans based on an 18 month rolling historical average. In conjunction with its securitization activities, 1st Source sold $230 million of aircraft and auto loans in 2001 and $248 million in 2000. Securitization activities generated income of $11.97 million in 2001 and $12.40 million in 2000.

Included in the consolidated statements of financial condition, as other assets, are the retained interests in the securitized assets. The retained interests are assets of 1st Source Funding, LLC ("Funding"), a special-purpose subsidiary of 1st Source Bank, and represent Funding's beneficial interests in certain assets of the 1st Source Master Trust in accordance with 1st Source's loan securitization transactions. The recorded fair value of the retained interests decreased to $21.2 million in 2001 from $22.5 million at year end 2000. Changes in fair value are recorded as a component of other comprehensive income. Declines in fair value that are other than temporary are reported in net income.

The following analysis shows the impact on the fair value of the retained interests for unfavorable, hypothetical changes in the key assumptions used to value the retained interests:

1. An increase in the loss assumption from 0.50% to 0.75% and 1.00% reduces the fair value by $1.12 million and $2.27 million, respectively.

2. An increase in the discount rate from 15% to 18% and 20% reduces the fair value by $940,000 and $1.53 million, respectively.

3. A decrease of 0.50% and 1.00% in the trust cash earnings rate reduces the fair value by $293,000 and $586,000, respectively.

4. An increase in future liquidations from the current assumption by 50% and 100% reduces the fair value by $627,000 and $1.10 million, respectively.

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

As of December 31,2001,$350 million of securitized auto and aircraft loans are outstanding, all of which qualified for sale accounting. In addition,$20.89 million or 6.0% of securitized loans are 60 days or more delinquent. Credit losses, net of recoveries,for 2001 and 2000,were 1.38% and 0.05%, respectively.

Mortgage Servicing Rights -- The costs of purchasing the rights to service mortgage loans originated by others are defer red and amortized as reductions of mortgage servicing fee income over the estimated servicing period in proportion to the estimated servicing income to be received. Gains and losses on the sale of mortgage servicing rights are recognized as noninterest income in the period in which such rights are sold on a servicing released basis.

SFAS No.140 allows companies to allocate a portion of the total costs of the originated mortgage loans to servicing rights, based on their relative fair value. Fair value is estimated based on market prices,when available, or the present value of future net servicing income, adjusted for such factors as discount and prepayment rates. As of December 31,2001 and 2000, $20.1 million and $18.7 million, respectively,of mortgage servicing rights have been capitalized. As of these dates, the servicing rights had a fair value of $29.9 million and $33.4 million respectively.

Mortgage servicing rights are being amortized using a method which approximates the income forecast method. For the years ended December
31, 2001, 2000,and 1999,$4.38 million, $5.49 million and $5.79 million of amortization expense has been recognized.

SFAS No.140 also requires 1st Source to assess its capitalized servicing rights for impairment based on their current fair value. 1st Source disaggregates its servicing portfolio based on loan type and interest rate, and the predominant risk characteristics of the underlying loans. There were no valuation allowances associated with capitalized mortgage servicing rights at December 31, 2001 and 2000.

Revenue Recognition -- Interest on loans is included in interest income,using the accrual method over the terms of the loans based upon principal balances outstanding.

The accrual of interest on loans is discontinued when a loan becomes contractually delinquent for 90 days, except for mortgage loans, which are placed on nonaccrual at the time the loan is placed in foreclosure. When interest accruals are discontinued, interest credited to income in the current year is reversed,and interest accrued in the prior year is charged to the reserve for loan losses. Management may elect to continue the accrual of interest when the net realizable value of collateral is sufficient to cover the principal and accrued interest.

Loan origination and commitment fees and direct loan origination costs, when material, are defer red and the net amount amortized to interest income generally over the contractual life of the related loan or commitment.

Reserve for Loan Losses -- The reserve for loan losses is maintained at a level believed to be adequate by management to absorb probable losses inherent in the loan portfolio. Management evaluates the adequacy of the reserve, reviewing all loans over a fixed-dollar amount where the internal credit rating is at or below a predeter mined classification, actual and anticipated loss experience, current economic events in specific industries and other pertinent factors including general economic conditions. Determination of the reserve is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows or fair value of collateral on collateral dependent impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the reserve, while recoveries of amounts previously charged off are credited to the reserve. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors previously mentioned as well as other pertinent factors.

Premises and Equipment -- Premises and equipment are stated at cost, less accumulated depreciation.The provision for depreciation is computed generally by the straight-line method, primarily with useful lives of 5,7,15, and 31 1/2 years.

Leased Assets -- 1st Source finances various types of construction equipment, heavy duty trucks and automobiles under leases principally classified as operating leases. Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term, generally three to seven years. Leased assets are being depreciated on a straight-line method over the lease term to the estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value. These estimates are reviewed periodically to ensure realization.

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

Net Income Per Common Share -- Net income per common share is computed in accordance with SFAS No.128, "Earnings per Share." Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, which were as follows (in thousands):2001, 20,767; 2000, 20,769; and 1999, 20,876. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding, plus the dilutive effect of outstanding stock options. The weighted-average number of common shares, increased for the dilutive effect of stock options, used in the computation of diluted earnings per share were as follows (in thousands): 2001, 21,170; 2000, 20,982; and 1999, 21,211. The
computation of weighted-average number of shares gives retroactive effect to a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared July 18, 2000.

Funds Held in Trust for Investors and Mortgagors -- As of December 31,2001
and 2000, serviced mortgage loans which were owned by investors aggregated $1.30 billion and $1.77 billion, respectively. Funds held in trust at 1st Source for the payment of principal, interest, taxes and insurance premiums applicable to mortgage loans being serviced for others, aggregated approximately $45.2 million and $24.9 million at December 31, 2001 and December 31, 2000, respectively.

Cash Flow Information -- For purposes of the consolidated and parent company only statements of cash flows, 1st Source considers cash and due from banks as cash and cash equivalents. Cash paid during the years ended December 31, 2001, 2000, and 1999 for interest and for income taxes was $132.6 million and $19.7 million, $113.3 million and $18.8 million, and $102.9 million and $11.0 million, respectively.

Segment Information -- 1st Source's principal business is banking, and management has not separately organized the business beyond commercial banking and mortgage banking. Its wholly owned mortgage subsidiary, Trustcorp Mortgage Company, constitutes a segment by definition of SFAS No.131, "Disclosure about Segments of an Enterprise and Related Information. "Due to the nonrecurring net gain of approximately $7 million on the sale of approximately $1 billion of mortgage servicing rights during the first quarter of 2001, Trustcorp Mortgage Company meets the quantitative thresholds for separate disclosure as set forth by this Statement. However, excluding the above mentioned gain, Trustcorp Mortgage Company's revenues fall below the 10 percent disclosure threshold in all years presented. In addition, total assets of Trustcorp Mortgage Company are less than 10 percent of the consolidated assets of 1st Source. Accordingly, no disclosure is made.

Derivative Financial Instruments -- 1st Source occasionally enters into derivative financial instruments as part of its interest rate risk management strategies. These derivative financial instruments consist primarily of interest rate swaps and forward sales. On January 1, 2001, 1st Source adopted Statement of Financial Accounting Standards No.133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS No.133 establishes accounting and reporting standards for derivative instruments and forhedging activities and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the intended use of the derivative and its resulting designation. The transition adjustment, in 2001, upon adoption of SFAS No.133, was immaterial. Prior to 2001, these instruments were accounted for under the accrual basis of accounting, whereby the income or expense was recorded as a component of interest income. If a swap was terminated, the resulting gain or loss was deferred and amortized over the remaining life of the derivative.

Recent Accounting Pronouncements -- In June 2001, FASB issued SFAS No.141, "Business Combinations," which replaces APB Option 16. SFAS No.141 requires all business combinations to be accounted for by the purchase method and eliminates the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. While SFAS No. 141 will affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new guidance had no effect on 1st Source's results of operations, financial position, or liquidity during 2001.


In conjunction with the issuance of the new guidance for business combinations, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17. Under the provisions of SFAS No.142, goodwill and certain other intangible assets, which do not possess finite useful lives, will no longer be amortized into net income over an estimated life but rather will be tested at least annually for impairment based on specific guidance provided in the new standard. Intangible assets determined to have finite lives will continue to be amortized over their estimated useful lives and also continue to be subject to impair ment testing. The provisions of SFAS No. 142 were adopted by 1st Source as required, effective January 1, 2002. Application of the nonamortization provisions of the statement is expected to result in an increase in net income of approximately $220,000, or $.01 per common share, in 2002 as compared to 2001. 1st Source believes the goodwill acquired in the branch acquisitions, discussed in Note Q, will not be amortized under SFAS No.142. During 2002, the FASB plans to address goodwill amortization in bank branch acquisitions specifically considering SFAS No.72, which requires goodwill amortization in certain instances.

Reclassifications -- Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.


Note B -- Fair Values of Financial Instruments
The fair values of 1st Source's financial instruments as of December 31, 2001 and 2000 are summarized in the table below.

                                                      Carrying or                          Carrying or
                                                    Contract Value        Fair Value      Contract Value         Fair Value
(Dollars in thousands)                                             2001                                  2000
Assets:
Cash and due from banks                                $ 129,431        $ 129,431         $     118,123           $ 118,123
Federal funds sold and interest
  bearing deposits with other banks                       17,038           17,038                   901                 901
Investment securities, available-for-sale                640,478          640,478               503,910             503,910
Investment securities, held-to-maturity                        -                -                59,212              60,332
Loans, net of reserve for loan losses                  2,477,740        2,564,094             2,264,418           2,309,459
Liabilities:
Deposits                                               2,882,806        2,907,716             2,462,724           2,474,091
Short-term borrowings                                    264,473          264,473               333,390             333,390
Long-term debt                                            11,939           12,415                12,060              12,425
Guaranteed preferred beneficial interests
  in the Company's subordinated debentures                44,750           41,490                44,750              41,714
Off-balance-sheet instruments *                                -             (691)                    -               (829)

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

Loans -- For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain real estate loans (e.g.,one-to-four single family residential mortgage loans) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of all other loans are estimated using discounted cash flow analyses which use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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

Guarantees and Loan Commitments -- Contract and fair values for certain of 1st Source's off-balance-sheet financial instruments (guarantees and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing.

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

Note C -- Restrictions on Cash and Due from Banks

1st Source Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 2001 and 2000 was approximately $2.5 million and $5.1 million, respectively.

Under available line of credit agreements, 1st Source may borrow up to $3 million. At December 31, 2001 and 2000, there were no outstanding borrowings under these lines, which were assigned to support commercial paper borrowings.



Note D -- Investment Securities
The amortized cost and estimated aggregate fair value of securities classified as available-for-sale at December 31, 2001, are as follows:

                                                                                Gross               Gross              Estimated
                                                        Amortized            Unrealized           Unrealized            Aggregate
(Dollars in thousands)                                     Cost            Holding Gains        Holding Losses          Fair Value
Equity securities:
  Marketable securities                                 $ 38,944             $      887           $ (1,095)              $ 38,736
  Other equity securities                                  5,791                    286                  -                  6,077
Total equity securities                                   44,735                  1,173             (1,095)                44,813
Debt securities:
  United States Treasury and agency securities           376,806                  5,019               (265)               381,560
  Obligations of states and political subdivisions       141,346                  2,724                (70)               144,000
  Debt securities issued by foreign governments              725                      -                  -                    725
  Corporate securities                                     3,917                     85                  -                  4,002
  Mortgage-backed securities                              54,888                    279               (132)                55,035
  Other debt securities                                   10,295                     61                (13)                10,343
Total debt securities                                    587,977                  8,168               (480)               595,665
Total investment securities                            $ 632,712             $    9,341           $ (1,575)             $ 640,478


The amortized cost and estimated aggregate fair value of debt securities classified as available-for-sale at December 31, 2001, by contractual maturity (except for mortgage-backed securities), are shown to the right.

Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                  Available-For-Sale

                                                                           Estimated
                                                             Amortized     Aggregate
(Dollars in thousands)                                          Cost       Fair Value

Due in one year or less                                     $ 168,403      $ 170,307
Due after one year through five years                         344,803        350,195
Due after five years through ten years                         11,882         12,000
Due after ten years                                            14,176         14,285
Mortgage-backed securities                                     48,713         48,878
Total                                                       $ 587,977      $ 595,665


The amortized cost and estimated aggregate fair value of securities classified as available-for-sale and held-to-maturity at December 31, 2000, are as follows:



                                                                                    Available-For-Sale

                                                                                 Gross               Gross             Estimated
                                                          Amortized           Unrealized          Unrealized           Aggregate
(Dollars in thousands)                                       Cost           Holding Gains      Holding Losses          Fair Value
Equity securities:
  Marketable securities                                   $ 24,254            $    780           $ (1,100)             $ 23,934
  Other equity securities                                    5,128                 128                  -                 5,256
Total equity securities                                     29,382                 908             (1,100)               29,190
Debt securities:
  United States Treasury and agency securities             314,831               1,058               (307)              315,582
  Obligations of states and political subdivisions         104,298                 402               (185)              104,515
  Debt securities issued by foreign governments                710                   1                  -                   711
  Corporate securities                                      12,323                  56                 (1)               12,378
  Mortgage-backed securities                                24,892                  67               (175)               24,784
  Other debt securities                                     11,805                   5                (57)               11,753
  Commercial paper                                           4,997                   -                  -                 4,997
Total debt securities                                      473,856               1,589               (725)              474,720
Total investment securities                               $503,238             $ 2,497           $ (1,825)             $503,910



                                                                           Held-To-Maturity
                                                                        Gross             Gross           Estimated
                                                    Amortized        Unrealized        Unrealized         Aggregate
                                                      Cost          Holding Gains      Holding Losses     Fair Value
Equity securities:
 Other equity securities                            $ 12,226         $        -        $        -         $ 12,226
Debt securities:
 Obligations of states and political subdivisions     46,986              1,120                 -           48,106
Total investment securities                         $ 59,212         $    1,120        $        -         $ 60,332


Other equity securities classified as available-for-sale at December 31, 2001 and as held-to-maturity at December 31, 2000 include securities such as Federal Reserve Bank and Federal Home Loan Bank stock, which are not traded on established exchanges and have only redemption capabilities. Fair values for such equity securities are considered to approximate cost. At December 31, 1999, debt securities issued by foreign governments (classified as available-for-sale) with an amortized cost of $1.59 million and estimated aggregate fair values of $3.14 million were included in debt securities, but were classified as loans in the accompanying 2000 consolidated statements of financial condition. In 2000, these debt securities were sold. 1st Source had no trading securities as of December 31, 2001 and 2000. The following represents the segregation of cash flows between securities available-for-sale and held-to-maturity.




                                                2001                            2000                               1999
                                  Available-  Held-To-             Available-  Held-To-              Available-   Held-To-
(Dollars in thousands)             For-Sale  Maturity     Total     For-Sale   Maturity   Total      For-Sale    Maturity    Total
Purchase of securities             $408,611   $     -   $408,611    $222,091    $     -  $222,091    $270,835    $   606   $271,441
Proceeds from sales of securities     2,160         -      2,160       4,460          -     4,460       3,315          -      3,315
Proceeds from maturities and
  prepayments of securities         334,667         -    334,667     195,108     17,974   213,082     231,121     19,300    250,421


Gross gains of $47,000 and $1,964,000 were realized during 2001 and 2000, respectively, on the sale of securities available-for-sale. The gross gain in 2000 was due to the sale of the $1.59 million of debt securities issued by foreign governments mentioned above.

At December 31, 2001 and 2000, investment securities with carrying values of $375.6 million and $272.5 million, respectively, were pledged as collateral to secure government, public and trust deposits and for other purposes.

The mortgage-backed securities held by 1st Source consist primarily of FNMA, GNMA and FHLMC pass-through certificates which are guaranteed by those respective agencies of the United States government.

Note E -- Loans to Related Parties

1st Source and its subsidiaries have extended loans to officers and directors of 1st Source and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $18.38 million and $25.89 million at December 31, 2001 and 2000, respectively. During 2001, $10.55 million of new loans were made and repayments and other reductions totaled $18.06 million.

Note F -- Reserve for Loan Losses

At December 31, 2001 and 2000, loans amounting to $35.83 million and $19.17 million, respectively, substantially all of which are collateralized, are considered to be nonaccrual. Currently, 1st Source has no restructured loans. Interest income for the years ended December 31, 2001, 2000, and 1999 would have increased by approximately $2,816,000, $1,862,000, and $866,000, respectively, if these loans earned interest at their full contract rate.

A loan is considered impaired, based on current information and events, if it is probable that 1st Source will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. As of December 31, 2001 and 2000, impaired loans totaled $45.40 million and $37.01 million, respectively, of which $27.70 million and $15.19 million had corresponding specific reserves for loan losses totaling $6.94 million and $4.24 million, respectively. The remaining balances of impaired loans had no specific reserves for loan losses associated with them. As of December 31, 2001, a total of $33.78 million of the impaired loans are nonaccrual loans; interest is not recognized on nonaccrual loans subsequent to the date the loan is placed in nonaccrual status. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections on interest and principal are generally applied as a reduction to principal outstanding. Interest on the remainder of the impaired loans is recognized on the accrual basis. For 2001, 2000, and 1999 the average recorded investment in impaired loans was $45.69 million, $34.92 million, and $19.32 million, respectively, and interest income recognized on impaired loans totaled $3.40 million, $1.98 million, and $2.18 million, respectively.

Changes in the reserve for loan losses for each of the three years ended December 31 are shown on page 26.


Note F -- Reserve for Loan Losses (concluded)

(Dollars in thousands)                                   2001         2000           1999
Balance, beginning of year                           $ 44,644       $ 40,210       $38,629
Provision for loan losses                              28,623         14,877         7,442
Charge-offs, net of recoveries of $971 in 2001,
  $1,673 in 2000, and $639 in 1999                    (13,361)        (7,402)       (2,388)
Recaptured reserve due to loan securitizations         (2,878)        (3,041)       (3,473)
Reserves related to loans acquired                        596              -             -
Balance, end of year                                 $ 57,624       $ 44,644       $40,210



Note G -- Long-Term Debt
Details of long-term debt are as follows:

                                             December 31
(Dollars in thousands)                   2001            2000
Term loan (7.40%)                      $10,000         $ 10,000
Federal Home Loan Bank
  borrowings (5.54%--6.98%)              1,010            1,020
Other                                      929            1,040
Total long-term debt                   $11,939         $ 12,060

Annual maturities of long-term debt outstanding at December 31, 2001 for the next five years beginning in 2002 are as follows (in thousands): $10,255, $462, $47, $217, and $82.

The $10.0 million term loan has a fixed interest rate of 7.40% payable quarterly with principal due at maturity, October 1, 2002. The Term Loan Agreement contains, among other provisions, a make-whole provision for early extinguishment of debt, and certain covenants relating to existence and mergers, capital structure and financial requirements.

At December 31, 2001, the Federal Home Loan Bank borrowings represent a source of funding for certain residential mortgage activities and consist of five fixed rate notes with maturities ranging from 2003 to 2018. These notes are collateralized by $1.62 million of certain real estate loans.

Note H -- Common Stock

Effective January 1, 1996, 1st Source adopted SFAS No.123, "Accounting for Stock-Based Compensation," on a disclosure basis only. The disclosure requirements include reporting the pro forma effect on net income and net income per share of compensation expense attributable to the fair value of stock options and other stock-based compensation which have been issued to employees under the Stock Option Plans and the Employee Stock Purchase Plan. 1st Source will continue to apply APB No.25 in accounting for these plans. In addition, the Executive Incentive Plan, the Special Long-Term Incentive Award Plan and the Restricted Stock Award Plan are also accounted for under the provisions of APB No.25. Compensation cost charged against income for these plans was $2.95 million, $3.64 million, and $3.22 million for the years ended December 31, 2001, 2000, and 1999, respectively.

Stock Option Plans -- 1st Source's incentive stock option plans include the 1992 Stock Option Plan (the "1992 Plan"), the 2001 Stock Option Plan (the "2001 Plan") and a certain other stock option agreement which became effective January 1, 1992. As of December 31, 2001, an aggregate 2,933,621 shares of common stock are reserved for issuance under the above plans. Under the 2001 Plan, the exercise price of each option equals the market price of 1st Source stock on the date of grant and an option's term is 10 years, except for reload options, which are given the remaining term of the original grant. Options under the 2001 Plan generally vest in one to six years from date of grant. Options are granted on a discretionary basis by the Executive Compensation Committee (the "Committee") of the 1st Source Board of Directors.

The fair value of each option on the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants made in 2001: dividend yield of 1.77%; expected volatility of 30.63%; risk-free interest rate of 4.91%; and expected life of
6.51 years. The following table on page 27, is a summary of the activity with respect to 1st Source's stock option plans for the years ended December 31, 1999, 2000, and 2001:

                                                       Weighted-
                                        Number of       Average
                                          Shares    Exercise Price
Options outstanding,

  January 1, 1999                       1,147,674       $15.69
Options granted                            11,025        23.13
Options exercised                        (146,596)        6.40
Options forfeited                          (1,213)       32.15
Options outstanding,
  December 31, 1999                     1,010,890        17.09
Options granted                                 -            -
Options exercised                         (37,783)        8.35
Options forfeited                          (5,927)       13.90
Options outstanding,
  December 31, 2000                       967,180        17.47
Options granted                            53,608        21.85
Options exercised                         (40,928)        9.09
Options forfeited                          (2,212)       10.60
Options outstanding,
  December 31, 2001                       977,648        18.07
Options exercisable,
  December 31, 2001                       915,638       $17.78


The following table summarizes information about stock options outstanding at December 31, 2001:

                                Options Outstanding

                                       Weighted-
                                        Average         Weighted-
    Range of        Number             Remaining        Average
    Exercise      Outstanding         Contractual        Exercise
     Prices       at 12/31/01         Life (Years)        Price

$5.00 to $11.99     371,303              1.29            $ 7.16
12.00 to  29.99     247,973              5.02             15.54
30.00 to  31.99     358,372              6.55             31.12


                                Options Exercisable
                                                  Weighted-
     Range of                 Number               Average
     Exercise               Exercisable           Exercise
      Prices                at 12/31/01             Price


$5.00 to$11.99                371,303                   $ 7.16
12.00 to 29.99                188,389                    13.50
30.00 to 31.99                355,946                    31.12

Employee Stock Purchase Plan -- 1st Source also has an employee stock purchase plan for substantially all employees with at least two years of service on the effective date of an offering under the plan. Eligible employees may elect to purchase any dollar amount of stock, so long as such amount does not exceed 25% of their base rate of pay and the aggregate stock accrual rate for all offerings does not exceed $25,000 in any calendar year. Payment for the stock is made through payroll deductions over the offering period, and employees may discontinue the deductions at any time and exercise the option or take the funds out of the program. The most recent offering began June 1,2001,and runs through May 31, 2003, with $262,326 in stock value to be purchased at $19.38 per share. The fair value of the employees' purchase rights for the 2001 offering was estimated using the Black-Scholes model with the following assumptions: dividend yield of 1.86%; expected volatility of 40.69%; risk-free interest rate of 4.22%; and expected life of two years.

Pro forma net income and diluted net income per common share, reported as if compensation expense had been recognized under the fair value provisions of SFAS No.123 for the stock option and employee stock purchase plans, are as follows:

                        2001        2000         1999
Net income (000s):
     As reported       $38,498    $ 37,573      $35,768
      Pro forma         38,206      37,234       34,376
Diluted net income
 per common share:
     As reported        $ 1.82    $   1.79      $  1.69
      Pro forma           1.81        1.78         1.63


Executive Incentive Plan -- 1st Source's Executive Incentive Plan is also administered by the Committee. Awards under the plan include "Book Value" shares of common stock. These shares are awarded annually based on weighted performance criteria and vest over a period of five years. The plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. Grants under the plan for 2001, 2000, and 1999 are summarized below:


                            2001         2000          1999
Number of shares           51,168       62,492        60,312
Weighted-average
grant-date fair value      $13.07       $11.46        $10.22


Special Long-Term Incentive Award -- During February 2001 and February 1996, 1st Source granted special long-term incentive awards, including 1st Source common stock, to participants in the Executive Incentive Plan. Shares granted under the plan vest over a period of ten years. The first 10% was vested at the time of the grants. Subsequent vesting requires (i) the participant to remain an employee of 1st Source and (ii) that 1st Source be profitable on an annual basis based on the determination of the Committee. The number of shares granted under the Plan for 2001 is 46,353 and the weighted-average grant-date fair value is $17.38.

Restricted Stock Award Plan --1st Source also has a restricted stock award plan for key employees. Awards under the plan are made to employees recommended by the Chief Executive Of ficer and approved by the Committee. Shares granted under the plan vest over a five to ten-year period, and vesting is based upon meeting certain criteria, including continued employment by 1st Source. Grants under the plan for 2001, 2000, and 1999 are summarized below:


                              2001          2000         1999
Number of shares             22,737        2,481        1,285
Weighted-average
 grant-date fair value       $22.13       $18.50       $26.98

Note I -- Preferred Stock and Cumulative Preferred Securities

As of December 31, 2001, 1st Source has ten million shares of authorized but unissued preferred stock. The Board of Directors of 1st Source is authorized to determine the terms, preferences, limitations, voting rights and number of shares of each series it elects to issue.

In 1997, 1st Source raised $44.75 million through the issuance of Cumulative Trust Preferred Securities, due March 31, 2027. 1st Source Capital Trust I issued $27.5 million of 9.00% Cumulative Trust Preferred Securities. 1st Source Capital Trust II issued $17.25 million of floating rate Cumulative Trust Preferred Securities. 1st Source Capital Trust I and 1st Source Capital Trust II are wholly owned, consolidated subsidiaries of 1st Source.

The holders of the fixed rate Cumulative Trust Preferred Securities are entitled to receive preferential cumulative cash distributions from 1st Source Capital Trust I. The annual rate is 9.00% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September, and December of each year. Holders of the floating rate Cumulative Trust Preferred Securities are entitled to receive preferential cumulative cash distributions from 1st Source Capital Trust II. The annual rate is equal to the sum of the three-month Treasury adjusted to a constant maturity, plus 2.25%, applied to the liquidation amount of $25 per Floating Rate Preferred Security accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September, and December of each year.

Note J -- Employee Benefit Plans

1st Source maintains a defined contribution money purchase pension plan covering the majority of its employees. Contributions to the plan are based on 2% of participants' eligible compensation. For the years ended December 31, 2001, 2000, and 1999, total pension expense for this plan amounted to $599,000, $506,000, and $445,000, respectively.

1st Source also maintains a defined contribution profit sharing and savings plan covering the majority of its employees. The plan allows eligible employees to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. 1st Source is required under the plan to match 100% of participant contributions up to 4% of compensation and one-half of any additional participant contributions up to 6% of compensation, provided that 1st Source is profitable for the respective plan year. 1st Source may also make discretionary contr ibutions to the plan, depending on its profitability. Contribution expense for this plan for the years ended December 31, 2001, 2000, and 1999, amounted to $1.89 million, $1.68 million, and $1.58 million, respectively.

Trustcorp Mortgage Company contributes to a defined contribution plan for all of its employees who meet the general eligibility requirements of the plan. Contribution expense for this plan for the years ended December 31, 2001, 2000, and 1999, amounted to $320,000, $160,000, and $209,000, respectively.

In addition to the pension and profit sharing plans, 1st Source provides certain health care and life insurance benefits for substantially all of its retired employees. All of 1st Source's full-time employees become eligible for these retiree benefits upon reaching age 55 with 20 years of credited service. Generally, the medical plan pays a stated percentage of eligible medical expenses reduced for any deductibles and payments made by government programs and other group coverage. The lifetime maximum benefit payable under the medical plan is $15,000 and $3,000 for life insurance.

1st Source's accrued postretirement benefit cost and net periodic postretirement benefit cost recognized in the consolidated financial statements for the years ended December 31, 2001, 2000, and 1999 were not material.

Note K -- Income Taxes

Income tax expense is comprised of the following:

(Dollars in thousands)       2001         2000         1999

Current:
  Federal                 $15,904     $ 15,129     $ 15,897
  State                     2,897        1,888        3,500
Total current              18,801       17,017       19,397
Deferred:
  Federal                   2,128        2,302         (637)
  State                       131          711         (289)
Total deferred              2,259        3,013         (926)
Total provision           $21,060     $ 20,030     $ 18,471

Deferred tax assets as of December 31, 2001 and 2000 consisted of the following:

(Dollars in thousands)                     2001         2000
Deferred tax assets:
 Reserve for loan losses                $25,252     $ 20,884
 Accruals for employee benefits           3,466        3,005
 Asset securitization                         -          397
 Deferred income                            125          127
 Excess servicing                           258          190
 Mortgage loans --Section 475               110          174
 Other                                      384          856
Total                                   $29,595     $ 25,633

Deferred tax liabilities as of December 31, 2001 and 2000 consisted of the following:

(Dollars in thousands)                     2001            2000
Deferred tax liabilities:
  Differing depreciable bases in
    premises and leased equipment        $19,902         $ 16,336
  Purchased servicing                      3,960            4,548
  Originated mortgage servicing rights     2,600            2,472
  Net unrealized gains on securities
    available-for-sale                     3,517            1,513
  Asset securitization                       818                -
  Differing bases in assets related to
    acquisitions                             504               88
  Discounts accreted on investment
    securities                               252              570
  Other                                      446              251
Total                                    $31,999         $ 25,778

There was no valuation allowance at December 31, 2001 or 2000.

The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes are as follows:


                                                                        Year Ended December 31
                                                   2001                           2000                            1999
                                                        Percent of                     Percent of                    Percent of
                                                         Pretax                          Pretax                        Pretax
(Dollars in thousands)                     Amount        Income             Amount       Income             Amount     Income
Statutory federal income tax              $21,618        35.0%            $ 21,000       35.0%            $ 19,774      35.0%
Increase (decrease) in income
taxes resulting from:
  Tax-exempt interest income               (2,195)       (3.6)              (2,403)      (4.0)              (2,486)     (4.4)
  State taxes, net of federal
    income tax benefit                      1,968         3.2                1,689        2.8                2,087       3.7
 Other                                       (331)       (0.5)                (256)      (0.4)                (904)     (1.6)
Total                                     $21,060        34.1%            $ 20,030       33.4%            $ 18,471      32.7%

The tax expense (benefit) applicable to securities gains and losses for the years 2001, 2000, and 1999 was
$166,000, $883,000, and $58,000, respectively.



The following is a summary of the income tax effect allocated to other comprehensive income:

                                                                    Year Ended December 31
                                            2001                             2000                             1999
                               Before-Tax   Tax   Net-of-Tax    Before-Tax   Tax   Net-of-Tax    Before-Tax   Tax    Net-of-Tax
(Dollars in thousands)           Amount   Expense   Amount         Amount  Expense   Amount        Amount   Expense     Amount
Unrealized gains (losses) on
 available-for-sale securities
 (including effect of change
 in accounting principle)       $ 5,958   $ 2,299  $ 3,659        $ 9,248  $ 3,747  $ 5,501       $(8,812)  $(3,518)  $(5,294)
Less, reclassification
 adjustment for gains
 realized in net income             439       169      270          2,328      943    1,385           153        62        91
Other comprehensive income      $ 5,519   $ 2,130  $ 3,389        $ 6,920  $ 2,804  $ 4,116       $(8,965)  $(3,580)  $(5,385)



Note L -- Leases

1st Source and its subsidiaries are obligated under operating leases for certain office premises and equipment. The headquarters building is leased for a remaining term of 10 years with options to renew for up to 15 additional years. Approximately 30% of the facilit y is subleased to other tenants.

At December 31, 2001, future minimum rental commitments for all noncancellable operating leases, reduced by future minimum rentals from subleases of $4.33 million, aggregate $11.39 million. Annual rental commitments and sublease rentals for noncancellable operating leases (excluding operating costs) for the five years succeeding December 31, 2001, are as follows:

                                    Rental            Sublease
(Dollars in thousands)           Commitments           Rentals
2002                                $2,565               $ 402
2003                                 2,181                395
2004                                 1,917                394
2005                                 1,280                394
2006                                 1,220                393
Thereafter                           6,554              2,355

Rental expense of office premises and equipment and related sublease income were as follows:

                                           Year Ended December 31
(Dollars in thousands)                   2001       2000         1999
Gross rental expense                   $2,866     $ 2,817      $  2,596
Sublease rental income                   (720)       (734)         (700)
Net rental expense                     $2,146     $ 2,083      $  1,896


Note M -- Financial Instruments with Off--Balance-Sheet Risk

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

Trustcorp Mortgage Company grants mortgage loan commitments to borrowers, subject to normal loan under writing standards. The interest rate risk associated with these loan commitments is managed by entering into contracts for future deliveries of loans.

Note M -- Financial Instruments with Off--Balance-Sheet Risk (concluded)

Letters of credit are conditional commitments issued by 1st Source to guarantee the performance of a customer to a third party. The credit risk involved and collateral obtained in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

As of December 2001 and 2000, 1st Source and its subsidiaries had commitments outstanding to originate and purchase loans aggregating $366 million and $135 million, respectively. Outstanding commitments to sell loans aggregated $228 million at December 31, 2001 and $75 million at December 31, 2000. Commercial and standby letters of credit totaled $114 million and $78 million at December 31, 2001 and 2000, respectively.

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

At December 31, 2001, 1st Source had no interest rate swap agreements outstanding. At December 31, 2000, 1st Source had one interest rate swap and the unrealized loss based on fair value approximated $237,000.

Note N -- Concentration of Credit Risk

Most of 1st Source's commercial and agricultural, real estate and consumer loan activity is with customers located in Northern Indiana and Southwest Lower Michigan. 1st Source's commercial loans secured by transportation and construction equipment are with customers located throughout the United States. Included in loans as of December 31, 2001 and 2000 are business loans to companies in the industries listed below:

Generally, these loans are collateralized by assets of the borrower. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrower. 1st Source requires collateral on substantially all borrowings in these categories, which is typically the item being financed.


                                                                              Percentage of Total
                                                         Amount                  Business Loans
(Dollars in thousands)                             2001           2000         2001        2000
Truck and auto rental and leasing agencies       $303,157     $ 264,048        15.5%       13.6%
Air transportation and aircraft dealers           244,309       249,852        12.5        12.9
Construction equipment and contractors            207,322       167,317        10.6         8.6
Real estate operators, managers and developers    117,895       111,736         6.0         5.8
Agriculture                                        75,853        68,123         3.9         3.5
Van conversion, manufactured housing
  and recreational vehicle industries              43,161        59,867         2.1         3.1


Note O -- Capital Adequacy

1st Source is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on 1st Source's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, 1st Source must meet specific capital guidelines that involve quantitative measures of 1st Source's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. 1st Source's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require 1st Source to maintain minimum amounts and ratios (table on page 32) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2001, that 1st Source meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the federal bank regulators categorized 1st Source Bank, the largest of 1st Source's subsidiaries, as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" 1st Source must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes will have changed the institution's category.

The actual capital amounts and ratios of 1st Source and its largest subsidiary, 1st Source Bank, are presented in the table below:

                                                                                                   To Be Well
                                                                             Minimum            Capitalized Under
                                                                             Capital            Prompt Corrective
                                                    Actual                   Adequacy           Action Provisions
(Dollars in thousands)                      $ Amount      Ratio       $ Amount     Ratio        $ Amount  Ratio
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets):
    Consolidated                           $ 352,118      12.26%     $ 229,843      8.00%      $ 287,303  10.00%
    1st Source Bank                          322,070      11.37        226,528      8.00         283,160  10.00
Tier I Capital (to Risk-Weighted Assets):
    Consolidated                             315,278      10.97        114,921      4.00         172,382   6.00
    1st Source Bank                          285,838      10.09        113,264      4.00         169,896   6.00
Tier I Capital (to Average Assets):
    Consolidated                             315,278       8.96        140,701      4.00         175,876   5.00
    1st Source Bank                          285,838       8.39        136,303      4.00         170,379   5.00


Dividends that may be paid by a subsidiary bank to the parent company are subject to certain regulatory limitations. At December 31,2001,approximately $85.5 million of the total shareholders equity of 1st Source Bank is available for the payment of dividends to 1st Source without approval by the applicable regulatory authorities.

Note P -- Commitments and Contingent Liabilities 1st Source and its subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management,based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on 1st Source's consolidated financial position. The consolidated financial statements do not reflect various commitments and contingent liabilities,such as guarantees and liability for assets held in trust,which arise in the normal course of business.

Note Q -- Branch Acquisitions
During 2001, 1st Source Bank acquired a total of 17 branch offices; two in Michigan, two in Northwestern Indiana,and 13 in the Fort Wayne, Indiana market area. In addition to the fixed assets,the purchases included $322 million of deposits.The core deposit intangible associated with the acquisitions totals $4.4 million and is being amortized on an accelerated basis over 10 years. The goodwill of $24.0 million will be subject to annual impairment tests in accordance with SFAS No.142.

Notes to Consolidated Financial Statements concluded--
1st Source Corporation and Subsidiaries



Note R-- 1st Source Corporation (Parent Company Only) Financial Information
Statements of Financial Condition                                                                 December 31
(Dollars in thousands)                                                                   2001                        2000

ASSETS
Cash                                                                                  $     2                    $      7
Short-term investments with bank subsidiary                                             4,412                       6,403
Investment securities, available for sale
 (amortized cost of $19,341 and $19,504 at
 December 31, 2001 and 2000, respectively)                                             19,494                      19,586
Investments in:
 Bank subsidiaries                                                                     319,009                    291,319
 Non-bank subsidiaries                                                                 11,092                      11,968
Loan receivables:
 Non-bank subsidiaries                                                                  9,096                       9,082
Premises and equipment, net                                                             4,627                       4,687
Other assets                                                                            2,482                       2,915
Total assets                                                                         $370,214                   $ 345,967

LIABILITIESAND HAREHOLDERS' E QUITY
Commercial paper borrowings                                                           $ 4,992                    $ 14,756
Other liabilities                                                                       2,528                       4,251
Long-term debt                                                                         56,504                      56,388
Total liabilities                                                                      64,024                      75,395
Shareholders' equity                                                                  306,190                     270,572
Total liabilities and shareholders' equity                                           $370,214                   $ 345,967


Statements of Income                                                           Year Ended December 31
(Dollars in thousands)                                                          2001              2000              1999
Income:
   Dividends from bank and non-bank subsidiaries                              $17,593           $ 8,260           $ 7,439
   Rental income from subsidiaries                                              2,697             2,664             2,422
   Other                                                                        1,759             2,937             2,814
Total income                                                                    22,049           13,861            12,675
Expenses:
   Interest on long-term debt                                                   4,430             4,748             4,556
   Interest on commercial paper
   and other short-term borrowings                                                537               800               402
   Rent expense                                                                 1,065             1,059             1,074
   Other                                                                        1,998             2,272             2,099
Total expenses                                                                  8,030             8,879             8,131
Income before income tax benefit and
equity in undistributed income of subsidiaries                                 14,019             4,982             4,544
Income tax benefit                                                              1,508             1,273             1,162
Income before equity in undistributed
income of subsidiaries                                                         15,527             6,255             5,706
Equity in undistributed income of subsidiaries:
   Bank subsidiaries                                                           12,978            28,959            27,817
   Non-bank subsidiaries                                                        9,993             2,359             2,245
Net income                                                                    $38,498          $ 37,573          $ 35,768

Note R   1st Source Corporation (Parent Company Only) Financial Information
(concluded)

Statements of Cash Flows


                                                                                              Year Ended December 31
(Dollars in thousands)                                                                 2001            2000          1999
Operating activities:
Net income                                                                           $ 38,498        $ 37,573       $ 35,768
Adjustments to reconcile net income to net
cash provided by operating activities:
 Equity in undistributed income of subsidiaries                                       (22,971)        (31,318)       (30,062)
 Depreciation of premises and equipment                                                   341             336            264
 Realized and unrealized investment securities losses (gains)                             645            (367)          (553)
 Other                                                                                  1,545           2,850          6,381
Net cash provided by operating activities                                              18,058           9,074         11,798
Investing activities:
 Proceeds from sales and maturities of investment securities                            2,829           1,050          2,254
 Purchases of investment securities                                                    (3,325)         (1,260)          (321)
 Purchases of premises and equipment, net                                                (281)           (266)        (1,871)
 Decrease (increase) in short-term investments with bank subsidiary                     1,991          (2,415)          (586)
 Increase in loans made to subsidiaries, net                                              (14)            (82)        (1,245)
 Capital contribution to subsidiary                                                    (1,000)              -              -
Net cash provided by (used in) investing activities                                       200          (2,973)        (1,769)

Financing activities:
 Net (decrease) increase in commercial
  paper and other short-term borrowings                                                (9,763)          5,950          2,635
 Proceeds from issuance of long-term debt                                                 217               2            112
 Payments on long-term debt                                                              (101)            (92)          (191)
 Acquisition of treasury stock                                                         (1,308)         (4,990)        (6,646)
 Cash dividends                                                                        (7,298)         (6,956)        (5,922)
 Other                                                                                    (10)             (9)           (17)
Net cash used in financing activities                                                 (18,263)         (6,095)       (10,029)
(Decrease) increase in cash and cash equivalents                                           (5)              6              0
Cash and cash equivalents, beginning of year                                                7               1              1
Cash and cash equivalents, end of year                                                   $  2         $     7       $      1


Report of Independent Auditors
Report of Ernst & Young LLP;
Independent Auditors


To the Board of Directors and Shareholders of 1st Source Corporation:

We have audited the accompanying consolidated statements of financial condition of 1st Source Corporation and Subsidiaries as of December 31,2001 and 2000,and the related consolidated statements of income, shareholders' equity,,and cash flows for each of the two years in the period ended December 31,2001. These financial statements are the responsibility of the Company's management.Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of 1st Source Corporation for the year then ended December 31, 1999 were audited by other auditors whose report dated February 15,2000 expressed an unqual ified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management,as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion,the financial statements referred to above present fairly, in all material respects,the consolidated financial position of 1st Source Corporation and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31,2001, in conformity with accounting principles generally accepted in the United States.

Columbus, Ohio
January 14,2002